As filed with the Securities and Exchange Commission on February 15, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fairfax Financial Holdings Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant name into English)

Canada (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

95 Wellington Street West
Suite 800
Toronto, Ontario Canada
M5J 2N7
1 (416) 367-4941
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
U.S.A.
(212) 894-8700
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:
Derek Bulas Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario Canada M5J 2N7 1 (416) 367-4941	Jason R. Lehner Scott Petepiece Shearman & Sterling LLP 199 Bay Street Suite 4405 Toronto, Ontario Canada M5L 1E8 1 (416) 360-8484	David Chaikof Thomas Yeo Torys LLP 79 Wellington Street West Suite 3000 Toronto, Ontario Canada M5K 1N2 1 (416) 865-0040	Wesley D. Dupont Theodore Neos Allied World Assurance Company Holdings, AG 199 Water Street 24th Floor New York, New York 10038 1 (646) 794-0500	Steven A. Seidman Sean M. Ewen Willkie Farr & Gallagher LLP 787 7th Avenue New York, New York 10019 1 (212) 728-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to consummation of the transaction described in this prospectus have been satisfied or waived.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Subordinate voting shares, no par value	8,652,428	N/A	4,213,584,243	488,354.41

Notes:

(1)
Represents the maximum number of Fairfax subordinate voting shares estimated to be issuable upon the completion of the Transactions for Allied World shares as described herein.

(2)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be offered was calculated as (a) the product of 87,174,599 Allied World shares, par value CHF 4.10 per share, and (ii) the average high and low sales prices of Allied World shares as reported on the NYSE on February 10, 2017, equal to $53.335, less (b) $435,872,995, the estimated maximum aggregate amount of cash to be paid in the offer in exchange for such securities.

(3)
Calculated in accordance with Rule 457(f) under the Securities Act as the product of the maximum aggregate offering price and $115.90 per $1,000,000 of securities registered.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Fairfax may not complete the exchange offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation to sell these securities in any jurisdiction where such offer, sale or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2017

Offer to Exchange
Each
Registered Share
of

For
Subordinate Voting Shares of Fairfax Financial Holdings Limited and $5.00 Cash

by
Fairfax Financial Holdings (Switzerland) GmbH
an indirect wholly-owned subsidiary of
Fairfax Financial Holdings Limited

             Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada ("Fairfax"), through Fairfax Financial Holdings (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland and an indirect wholly-owned subsidiary of Fairfax ("FFH Switzerland"), is offering to acquire all of the outstanding registered ordinary shares, par value CHF 4.10 per share (the "Allied World shares"), of Allied World Assurance Company Holdings, AG, a corporation limited by shares incorporated under the laws of Switzerland ("Allied World"), upon the terms and subject to the conditions set out in this prospectus and in the related letter of transmittal, which terms and conditions are referred to in this prospectus together, as each may be amended or supplemented from time to time, as the "Offer."

             Pursuant to the Agreement and Plan of Merger, dated December 18, 2016, between Fairfax and Allied World (as amended and supplemented by one or more joinders to be executed by FFH Switzerland, Fairfax (Switzerland) (as defined below) and 1102952 B.C. Unlimited Liability Company, the "Merger Agreement"), Allied World shareholders are being offered a combination of cash and stock consideration for their Allied World shares. For each Allied World share held, Allied World shareholders are being offered (i) cash consideration of $5.00, without interest (the "Cash Consideration"), (ii) a special cash dividend of $5.00, without interest, payable as soon as possible after the Acceptance Time (as defined below) to holders of Allied World shares as of immediately prior to the Acceptance Time (the "Special Dividend"), which is being paid outside of the Offer, but conditioned upon the Offer, (iii) a portion of the stock consideration in fully paid and nonassessable subordinate voting shares of Fairfax ("Fairfax shares" or "subordinate voting shares") having a value of $14.00 based on the closing price of the Fairfax shares on December 16, 2016, being 0.030392 of a Fairfax share (the "Fixed Exchange Stock Consideration") and (iv) the remaining portion of the stock consideration equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the Toronto Stock Exchange (the "TSX") for the 20 consecutive trading days immediately preceding the trading day before the date on which FFH Switzerland first accepts tendered Allied World shares for exchange (the "Acceptance Time"), converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax share) (the "Fixed Value Stock Consideration" and, together with the Cash Consideration and the Fixed Exchange Stock Consideration, the "Offer Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.061772 Fairfax shares for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.068862 Fairfax shares for each Allied World share. Additionally, on or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of Cash Consideration from $5.00 to an amount not to exceed $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration (such option, the "Cash Election") and which, together with the Special Dividend, would provide holders of Allied World shares a total of up to $40.00 cash.

             If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland ("Fairfax (Switzerland)") and a direct wholly-owned subsidiary of FFH Switzerland, initiate a squeeze-out merger under Swiss law (the "Merger" and, together with the Offer and the Special Dividend, the "Transactions"), pursuant to a merger agreement to be entered into by Allied World, FFH Switzerland and Fairfax (Switzerland) (the "Swiss Merger Agreement"), whereby any remaining Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will receive cash and Fairfax shares equal to the Offer Consideration in exchange for such Allied World shares (the "Merger Consideration").

             As at February 10, 2017, the latest practicable date prior to the date of this prospectus, the total value of the consideration being offered by Fairfax was $54.20, based on the closing price of CAD$610.84 for the Fairfax shares on the TSX on that date (and assuming the volume weighted average price for the 20-day period prior to the Acceptance Time referenced above is equal to such amount) and a noon exchange rate of CAD$1.00 = $0.7649, as published by the Bank of Canada on that date.

             ALLIED WORLD'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF ALLIED WORLD, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ALLIED WORLD SHAREHOLDERS TENDER THEIR ALLIED WORLD SHARES INTO THE OFFER.

             The completion of the Offer is subject to certain conditions, including that at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) are tendered in the Offer. Fairfax and FFH Switzerland may not, without the prior written consent of Allied World, amend, modify or waive the minimum tender condition below 90 percent (unless all other conditions to the Offer have been satisfied or, to the extent legally permitted, waived, in which case Fairfax may elect to waive the minimum tender condition down to 66 2/3 percent). A detailed description of the terms and conditions of the Offer appears under "The Offer—Terms of the Offer" and "The Offer—Conditions to the Offer" in this prospectus.

             THE OFFER WILL COMMENCE ON [    •    ], 2017. THE OFFER, AND YOUR RIGHT TO WITHDRAW ALLIED WORLD SHARES YOU TENDER IN THE OFFER, WILL EXPIRE AT 10:00 A.M. NEW YORK CITY TIME ON [    •    ], 2017, UNLESS THE EXPIRATION TIME OF THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

             The Allied World shares are listed on the New York Stock Exchange (the "NYSE"). The Fairfax shares are listed on the TSX. The TSX has conditionally approved for listing the Fairfax shares to be issued as partial consideration to Allied World shareholders. Listing will be subject to Fairfax satisfying customary listing conditions of the TSX.

             FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CAREFULLY CONSIDER IN EVALUATING THE OFFER AND THE OTHER TRANSACTIONS, SEE "RISK FACTORS" BEGINNING ON PAGE 38 OF THIS PROSPECTUS.

             THIS PROSPECTUS CONTAINS DETAILED INFORMATION CONCERNING THE OFFER FOR ALLIED WORLD SHARES AND THE PROPOSED ACQUISITION OF ALLIED WORLD. FAIRFAX RECOMMENDS THAT YOU READ THIS PROSPECTUS CAREFULLY.

             THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OR PURCHASE OF SECURITIES PURSUANT HERETO, IN ANY JURISDICTION IN WHICH SUCH OFFER, SALE OR SOLICITATION IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH JURISDICTION.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE OFFER OR THE OTHER TRANSACTIONS OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

The date of this prospectus is                        , 2017.

IMPORTANT INFORMATION

        This prospectus is not an offer to sell securities and is not a solicitation of an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately.

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the "SEC") by Fairfax, constitutes a prospectus of Fairfax under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Fairfax shares to be delivered to Allied World shareholders pursuant to the Transactions.

        Fairfax and Allied World have not authorized anyone to give information or make any representations about the Transactions, Fairfax or Allied World that is different from, or in addition to, that contained in this prospectus or in any of the materials incorporated by reference in this prospectus. Fairfax and Allied World take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

        The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus or the applicable incorporated document unless the information specifically indicates that another date applies, and neither the mailing of this prospectus to shareholders nor the issue of Fairfax shares in the Offer should create any implication to the contrary.

Incorporation of Certain Information by Reference

        The SEC allows Fairfax to "incorporate by reference" into this prospectus the following documents and all annual reports on Form 40-F and all current reports on Form 6-K that Fairfax subsequently files with the SEC and all annual reports on Form 10-K, all quarterly reports on Form 10-Q and all current reports on Form 8-K that Allied World subsequently files with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the completion of the Transactions:

  •
  Fairfax's Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed on March 11, 2016;

  •
  Fairfax's Reports on Form 6-K furnished on March 4, 2016, March 11, 2016 (Acc. No: 0001047469-16-011045), March 11, 2016 (Acc. No: 0001047469-16-011044), April 28, 2016 (except Exhibit 99.1), June 3, 2016, July 29, 2016 (except Exhibit 99.1), August 26, 2016, September 2, 2016, September 26, 2016, November 4, 2016 (except Exhibit 99.1), November 15, 2016, December 6, 2016, December 14, 2016, December 16, 2016, January 6, 2017, January 17, 2017, January 27, 2017, February 2, 2017, February 6, 2017 and February 9, 2017;

  •
  Allied World's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 22, 2016;

  •
  Allied World's Definitive Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2015, filed on March 11, 2016;

  •
  Allied World's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on April 19, 2016;

i

  •
  Allied World's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on July 21, 2016;

  •
  Allied World's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on October 31, 2016; and

  •
  Allied World's Current Reports on Form 8-K filed on January 7, 2016, February 25, 2016, April 25, 2016, June 16, 2016, July 22, 2016, August 2, 2016, December 20, 2016, December 23, 2016, January 14, 2017 and February 1, 2017 (Acc. No: 0001104659-17-005513).

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Fairfax will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may obtain copies of those documents by sending your request in writing to Fairfax at the following address: Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7 or by telephoning Fairfax at 1 (416) 367-4941, and to Allied World at the following address: Allied World Assurance Company Holdings, AG, Gubelstrasse 24, Park Tower, 15th Floor, 6300 Zug, Switzerland or by telephoning Allied World at +41 41 768 1080.

        In order to receive timely delivery of these documents, Allied World shareholders must make such a request no later than five U.S. business days before the then-scheduled Expiration Time of the Offer. The Expiration Time of the Offer is currently 10:00 a.m., New York City time on [    •    ], 2017 (4:00 p.m. Zug time on [    •    ], 2017), but the actual deadline may change if the Offer is extended.

 CURRENCIES

        In this prospectus, unless otherwise specified or the context otherwise requires:

  •
  "CHF" and "Swiss Franc" each refer to the lawful currency of the Swiss Confederation;

  •
  "CAD$" and "Canadian dollar" each refer to the Canadian dollar; and

  •
  "$" and "US dollar" each refer to the US dollar.

ii

iii

HELPFUL INFORMATION

Certain Defined Terms

        Unless otherwise specified or if the context so requires, in this prospectus:

  •
  "Acceptance Time" refers to the date on which FFH Switzerland first accepts tendered Allied World shares for exchange.

  •
  "Allied World" refers to Allied World Assurance Company Holdings, AG, a corporation limited by shares incorporated under the laws of Switzerland.

  •
  "Allied World shares" refers to the registered ordinary shares of Allied World, par value CHF 4.10.

  •
  "Articles Amendment" refers to the amendment of Allied World's articles of association to permit a holder of 10 percent or more of the Allied World shares to register its Allied World shares on Allied World's shareholder register with full voting rights for all shares held by such holder (or any of its affiliates or controlled persons as defined in Article 14 of Allied World's articles of association).

  •
  "Board Modification" refers to the election by Allied World shareholders of the individuals designated by Fairfax to the board of directors of Allied World in accordance with the terms of the Merger Agreement.

  •
  "business day" means any day other than a Saturday, Sunday or other day on which the banking institutions in New York, Toronto or the canton of Zug, Switzerland are obligated by law or executive order to be closed.

  •
  "Cash Consideration" means $5.00 cash, without interest, being offered for each Allied World share. On or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of Cash Consideration from $5.00 to an amount not to exceed $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration.

  •
  "Cash Election" refers to Fairfax's option to increase on a dollar-for-dollar basis the amount of Cash Consideration from $5.00 to an amount not to exceed $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration.

  •
  "Expiration Time" refers to the time the Offer will expire, currently expected to be 10:00 a.m., New York City time, on [    •    ], 2017 (4:00 p.m. Zug time on [    •    ], 2017), unless extended.

  •
  "Fairfax" refers to Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada.

  •
  "Fairfax Group" refers to Fairfax together with its subsidiaries, which, for the avoidance of doubt, will include Allied World upon completion of the Offer.

  •
  "Fairfax shares" and "subordinate voting shares" refer to the fully paid and nonassessable subordinate voting shares of Fairfax.

  •
  "Fairfax (Switzerland)" refers to Fairfax (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland and a direct wholly-owned subsidiary of FFH Switzerland and an indirect wholly-owned subsidiary of Fairfax.

  •
  "FFH Switzerland" refers to Fairfax Financial Holdings (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland and an indirect wholly-owned subsidiary of Fairfax.

  •
  "Fixed Exchange Stock Consideration" means the portion of the stock consideration in Fairfax shares having a value of $14.00 based on the closing price of Fairfax shares as of December 16, 2016, payable at a fixed exchange ratio of 0.030392, being offered to shareholders of Allied World for each Allied World share held.

  •
  "Fixed Value Stock Consideration" means the portion of the stock consideration in Fairfax shares equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax share). On or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of the Cash Consideration from $5.00 to an amount not exceeding $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration.

  •
  "IFRS" refers to International Financial Reporting Standards, as issued by the International Accounting Standards Board.

  •
  "Merger" refers to the squeeze-out merger under Swiss law to be consummated by Fairfax, through Fairfax (Switzerland), following the completion of the Offer, pursuant to the Swiss Merger Agreement.

  •
  "Merger Agreement" refers to the Agreement and Plan of Merger by and between Fairfax and Allied World, dated December 18, 2016, as the same may be amended from time to time.

  •
  "Merger Consideration" refers to an amount in cash and Fairfax shares equal to the Offer Consideration.

  •
  "Minimum Tender Condition" refers to the condition to the completion of the Offer that there will have been validly tendered in accordance with the terms of the Offer (other than Allied World shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the Expiration Time (as it may be extended pursuant to the terms of the Merger Agreement) and not withdrawn, a number of Allied World shares that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland or Fairfax (Switzerland), represents at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World).

  •
  "Offer" refers to the exchange offer to acquire all of the outstanding Allied World shares pursuant to the Merger Agreement and on the terms and conditions set out in this prospectus.

  •
  "Offer Consideration" refers to, collectively: (i) the Cash Consideration; (ii) the Fixed Exchange Stock Consideration; plus (iii) the Fixed Value Stock Consideration.

  •
  "Special Dividend" refers to a dividend of $5.00 in cash per share, to be paid, without interest, by Allied World as soon as possible after, but in any event within 15 business days after, the Acceptance Time, to each holder of Allied World shares as of immediately prior to the Acceptance Time.

  •
  "Swiss Merger Agreement" refers to the merger agreement to be entered into by Allied World, FFH Switzerland and Fairfax (Switzerland) giving effect (subject to registration with the competent commercial register) to and governing the Merger.

  •
  "Transactions" refers, collectively, to the Offer, the Merger and the Special Dividend.

  •
  "US GAAP" refers to those accounting principles generally accepted in the United States.

QUESTIONS AND ANSWERS ABOUT THE OFFER

        The following are some of the questions that you, as an Allied World shareholder, may have regarding the Offer along with answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained or incorporated by reference in the remainder of this prospectus or the annexes to this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained therein. Fairfax urges you to carefully read this prospectus, including any documents incorporated by references, and its annexes in their entirety prior to making any decision as whether to tender your Allied World shares in the Offer.

Q.
Who is making the Offer?

A.
Fairfax is making the Offer to purchase all of the outstanding Allied World shares through its indirect wholly-owned subsidiary, FFH Switzerland. Pursuant to the Merger Agreement, Fairfax has agreed to cause all members of its group, including FFH Switzerland, to comply with all of Fairfax's obligations in connection with the Offer.

Q.
Who is Fairfax?

A.
Fairfax is a holding company which, through its subsidiaries (Fairfax together with its subsidiaries, the "Fairfax Group," which, for the avoidance of doubt, will include Allied World upon completion of the Offer), is engaged in property and casualty insurance and reinsurance and investment management. Fairfax's registered and head office is located at 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7.

  For the year ended December 31, 2015, Fairfax's consolidated revenue was $9.6 billion and its net earnings were $642 million. For the nine months ended September 30, 2016, Fairfax's consolidated revenue was $7.5 billion and its net earnings were $309.5 million. As of September 30, 2016, Fairfax had total assets of $44.1 billion. As at December 31, 2015, Fairfax had 36 employees at the holding company and in the aggregate approximately 23,540 full-time employees.

Q.
Who is FFH Switzerland?

A.
FFH Switzerland is an indirect wholly-owned subsidiary of Fairfax. All quotas of FFH Switzerland are owned by 1102952 B.C. Unlimited Liability Company, a direct wholly-owned subsidiary of Fairfax. FFH Switzerland's registered office is located at c/o LacMont AG, Hofstrasse 1a, 6300 Zug, Switzerland. FFH Switzerland was formed for the purpose of the Transactions and has not conducted, and does not expect to conduct, any business other than in connection with its organization and the consummation of the Transactions.

Q.
Who is Fairfax (Switzerland)?

A.
Fairfax (Switzerland) is an indirect wholly-owned subsidiary of Fairfax. All quotas of Fairfax (Switzerland) are owned by FFH Switzerland. Fairfax (Switzerland)'s registered office is located at c/o LacMont AG, Hofstrasse 1a, 6300 Zug, Switzerland. Fairfax (Switzerland) was formed for the purpose of the Transactions and has not conducted, and does not expect to conduct, any business other than in connection with its organization and the consummation of the Transactions.

Q.
Why is Fairfax seeking to acquire all of the outstanding Allied World shares?

A.
Fairfax, through FFH Switzerland, is offering to acquire all of the outstanding Allied World shares in order to acquire 100 percent of the issued share capital of Allied World. Fairfax believes that Allied World's growing international reach is highly complementary to Fairfax's existing worldwide operations, and that the Transactions will provide a number of strategic opportunities, including diversification of the Fairfax Group's risk portfolio.

Q.
What consideration is being offered for my Allied World shares?

A.
Allied World shareholders are being offered a combination of cash and stock consideration for their Allied World shares. For each Allied World share held, Allied World shareholders are being offered (i) cash consideration of $5.00, without interest (the "Cash Consideration"), (ii) a special cash dividend of $5.00, without interest, payable as soon as possible after the Acceptance Time to holders of Allied World shares as of immediately prior to the Acceptance Time (the "Special Dividend"), which is being paid outside of the Offer, but conditioned upon the Offer, (iii) a portion of the stock consideration in Fairfax shares having a value of $14.00 based on the closing price of Fairfax as of December 16, 2016, payable at a fixed exchange ratio of 0.030392 (the "Fixed Exchange Stock Consideration") and (iv) the remaining portion of the stock consideration equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the date on which FFH Switzerland first accepts tendered Allied World shares for exchange (the "Acceptance Time"), converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax share) (the "Fixed Value Stock Consideration" and, together with the Cash Consideration and the Fixed Exchange Stock Consideration, the "Offer Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.061772 Fairfax shares for each share of Allied World. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.068862 Fairfax shares for each share of Allied World. Additionally, on or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of the Cash Consideration from $5.00 to an amount not exceeding $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration (such option, the "Cash Election") and which, together with the Special Dividend, would provide holders of Allied World shares a total of up to $40.00 cash. Fairfax may elect to fund the Cash Election by an equity or debt issuance or by bringing in one or more third party co-investors. See "The Merger Agreement—Offer Consideration."

  The aggregate purchase price payable in connection with the Transactions is approximately $4.9 billion, or $54.00 per Allied World share based on the closing price per Fairfax share of CAD$614.45 on December 16, 2016 on the TSX, and represents a premium of 18 percent to the closing price of $45.77 per Allied World share on December 16, 2016, being the last business day preceding the announcement of the Offer.

Q.
What will I receive if I accept the Offer?

A.
Allied World shareholders who validly tender and do not withdraw their Allied World shares prior to the Expiration Time (as defined below), or during any Subsequent Offering Period (as defined below), will receive the Offer Consideration plus the Special Dividend. If the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent is no less than $435.65 and no greater than $485.65 per Fairfax share, the total number of Fairfax shares to be paid and issued pursuant to the

  Offer will not be fixed. In such circumstances, the actual number of Fairfax shares that Allied World shareholders who tender their shares will be entitled to receive for each Allied World share cannot be determined before the end of the Offer period. The Offer allows for Fairfax to elect, on or before March 3, 2017, to replace on a dollar-for-dollar basis a portion of the stock consideration with cash in an amount up to $30.00 per Allied World share, for a total cash consideration of up to $40.00 per Allied World share (including the Special Dividend).

  The exchange ratio in relation to a portion of the Offer Consideration payable in stock is not fixed, and may fluctuate depending on the market price of Fairfax shares. Therefore, the dollar value of the Fairfax shares that holders of Allied World shares will receive upon completion of the Offer will depend on the market value of the Fairfax shares and the exchange rate of Canadian dollars to US dollars at the time of completion of the Offer.

Q.
How will the Cash Consideration component of the Offer Consideration be financed?

A.
The Cash Consideration component of the Offer Consideration (up to approximately $435.9 million) will be financed through Fairfax's existing cash resources, the cash proceeds from the potential sale of non-core businesses that Fairfax has no ability to control long-term and the indirect sale of approximately 21% of the Allied World shares to OMERS, the pension plan for Ontario's municipal employees, which sale will be effected contemporaneously with the closing of the Offer. Fairfax is in ongoing discussions with several additional third parties to also participate in the Transactions.

Q.
What are the most significant conditions to the Offer?

A.
The Offer is subject to a number of conditions, including there being validly tendered in accordance with the terms of the Offer prior to the Expiration Time, a number of Allied World shares (that have not been validly withdrawn) that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland and Fairfax (Switzerland), represents at least 90 percent or more of all outstanding Allied World shares (excluding Allied World shares held by Allied World) (which we refer to as the "Minimum Tender Condition"), antitrust and other regulatory approvals having been obtained, Fairfax shareholders having approved the issuance of the new Fairfax shares (if required), the conditional approval for listing on the TSX of the new Fairfax shares to be issued in the Transactions, the Articles Amendment and the Board Modification having been effected and the Special Dividend having been approved and declared by Allied World's shareholders.

  Fairfax reserves the right to waive, in whole or in part, subject to certain exceptions, any condition to the Offer. Fairfax may waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) only if the other conditions to the Offer have been satisfied or (if permitted under the Merger Agreement) waived.

        The Offer is not subject to any financing condition.

        See "The Offer—Conditions to the Offer" for additional information.

Q.
Is Fairfax's financial condition relevant to my decision to tender into the Offer?

A.
Yes. Allied World's shares validly tendered and accepted for payment in the Offer will be exchanged for cash and Fairfax shares. You should consider Fairfax's financial condition before you decide to become a holder of Fairfax's shares by tendering your Allied World shares in the Offer.

Q.
Does Fairfax's board of directors support the Offer?

A.
Yes. Fairfax's board of directors has unanimously:

•
determined that it is in the best interests of Fairfax to enter into the Merger Agreement and consummate the Transactions, including the issuance of Fairfax shares in the Transactions;

•
approved the Merger Agreement and authorized and approved the issuance of Fairfax shares in the Transactions; and

•
recommended that the shareholders of Fairfax approve the issuance of Fairfax shares in the Transactions.

Q.
Does Allied World's board of directors support the Offer?

A.
Yes. Allied World's board of directors has unanimously:

•
approved the Merger Agreement and authorized and approved the Offer and the Special Dividend; and

•
determined that the form, terms and provisions of the Merger Agreement, the performance by Allied World of its obligations thereunder and the consummation by Allied World of the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Allied World.

  Allied World's board of directors has also unanimously (subject to its ability to effect a recommendation withdrawal in accordance with the terms of the Merger Agreement):

  •
  resolved to recommend that the shareholders of Allied World approve the Articles Amendment, the Board Modification (unless waived by Fairfax), the Special Dividend and the forgoing of the $0.26 quarterly dividend payable in the first quarter of 2017;

  •
  resolved to recommend that the shareholders of Allied World accept the Offer and tender their Allied World shares into the Offer; and

  •
  resolved to recommend that the shareholders of Allied World approve the Merger.

Q.
Can the interests of the Allied World directors and executive officers differ from Allied World shareholders generally?

A.
Yes. Allied World's directors and executive officers may have interests in the Offer and the other Transactions that are different from, or in addition to, those of Allied World's shareholders generally. These interests include, among others, certain directors or executive officers continuing as managing officers of Fairfax (Switzerland) following the closing of the Transactions; continued indemnification and insurance for directors and executive officers with respect to claims arising out of or from services provided to Allied World; accelerated vesting of certain Allied World restricted share units ("Allied World RSUs") and performance-based restricted share units ("Allied World PRSUs"), and payments to executive officers upon the closing of the Transactions pursuant to the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the "SERP") or continuation of compensation and benefits for a predetermined notice period in accordance with the terms of their existing employment agreements in the event a notice of termination is delivered by Allied World (or Fairfax) following the closing of the Transactions.

  For a discussion of Allied World's directors' and executive officers' interests in the Transactions that may differ from and be in addition to your interests as a shareholder, see the section "Interests of Allied World, FFH Switzerland and Fairfax and their Directors and Officers."

Q.
Will Allied World's directors and executive officers participate in the Offer?

A.
Yes. The directors and executive officers of Allied World, who control approximately 3.0 percent of the outstanding Allied World shares, entered into a voting agreement with Fairfax and Allied World, dated December 18, 2016, pursuant to which they have agreed to tender their Allied World shares in the Offer (the "Allied World Shareholder Voting Agreement"). Pursuant to the Allied World Shareholder Voting Agreement, the directors and executive officers of Allied World also agreed to irrevocably grant and appoint Fairfax, and any designee of Fairfax, as their proxy to vote their Allied World shares in favor of the Articles Amendment, Board Modification (unless waived by Fairfax) and the Special Dividend at one or more meetings of the Allied World shareholders called for such purpose.

Q.
What will happen to my outstanding Allied World Stock-Based Awards in the Offer?

A.
The Offer does not extend to Allied World stock options ("Allied World Options") or other stock-based awards.

  Treatment of Allied World Options at the Acceptance Time

  At the Acceptance Time, each Allied World Option granted by Allied World under any Allied World share option or other equity-related award plan, agreement or program (collectively, the "Allied World Share Plans") that is outstanding and unexercised immediately before or as of the Acceptance Time, whether or not exercisable and whether or not vested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of the excess, if any, of the sum obtained by adding the cash consideration in the Offer, the Special Dividend and an amount in cash equal to the product obtained by multiplying the number of Fairfax shares issuable as stock consideration in the Offer and the volume weighted average price per Fairfax share on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted into US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period (the "Equity Award Consideration") over the exercise price per share of Allied World shares subject to such Allied World Option and the total number of Allied World shares subject to such Allied World Option. For each Allied World Option, if the applicable exercise price per share of Allied World shares equals or exceeds the Equity Award Consideration, such Allied World Option will be cancelled without payment of any consideration, and all rights with respect to such Allied World Option will terminate as of the Acceptance Time.

  Treatment of Allied World RSUs and Other Stock-Based Awards at the Acceptance Time

  At the Acceptance Time, each Allied World restricted share and each Allied World RSU granted by Allied World under an Allied World Share Plan (each an "Allied World Restricted Award") and each award of any kind granted, held, outstanding or payable under the Allied World Share Plans, other than Allied World Options and Allied World Restricted Awards (each an "Other Allied World Award") subject to time vesting conditions will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time. Each Allied World Restricted Award and each Other Allied World Award subject to performance vesting conditions (each, a "Performance Award") will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time, subject to the following rules: for each Performance Award for which the applicable performance period is completed as of immediately prior to the Acceptance Time, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time shall be based on actual performance; and for each Performance Award for which the applicable performance period is not completed as of immediately prior to the Acceptance Time, notwithstanding anything to the contrary in any agreement, plan or arrangement covering such Performance Award, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on the target of the applicable Performance Award (as reasonably determined by the compensation committee of the Allied World board of directors prior to the Acceptance Time). Each Performance Award that does not vest under the circumstances set out in the previous sentence will be cancelled and terminated without consideration immediately prior to the Acceptance Time.

  Each Allied World Restricted Award and Other Allied World Award that vests in accordance with the Merger Agreement will, without any further action on the part of the holder, be cancelled as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying the Equity Award Consideration and the total number of Allied World shares subject to such Allied World Restricted Award or Other Allied World Award, as applicable, or, to the extent that an Other Allied World Award is denominated in cash, rather than in Allied World shares, the cash amount payable pursuant to such Other Allied World Award, as determined in accordance with the Merger Agreement.

  Allied World Employee Stock Purchase Plan

  Prior to the Acceptance Time, subsequent offering periods under Allied World's employee stock purchase plan ("Allied World ESPP") will be suspended and terminated following the Acceptance Time. Allied World shares purchased under the Allied World ESPP will be treated as Allied World shares for all purposes of the Merger Agreement, including with respect to the Offer.

  Fairfax or one of its subsidiaries will pay to holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards the cash amounts due, less such amounts required to be withheld or deducted under the U.S. Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign law with respect to the vesting of the award or making of such payment, on the first payroll date following the Acceptance Time. To the extent amounts are withheld or deducted, such withheld amounts will be treated for the purposes of the Merger Agreement as having been paid to the holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards in respect of which such deducting and withholding was made.

Q.
How do I accept the Offer?

A.
Allied World shareholders whose shares are registered in the share register of Allied World, referred to as registered holders, must return a properly completed and duly executed letter of transmittal. If you hold your Allied World shares through a financial intermediary, broker, dealer, commercial bank, trust company or other entity, you should instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares to tender your Allied World shares to the exchange agent by means of delivery through the book-entry confirmation facilities of The Depository Trust Company ("DTC"), before the expiration of the Offer.

Q.
When does the Offer expire, and under what circumstances will the Offer be extended?

A.
The Offer will expire at 10:00 a.m., New York City time, on [    •    ], 2017 (4:00 p.m. Zug time on [    •    ], 2017) (the "Expiration Time"), unless the Offer is extended in accordance with U.S. tender offer rules and the terms of the Merger Agreement, as set out herein.

  If one or more conditions to the Offer set out in the Merger Agreement and described in this prospectus under "The Offer—Conditions to the Offer" is not satisfied or, to the extent permitted under the Merger Agreement, waived, FFH Switzerland will extend the period of time for which the Offer is open for successive periods of 10 business days each or such other number of business days as Fairfax and Allied World may agree in order to permit the satisfaction of the conditions to the Offer, until all the conditions set out in "The Offer—Conditions to the Offer" have been satisfied or waived, provided that neither Fairfax nor FFH Switzerland will be required to extend the Offer beyond August 18, 2017, except in limited circumstances, as provided for in the Merger Agreement.

  FFH Switzerland will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the Offer or any period required by law.

  In the event that the Offer is extended for any reason, the Offer will remain open for acceptance until the expiration of the relevant extension period. Any extension of the Offer period will be announced by Fairfax and/or FFH Switzerland by the issuance of a press release by no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time.

  During any extension, any Allied World shares validly tendered and not properly withdrawn will remain subject to purchase in the Offer, subject to the right of each Allied World shareholder to withdraw the Allied World shares that such holder has previously tendered. See "How do I withdraw previously tendered Allied World shares" below.

Q.
Will there be a subsequent offering period?

A.
Pursuant to the Merger Agreement, following the expiration of the Offer, FFH Switzerland may elect to provide one or more subsequent offering periods (each, a "Subsequent Offering Period") in accordance with U.S. tender offer rules and other applicable law. If FFH Switzerland elects to provide for a Subsequent Offering Period, the Subsequent Offering Period will be conducted on the same terms as the Offer, but the Allied World shares properly tendered during the Subsequent Offering Period will not be permitted to be withdrawn and will be accepted without any minimum tender condition.

Q.
How will I know if the Offer is extended?

A.
Fairfax and/or FFH Switzerland will announce any extension of the Offer by issuing a press release by no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time.

  Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that any material changes to an Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Fairfax and/or FFH Switzerland may choose to make any public announcement, it will have no obligation to communicate any public announcement other than as described above.

Q.
When will I be notified of the results of the Offer?

A.
Unless the Offer period is extended, Fairfax and/or FFH Switzerland will make a public announcement no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time, stating whether (i) the conditions to the Offer have been satisfied or waived or (ii) the Offer is terminated, as a result of any of the conditions to the Offer not having been satisfied or waived.

  In accordance with the U.S. tender offer rules, any extension of the Offer period will be announced by no later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled Expiration Time. Fairfax and/or FFH Switzerland will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Fairfax will cause FFH Switzerland to accept the tendered Allied World shares for exchange, as promptly as practicable following the scheduled Expiration Time.

Q.
If I do not tender my Allied World shares prior to the Expiration Time, will I have another opportunity to tender my Allied World shares into the Offer?

A.
No. Upon the expiration of the Offer, including any extension thereof, Fairfax will cause FFH Switzerland to accept for exchange and will exchange all Allied World shares validly tendered and not properly withdrawn pursuant to the terms of the Offer. Pursuant to the Merger Agreement, following the expiration of the Offer, FFH Switzerland may elect to provide one or more Subsequent Offering Periods in accordance with U.S. tender offer rules and other applicable law. However, there is no guarantee that FFH Switzerland will elect to provide a Subsequent Offering Period. Therefore, Allied World shareholders who wish to tender their Allied World shares into the Offer and receive Offer Consideration must tender their Allied World shares prior to the Expiration Time. Following the completion of the Offer, any remaining, non-tendering Allied World shareholder will be a minority shareholder of Allied World. See "If I decide not to tender, what will happen to my Allied World shares?" below and "Risk Factors—Risks related to the Offer—The Offer may adversely affect the liquidity and value of non-tendered Allied World shares" and "Risk Factors—Risks related to the Offer—If Fairfax initiates a squeeze-out merger under Swiss law, remaining Allied World shareholders will have their shares exchanged for the Merger Consideration."

Q.
If I do not tender my Allied World shares prior to the Expiration Time, will I still be able to receive the Special Dividend?

A.
Yes. If the Offer is completed, the Special Dividend will be payable to all holders of outstanding Allied World shares as of immediately prior to the Acceptance Time. If the Offer is not completed, the Special Dividend will not be paid to any Allied World shareholders.

Q.
After I tender my Allied World shares, may I change my mind and withdraw them?

A.
Yes. You may withdraw your Allied World shares at any time before the Expiration Time and at any time after the Expiration Time until FFH Switzerland accepts the Allied World shares for exchange. Once FFH Switzerland accepts Allied World shares for exchange pursuant to the Offer, all withdrawal rights will terminate and you will not be able to withdraw any tendered Allied World shares. During any Subsequent Offering Period, if any, Allied World shareholders will not be able to withdraw their Allied World shares once they are tendered.

Q.
How do I withdraw previously tendered Allied World shares?

A.
If you tendered your Allied World shares by delivering a letter of transmittal to the exchange agent, you may withdraw your Allied World shares by delivering to the exchange agent a properly completed and duly executed notice of withdrawal, guaranteed by an eligible guarantor institution (if the letter of transmittal requires a signature guarantee) before the Expiration Time or before FFH Switzerland accepts the Allied World shares for exchange.

  If you tendered your Allied World shares by means of the book-entry confirmation facilities of DTC, you may withdraw your Allied World shares by instructing your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares to cause the DTC participant through which your Allied World shares were tendered to deliver a notice of withdrawal to the exchange agent through the book-entry confirmation facilities of DTC before the Expiration Time or before FFH Switzerland accepts the Allied World shares for exchange.

  See "The Offer—Withdrawal Rights" for more information about the procedures for withdrawing your previously tendered Allied World shares.

Q.
Do I need to do anything if I want to retain my Allied World shares?

A.
No. If you want to retain your Allied World shares, you do not need to take any action.

Q.
If I decide not to tender into the Offer, what will happen to my Allied World shares?

A.
If you decide not to tender into the Offer, you will continue to own your Allied World shares in their current form. However, if the Offer is completed, the amount of publicly held Allied World shares may be so few that there may no longer be an active trading market for Allied World shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Allied World shares.

  Following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Fairfax intends to delist the Allied World shares from the NYSE. Following delisting of the Allied World shares from the NYSE and provided that the criteria for deregistration are met, Fairfax intends to cause Allied World to make a filing with the SEC requesting that Allied World's reporting obligations under the Exchange Act be terminated. Deregistration would substantially reduce the information required to be furnished by Allied World to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Allied World.

  Following the completion of the Offer, provided Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate the Merger under Swiss law whereby any remaining Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will receive the Merger Consideration.

  Upon completion of the Merger, Allied World will cease to exist and all Allied World shares will be cancelled.

  For a description of Fairfax's plans and proposals for Allied World, the potential effects of the Offer and the associated risks, see "Plans and Proposals for Allied World" and "Risk Factors—Risks related to the Offer—The Offer may adversely affect the liquidity and value of non-tendered Allied World shares."

Q.
What is the Minimum Tender Condition and can it be waived?

A.
The Minimum Tender Condition is 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World). Fairfax may only waive the Minimum Tender Condition with the prior written approval of Allied World, unless all other conditions to the Offer have been satisfied or waived, in which circumstances Fairfax may elect to waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) and consummate the Offer.

Q.
How will the acceptance levels impact Fairfax's plans for Allied World and tendering and non-tendering Allied World shareholders?

A.
If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law whereby any remaining Allied World shareholders will have their Allied World shares cancelled and, except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them, receive the Merger Consideration.

  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or any other transaction or series of transactions that occur after completion of the Offer by which Fairfax attempts to acquire the remaining outstanding Allied World shares unless an exemption applies. Fairfax believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Allied World shareholders will receive the Merger Consideration, which is the same as the Offer Consideration. If an exemption does not apply, such transaction or series of transactions would be subject to US federal securities law (including Rule 13e-3) and Fairfax would be required to file a Schedule 13E-3 with the SEC that would describe, among other things, the reasons for the "going private" transaction, the relationship of the parties involved, the source(s) of financing, the process used to determine the valuation or price paid to minority shareholders and detailed disclosures as to the fairness of any such transaction to minority shareholders.

  In the event that the Acceptance Time occurs but, as of immediately prior to the Acceptance Time, the number of Allied World shares validly tendered in the Offer and not withdrawn, together with any Allied World Shares then directly or indirectly owned by Fairfax or FFH Switzerland, represents less than 90% of all outstanding Allied World shares (excluding Allied World shares held by Allied World), Fairfax has agreed to use its reasonable best efforts to consummate the Merger within two years of the Acceptance Time. However, it is possible that Fairfax may not be able to acquire 100 percent (or at least 90 percent) of all outstanding Allied World shares (excluding Allied World shares held by Allied World) in a timely manner, or at all. In addition, any acquisition that takes place after the completion of the Offer may be the subject of litigation, and a court may delay the acquisition or prohibit the acquisition from occurring on the terms described in this prospectus, or at all. Accordingly, non-tendering Allied World shareholders may not receive any consideration for their Allied World shares, and the liquidity and value of any Allied World shares that remain outstanding could be negatively affected.

  Following the completion of the Offer, any remaining, non-tendering Allied World shareholder will be a minority shareholder of Allied World with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.

  See "Plans and Proposals for Allied World" and "Risk Factors—Risks related to the Offer—The Offer may adversely affect the liquidity and value of non-tendered Allied World shares."

Q.
If my Allied World shares are acquired in the Offer, how will my rights as an Allied World shareholder change?

A.
The rights of Allied World shareholders are governed by Swiss law and Allied World's articles of association. If your Allied World shares are acquired in the Offer, you will become a holder of Fairfax shares. Your rights as a holder of Fairfax shares will be governed by Canadian law and by Fairfax's articles of incorporation. For a discussion of the differences in such rights of holders, see "Comparison of Shareholders' Rights."

Q.
Do I have appraisal rights under the Offer with respect to the Allied World shares?

A.
No. Allied World shareholders are not entitled under Swiss law or otherwise to appraisal rights with respect to the Offer. However, if following the completion of the Offer, Fairfax has acquired or controls, directly or indirectly, at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares, and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law. In connection with such Merger, Allied World shareholders can exercise appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court at the registered office of the surviving company or of Allied World. The suit must be filed by Allied World shareholders within two months after the Merger resolution has been published in the Swiss Official Gazette of Commerce. Allied World shareholders who tender all of their Allied World shares in the Offer, and who do not acquire Allied World shares thereafter, will not be able to file a suit to exercise appraisal rights. If such a suit is filed by non-tendering Allied World shareholders, the court will determine whether the compensation established in the Merger was adequate and the amount of compensation due to the relevant Allied World shareholder, if any, and such court's determination will benefit all remaining Allied World shareholders. The filing of an appraisal suit will not prevent completion of the Merger.

Q.
What happens if the Offer is not completed?

A.
If the Offer is not completed:

•
and you tendered your Allied World shares by delivering a letter of transmittal, your Allied World shares will be returned to you promptly following the announcement that the Offer has not been completed; or

•
you tendered your Allied World shares by book-entry transfer, your Allied World shares will be credited to an account maintained at the original book-entry transfer facility to which the Allied World shares were tendered.

  Under no circumstances will Fairfax or FFH Switzerland pay, or otherwise agree to be responsible for the payment of, interest or other fees, expenses or other costs of holders Allied World shares if the Offer is not completed.

  In addition, if the Offer is not completed, the Special Dividend will not be paid and the $0.26 dividend for the first quarter of 2017 will be reinstated (to the extent Allied World's shareholders have already approved forgoing such dividend as contemplated by the Merger Agreement).

Q.
What percentage of Fairfax shares will be owned by the former Allied World shareholders after the Offer is completed?

A.
If all of the issued and outstanding Allied World shares are validly tendered and exchanged pursuant to the terms of the Offer (assuming an exchange ratio for the Fixed Value Stock

  Consideration of 0.063222, which corresponds to the closing price of Fairfax shares on the TSX as of February 10, 2017), the former Allied World shareholders, other than Allied World, will own approximately 26.2 percent of the Fairfax shares representing approximately 15.2 percent of the total voting rights, and holders of existing Fairfax shares, other than Fairfax, will own approximately 73.8 percent of the Fairfax shares representing approximately 43.0 percent of the total voting rights.

Q.
Will I have to pay any transaction fees or brokerage commissions?

A.
You will not have to pay any transaction fees or brokerage commissions if:

•
your Allied World shares are registered in your name and you tender them to the exchange agent; or

•
you instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity to tender your Allied World shares, subject to the policies of such financial intermediary, broker, dealer, commercial bank, trust company or other entity.

Q.
What are the U.S. federal income tax consequences of the Offer for Allied World shareholders?

A.
Provided that no Cash Election is made, Allied World and Fairfax intend that the Transactions will qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code (such tax-deferred reorganization, a "Reorganization"). As described more fully below in "Material Tax Consequences—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Transactions", if Fairfax makes any Cash Election, the Transactions may not qualify as a Reorganization. Whether the Transactions qualify as a Reorganization depends on the application of complex U.S. federal income tax laws and certain facts which cannot be determined until after the Transactions are completed.

  Subject to the Passive Foreign Investment Company ("PFIC") rules discussed below under "Material Tax Consequences—Material U.S. Federal Income Tax Considerations—PFIC Considerations", if the Transactions fail to qualify as a Reorganization, a U.S. Holder (as defined in "Material Tax Consequences—Material U.S. Federal Income Tax Consequences") that exchanges its Allied World shares for the Offer Consideration will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the Fairfax shares received, (b) the amount of cash consideration received pursuant to the Offer, and (c) any cash received in lieu of fractional shares of Fairfax shares and (ii) the U.S. Holder's adjusted tax basis in the Allied World shares exchanged. If the Transactions qualify as a Reorganization, then a U.S. Holder generally will recognize gain only to the extent of the amount of any cash received pursuant to the Offer, including cash received in lieu of fractional shares, and will not recognize any loss.

  For more information on the U.S. federal income tax consequences of the Offer, see "Material Tax Consequences—Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor on the tax consequences to you of tendering your Allied World shares in the Offer.

Q.
What is the market value of the Allied World shares as of a recent date?

A.
As of February 10, 2017, the latest practicable date before the date of this prospectus, the closing price of the Allied World shares reported on the NYSE was $53.37 per Allied World share.

Q.
Where can I find more information about Fairfax and Allied World?

A.
You can find more information about Fairfax and Allied World by reading this prospectus and from various sources described in this prospectus under "Where You Can Find Additional Information."

Q.
Who can answer my questions?

A.
If you have any questions about the Offer, or if you need to request additional copies of this prospectus or other documents, you should contact the information agent at the following address and telephone number:

[    •    ]

SUMMARY

        The following summary highlights material information contained or incorporated by reference in this prospectus. It does not contain all of the information that may be important to you. In particular, you should read the documents attached to this prospectus which are made part of this prospectus and the documents incorporated by reference into this prospectus. This summary and the balance of this prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section "Cautionary Statement Regarding Forward-Looking Statements." You are urged to read carefully this entire document (including the annexes) and other documents that are referred to or incorporated by reference in this prospectus in order to fully understand the transactions contemplated by the Merger Agreement. See "Where You Can Find Additional Information." Most items in this summary include a page reference directing you to a more complete description of those items.

The Companies

FFH Switzerland (see page 137)

        FFH Switzerland is an indirect wholly-owned subsidiary of Fairfax. All outstanding quotas of FFH Switzerland are owned by 1102952 B.C. Unlimited Liability Company, a direct wholly owned subsidiary of Fairfax. FFH Switzerland's registered office is located at c/o LacMont AG, Hofstrasse 1a, 6300 Zug, Switzerland. FFH Switzerland was formed for the purpose of the Transactions and has not conducted, and does not expect to conduct, any business other than in connection with its organization and the consummation of the Transactions.

Fairfax (Switzerland)

        Fairfax (Switzerland) is an indirect wholly-owned subsidiary of Fairfax. All outstanding quotas of Fairfax (Switzerland) are owned by FFH Switzerland. Fairfax (Switzerland)'s registered office is located at c/o LacMont AG, Hofstrasse 1a, 6300 Zug, Switzerland. Fairfax (Switzerland) was formed for the purpose of the Transactions and has not conducted, and does not expect to conduct, any business other than in connection with its organization and the consummation of the Transactions.

Fairfax

        Fairfax is a holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management. Fairfax is incorporated under the Canada Business Corporations Act. Fairfax operates through a decentralized operating structure, with autonomous management teams applying a focused underwriting strategy to its markets. The Fairfax Group seeks to differentiate itself by combining disciplined underwriting with the investment of its assets on a total return basis, which it believes provides above-average returns over the long-term. The Fairfax Group provides a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds. Fairfax has been under current management since September 1985. Fairfax's principal executive offices are located at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7, Canada. Fairfax's telephone number is (416) 367-4941.

        The Fairfax shares are traded on the TSX under the symbol "FFH."

Allied World

        Allied World is a Swiss-based holding company headquartered in Switzerland, whose subsidiaries provide innovative property, casualty and specialty insurance and reinsurance solutions to clients worldwide. Allied World was formed in Bermuda in 2001 and has continued to maintain significant insurance and reinsurance operations there following its redomestication to Switzerland in 2010.

        Allied World has its registered office and principal executive office located at Gubelstrasse 24, Park Tower, 15th Floor, 6300 Zug, Switzerland. Its telephone number at that address is +41-41-768-1080.

        Additional information about Allied World is contained in its public filings, which are incorporated by reference herein. See "Where You Can Find Additional Information" on page 225.

        Allied World shares are traded on the NYSE under the symbol "AWH."

Risk Factors (see page 38)

        In deciding whether to tender your Allied World shares in the Offer, you should carefully consider the risks described under "Risk Factors."

Background to and Reasons for the Transactions (see page 70)

Fairfax's Reasons for the Transactions (see page 79)

        For more information regarding the factors considered by the Fairfax board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, see "Background to and Reasons for the Transactions—Fairfax's Reasons for the Transactions."

Allied World's Reasons for the Transactions (see page 85)

        For more information regarding the factors considered by the Allied World board of directors in reaching its decision to make the recommendation to the Allied World shareholders that they tender their Allied World shares in the Offer, see "Background to and Reasons for the Transactions—Allied World's Reasons for the Transactions."

Opinion of Allied World's Financial Advisor (see page 88)

        In connection with the Offer and the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), Allied World's financial advisor, delivered to Allied World's board of directors a written opinion, dated December 18, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Consideration and the Merger Consideration to be received by Allied World shareholders in the Offer and the Merger (after giving effect to the Special Dividend). The full text of the written opinion, dated December 18, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Allied World's board of directors (in its capacity as such) for the benefit and use of Allied World's board of directors in connection with and for purposes of its evaluation of the Offer and the Merger from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the Offer and the Merger and no opinion or view was expressed as to the relative merits of the Transactions (including the Special Dividend) in comparison to other strategies or transactions that might be available to Allied World or in which Allied World might engage or as to the underlying business decision of Allied World to proceed with or effect the Transactions (including the Special Dividend). BofA Merrill Lynch's opinion does not address any other aspect of the Offer and the Merger and does not constitute a recommendation to any Allied World shareholder as to whether any such Allied World shareholder should tender its Allied

World shares in the Offer, or as to how any Allied World shareholder should vote or act in connection with the Merger or any related matter.

Plans and Proposals for Allied World (see page 100)

        If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law whereby any remaining Allied World shareholders will have their Allied World shares cancelled and, except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them, receive the Merger Consideration.

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or any other transaction or series of transactions that occur after completion of the Offer by which Fairfax attempts to acquire the remaining outstanding Allied World shares unless an exemption applies. Fairfax believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Allied World shareholders will receive the Merger Consideration, which is the same as the Offer Consideration. If an exemption does not apply, such transaction or series of transactions would be subject to US federal securities law (including Rule 13e-3) and Fairfax would be required to file a Schedule 13E-3 with the SEC that would describe, among other things, the reasons for the "going private" transaction, the relationship of the parties involved, the source(s) of financing, the process used to determine the valuation or price paid to minority shareholders and detailed disclosures as to the fairness of any such transaction to minority shareholders.

        In the event that the Acceptance Time occurs but, as of immediately prior to the Acceptance Time, the number of Allied World shares validly tendered in the Offer and not withdrawn, together with any Allied World Shares then directly or indirectly owned by Fairfax or FFH Switzerland, represents less than 90% of all outstanding Allied World shares (excluding Allied World shares held by Allied World), Fairfax has agreed to use its reasonable best efforts to consummate the Merger within two years of the Acceptance Time. However, it is possible that Fairfax may not be able to acquire 100 percent (or at least 90 percent) of all outstanding Allied World shares (excluding Allied World shares held by Allied World) in a timely manner, or at all. In addition, any acquisition that takes place after the completion of the Offer may be the subject of litigation, and a court may delay the acquisition or prohibit the acquisition from occurring on the terms described in this prospectus, or at all. Accordingly, non-tendering Allied World shareholders may not receive any consideration for such Allied World shares, and the liquidity and value of any Allied World shares that remain outstanding could be negatively affected.

        See "Plans and Proposals for Allied World."

Delisting and Deregistration (see page 103)

        Following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Fairfax intends to delist the Allied World shares from the NYSE. Delisting from the NYSE will adversely affect the liquidity of the Allied World shares and may reduce the value as a result. Following delisting of the Allied World shares from the NYSE and provided that the criteria for deregistration are met, Fairfax intends to cause Allied World to make a filing with the SEC requesting that Allied World's reporting obligations under the Exchange Act be terminated. Deregistration would substantially reduce the information required to be furnished by Allied World to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Allied World.

The Offer (see page 105)

        Fairfax, through FFH Switzerland, is offering to acquire all of the outstanding Allied World shares (excluding Allied World shares held by Allied World) pursuant to an offer to exchange made to all Allied World shareholders.

        Allied World shareholders are being offered a combination of cash and stock consideration for their Allied World shares. For each Allied World share held, Allied World shareholders are being offered (i) cash consideration of $5.00, without interest (the "Cash Consideration"), (ii) a special cash dividend of $5.00, without interest, payable as soon as possible after the Acceptance Time (as defined below) to holders of Allied World shares as of immediately prior to the Acceptance Time (the "Special Dividend"), which is being paid outside of the Offer, but conditioned upon the Offer, (iii) a portion of the stock consideration in Fairfax shares having a value of $14.00 based on the closing price of Fairfax as of December 16, 2016, payable at a fixed exchange ratio of 0.030392 (the "Fixed Exchange Stock Consideration") and (iv) the remaining portion of the stock consideration equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the date on which FFH Switzerland first accepts tendered Allied World shares for exchange (the "Acceptance Time"), converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax share) (the "Fixed Value Stock Consideration" and, together with the Cash Consideration and the Fixed Exchange Stock Consideration, the "Offer Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.061772 Fairfax shares for each share of Allied World. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.068862 Fairfax shares for each share of Allied World. Additionally, on or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of the Cash Consideration from $5.00 to an amount not exceeding $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration (such option, the "Cash Election") and which, together with the Special Dividend, would provide holders of Allied World shares a total of up to $40.00 cash. Fairfax may elect to fund the Cash Election by an equity or debt issuance or by bringing in one or more third party co-investors.

        The exchange ratio in relation to the Fixed Exchange Stock Consideration portion of the Offer Consideration is not fixed and will vary depending on fluctuations in the market price of Fairfax shares or in currency exchange rates. Therefore, the dollar value of the Fairfax shares that Allied World shareholders will receive upon completion of the Offer will depend on the market value of Fairfax shares and the exchange rate of Canadian dollars to US dollars at the Acceptance Time.

Timing of the Offer (see page 105)

        The Offer will commence on [    •    ], 2017 and will expire at 10:00 a.m., New York City time, on [    •    ], 2017 (4:00 p.m. Zug time on [    •    ], 2017). If one or more of the conditions to the Offer are not satisfied or, to the extent legally permitted, waived, FFH Switzerland will extend the period of time for which the Offer is open for successive periods of 10 business days (or such other number of business days as Fairfax and Allied World agree) until all the conditions to the Offer have been satisfied or waived. However, neither Fairfax nor FFH Switzerland will be required to extend the Offer beyond August 18, 2017, except in limited circumstances, as provided for in the Merger Agreement.

        FFH Switzerland may, following the expiration of the Offer, elect to provide one or more Subsequent Offering Periods of at least three business days in length following the Expiration Time and acceptance for exchange of Allied World shares tendered in the Offer. A Subsequent Offering Period would be an additional period of time, following the first exchange of Allied World shares in the Offer, during which Allied World shareholders could tender Allied World shares not tendered in the Offer.

Withdrawal Rights (see page 106)

        Allied World shareholders may withdraw their Allied World shares at any time before the Expiration Time and at any time before FFH Switzerland accepts Allied World shares for exchange pursuant to the Offer. Allied World shareholders will not be entitled to withdraw any Allied World shares tendered in any Subsequent Offering Period.

Conditions to the Offer (see page 108)

        The Offer is subject to the following conditions. Neither Fairfax nor FFH Switzerland will be obliged to purchase any Allied World shares validly tendered (or defectively tendered and such defect is waived by FFH Switzerland) in the Offer and not properly withdrawn if the following conditions have not been satisfied, or to the extent legally permitted, waived (some of which have been satisfied, as noted below).

  (i)
  There having been validly tendered in accordance with the terms of the Offer (other than Allied World shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) and not properly withdrawn, a number of Allied World shares that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland or Fairfax (Switzerland), represents at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World). The Minimum Tender Condition may not be waived by Fairfax without Allied World's written approval unless all other conditions to the closing of the Offer (excluding the Minimum Tender Condition and conditions to be satisfied at the closing of the Offer) have been satisfied or waived (if such waiver is permitted under the terms of the Merger Agreement), in which case Fairfax, in its sole and absolute discretion, may waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World).

  (ii)
  The absence of (i) any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, that is in effect, (ii) any law enacted, issued, promulgated, enforced or entered by any governmental entity, and (iii) any pending action instituted or initiated by any federal governmental entity, in each case that does or would prevent, prohibit or make illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

  (iii)
  The new Fairfax shares to be issued in the Offer having been conditionally approved for listing on the TSX, subject to the satisfaction by Fairfax of customary listing conditions of the TSX (which has been obtained).

  (iv)
  The registration statement on Form F-4 of which this prospectus forms a part having been declared effective under the Securities Act and any applicable blue sky securities filings, permits or approvals being made or received in accordance with applicable law, and the absence of (i) any stop order by the SEC or any state securities administrator suspending the effectiveness of such registration statement and (ii) any pending proceedings by the SEC or any state securities administrator seeking such a stop order.

  (v)
  The (i) expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) receipt of certain insurance regulatory approvals and antitrust and competition approvals in the United States, Cyprus, Germany, Malta, the European Union, Pakistan, Canada and South Africa (the "Transaction Approvals") and any additional antitrust approvals that Fairfax and Allied World jointly determine are advisable and warranted (the "Additional Antitrust Approvals"), and (iii) making of any other notices, reports and filings required to be made by Allied World, Fairfax or any of their respective subsidiaries with, and the receipt of any other consents, registrations, approvals, permits and authorizations required to be obtained from, any governmental entity in connection with the execution, delivery and consummation of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (except for any failure that would not, individually or in the aggregate, render the Offer or the Merger or any of the other Transactions illegal or result in a Material Adverse Effect (as defined in the Merger Agreement) with respect to Fairfax or Allied World, or subject Allied World or its affiliates, or any of their respective directors, officers, employees or representatives, to any criminal liability).

  (vi)
  The absence of any terms in the Transaction Approvals and Additional Antitrust Approvals that, individually or in the aggregate, result in or would reasonably expected to result in any action requiring the divestiture, sale, transfer or licensing of, or limiting Fairfax's freedom of action with respect to, or ability to retain, any assets, businesses or properties of Allied World, Fairfax, FFH Switzerland or Fairfax (Switzerland), or any of their respective subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Fairfax and its subsidiaries taken as a whole after giving effect to the Transactions).

  (vii)
  The absence of any criminal liability on the part of Allied World or any of its affiliates, or any of their respective directors, officers, employees or representatives, resulting from any Transaction Approval or Additional Antitrust Approval.

  (viii)
  The declaration by Allied World shareholders of the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017.

  (ix)
  The approval by Allied World shareholders of the amendment to Allied World's articles of association to permit a holder of 10 percent or more of the Allied World shares to register its Allied World shares in Allied World's shareholder register with full voting rights for all shares held by such holder (or any of its affiliates or controlled persons as defined in Article 14 of Allied World's articles of association) (the "Articles Amendment") and, unless waived by Fairfax, the election by Allied World shareholders of the individuals designated by Fairfax to the board of directors of Allied World in accordance with the terms of the Merger Agreement (the "Board Modification"), each of which shall be in full force and effect.

  (x)
  The approval by Fairfax shareholders of the issuance of Fairfax shares pursuant to the Merger Agreement, if required by applicable law.

  (xi)
  The Allied World board of directors having resolved to register FFH Switzerland and/or any other company controlled and designated by Fairfax in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares Fairfax or any of its subsidiaries has acquired or may acquire (with respect to Allied World shares to be acquired in the Offer subject to all other conditions to the Offer having been satisfied or waived), and/or FFH Switzerland and/or any other company controlled and designated by Fairfax having been registered in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares acquired.

  (xii)
  Subject to certain exceptions, the representations and warranties of Allied World pursuant to the Merger Agreement remaining true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except as would not have an Allied World Material Adverse Effect (as defined in the Merger Agreement)), and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

  (xiii)
  The performance and compliance, in all material respects, of Allied World's obligations, agreements and covenants to be performed and complied with under the Merger Agreement, and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

  (xiv)
  Since December 18, 2016, the absence of any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects had, or would reasonably be expected to have, a Material Adverse Effect on Allied World.

  (xv)
  The Offer having not otherwise been terminated with the prior written consent of Allied World.

        The conditions to the Offer are for the sole benefit of Fairfax and FFH Switzerland and, to the extent legally permitted and subject to the terms of the Merger Agreement, may be waived by Fairfax or FFH Switzerland (either in whole or in part), at any time and from time to time, in the sole and absolute discretion of Fairfax and FFH Switzerland. Notice of any such waiver will be given in the manner prescribed by applicable law. However, Fairfax and FFH Switzerland may not, without the prior written consent of Allied World, amend, modify or waive the Minimum Tender Condition below 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) unless all other conditions to the Offer have been satisfied, or will be satisfied on the closing of the Merger, or waived, to the extent such waiver is permitted under the Merger Agreement, in which case Fairfax may elect to waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) as described above. In addition, Fairfax cannot waive the conditions described above under items (ii) through (x) (except item (vi)) above without the prior written consent of Allied World in its sole and absolute discretion.

Settlement of the Offer (see page 113)

        If the conditions to the Offer have been satisfied or, to the extent legally permitted, waived, the consideration payable to tendering Allied World shareholders whose Allied World shares are accepted for exchange will be calculated by the exchange agent. Fairfax shares will be issued, and cash will be paid, to tendering Allied World shareholders promptly following the Acceptance Time.

Treatment of Allied World Options and Other Stock-Based Awards (see page 118)

        The Offer does not extend to Allied World Options or other stock-based awards. However, if the Offer is consummated, holders of Allied World Options or other stock-based awards will receive the consideration described below.

        At the Acceptance Time, each Allied World Option granted by Allied World under any Allied World Share Plan that is outstanding and unexercised immediately before or as of the Acceptance Time, whether or not exercisable and whether or not vested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of the excess, if any, of the Equity Award Consideration over the exercise price per share of Allied World shares subject to such Allied World Option and the total number of Allied World shares subject to such Allied World Option. For each Allied World Option, if the applicable exercise price per share of Allied World shares equals or exceeds the Equity Award Consideration, such Allied World Option will be cancelled without payment of any consideration, and all rights with respect to such Allied World Option will terminate as of the Acceptance Time.

        At the Acceptance Time, each Allied World Restricted Award and each Other Allied World Award subject to time vesting conditions will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time. Each Performance Award will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time, subject to the following rules: for each Performance Award for which the applicable performance period is completed as of immediately prior to the Acceptance Time, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on actual performance; and, for each Performance Award for which the applicable performance period is not completed as of immediately prior to the Acceptance Time, notwithstanding anything to the contrary in any agreement, plan or arrangement covering such Performance Award, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on the target of the applicable Performance Award (as reasonably determined by the compensation committee of the Allied World board of directors prior to the Acceptance Time). Each Performance Award that does not vest under the circumstances set out in the previous sentence will be cancelled and terminated without consideration immediately prior to the Acceptance Time.

        Each Allied World Restricted Award and Other Allied World Award that vests in accordance with the Merger Agreement will, without any further action on the part of the holder, be cancelled as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying the Equity Award Consideration and the total number of Allied World shares subject to such Allied World Restricted Award or Other Allied World Award, as applicable, or, to the extent that an Other Allied World Award is denominated in cash, rather than in Allied World shares, the cash amount payable pursuant to such Other Allied World Award, as determined in accordance with the Merger Agreement.

        Prior to the Acceptance Time, subsequent offering periods under the Allied World ESPP will be suspended and terminated following the Acceptance Time. Each Allied World share purchased under the Allied World ESPP will be treated as an Allied World share for all purposes of the Merger Agreement, including with respect to the Offer.

        Fairfax or one of its subsidiaries will pay to holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards the cash amounts due, less such amounts required to be withheld or deducted under the Code or any provision of state, local or foreign law with respect to the vesting of the award or making of such payment, on the first payroll date following the Acceptance Time. To the extent amounts are withheld or deducted, such withheld amounts will be treated for the purposes of the Merger Agreement as having been paid to the holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards in respect of which such deduction and withholding was made.

Regulatory Matters (see page 114)

        The Offer is conditional on the receipt of approval from insurance regulatory and competition authorities of certain jurisdictions and of antitrust clearance from the regulatory authorities of certain jurisdictions. In particular, the Offer is subject to approval by insurance regulatory authorities in the

United States (including in Arkansas, Delaware and New Hampshire), as well as in Australia, Ireland and the United Kingdom, as well as by Lloyd's. Further, antitrust consents or confirmations were sought from, among others, the FTC, the Antitrust Division of the U.S. Department of Justice and antitrust authorities in certain other jurisdictions. On January 17, 2017, Fairfax filed notification and report forms with the FTC and the Antitrust Division of the U.S. Department of Justice under the HSR Act. On January 27, 2017, the request for early termination of the waiting period was granted by the FTC and the Antitrust Division of the U.S. Department of Justice.

Accounting Treatment (see page 114)

        The acquisition of the Allied World shares will be accounted for using the acquisition method under the International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS").

Appraisal Rights (see page 114)

        Allied World shareholders are not entitled under Swiss law or otherwise to appraisal rights with respect to the Offer. However, if, following the completion of the Offer, Fairfax has acquired or controls, directly or indirectly, at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares, and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law. In connection with the Merger, Allied World shareholders will be able to exercise appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court at the registered office of the surviving company or of Allied World. The suit must be filed by Allied World shareholders within two months after the Merger resolution has been published in the Swiss Official Gazette of Commerce. Allied World shareholders who tender all of their Allied World shares in the Offer, and who do not acquire Allied World shares thereafter, will not be able to file a suit to exercise appraisal rights. If such a suit is filed by non-tendering Allied World shareholders, the court will determine whether the compensation established in the Merger was inadequate and the amount of compensation due to the relevant Allied World shareholder, if any, and such court's determination will benefit all remaining Allied World shareholders. The filing of an appraisal suit will not prevent completion of the Merger.

Material U.S. Federal Income Tax Consequences (see page 163)

        Provided that following the completion of the Transactions the value of the Fairfax shares constitutes at least 40% of the total value of the consideration received by Allied World shareholders, Allied World and Fairfax intend that the Transactions will qualify as a Reorganization. As described more fully in "Material Tax Consequences—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Transactions", if Fairfax makes a Cash Election in an amount sufficient to cause the stock component of the Offer Consideration to constitute less than 40% of the aggregate fair market value of the Offer Consideration, the Transactions may not qualify as a Reorganization. Whether the Transactions qualify as a Reorganization depends on the application of complex U.S. federal income tax laws and certain facts which cannot be determined until after the Transactions are completed.

        Subject to the PFIC rules discussed under "Material Tax Consequences—Material U.S. Federal Income Tax Considerations—PFIC Considerations", if the Transactions fail to qualify as a Reorganization, a U.S. Holder (as defined in "Material Tax Consequences—Material U.S. Federal Income Tax Consequences") that exchanges its Allied World shares for the Offer Consideration will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the Fairfax shares received, (b) the amount of cash consideration received pursuant to the Offer, and (c) any cash received in lieu of fractional shares of Fairfax shares and (ii) the U.S. Holder's adjusted tax basis in the Allied World shares exchanged. If the Transactions qualify as a Reorganization, then a U.S. Holder generally will recognize gain only to the extent of the amount of any cash received pursuant to the Offer, including cash received in lieu of fractional shares, and will not recognize any loss.

        For more information on the U.S. federal income tax consequences of the Offer, see "Material Tax Consequences—Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor on the tax consequences to you of tendering your Allied World shares in the Offer.

Comparison of Shareholders' Rights (see page 186)

        Allied World shareholders receiving Fairfax shares will have different rights once they become Fairfax shareholders than they do as holders of Allied World shares. The rights of a holder of Fairfax shares will be governed by Canadian law and by Fairfax's articles of incorporation. For a discussion of the differences in such rights of holders, see "Comparison of Shareholders' Rights."

Interests of Allied World's Directors and Executive Officers (see page 214)

        In considering the recommendation of Allied World's board of directors that you tender your Allied World shares in the Offer, you should be aware that all or some of Allied World's directors and executive officers may have interests in the Offer and the other transactions contemplated by the Merger Agreement (including the Merger) that are different from, or in addition to, those of Allied World shareholders generally. These interests include, but are not limited to, the treatment of Allied World RSUs or Allied World PRSUs held by Allied World directors and executive officers, payments to executive officers upon the closing of the Transactions pursuant to the SERP or continuation of compensation and benefits for a predetermined notice period in accordance with the terms of their existing employment agreements in the event a notice of termination is delivered by Allied World (or Fairfax) following the closing of the Transactions. The members of Allied World's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Offer, and in making their recommendation to shareholders. For more information on these interests, see "Interests of Allied World, FFH Switzerland and Fairfax and their Directors and Officers."

Interests of Fairfax, FFH Switzerland and their Directors and Executive Officers (see page 219)

        The interests of Fairfax, FFH Switzerland and, to the best knowledge of Fairfax and FFH Switzerland, any of their current directors and executive officers, in the Offer are set out in "Interests of Allied World, FFH Switzerland and Fairfax and their Directors and Officers." In addition, the ownership of each of Fairfax's directors and executive officers in Fairfax shares is set out in "Security Ownership of Certain Beneficial Holders of Fairfax."

Additional Information (see page 225)

        If you have any questions about the Offer, or if you need to request additional copies of this prospectus or other documents, you should contact the information agent at the following address and telephone number:

        [    •    ]

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA OF FAIRFAX

        The following table summarizes selected historical consolidated financial information of Fairfax and is derived from the historical consolidated financial statements of Fairfax that were prepared in accordance with IFRS for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011. The information as at and for each of the years in the five-year period ended December 31, 2015 has been derived from the audited consolidated financial statements of Fairfax, the notes thereto, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, as filed with the SEC. The following table also summarizes the selected historical financial information of Fairfax as at and for the nine months ended September 30, 2016 and 2015, which has been derived from the unaudited interim consolidated financial statements of Fairfax and the notes thereto as furnished to the SEC on Form 6-K. Such unaudited interim consolidated financial statements include, in the opinion of Fairfax's management, all normal recurring adjustments considered necessary for a fair presentation of the results of operations and financial conditions of Fairfax. Historical results are not necessarily indicative of any results to be expected in the future.

        The information set out below is only a summary that you should read together with (i) the audited consolidated financial statements of Fairfax and the notes thereto, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, included in Fairfax's Annual Report on Form 40-F for the fiscal year ended December 31, 2015 and (ii) the unaudited interim consolidated financial statements of Fairfax and the notes thereto, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations included in exhibits to Fairfax's Form 6-K furnished to the SEC for the nine-months ended September 30, 2016, each of which is incorporated by reference into this prospectus. The selected historical financial information of Fairfax as at and for the years ended December 31, 2013, 2012 and 2011, have been derived from Fairfax's audited consolidated financial statements for such years, which have not been incorporated by reference into this prospectus. See the section "Where You Can Find Additional Information."

	Nine months ended September 30,		Year ended December 31,
Selected Consolidated Statement of Earnings Data	2016	2015	2015	2014	2013	2012	2011
	($ millions, except share and per share amounts)
Revenue
Gross premiums written	$7,290.2	$6,453.3	$8,665.8	$7,459.9	$7,227.1	$7,398.3	$6,743.5

Net premiums written	$6,133.8	$5610.0	$7,520.5	$6,301.8	$6,036.2	$6,194.1	$5,607.9

Gross premiums earned	$6,794.6	$6,234.9	$8,581.7	$7,358.2	$7,294.0	$7,294.8	$6,541.4
Premiums ceded to reinsurers	(1,015.8)	(899.3)	(1,210.7)	(1,142.0)	(1,216.7)	(1,209.9)	(1,114.5)

Net premiums earned	$5,778.8	$5,335.6	$7,371.0	$6,216.2	$6,077.3	$6,084.9	$5,426.9
Interest and dividends	418.9	367.1	512.2	403.8	376.9	409.3	705.3
Share of profit of associates	56.8	161.1	172.9	105.7	96.7	15.0	1.8
Net gains (losses) on investments	(129.9)	(59.1)	(259.2)	1,736.2	(1,564.0)	642.6	691.2
Other revenue	1,400.3	1,328.5	1,783.5	1,556.0	958.0	871.0	649.8

	$7,524.9	$7,133.2	$9,580.4	$10,017.9	$5,944.9	$8,022.8	$7,475.0

Expenses
Losses on claims, gross	$4,187.1	$3,649.5	$5,098.4	$4,427.4	$4,615.6	$5,265.5	$5,541.4
Losses on claims ceded to reinsurers	(733.4)	(410.4)	(712.0)	(633.1)	(945.3)	(1,022.9)	(956.1)

Losses on claims, net	$3,453.7	$3,239.1	$4,386.4	$3,794.3	$3,670.3	$4,242.6	$4,585.3
Operating expenses	1,157.8	1,061.9	1,480.1	1,227.2	1,185.0	1,132.1	1,148.3
Commissions, net	987.1	837.7	1,177.3	959.9	969.2	920.0	795.4
Interest expense	175.5	163.4	219.0	206.3	211.2	208.2	214.0
Other expenses	1,340.2	1,280.7	1,703.1	1,492.3	910.3	870.9	740.7

	$7,114.3	$6,582.8	$8,955.9	$7,680.0	$6,946.0	$7,373.8	$7,483.7

Earnings (loss) before income taxes	$410.6	$550.4	$624.5	$2,337.9	$(1,001.1)	$649.0	$(8.7)
Provision for (recovery of) income taxes	101.1	41.5	(17.5)	673.3	(436.6)	114.0	(56.5)

Net earnings (loss)	$309.5	$508.9	$642.0	$1,664.6	$(564.5)	$535.0	$47.8

Attributable to:
Shareholders of Fairfax	$189.0	$464.3	$567.7	$1,633.2	$(573.4)	$526.9	$45.1
Non-controlling interests	120.5	44.6	74.3	31.4	8.9	8.1	2.7

	$309.5	$508.9	$642.0	$1,664.6	$(564.5)	$535.0	$47.8

Net earnings (loss) per share	$6.78	$19.50	$23.67	$74.43	$(31.15)	$22.95	$(0.31)
Net earnings (loss) per diluted share	$6.62	$19.07	$23.15	$73.01	$(31.15)	$22.68	$(0.31)
Cash dividends paid per share	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00
Shares outstanding (000) (weighted average)	22,973	22,014	22,070	21,186	20,360	20,327	20.405

	As at September 30,		As at December 31,
Selected Consolidated Balance Sheet Data	2016	2015	2015	2014	2013	2012	2011
	($ millions)
Assets
Holding company cash and investments	$1,126.6	$1,176.2	$1,276.5	$1,244.3	$1,296.7	$1,169.2	$1,026.7
Insurance contract receivables	3,221.2	2,900.0	2,546.5	1,931.7	2,017.0	1,945.4	1,735.4
Portfolio investments	28,535.0	28,157.7	27.832.5	25,109.2	23,833.3	25,163.2	23,466.0
Deferred premium acquisition costs	694.4	489.1	532.7	497.6	462.4	463.1	415.9
Recoverable from reinsurers	4,126.9	4,324.1	3,890.9	3,982.1	4,974.7	5,290.8	4,198.1
Deferred income taxes	462.2	365.6	463.9	460.4	1,015.0	607.6	628.2
Goodwill and intangible assets	3,630.3	3,228.6	3,214.9	1,558.3	1,311.8	1,321.2	1,115.2
Other assets	2,296.3	2,023.6	1,771.1	1,347.6	1,047.9	984.9	821.4

Total assets	$44,092.9	$42,664.9	$41,529.0	$36,131.2	$35,958.8	$36,945.4	$33,406.9

Liabilities
Accounts payable and accrued liabilities	2,826.7	134.4	2,555.9	2,029.1	1,800.4	1,877.7	1,656.2
Income taxes payable	19.7	2,811.9	85.8	118.3	80.1	70.5	21.4
Short sale and derivative obligations	203.9	83.3	92.9	160.8	268.4	238.2	170.2
Funds withheld payable to reinsurers	436.1	73.7	322.8	461.5	461.2	439.7	412.6
Insurance contract liabilities	23,643.1	720.2	23,101.2	20,438.7	21,893.7	22,376.2	19,719.5
Long term debt—holding company and insurance and reinsurance companies	3,419.8	3,067.5	3,067.5	3,042.4	2,949.8	2,996.0	3,017.0
Long term debt—non-insurance companies	789.6	284.0	284.0	136.6	44.7	52.6	1.5

Total liabilities	$31,338.9	$26,835.4	$29,510.1	$26,387.4	$24,862.4	$25,372.7	$22,737.0

Equity
Total equity	$12,754.0	$12,006.0	$12,018.9	$9,743.8	$8,460.5	$8,894.5	$8,408.5

Total liabilities and equity	$44,092.9	$42,664.9	$41,529.0	$36,131.2	$35,958.8	$36,945.4	$33,406.9

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA OF ALLIED WORLD

        The following table sets forth selected historical consolidated financial data of Allied World under those accounting principles generally accepted in the United States ("US GAAP"). This data is derived from Allied World's Consolidated Financial Statements as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, the unaudited quarterly financial statements as of and for the nine months ended September 30, 2016 and 2015, which in the opinion of management include all adjustments necessary for a fair statement of the results for the unaudited interim periods, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations for each annual and interim period. This selected financial data should be read in conjunction with Allied World's Consolidated Financial Statements and related Notes included elsewhere in Allied World's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Allied World's quarterly report on Form 10-Q for the quarter ended September 30, 2016, each of which is incorporated by reference in this prospectus. The selected historical financial data of Allied World as at and for the years ended December 31, 2013, 2012 and 2011, have been derived from Allied World's audited consolidated financial statements for such years, which have not been incorporated by reference into this prospectus. See "Where You Can Find More Information".

        The information set out below is only a summary that you should read together with (i) the audited consolidated financial statements of Allied World and the notes thereto, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, included in Allied World's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and (ii) the unaudited interim consolidated financial statements of Allied World and the notes thereto, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations on Form 10-Q filed with the SEC for the quarter ended September 30, 2016, each of which is incorporated by reference into this prospectus. The selected historical financial information of Allied World as at and for the years ended December 31, 2013, 2012 and 2011, have been derived from Allied World's audited consolidated financial statements for such years, which have not been incorporated by reference into this prospectus. See the section "Where You Can Find Additional Information."

        Allied World's consolidated financial statements are presented in accordance with US GAAP. For additional information, see Allied World's financial statements and the accompanying notes incorporated by reference into this prospectus.

	Nine Months Ended September 30		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011(1)
	($ millions except share and per share amounts)
Summary Statement of Operations Data:
Gross premiums written	$2,394.1	$2,460.6	$3,093.0	$2,935.4	$2,738.7	$2,329.3	$1,935.5

Net premiums written	$1,810.5	$1,983.2	$2,448.0	$2,322.0	$2,120.5	$1,837.8	$1,533.8

Net premiums earned	$1,767.1	$1,865.6	$2,488.4	$2,182.7	$2,005.9	$1,748.9	$1,457.0
Net investment income	159.7	133.0	182.1	176.9	157.6	167.1	195.9
Net realized investment gains (losses)	104.0	(88.8)	(127.6)	89.0	59.5	306.4	10.1
Other income	7.6	2.5	3.5	2.1	—	—	101.7

Total revenues	$2,038.4	$1,912.3	$2,546.4	$2,450.7	$2,223.0	$2,222.4	$1,764.7
Net losses and loss expenses	1,114.1	1,173.6	1,586.3	1,199.2	1,123.2	1,139.3	959.2
Total expenses	1,738.0	1,828.3	2,456.7	1,929.9	1,795.2	1,711.0	1,459.2

Income before income taxes	$300.4	$84.0	$89.7	$520.8	$427.8	$511.4	$305.5
Income tax expense	4.3	1.8	5.8	30.5	9.8	18.4	31.0

Net income	$296.1	$82.2	$83.9	$490.3	$418.0	$493.0	$274.5

Per Share Data:
Basic earnings per share(2)	$3.34	$0.88	$0.91	$5.03	$4.08	$4.56	$2.40
Diluted earnings per share(2)	$3.29	$0.87	$0.89	$4.92	$3.98	$4.43	$2.31
Dividends paid per share(2)	$0.78	$0.71	$1.230	$0.784	$0.458	$0.625	$0.250
Shares outstanding (000) (weighted average)	88,692	93,068	92,530	97,538	102,465	108,171	114,280

	Nine Months Ended September 30		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011(1)
Selected Ratios:
Loss and loss expense ratio	63.0%	62.9%	63.7%	54.9%	56.0%	65.1%	65.8%
Acquisition cost ratio	14.6%	15.0%	15.1%	13.5%	12.6%	11.8%	11.5%
General and administrative expense ratio	17.3%	16.7%	16.3%	16.8%	17.6%	17.6%	18.6%

Expense ratio	31.9%	31.7%	31.4%	30.3%	30.2%	29.4%	30.1%

Combined ratio	94.9%	94.6%	95.1%	85.2%	86.2%	94.5%	95.9%

	As at September 30		As at December 31,
	2016	2015	2015	2014	2013	2012	2011(1)
	($ millions)
Summary Balance Sheet Data:
Cash and cash equivalents	$773.8	$603.8	$608.0	$589.3	$531.9	$681.9	$634.0
Investments	8,485.1	8,179.8	8,571.2	7,868.7	7,712.0	7,933.9	7,406.6
Reinsurance recoverable	1,550.7	1,449.8	1,480.0	1,340.3	1,234.5	1,141.1	1,002.9
Total assets(3)	13,542.4	13,195.5	13,511.9	12,418.8	11,942.3	12,025.7	11,117.8
Reserve for losses and loss expenses	6,665.8	6,436.6	6,456.2	5,881.2	5,766.5	5,645.5	5,225.1
Unearned premiums	1,785.2	1,835.5	1,683.3	1,555.3	1,396.3	1,218.0	1,078.4
Total debt(3)	817.3	820.2	1,315.9	815.3	795.0	794.0	793.5
Total shareholders' equity	3,615.9	3,555.4	3,532.5	3,778.2	3,519.8	3,326.3	3,149.0

(1)
Other income for the year ended December 31, 2011 include termination fees (net of expenses) of $101.7 million relates to the termination of the previously announced merger agreement with Transatlantic.

(2)
On May 1, 2014, the Allied World shareholders approved a 3-for-1 stock split of Allied World shares. All historical per share amounts reflect the effect of the stock split.

(3)
The total assets and total debt presented above have been adjusted to reflect the adoption of Accounting Standards Update 2015-03, "Interest-Imputation of Interest" (Subtopic 835-30: Simplifying the Presentation of Debt Issuance Costs) (ASU 2015-03). ASU 2015-03 amends existing guidance on the presentation of debt issuance costs in the balance sheets to be recorded as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. Under existing US GAAP, capitalized debt issuance costs were capitalized as an asset. As a result of the adoption of ASU 2015-03, debt issuance costs previously included in total assets have been reclassed as a reduction to total debt. The amounts reclassed as at September 30, 2015, December 31, 2014, 2013, 2012 and 2011 were $2.1 million, $2.7 million, $3.5 million, $4.2 million and $4.4 million, respectively.

 SUMMARY UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations under IFRS, with Fairfax being the accounting and legal acquirer, and is intended to illustrate the effect of the Transactions, assuming 100 percent of Allied World shares are exchanged in the Transactions. Provided that following the completion of the Transactions the value of the Fairfax shares constitutes at least 40% of the total value of the consideration received by Allied World shareholders, Fairfax and Allied World intend that the Offer and Merger be treated as a single integrated transaction and qualify as a Reorganization within the meaning of Section 368(a) of the Code. For Canadian tax purposes, Fairfax, FFH Switzerland, Fairfax (Switzerland) and Allied World intend that the Merger qualify as a foreign merger within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada) (the "Tax Act").

        The tables below set out unaudited pro forma condensed combined financial information for Fairfax that has been adjusted to reflect the effect of the Transactions on the balance sheet of Fairfax as at September 30, 2016 as if the Transactions had occurred on that date and to reflect the effect of the Transactions on the income statement of Fairfax for the year ended December 31, 2015, and nine months ended September 30, 2016, as if the Transactions had occurred on January 1, 2015 and assuming all Allied World shares have been exchanged in the Transactions. The information presented below should be read in conjunction with the information contained in the sections under "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", "Selected Historical Consolidated Financial Data of Fairfax", "Selected Historical Consolidated Financial Data of Allied World", "Business of Fairfax", "Business of Allied World", "Unaudited Pro Forma Condensed Combined Financial Information", and the consolidated financial statements of Fairfax and Allied World and the accompanying notes incorporated by reference in this prospectus.

        The Allied World financial information has been reconciled to Fairfax's IFRS accounting policies solely for purposes of the preparation of the unaudited pro forma condensed combined financial information presented herein.

        The unaudited pro forma condensed combined financial information has been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and reflects estimates made by Fairfax's management that it considers reasonable. It does not purport to represent what Fairfax's actual results of operations or financial condition would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma condensed combined financial information does not reflect the effect of any cost or revenue synergies associated with the Transactions.

        The unaudited pro forma condensed combined financial information and related pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the notes to the unaudited pro forma condensed combined financial information that Fairfax's management believes are reasonable under the circumstances. See "Unaudited Pro Forma Condensed Combined Financial Information" and the related notes to the unaudited pro forma condensed combined financial information, which describes the pro forma adjustments. Detailed valuations have not yet been obtained and, accordingly, the fair value adjustments reflect Fairfax's management's preliminary estimates and are subject to change once detailed analyses are performed and as additional information becomes available. These adjustments may be material. Since the Transactions have not been completed, Fairfax's access to information to make such estimates is limited and therefore certain market-based assumptions were used when data was not available. However, Fairfax's management believes the fair values recognized are based on reasonable estimates and assumptions based on currently available information. A final determination of the fair value of assets acquired and liabilities assumed will be based on the actual assets and liabilities of Allied World that exist as of the closing date of the Transactions and, therefore, cannot be finalized prior to the completion of the Transactions. In addition, the evaluation of the consideration to be paid by Fairfax upon the completion of the Transactions will be partly determined based on the closing price of Fairfax shares on the closing date of the Transactions.

        See "Unaudited Pro Forma Condensed Combined Financial Information" for an explanation of the basis of preparation of this data.

Summary Unaudited Pro Forma Condensed Combined Statement of Earnings for the nine months ended September 30, 2016 and for the year ended December 31, 2015

  (unaudited—US $ millions except share and per share amounts)

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
Revenue
Gross premiums written	$9,684.3	$11,748.8

Net premiums written	7,944.3	9,968.5

Gross premiums earned	9,089.4	11,700.6
Premiums ceded to reinsurers	(1,543.5)	(1,841.2)

Net premiums earned	7,545.9	9,859.4
Interest and dividends	573.0	691.5
Share of profit of associates	62.4	175.7
Net gains (losses) on investments	(21.0)	(398.1)
Other revenue	1,407.9	1,787.0

	$9,568.2	$12,115.5

Expenses
Losses on claims, gross	$5,571.4	$7,012.8
Losses on claims ceded to reinsurers	(1,003.6)	(1,040.1)

Losses on claims, net	4,567.8	5,972.7
Operating expenses	1,470.6	1,886.2
Commissions, net	1,244.8	1,552.7
Interest expense	228.8	280.4
Other expenses	1,345.2	1,709.3

	8,857.2	11,401.3

Earnings before income taxes	711.0	714.2
Provision for (recovery of) income taxes	105.4	(11.7)

Net earnings	$605.6	$725.9

Attributable to:
Shareholders of Fairfax Group	$424.0	$634.3
Non-controlling interests	181.6	91.6

	$605.6	$725.9

Net earnings per share	$13.43	$20.88
Net earnings per diluted share	$13.17	$20.52
Shares outstanding (000) (weighted average)—basic	29,110	28,206
Shares outstanding (000) (weighted average)—diluted	29,675	28,701

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as at September 30, 2016

  (unaudited—US $ millions)

As at September 30, 2016
Assets
Holding company cash and investments	$501.0
Insurance contract receivables	4,378.4
Portfolio investments	37,457.9
Deferred premium acquisition costs	694.4
Recoverable from reinsurers	6,255.4
Deferred income taxes	515.2
Goodwill and intangible assets	5,401.9
Other assets	2,507.3

Total assets	$57,711.5

Liabilities
Accounts payable and accrued liabilities	$3,221.4
Income taxes payable	22.6
Short sale and derivative obligations	206.1
Funds withheld payable to reinsurers	694.5
Insurance contract liabilities	31,936.4
Long term debt—holding company and insurance and reinsurance companies	4,300.3
Long term debt—non-insurance companies	789.6

Total liabilities	$41,170.9

Equity
Common shareholders' equity	$12,219.6
Preferred stock	1,335.4

Shareholders' equity attributable to shareholders of Fairfax Group	13,555.0
Non-controlling interests	2,985.6

Total equity	16,540.6

Total liabilities and equity	$57,711.5

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA SHARE INFORMATION

        The following table includes per share information for Fairfax and Allied World on a historical basis, on an unaudited pro forma combined basis for the Fairfax Group and equivalent information per Allied World share, assuming 100 percent of the Allied World shares are exchanged for Fairfax shares and cash at an exchange ratio of 0.070552 Fairfax shares and cash of $16.50 for each Allied World share, in addition to the Special Dividend paid by Allied World of $5.00 per share.

        The information set out below should be read in conjunction with the unaudited interim consolidated financial statements and related notes of Fairfax for the nine months ended September 30, 2016, the audited consolidated financial statements and related notes of Fairfax for the year ended December 31, 2015, the unaudited condensed consolidated financial statements and related notes of Allied World for the nine months ended September 30, 2016, and the audited consolidated financial statements and related notes of Allied World for the year ended December 31, 2015, which are incorporated by reference in this prospectus, and financial information contained in the section "Unaudited Pro Forma Condensed Combined Financial Information." See "Where You Can Find Additional Information."

        The following unaudited pro forma per share information has been prepared in accordance with the rules and regulations of the SEC, and is presented for informational purposes only. You should not rely on the unaudited pro forma combined amounts as being necessarily indicative of the results of operations that would have been reported by Fairfax had the Transactions been in effect during 2015 or that may be reported in the future. The unaudited pro forma combined per share information, although helpful in illustrating the financial characteristics of Fairfax under one set of assumptions, does not reflect the benefits of any cost savings, opportunities to earn additional revenue or other factors that may result as a consequence of the Transactions, or the impact of the remaining transaction-related costs for Fairfax and Allied World. These transaction-related costs have been accounted for in the unaudited pro forma condensed combined balance sheet as at September 30, 2016, but not in the unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2016 and for the year ended December 31, 2015. Accordingly, the unaudited pro forma information does not attempt to predict or suggest future results. See "Unaudited Pro Forma Condensed Combined Financial Information" for a more complete discussion.

        Information presented in the tables below reflects the following:

  •
  The historical per subordinate voting and registered share information of Fairfax and Allied World, respectively, has been extracted from the consolidated financial statements of Fairfax and Allied World incorporated by reference in this prospectus.

  •
  The historical book value per share is computed by dividing, in the case of Fairfax, common shareholders' equity by the number of Fairfax common shares in issue, and, in the case of Allied World, the total Allied World shareholders' equity by the number of Allied World shares in issue, both as at September 30, 2016 and December 31, 2015, as applicable.

  •
  Unaudited pro forma combined basic earnings per share is based on the combined results of Fairfax and Allied World. Allied World's US GAAP results have been reconciled to Fairfax's IFRS accounting policies for purposes of presentation in the unaudited pro forma condensed combined financial information.

  •
  Unaudited pro forma combined amounts are presented as if the Transactions had been effective as at January 1, 2015 for the statements of earnings and as at September 30, 2016 for the balance sheet presented based on the acquisition method.

	As at and for the nine months ended September 30, 2016	As at and for the year ended December 31, 2015
Fairfax—Historical
Historical per common share:
Basic earnings	$6.78	$23.67
Diluted earnings	$6.62	$23.15
Dividend(1)	$10.00	$10.00
Book value	$406.65	$403.01
Allied World—Historical
Historical per registered share:
Basic earnings	$3.34	$0.91
Diluted earnings	$3.29	$0.89
Dividend(1)	$0.78	$1.23
Book value	$41.57	$38.84
Unaudited Pro Forma Combined—Historical
Unaudited pro forma combined per Fairfax common share:
Basic earnings	$13.43	$20.88
Diluted earnings	$13.17	$20.52
Dividend(2)	$10.00	$10.00
Book value(3)	$419.78	N/A
Unaudited Pro Forma Allied World Equivalent(4) —Historical
Unaudited pro forma Allied World equivalent per registered share:
Basic earnings	$0.95	$1.47
Diluted earnings	$0.93	$1.45
Dividend	$0.71	$0.71
Book value	$29.62	N/A

Notes:

(1)
Fairfax's dividend per common share for the nine months ended September 30, 2016 and for the year ended December 31, 2015 represents an annual dividend of $10.00 per share paid in the month of January in each of 2016 and 2015. Allied World's dividend per registered share for the nine months ended September 30, 2016 represents an interim dividend of $0.78 per share and for the year ended December 31, 2015 represents a final dividend of $0.52 per share and an interim dividend of $0.71 per share.

(2)
Unaudited pro forma combined dividend per common share reflects Fairfax's historical dividend per subordinate voting share for the nine months ended September 30, 2016 and the year ended December 31, 2015.

(3)
Unaudited pro forma combined book value as at September 30, 2016 is calculated by dividing pro forma combined common shareholders' equity of $12,219.6 million by the pro forma number of Fairfax common shares in issue of 29,333,251, including 6,136,251 new Fairfax shares to be issued as part of the Offer.

(4)
Unaudited pro forma Allied World Equivalent figures are derived by multiplying the respective unaudited pro forma combined historical per share amounts by the assumed share exchange ratio of 0.070552 Fairfax shares per Allied World share to illustrate those unaudited pro forma combined historical amounts on a pre-exchange per share basis.

 COMPARATIVE MARKET INFORMATION

        The Fairfax shares are listed on the TSX under the symbols "FFH" and "FFH.U." The Allied World shares are listed on the NYSE under the symbol "AWH."

        The table below sets out the closing price per share of Fairfax shares on the TSX and of Allied World shares on the NYSE on (a) December 16, 2016, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) February 10, 2017 the last practicable trading day prior to the date of this prospectus. The table below also presents the implied equivalent value per share for Allied World shares in US dollars.

        The implied equivalent value of an Allied World share was calculated as the sum of (1) the Cash Consideration (being $5.00), (2) the Fixed Exchange Stock Consideration (being the product of the closing market price per Fairfax share on the applicable date multiplied by 0.030392 translating that amount into US dollars), (3) the Fixed Value Stock Consideration (being $30.00), and (4) the Special Dividend of $5.00.

	Fairfax shares	Allied World shares	Implied equivalent value per share
	(CAD$)	($)	($)
Date:
December 16, 2016	614.45	45.77	54.00
February 10, 2017	610.84	52.71	54.20

        In calculating the implied equivalent value per Allied World share, amounts in Canadian dollars have been translated into US dollars at a rate of $1.3338 per Canadian dollar, the noon exchange rate published by the Bank of Canada on December 16, 2016, and $1.3074 per Canadian dollar, the noon exchange rate published by the Bank of Canada on February 10, 2017.

        The market prices of Fairfax shares and Allied World shares are likely to fluctuate prior to the Expiration Time and cannot be predicted. Fairfax urges you to obtain current market information regarding Fairfax shares and Allied World shares.

        See "Comparative Per Share Market Price and Dividend Information" for further information about historical market prices of these securities.

RISK FACTORS

        In addition to general investment risks and other information included or incorporated by reference in this prospectus, including the matters described in "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the risks described in the documents incorporated by reference in this prospectus, including those in Fairfax's Annual Report on Form 40-F for the year ended December 31, 2015, Allied World's Annual Report on Form 10-K for the year ended December 31, 2015 and Allied World's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and the following risks before deciding whether to tender your shares in the Offer. Any of the following risks could materially adversely affect the Fairfax Group's business, financial condition or results of operations. Additional risks and uncertainties not currently known to the Fairfax Group or that the Fairfax Group currently does not consider to be material may also materially and adversely affect the Fairfax Group's business, financial condition or results of operations.

Risks related to the Businesses of the Fairfax Group

If the Fairfax Group's actual claims exceed its claim reserves, the financial condition and results of operations of the Fairfax Group could be adversely affected.

        The Fairfax Group maintains reserves to cover estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. The success of the Fairfax Group is dependent upon the ability to accurately assess the risks associated with the businesses that the Fairfax Group reinsures or insures. If the Fairfax Group fails to accurately assess the risks assumed, it may fail to establish appropriate premium rates and its reserves may be inadequate to cover its losses, which could have a material adverse effect on the financial condition of the Fairfax Group and reduce its net earnings.

        Reserves do not represent an exact calculation of liability, but instead represent estimates at a given point in time involving actuarial and statistical projections of the Fairfax Group's expectations of the ultimate settlement and administration costs of claims incurred. Establishing an appropriate level of claim reserves is an inherently uncertain process. The Fairfax Group utilizes both proprietary and commercially available actuarial models, as well as historical insurance industry loss development patterns, to assist in the establishment of appropriate claim reserves.

        In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses ultimately paid may deviate, perhaps substantially, from the reserve estimates reflected in the financial statements of Fairfax and Allied World. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic and social inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis.

        If the Fairfax Group's claim reserves are determined to be inadequate, it will be required to increase claim reserves with a corresponding reduction in its net earnings in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed the Fairfax Group's claim reserves and have a material adverse effect on its results of operations in a particular period and/or its financial condition.

        Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies. When this occurs, the financial results of the Fairfax Group are adversely affected.

Unpredictable catastrophic events could reduce our net earnings.

        The Fairfax Group's insurance and reinsurance operations expose the business to claims arising out of catastrophes. The Fairfax Group has experienced, and will in the future experience, catastrophe losses which may materially reduce its profitability or harm its financial condition. Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, tornadoes, hailstorms, severe winter weather and fires, and unnatural events such as terrorist attacks and riots. The incidence and severity of catastrophes are inherently unpredictable.

        The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of property and casualty lines, including losses relating to business interruptions occurring in the same geographic area as the catastrophic event or in the other geographic areas. It is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon the Fairfax Group's financial condition, profitability or cash flows.

        Claims resulting from natural or man-made catastrophic events could cause substantial volatility in the Fairfax Group's financial results for any fiscal quarter or year and could materially reduce the Fairfax Group's profitability or harm its financial condition. The Fairfax Group's ability to write new business could also be affected. Fairfax believes that increases in the value and geographic concentration of insured property, higher construction costs due to labor and raw material shortages following a significant catastrophe event, and climate change could increase the severity of claims from catastrophic events in the future.

The Fairfax Group's portfolio holdings are subject to fluctuations in the market which could negatively affect their value. If the Fairfax Group is unable to realize its investment objectives, the Fairfax Group's business, financial condition or results of operations may be adversely affected.

        Investment returns are an important part of the Fairfax Group's overall profitability and its operating results depend in part on the performance of its investment portfolio. The Fairfax Group holds bonds and other debt instruments, common stocks, preferred stocks, equity-related securities and derivative securities in its portfolio.

        Accordingly, fluctuations in the fixed income or equity markets could impair the Fairfax Group's financial condition, profitability or cash flows of the Fairfax Group. The Fairfax Group derives its investment income from interest and dividends, together with net gains or losses on investments. The portion derived from net gains or losses on investments generally fluctuates from year to year. However, net gains on investments are typically a less predictable source of investment income than interest and dividends, particularly in the short term.

        The return on the Fairfax Group's portfolio and the risks associated with its investments are also affected by asset mix, which can change materially depending on market conditions. Investments in cash or short term investments generally produce a lower return than other investments. The market value of bonds, other debt instruments and preferred stocks fluctuates with changes in interest rates and credit quality, and is exposed to liquidity risks. The market value of common stocks and equity-related securities is exposed to fluctuations in the stock market and to liquidity risk. Equities, equity-related securities and derivative securities are volatile or extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition or settlement.

        The uncertainty around the ultimate amount and the timing of the Fairfax Group's claim payments may force it to liquidate securities, which may cause it to incur losses. If the Fairfax Group's structures its investments improperly relative to its liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from a decline in value could significantly decrease the Fairfax Group's net earnings.

        The ability to achieve the Fairfax Group's investment objectives is affected by general economic conditions that are beyond its control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Fairfax Group. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities owned by the Fairfax Group. In addition, defaults by third parties who fail to pay or perform on their obligations could reduce the Fairfax Group's investment income and net gains on investment or result in investment losses. The Fairfax Group may not be able to realize its investment objectives, which could reduce its net earnings significantly and adversely affect its business, financial condition or results of operations.

The cycles of the insurance and reinsurance industries and general economic conditions may cause fluctuations in the operating results of the Fairfax Group.

        Historically, the Fairfax Group has experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for insurance and reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions. Factors such as changes in the level of employment, wages, consumer spending, business investment and government spending, the volatility and strength of the global capital markets and inflation or deflation all affect the business and economic environment and, ultimately, the demand for insurance and reinsurance products, and therefore may affect the Fairfax Group's net earnings, financial position or cash flows.

        The property and casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity, as well as periods when shortages of underwriting capacity have permitted attractive premium levels. The Fairfax Group expects to continue to experience the effects of this cyclicality, which, during down periods, could significantly reduce the amount of premium the Fairfax Group writes and could harm its financial condition, profitability or cash flows.

        In the reinsurance industry, the supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue because insurers, including the larger insurers created by industry consolidation, may require less reinsurance or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers. If any of these events transpire, the profitability of the Fairfax Group's reinsurance business could be adversely affected.

The Fairfax Group's business could be harmed because of its potential exposure to asbestos, environmental and other latent claims.

        The Fairfax Group has established loss reserves for asbestos and environmental and other latent claims. There is a high degree of uncertainty with respect to future exposure from such claims because of: significant issues surrounding the liabilities of the insurers, including the Fairfax Group; risks inherent in major litigation, including more aggressive environmental and asbestos-related litigation against insurers, including the Fairfax Group; and diverging legal interpretations and judgments in different jurisdictions. These uncertainties include, among other things:

  •
  the extent of coverage under insurance policies;

  •
  whether or not particular claims are subject to an aggregate limit;

  •
  whether multiple policies issued to the same insured will be triggered by a particular claim;

  •
  the number of occurrences involved in particular claims; and

  •
  new theories of insured and insurer liability.

        Insurers generally, including the Fairfax Group, experienced an increase in the number of asbestos-related claims from 2001 through 2003 likely due to, among other things, the introduction by several U.S. states of tort reform statutes that impact asbestos litigation and resulted in plaintiffs rushing to file claims before the effective date of new legislation. The increase in such claims also led to an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities.

        As a result of tort reform, both legislative and judicial, there has been a decrease in mass asbestos plaintiff screening efforts over the past few years and a decline in the number of unimpaired plaintiffs filing claims. The majority of claims now being filed and litigated continues to relate to mesothelioma, lung cancer or impaired asbestosis cases. This reduction in new filings has focused the litigants on the more seriously injured plaintiffs. While initially there was a concern that such a focus would exponentially increase the settlement value of asbestos cases involving malignancies, this has not been the case. Expense has increased somewhat as a result of this trend, however, primarily due to the fact that the malignancy cases are often more heavily litigated than the non-malignancy cases.

        Similarly, as a result of various regulatory efforts aimed at environmental remediation, companies in the insurance industry, including the Fairfax Group, continue to be involved in litigation involving policy coverage and liability issues with respect to environmental claims. In addition to regulatory pressures, the results of court decisions affecting the industry's coverage positions continue to be inconsistent and have expanded coverage beyond its original intent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remains uncertain. In addition to asbestos and environmental pollution, the Fairfax Group faces exposure to other types of mass tort or health hazard claims, including claims related to exposure to potentially harmful products or substances, such as breast implants, pharmaceutical products, chemical products, lead-based pigments, tobacco, hepatitis C, head trauma and in utero exposure to diethylstilbestrol ("DES"). Tobacco, although a significant potential risk to the Fairfax Group, has not presented significant actual exposure to date. Although still a risk due to occasional unfavorable court decisions, lead pigment has had some favorable underlying litigation developments resulting in this hazard presenting less of a risk to the Fairfax Group. The Fairfax Group is monitoring claims alleging breast cancer as a result of in utero exposure to DES, a synthetic estrogen supplement prescribed to prevent miscarriages or premature births. Historically, DES exposure cases involved alleged injuries to the reproductive tract. More recently filed cases are now alleging a link between DES exposure and breast cancer. As a result of its historical underwriting profile and its focus on excess liability coverage for Fortune 500-type entities, the Fairfax Group's runoff business faces the bulk of these potential exposures within the Fairfax Group. Establishing claim and claim adjustment expense reserves for mass tort claims is subject to uncertainties because of many factors, including expanded theories of liability and disputes concerning medical causation with respect to certain diseases.

        Given the factors described above, it is not presently possible to quantify with a high degree of certainty the ultimate exposure or range of exposure represented by asbestos, environmental and other latent claims and related litigation. The Fairfax Group has established reserves that represent its best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, these claims and related litigation, particularly if current trends continue, could result in liability exceeding these reserves by an amount that could be material to the Fairfax Group's financial condition, profitability or cash flows in future periods.

The Fairfax Group cannot assure you that its reinsurers and certain insureds will pay it on a timely basis or at all.

        Most insurance and reinsurance companies reduce their exposure to any individual claim by reinsuring amounts in excess of their maximum desired retention. Reinsurance is an arrangement in which an insurer, called the cedant, transfers insurance risk to another insurer, called the reinsurer, which accepts the risk in return for a premium payment. Although reinsurance makes the assuming reinsurer liable to the Fairfax Group to the extent of the risk ceded, the Fairfax Group, as cedant, is not relieved of its primary liability to its insureds. The Fairfax Group cannot assure you that its reinsurers will pay their respective reinsurance claims on a timely basis or at all. As well, the Fairfax Group bears credit risk with respect to its reinsurers (including retrocessionaires), both with respect to receivables reflected on its balance sheet as well as to contingent liabilities with respect to reinsurance protection on future claims. If reinsurers are unwilling or unable to pay the Fairfax Group amounts due under reinsurance contracts, the Fairfax Group will incur unexpected losses and the Fairfax Group's results of operations, financial position or cash flows will be adversely affected.

The Fairfax Group is exposed to credit risk in the event its insureds, insurance producers or reinsurance intermediaries fail to remit premiums that are owed to it or failure by its insureds to reimburse it for deductibles that are paid by the Fairfax Group on their behalf.

        The Fairfax Group writes certain insurance policies, such as large deductible policies (policies where the insured retains a specific amount of any potential loss), in which the insured must reimburse the Fairfax Group for certain losses. Accordingly, the Fairfax Group bears credit risk on these policies and cannot assure you that its insureds will pay it on a timely basis or at all. In the ordinary course of business the Fairfax Group is sometimes unable to collect all amounts billed to insureds, generally due to disputes on audit of retrospectively rated policies and, in some cases, due to insureds having filed for bankruptcy protection. In addition, if an insured files for bankruptcy, the Fairfax Group may be unable to recover on assets such insured may have pledged as collateral. The Fairfax Group reserves for uncollectible amounts in the period the collection issues become known. The inability to collect amounts due to the Fairfax Group reduces its net earnings and cash flow, and the ability of its insurance and reinsurance subsidiaries to pay dividends or make other distributions.

        In accordance with industry practice, customers of the Fairfax Group often pay the premiums for their policies to brokers for payment over to the Fairfax Group. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to the Fairfax Group for those amounts, whether or not the Fairfax Group has actually received the premiums from the broker. Consequently, the Fairfax Group assumes a degree of credit risk associated with reliance on brokers in connection with the settlement of insurance balances.

        Further, as is customary in the reinsurance industry, the Fairfax Group's reinsurance companies frequently pay amounts owing in respect of claims under their policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, the Fairfax Group's reinsurance companies might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to the Fairfax Group's reinsurance companies, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable for those amounts, whether or not the Fairfax Group's reinsurance companies have actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, the Fairfax Group assumes a degree of credit risk associated with brokers around the world.

If the insurance and reinsurance subsidiaries of the Fairfax Group are unable to maintain financial strength ratings, it may be more difficult for them to renew policies, retain business or write new business and a downgrade of the credit rating of the Fairfax Group may affect the cost and availability of financing.

        Third-party rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon the criteria of such rating agencies. Periodically the rating agencies evaluate the Fairfax Group's insurance companies to confirm that they continue to meet the criteria of the ratings previously assigned to them. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. These claims-paying ability ratings are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities offered by this prospectus.

        Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. A downgrade in these ratings could lead to a significant reduction in the number of insurance policies the insurance subsidiaries of the Fairfax Group write and could cause early termination of contracts written by the reinsurance subsidiaries of the Fairfax Group or a requirement for them to post collateral at the direction of their counterparts. As well, if the Fairfax Group's current or potential customers were to raise their minimum required financial strength or claims paying ratings above the ratings held by the Fairfax Group or its insurance and reinsurance subsidiaries, or if they were to materially increase their collateral requirements, the demand for the Fairfax Group's products could be reduced, its premiums could decline, and the Fairfax Group's profitability could be adversely affected.

        The ratings of the insurance and reinsurance subsidiaries of the Fairfax Group by these agencies may be based on a variety of factors, some of which are outside of the control of the Fairfax Group, including, but not limited to, the financial condition of the members of the Fairfax Group and their respective subsidiaries and affiliates, the financial condition or actions of parties from which their respective insurance subsidiaries have obtained reinsurance, and factors relating to the sectors in which such persons conduct business, and the statutory surplus of the insurance and reinsurance subsidiaries of the Fairfax Group, which is adversely affected by underwriting losses and dividends paid by them. A downgrade of any of the debt or other ratings of the entities in the Fairfax Group, or of any of their subsidiaries or affiliates, or a deterioration in the financial markets' view of any of these entities, could have a negative impact on the claims-paying ability ratings of the insurance and reinsurance subsidiaries.

        A downgrade of Fairfax's long term debt ratings by the major rating agencies could require Fairfax and/or its subsidiaries to accelerate their cash settlement obligations for certain derivative transactions to which they are a party, and could result in the termination of certain other derivative transactions.

        In addition, a downgrade of the credit rating of a member of the Fairfax Group may affect the cost and availability of financing. Ratings are subject to periodic review at the discretion of each respective rating agency and may be revised downward or revoked at their sole discretion. Rating agencies may also increase their scrutiny of rated companies, revise their rating standards or take other action.

The Fairfax Group may not be successful in achieving its strategic objectives.

        The Fairfax Group may periodically and opportunistically acquire other insurance and reinsurance companies or execute other strategic initiatives developed by management. Although the Fairfax Group undertakes due diligence prior to the completion of an acquisition, it is possible that unanticipated factors could arise and there is no assurance that the anticipated financial or strategic objectives following an integration effort or the implementation of a strategic initiative will be achieved, which could adversely affect the Fairfax Group's financial condition, profitability or cash flows.

        The Fairfax Group may periodically explore opportunities to make strategic investments in all or part of certain businesses or companies. Acquisitions may involve a number of special risks, including failure to retain key personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on the Fairfax Group's business, results of operations and financial position. The Fairfax Group cannot be sure that any acquired businesses will achieve the anticipated revenues, income and synergies. Failure on the Fairfax Group's part to manage its acquisition strategy successfully could have a material adverse effect on its business, results of operations and financial position. The Fairfax Group cannot be sure that it will be able to identify appropriate targets, profitably manage additional businesses or successfully integrate any acquired business into its operations.

The Fairfax Group may hold derivative instruments, which could result in significant losses and volatility of its operating results.

        The Fairfax Group may hold significant investments in derivative instruments and the market value and liquidity of these investments are volatile or extremely volatile and may vary dramatically up or down in short periods, and their ultimate value will therefore only be known upon their disposition or settlement. The Fairfax Group's use of derivative instruments is primarily for general protection against declines in the fair value of their respective financial assets. The Fairfax Group may use derivative instruments to manage or reduce risks or as a cost-effective way to synthetically replicate the investment characteristics of an otherwise permitted investment. A replication derivative exposes the Fairfax Group to the same risks that it would have incurred if it had acquired the otherwise permitted investment directly. The Fairfax Group use of derivative instruments may include, without limitation: interest rate swaps, credit default swaps, total return swaps, warrants, options, forwards, futures and consumer price index-linked contracts.

        The Fairfax Group's use of derivative instruments is governed by their respective investment policies and exposes it to a number of risks, including credit risk, interest rate risk, liquidity risk, inflation risk, market risk and counterparty risk. Counterparty risk is the risk that the other party to a derivative instrument will default on its contractual obligations. If the counterparties to the Fairfax Group's derivative instruments fail to honor their obligations under the derivative instrument agreements, the Fairfax Group may lose the value of its derivative instruments. This failure could have an adverse effect on the Fairfax Group's financial condition and results of operations.

        The Fairfax Group endeavors to limit counterparty risk through diligent selection of counterparties to its derivative instruments and through the terms of agreements negotiated with its counterparties. Pursuant to these agreements, the Fairfax Group and the counterparties are required to deposit eligible collateral in collateral accounts for either the benefit of the Fairfax Group or the counterparty depending on the then current fair value or change in the fair value of the derivative contract. The Fairfax Group's obligation to collateralize liabilities related to its derivative instruments may adversely affect its liquidity by causing it to sell portfolio investments under potentially unfavorable market conditions to enable the Fairfax Group to comply with the terms of the collateral requirements of its derivative instruments and ultimately to fulfill its obligations to its counterparties. In addition, the terms of the Fairfax Group's derivative instrument agreements typically permit its counterparties to terminate the derivative contracts prior to maturity if the Fairfax Group's financial strength ratings are downgraded below a pre-determined level. Such a termination could have a material adverse effect on the Fairfax Group's financial condition and results of operations.

        The Fairfax Group may not be able to realize its investment objectives with respect to derivative instruments, which could have a material adverse effect upon its financial position, profitability or cash flows.

The methods the Fairfax Group will employ to hedge risks associated with certain of its financial instruments may fail to achieve their desired risk management objectives.

        The Fairfax Group may use derivative instruments to manage or reduce its exposure to credit risk and various market risks, including interest rate risk, equity market risk, inflation/deflation risk and foreign currency risk. The Fairfax Group's hedging strategies may be implemented to hedge risks associated with a specific financial instrument, asset or liability or at a macro level to hedge systemic financial risk and the impact of potential future economic crisis and credit related problems on its operations and the value of its financial assets. The Fairfax Group has typically used credit default swaps, total return swaps and consumer price index-linked derivative instruments to hedge macro level risks.

        The Fairfax Group's derivative instruments may expose it to basis risk, notwithstanding that the principal use of derivative instruments is to hedge exposures to various risks. Basis risk is the risk that the fair value or cash flows of derivative instruments applied as economic hedges will not experience changes in exactly the opposite directions from those of the underlying hedged exposure. This imperfect correlation between the derivative instrument and underlying hedged exposure creates the potential for excess gains or losses in a hedging strategy which may adversely impact the net effectiveness of the hedge and may diminish the financial viability of maintaining the hedging strategy and therefore adversely impact the Fairfax Group's financial condition, profitability or cash flows.

The Fairfax Group operates in a highly competitive environment which could make it more difficult for it to attract and retain business.

        The property and casualty insurance industry and the reinsurance industry are both highly competitive, and the Fairfax Group believes that they will remain highly competitive in the foreseeable future. Competition in these industries is based on many factors, including premiums charged and other terms and conditions offered, products and services provided, commission structure, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, selling effort, perceived financial strength and the experience of the insurer or reinsurer in the line of insurance or reinsurance to be written. The Fairfax Group competes, and will continue to compete, with a large number of Canadian, U.S. and foreign insurers and reinsurers, as well as certain underwriting syndicates, some of which have greater financial, marketing and management resources than the Fairfax Group, and there is no assurance that the Fairfax Group will be able to successfully retain or attract business.

        The Fairfax Group is also are aware that other financial institutions, such as banks, are now able to offer services similar to those offered by the Fairfax Group's reinsurance subsidiaries. In addition, in recent years alternative products from capital market participants have been created that are intended to compete with reinsurance products. The Fairfax Group is unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for its products or the risks that may be available for it to consider underwriting.

        Some insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for the Fairfax Group's products and services. If competitive pressures compel the Fairfax Group to reduce its prices, its operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. The Fairfax Group could incur greater expenses relating to customer acquisition and retention, further reducing its operating margins. In addition, insurance companies that merge may be able to spread their risks across a larger capital base so that they require less reinsurance.

Emerging claim and coverage issues, or the failure of any of the loss limitation methods the Fairfax Group will employ, could adversely affect the Fairfax Group's business, financial condition or results of operations.

        Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. The Fairfax Group seeks to limit loss exposure by employing a variety of policy limits and other terms and conditions and through prudent underwriting of e ach program written. The Fairfax Group also seeks to limit loss exposure by geographic diversification. The Fairfax Group cannot be sure that any of these loss limitation methods will be effective. There can be no assurance that various provisions of the Fairfax Group's policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner intended, thus substantially increasing the potential exposure faced under such policies.

        The provision for claims is an estimate and may be found to be deficient, perhaps very significantly, in the future as a result of unanticipated frequency or severity of claims or for a variety of other reasons including unpredictable jury verdicts, expansion of insurance coverage to include exposures not contemplated at the time of policy issue (as was the case with asbestos and pollution exposures) and extreme weather events. As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on the Fairfax Group's business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

  •
  continuing changes in the litigation climate surrounding asbestos claims, including tort reform efforts in various jurisdictions;

  •
  increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

  •
  changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial automobile policies;

  •
  breakthroughs in health care technology, which often lead to increasingly expensive treatments affecting workers compensation exposures; and

  •
  a growing trend in the United States of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling, premium calculation and billing, and other practices, particularly with respect to the handling of personal lines automobile and homeowners claims.

        The effects of these and other unforeseen emerging claims and coverage issues are extremely hard to predict and could harm the Fairfax Group's business.

        The full effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict. As a result, the full extent of the Fairfax Group's liability under its coverages, and in particular its casualty insurance policies and reinsurance contracts, may not be known for many years after a policy or contract is issued. The Fairfax Group's exposure to this uncertainty will grow as the Fairfax Group's "long-tail" casualty businesses grow, because in these lines of business claims can typically be made for many years, making them more susceptible to these trends than in the property insurance business, which is more typically "short-tail." In addition, the Fairfax Group could be adversely affected by the growing trend of plaintiffs targeting participants in the property-liability insurance industry in purported class action litigation relating to claims handling and other.

Fairfax is a holding company, and as a result, may not have access to the cash that is needed to meet its financial obligations.

        Fairfax is a holding company and conducts substantially all of its business through its subsidiaries and receives substantially all of its earnings from them. Fairfax controls its operating insurance and reinsurance companies, each of which must comply with applicable insurance regulations of the jurisdictions in which it operates. Each company must maintain reserves for losses and loss adjustment expenses to cover the risks it has underwritten. The reserves of one of the Fairfax Group's insurance or reinsurance companies are not available to be applied against the risks underwritten by other of the Fairfax Group's companies. The financial condition and results of operations of each of the insurance and reinsurance companies controlled by Fairfax are included in Fairfax's consolidated financial statements and, generally, losses incurred by any of the Fairfax Group's companies directly impact Fairfax's consolidated results. Although a severe loss incurred by one company should not have any adverse effect on any of the Fairfax Group's other companies, such loss, even though not material to the Fairfax Group when its financial condition is viewed as a whole, could have an adverse effect on the Fairfax Group because it could affect adversely how the Fairfax Group's other companies are treated by others, including rating agencies and insurance regulators.

        In the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, the subsidiary may not have sufficient remaining assets to make payments to Fairfax as a shareholder or otherwise. In the event of a default by a subsidiary under a credit agreement or other indebtedness, its creditors could accelerate the debt, prior to such subsidiary distributing amounts to Fairfax that could be used to make payments on outstanding debt. In addition, if Fairfax caused a subsidiary to pay a dividend to it in order to make payment on Fairfax's outstanding debt, and the dividend were determined to be improperly paid, holders of Fairfax's outstanding debt would be required to return the payment to the subsidiary's creditors. As of September 30, 2016, Fairfax's subsidiaries had approximately $1,233.5 million principal amount of indebtedness.

        Although substantially all of the Fairfax Group's operations are conducted through their subsidiaries, none of their subsidiaries are obligated to make funds available to Fairfax for payment on Fairfax's outstanding debt. Accordingly, Fairfax's ability to meet its financial obligations, including to make payments on its outstanding debt, is dependent on the distribution of earnings from subsidiaries. The ability of the subsidiaries of Fairfax to pay dividends to Fairfax in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. The ability of the subsidiaries of Fairfax to pay dividends or make distributions or returns of capital is subject to restrictions set out in the insurance laws and regulations of Canada, the United States, the United Kingdom, Barbados, Poland, Hong Kong, Indonesia, Singapore, Malaysia, Sri Lanka, Brazil, Bermuda and Switzerland and other jurisdictions (in each case, including the provinces, states or other jurisdictions therein) and is affected by the credit agreements and indentures of the subsidiaries, capital support agreements with the subsidiaries and the criteria of third party rating agencies that assess and rate the claims paying ability of the subsidiaries. No assurance can be given that some or all of Fairfax's operating subsidiaries' jurisdictions will not adopt statutory provisions more restrictive than those currently in effect. Following the Transactions, the Fairfax Group's subsidiaries may incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by the Fairfax Group's subsidiaries to Fairfax. Fairfax cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit its subsidiaries to provide Fairfax with sufficient dividends, distributions or loans to meet Fairfax's financial obligations, including to fund payments on its outstanding debt when due.

Fairfax's inability to obtain additional capital in the future as required could have a material adverse effect on its financial condition.

        Fairfax's future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Fairfax's liquidity needs could increase materially and rapidly for a variety of reasons, many of which are outside of its control. For example, Fairfax's insurance subsidiaries may require it to make additional investments in the event that their regulatory capital levels decline below desired levels as a result of future impairments of investment securities, catastrophe losses or other conditions, including changes in regulatory capital requirements. To the extent that the funds generated by Fairfax's businesses are insufficient to fund future operations, Fairfax may need to raise additional funds through equity or debt financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to Fairfax. The cost and availability of debt financing is affected by credit ratings. Fairfax's ability to raise additional capital may be adversely affected by the credit ratings of its entities. If Fairfax cannot obtain adequate capital or if it fails to refinance its existing debt as it comes due, Fairfax's business, financial condition and profitability could be adversely affected.

        Fairfax's ability and/or the ability of its subsidiaries to obtain additional financing for working capital, capital expenditures or acquisitions in the future may also be limited under the terms of Fairfax's $600 million unsecured revolving credit facility entered into by Fairfax and a syndicate of lenders (the "Credit Facility"). The Credit Facility contains various covenants that place restrictions on, among other things, Fairfax's ability or the ability of its subsidiaries to incur additional indebtedness, to create liens or other encumbrances and to sell or otherwise dispose of assets and merge or consolidate with another entity. In addition, the Credit Facility contains certain financial covenants that require Fairfax to maintain a ratio of consolidated debt to consolidated capitalization of not more than 0.35:1 and to maintain consolidated shareholders' equity of not less than $7.5 billion. A failure to comply with the obligations and covenants under the Credit Facility could result in an event of default under such agreement which, if not cured or waived, could permit acceleration of indebtedness, including other indebtedness of Fairfax or its subsidiaries. If such indebtedness were to be accelerated, there can be no assurance that Fairfax's assets would be sufficient to repay that indebtedness in full.

The business of Fairfax could be adversely affected by the loss of one or more key employees.

        Fairfax is substantially dependent on a small number of key employees, including its Chairman and significant shareholder, Mr. Prem Watsa and the senior management of Fairfax and its operating subsidiaries. Fairfax believes that the experiences and reputations in its industry of the abovementioned individuals are important factors in its ability to attract new business. Fairfax's operating subsidiaries have also entered into employment agreements with key employees. Fairfax's success has been, and will be, dependent on its ability to retain the services of its existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of these key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of the business operations of Fairfax. Fairfax does not currently maintain key employee insurance with respect to any of its employees.

The Fairfax Group may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect the Fairfax Group.

        The Fairfax Group uses reinsurance arrangements, including reinsurance of its own reinsurance business purchased from other reinsurers, referred to as retrocessionaires, to help manage exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the policies that the Fairfax Group purchases from them. Some exclusions are with respect to risks which the Fairfax Group cannot exclude in policies the Fairfax Group writes due to business or regulatory constraints, such as coverage with respect to acts of terrorism, mold and cyber risk. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on primary insurers that are inconsistent with corresponding terms in the policies written by these primary insurers. As a result, the Fairfax Group's insurance subsidiaries, like other primary insurance companies, increasingly are writing insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose the Fairfax Group to greater risk and greater potential losses. If the Fairfax Group cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from those risks or may be forced to reduce the amount of business it underwrites, which will reduce the Fairfax Group's revenues. As a result, the Fairfax Group's inability to obtain adequate reinsurance protection could have a material adverse effect on its financial condition and operations.

        The rates charged by reinsurers and the availability of reinsurance to the Fairfax Group's subsidiaries will generally reflect the recent loss experience of Fairfax and of the industry in general. For example, the significant hurricane losses in 2004 and 2005 caused the prices for catastrophe reinsurance protection in Florida to increase significantly in 2006. In 2011, the insurance industry experienced the second highest number of insured losses in history, primarily due to numerous catastrophes. The significant catastrophe losses incurred by reinsurers worldwide resulted in higher costs for reinsurance protection in 2012. Currently there exists excess capital within the reinsurance market due to favorable operating results of reinsurers and alternative forms of reinsurance capacity entering the market. As a result, the market has become very competitive with prices decreasing for most lines of business. Each of Fairfax's subsidiaries continues to evaluate the relative costs and benefits of accepting more risk on a net basis, reducing exposure on a direct basis, and paying additional premiums for reinsurance.

The operations of the Fairfax Group could be adversely affected as a result of regulatory, political, economic or other influences in the insurance and reinsurance industries.

        The insurance and reinsurance industries are highly regulated and are subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal, state and provincial governments in the United States and Canada, as well as governments in foreign jurisdictions in which the Fairfax Group does business, have periodically considered programs to reform or amend the insurance systems at both the federal and local levels. For example, regulatory capital guidelines may change for the Fairfax Group's European operations due to Solvency II; the Dodd-Frank Act creates a new framework for regulation of over-the- counter derivatives in the United States which could increase the cost of the Fairfax Group's use of derivatives for investment and hedging purposes; the activities of the International Association of Insurance Supervisors is expected to lead to additional regulatory oversight of Fairfax as a financial services holding company; and the Canadian and U.S. insurance regulators' Own Risk and Solvency Assessment initiatives have required the Fairfax Group's North American operations to perform self-assessments of the capital available to support their business risks.

        Such initiatives could adversely affect the Fairfax Group's subsidiaries' financial results, including their ability to pay dividends, cause the Fairfax Group to make unplanned modifications of products or services, or result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in the Fairfax Group's products and services. The Fairfax Group cannot predict the future impact of changing law or regulation on its operations; any changes could have a material adverse effect on the Fairfax Group or the insurance industry in general.

        The Fairfax Group's insurance and reinsurance operations (including those located in foreign jurisdictions) are subject to the tax laws and regulations, and value added tax and other indirect taxes, in the countries in which they are organized and in which they operate. Foreign governments from time to time consider legislation and regulations that could increase the amount of taxes that the Fairfax Group pay or impact the sales of the Fairfax Group's products. An increase to tax rates in the countries in which the entities in the Fairfax Group operate could have an adverse effect on its financial condition and results of operations.

Certain business practices of the insurance industry have been the subject of negative publicity and investigations by government authorities and the subject of class action litigation.

        From time to time, the insurance industry has been subject to investigations, litigation and regulatory activity by various insurance, governmental and enforcement authorities, concerning certain practices within the industry. The Fairfax Group sometimes receives inquiries and informational requests from insurance departments in certain states in which its insurance subsidiaries operate. From time to time, consumer advocacy groups or the media also focus attention on certain insurance industry practices. The Fairfax Group cannot predict at this time the effect that investigations, litigation and regulatory activity or negative publicity from consumers or the media will have on the insurance or reinsurance industry or its business, or whether activities or practices currently thought to be lawful will be characterized in the future as unlawful or will become subject to negative scrutiny from consumer advocacy groups or the media. The Fairfax Group's involvement in any investigations and related lawsuits would cause it to incur legal costs and, if an entity in the Fairfax Group were found to have violated any laws, it could be required to pay fines and damages, perhaps in material amounts. In addition, the Fairfax Group could be materially adversely affected by the negative publicity for the insurance industry related to any such proceedings, and by any new industry-wide regulations or practices that may result from such proceedings or publicity. It is possible that future investigations or related regulatory developments will mandate changes in industry practices in a fashion that increases the Fairfax Group's costs of doing business or requires the Fairfax Group to alter aspects of the manner in which it conducts its business.

Political and other developments in foreign jurisdictions in which the entities in the Fairfax Group operate could adversely affect the business and assets of the entities in the Fairfax Group.

        The Fairfax Group's international operations are regulated in various jurisdictions with respect to licensing requirements, currency, amount and type of security deposits, amount and type of reserves, amount and type of local investment and other matters. International operations and assets held abroad may be adversely affected by political and other developments in foreign countries, including possibilities of tax changes, nationalization and changes in regulatory policy, as well as by consequences of hostilities and unrest. The risks of such occurrences and their overall effect upon the Fairfax Group vary from country to country and cannot easily be predicted.

The entities in the Fairfax Group may be subject to regulatory proceedings or significant litigation, which will be expensive and time consuming and, if decided against the entities in the Fairfax Group, could require payment of substantial judgments or settlements.

        The entities in the Fairfax Group may, from time to time, become party to a variety of legal claims and regulatory proceedings, including, but not limited to: disputes over coverage or claims adjudication; disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance and compensation arrangements; disputes with agents, brokers or network providers over compensation and termination of contracts and related claims; regulatory actions relating to consumer pressure in relation to benefits realized by insurers; disputes with taxing authorities regarding tax liabilities and tax assets; regulatory proceedings and litigation related to acquisitions or divestitures made or proposed by the Fairfax Group or its subsidiaries or in connection with companies in which the Fairfax Group holds an investment; and disputes relating to certain businesses acquired or disposed of by the Fairfax Group.

The existence of such claims against the Fairfax Group or its affiliates, directors or officers could have various adverse effects, including negative publicity and the incurrence of significant legal expenses defending claims, even those without merit.

        On July 26, 2006, Fairfax filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax's shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. On September 12, 2012, before trial, and consequently without having heard or made any determination on the facts, the Court dismissed the lawsuit on legal grounds. In October 2012, Fairfax filed an appeal of this dismissal, as Fairfax believes that the legal basis for the dismissal is incorrect. The appeal was heard on October 17, 2016, and the decision was reserved. The ultimate outcome of any litigation is uncertain. The financial effects, if any, of this lawsuit cannot be practicably determined at this time and Fairfax's consolidated financial statements include no anticipated recovery from the lawsuit.

        The Autorité des marchés financiers (the "AMF"), the securities regulatory authority in the Province of Quebec, is conducting an investigation of Fairfax, its Chief Executive Officer, V. Prem Watsa, and its President, Paul Rivett. The investigation concerns the possibility of illegal insider trading and/or tipping (not involving any personal trading by the individuals) in connection with the December 15, 2011 takeover offer by Resolute Forest Products Inc. ("Resolute") for shares of Fibrek Inc. ("Fibrek").

        Except as set out below, further details concerning the investigation are, by law, not permitted to be disclosed. The AMF has authorized Fairfax to make the above-mentioned disclosure. Fairfax and its management are solely responsible for the content of the disclosure set out in the three following paragraphs; the AMF has not in any way endorsed that content.

        Resolute's above-mentioned takeover offer was made to all Fibrek shareholders, including Fairfax. Fairfax agreed in that transaction to a hard lock-up agreement with Resolute whereby Fairfax agreed to tender its shares of Fibrek, representing approximately 26 percent of Fibrek's outstanding shares, to the Resolute takeover offer at the same price as all other Fibrek shareholders. At the time of the Resolute takeover offer for Fibrek, Fairfax's position in Fibrek was valued at approximately CAD$32 million, representing less than 1/6 of 1% of Fairfax's total invested assets at that time.

        Fibrek actively opposed the Resolute takeover offer. In 2012, the Fibrek transaction was the subject of numerous regulatory hearings in Quebec and court proceedings relating to Fibrek's anti-takeover tactics and the hard lock-ups given by various selling shareholders, including Fairfax. Allegations were made in those hearings concerning the possibility of non-compliance with the takeover bid rules. Resolute's takeover offer was allowed to proceed and resulted in Resolute acquiring Fibrek.

        Fairfax believes it has an unblemished record for honesty and integrity and is fully cooperating with the AMF's investigation. Fairfax continues to be confident that in connection with the Resolute takeover offer, it had no material non-public information, that it did not engage in illegal insider trading or tipping, and that there is no reasonable basis for any proceedings in this connection. To the best of Fairfax's knowledge, the AMF investigation is still ongoing. If the AMF commences legal proceedings, which could be administrative or penal, no assurance can be given at this time by Fairfax as to the outcome.

Technological or other changes could adversely impact demand, or the premiums payable, for the insurance coverages the Fairfax Group offers.

        Technological changes could have unpredictable effects on the insurance and reinsurance business. It is expected that new services and technologies will continue to emerge that will affect the demand for insurance and reinsurance products and services, the premiums payable, the profitability of such products and services and the risks associated with underwriting certain lines of business, including new lines of business. Failure to understand evolving technologies, or to position the Fairfax Group in the appropriate direction, or to deploy new products and services in a timely way that considers customer demand and competitor activities could have an adverse impact on the Fairfax Group's business, financial condition, profitability or cash flows. Fairfax maintains an innovation working group comprised of members with diverse backgrounds from across its global subsidiaries to regularly assess new services and technologies that that may be applicable or disruptive to the insurance and reinsurance industries.

The Fairfax Group's computer and data processing systems may fail or be perceived to be insecure, which could adversely affect its business and damage its customer relationships.

        The Fairfax Group's businesses are highly dependent upon the successful and uninterrupted functioning of its computer and data processing systems. The Fairfax Group relies on these systems to perform actuarial and other modeling functions necessary for writing business, to process and make claim payments and to process and summarize investment transactions. The Fairfax Group has a highly trained staff that is committed to the continual development and maintenance of these systems. Third parties provide certain of the key components of the Fairfax Group's business infrastructure such as voice and data communications and network access. Given the high volume of transactions processed daily, the Fairfax Group is reliant on such third party provided services to successfully deliver their products and services. Despite the contingency plans of the Fairfax Group and those of the third party service providers, the failure of these systems could interrupt the Fairfax Group's operations or materially impact the Fairfax Group's ability to rapidly evaluate and commit to new business opportunities. If sustained or repeated, a system failure could result in the loss of existing or potential business relationships, or compromise the Fairfax Group's ability to pay claims in a timely manner. This could result in a material adverse effect on the Fairfax Group's business results.

        In addition, a security breach of the Fairfax Group's computer systems could damage the entities' reputations or result in liability. The Fairfax Group retains confidential information regarding its business dealings in its computer systems, including, in some cases, confidential personal information regarding the insureds. The Fairfax Group may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of security could deter people from conducting transactions that involve transmitting confidential information to the Fairfax Group's systems. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite the implementation of security measures, including the Fairfax Group's implementation of a data security program specific to confidential personal information, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, the Fairfax Group could be subject to liability if hackers were able to penetrate its network security or otherwise misappropriate confidential information.

Fairfax's significant shareholder may substantially influence its direction and operations.

        Mr. Prem Watsa, Fairfax's Chairman and Chief Executive Officer, owns, directly or indirectly, or exercises control or direction over shares representing 42.7 percent of the voting power of Fairfax's outstanding shares. Amendments were made to the terms of the multiple voting shares (as defined in "Description of Fairfax Shares and Articles of Incorporation"), which are controlled by Mr. Watsa, in August 2015 having the effect of preserving the voting power represented by the multiple voting shares at 41.8 percent even if additional subordinate voting shares are issued in the future. Mr. Watsa has the ability to substantially influence certain actions requiring shareholder approval, including approving a business combination or consolidation, liquidation or sale of assets, electing members of the board of directors and adopting amendments to the articles of incorporation and by-laws. As a shareholder,

Mr. Watsa may have different interests than you have and therefore may make decisions that are adverse to your interests. The terms of the multiple voting shares may also have the effect of limiting the likelihood of an unsolicited take-over bid or merger proposal or a proxy contest for the removal of directors. As a result, Fairfax's shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices and it may be difficult for shareholders to replace Fairfax's directors and management.

The Fairfax Group may be adversely affected by foreign currency fluctuations.

        The reporting currency of the Fairfax Group is the US dollar. A portion of the premiums and expenses of the Fairfax Group is denominated in foreign currencies and a portion of the assets (including investments) and loss reserves of the Fairfax Group is also denominated in foreign currencies. The Fairfax Group may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies (including when the foreign currency assets and liabilities are hedged) which could adversely affect the Fairfax Group's financial condition, profitability or cash flows.

The Fairfax Group relies on independent brokers over whom they exercise little control, which exposes the Fairfax Group to certain risks.

        The Fairfax Group does business with a large number of independent brokers on a non-exclusive basis and cannot rely on their commitment to the Fairfax Group's insurance and reinsurance products. Moreover, in some markets the Fairfax Group operates pursuant to "open market" arrangements in which they have no formal relationships with brokers who place the Fairfax Group's risk in these markets. The profitability of the Fairfax Group depends, in part, on the marketing efforts of independent brokers and the Fairfax Group's ability to offer insurance products and maintain financial ratings that meet the requirements and preferences of such brokers and their policyholders.

        Because the majority of the Fairfax Group's brokers are independent, the Fairfax Group has only limited ability to exercise control over them. In the event that an independent broker to whom the Fairfax Group has granted binding authority exceeds its authority by binding the Fairfax Group on a risk which does not comply with the respective underwriting guidelines, the Fairfax Group may be at risk for that policy until it receives the application and effects a cancellation. Although to date the Fairfax Group has not experienced a material loss from improper use of binding authority of its brokers, any improper use of such authority may result in losses that could have a material adverse effect on the Fairfax Group's business, results of operations and financial condition.

If the value of the Fairfax Group's goodwill and indefinite-lived intangible assets is impaired the Fairfax Group would be required to write down the value of such assets.

        A portion of the Fairfax Group's assets are comprised of goodwill and indefinite-lived intangible assets which have arisen principally from various acquisitions made by Fairfax or its operating subsidiaries. The Fairfax Group tests the carrying value of goodwill and indefinite-lived intangible assets for impairment at least annually or more often if events or circumstances indicate there may be an impairment. Should it be identified that the value of goodwill and indefinite-lived intangible assets is impaired, the Fairfax Group would be required to write down the value of such assets to their fair value. Continued profitability of the Fairfax Group's acquired businesses is a key driver for there to be no impairment in the carrying value of the Fairfax Group's goodwill and indefinite-lived intangible assets.

The failure to realize deferred income tax assets could lead to a reduction or tax authorities may take differing positions from the Fairfax Group, either of which could adversely affect the Fairfax Group's results of operations.

        Realization of deferred income tax assets is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and temporary differences exist. Failure to achieve projected levels of profitability could lead to a reduction in the Fairfax Group's deferred income tax asset if it is no longer probable that the amount of the asset will be realized.

        The Fairfax Group is subject to income taxes in Canada, the United States and many foreign jurisdictions where it operates, and its determination of tax liability is subject to review by applicable domestic and foreign tax authorities. While the Fairfax Group believes its tax positions to be reasonable, where its interpretations differ from those of tax authorities or the timing of realization is not as expected, the provision for income taxes may increase or decrease in future periods to reflect actual experience.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce the profitability of the Fairfax Group's insurance subsidiaries.

        Virtually all U.S. states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. Many states also have laws that establish second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various jurisdictions, the Fairfax Group's insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce the profitability of the Fairfax Group's U.S. insurance subsidiaries in any given period or limit their ability to grow their business. Similarly, the Fairfax Group's Canadian insurance subsidiaries contribute to mandatory guaranty funds that protect insureds in the event of a Canadian property and casualty insurer becoming insolvent.

It may be difficult to effect service of process or enforce judgments against Fairfax or its officers and directors.

        Fairfax is incorporated pursuant to the laws of Canada. In addition, certain of its directors and officers reside outside the United States, and all or a substantial portion of Fairfax's assets and the assets of its directors and officers are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon Fairfax or those persons, or to recover against Fairfax or those persons on the judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

        Fairfax has been advised by Swiss counsel that there is doubt as to whether Swiss courts would enforce (i) judgments of U.S. courts obtained in actions against Allied World or its directors and officers predicated upon the civil liability provisions of the U.S. federal securities laws or (ii) original actions brought in Switzerland against Allied World or its directors and officers predicated solely upon U.S. federal securities laws. Further, Fairfax has been advised by Swiss counsel that there is no treaty in effect between the United States and Switzerland providing for the enforcement of judgments of U.S. courts and there are grounds upon which Swiss courts may not enforce such judgments. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to Swiss public policy.

Risks related to the Transactions

If all conditions are not satisfied or, to the extent permitted by law, waived, the Transactions may not proceed.

        The completion of the Offer, and therefore the Merger, is subject to the satisfaction or waiver of a number of conditions as set out in the Merger Agreement. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Transactions.

        Fairfax and Allied World have made various filings and submissions and are pursuing all required consents, orders and approvals in accordance with the Merger Agreement. No assurance can be given, however, that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the Transactions will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Fairfax or Allied World or may impose requirements, limitations or costs or place restrictions on the conduct of Fairfax's or Allied World's business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to Fairfax or Allied World. Such extended period of time also may increase the chance that other adverse effects with respect to Fairfax or Allied World could occur, such as the loss of key personnel. As a result of these conditions, Fairfax and Allied World cannot provide assurance that the Offer and/or the Merger will be completed on the terms or timeline currently contemplated, or at all. For more information, see "The Offer—Conditions to the Offer."

The Fairfax Group may not realize all of the anticipated benefits of the Transactions.

        Fairfax believes that the Transactions will provide benefits to the Fairfax Group as described elsewhere in this prospectus. However, there is a risk that some or all of the expected benefits of the Transactions may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, including regulatory considerations and decisions, many of which are beyond the control of Fairfax and Allied World. The past financial performance of each of Fairfax and Allied World may not be indicative of their future financial performance. The diversion of management's attention and any delays or difficulties encountered in connection with the Transactions and the coordination of the two companies' operations could have an adverse effect on the business, financial results, financial condition or the price of Fairfax's shares following the Transactions. The coordination process may also result in additional and unforeseen expenses. Failure to realize all of the anticipated benefits of the Transactions could have a material adverse effect on the Fairfax Group's business, financial condition and results of operations.

There will be substantial transaction costs incurred in connection with the Transactions.

        Fairfax and Allied World have incurred and expect to incur significant transaction fees and other costs associated with completing the Transactions. These fees and costs are substantial and include financial advisory, legal and accounting fees and expenses. Such fees and costs may be required to be paid even if the Transactions are not completed. Furthermore, the Merger Agreement provides for certain payments upon termination of the Merger Agreement under specified circumstances. Among other things, if the Merger Agreement is terminated by Allied World or Fairfax as a result of an adverse change in the recommendation of the other party's board of directors, Allied World may be required to pay to Fairfax, or Fairfax may be required to pay to Allied World, a termination fee of $196 million.

Fairfax and Allied World may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transactions from being completed.

        Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Fairfax Group's liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, neither Fairfax nor Allied World is aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

An impairment of goodwill or other intangible assets would adversely affect the Fairfax Group's business, financial condition and results of operations.

        Upon completion of the Transactions, a significant portion of the difference between the purchase price and the fair value of Allied World's net assets at that date may be recorded as goodwill. In addition, other intangible assets may be recorded as a result of the purchase price allocation. Under IFRS, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets with a finite life are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever there is an indication of impairment. In particular, if the Fairfax Group's business does not develop as expected, impairment charges may be incurred in the future which could be significant and which could have an adverse effect on the Fairfax Group's business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information may not be an indication of the Fairfax Group's financial condition or results of operations following the Transactions.

        The unaudited pro forma condensed combined financial information contained in this prospectus has been prepared using the consolidated historical financial statements of Fairfax and Allied World, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the Fairfax Group following the Transactions. Certain adjustments and assumptions have been made regarding the Fairfax Group after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect the Fairfax Group's results of operations or financial condition following the Transactions. Moreover, the pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the Fairfax Group in connection with the Transactions. For these and other reasons, the historical and pro forma condensed combined financial information included in this prospectus does not necessarily reflect the Fairfax Group's results of operations and financial condition and the actual financial condition and results of operations of the Fairfax Group following the Transactions may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this prospectus may not be an indication of the actual results of the Transactions or the Fairfax Group's future results.

        This prospectus contains projections and forecasts prepared by Allied World's management. Fairfax does not endorse any of the forecasts, projections or estimates prepared by Allied World of the business and financial performance of Allied World that may be included in this prospectus. The prospective financial information included in this prospectus was prepared by, and is the responsibility of, Allied World's management.

        None of the projections and forecasts included in this prospectus have been prepared with a view towards public disclosure or towards complying with generally accepted accounting principles and such projections and forecasts are subject to numerous uncertainties and assumptions, including in respect of industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Allied World's business, including revenues, the expected profitability of ongoing projects and future project awards, liquidity, the outcomes of litigation and legal proceedings and recoveries from customers for claims, all of which are difficult to predict and many of which are beyond Allied World's and Fairfax's control. Such projections and forecasts will also not be updated. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Some of Allied World's directors and executive officers may have financial interests in the Transactions that are different from or are in addition to those of Allied World shareholders generally.

        Some of Allied World's directors and executive officers may have financial interests in the Transactions that are different from, or are in addition to, those of Allied World's shareholders generally. These interests could have affected their decision to support or approve the Offer. Such interests have been included in "Interests of Allied World, FFH Switzerland and Fairfax and Their Directors and Officers—Interests of Allied World's Directors and Officers in the Offer."

Risks related to the Offer

Because the market price of Fairfax shares and the exchange rate of Canadian dollars to US dollars may fluctuate, Allied World shareholders cannot be sure of the value of the Offer Consideration they will receive.

        Upon completion of the Offer, each Allied World share will be converted into the right to receive cash and Fairfax shares. Fairfax is not issuing a fixed number of Fairfax shares as part of the Offer. The exchange ratio in relation to the stock portion of the Offer Consideration is not fixed and may vary significantly depending on fluctuations in the market price of Fairfax shares or in the exchange rate of Canadian dollars to US dollars. Stock price changes may result from a variety of factors, including changes in Fairfax's or Allied World's respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Fairfax shares, the comparative value of the Canadian dollar and the US dollar or market value of the Allied World shares.

Allied World shareholders who do not tender their Allied World shares prior to the Expiration Time, including any extension of the Offer, will not have another opportunity to tender their Allied World shares into the Offer and may become a minority shareholder of Allied World.

        Allied World shareholders who wish to tender their Allied World shares into the Offer and receive the Offer Consideration must tender their Allied World shares prior to the Expiration Time or during any Subsequent Offering Period. Upon the expiration of the Offer, including any extension thereof, Fairfax will cause FFH Switzerland to accept for exchange and will exchange all Allied World shares validly tendered and not properly withdrawn pursuant to the terms of the Offer. In addition, Fairfax will cause FFH Switzerland to accept for exchange and will exchange all Allied World shares validly tendered in any Subsequent Offering Period. However, there can be no assurance that FFH Switzerland will provide for a Subsequent Offering Period.

        It is possible that Fairfax may not be able to acquire 100 percent of the outstanding Allied World shares in the Offer. Pursuant to Swiss law, Fairfax must own 90 percent or more of all outstanding Allied World shares (excluding Allied World shares held by Allied World) to implement a squeeze-out merger of the remaining outstanding Allied World shares. If the conditions to implement a squeeze-out merger under Swiss law are satisfied, Fairfax will, indirectly through Fairfax (Switzerland), initiate the Merger whereby any remaining Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will receive the Merger Consideration. In the event that the Offer is successful, but the squeeze-out merger is not completed, any non-tendering Allied World shareholder will be a minority shareholder of Allied World with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors and the payment of dividends. Accordingly, non-tendering Allied World shareholders may not receive any consideration for such Allied World shares, and the liquidity and value of any Allied World shares that remain outstanding could be negatively affected. For a further discussion, see "—The Offer may adversely affect the liquidity and value of non-tendered Allied World shares" and "—If Fairfax initiates a squeeze-out merger under Swiss law, remaining Allied World shareholders will have their shares exchanged for the Merger Consideration" and "The Offer—Effect of the Offer on the Market for Allied World Shares."

After completion of the Offer, former Allied World shareholders will own a smaller percentage of Fairfax than they currently own of Allied World.

        After the completion of the Offer, former Allied World shareholders will own a smaller percentage of Fairfax than they currently own of Allied World. If all of the issued and outstanding Allied World shares are validly tendered and exchanged pursuant to the terms of the Offer (assuming an exchange ratio for the Fixed Value Stock Consideration of 0.063222, which corresponds to the closing price of Fairfax shares on the TSX as of February 10, 2017), the former Allied World shareholders, other than Allied World, will own approximately 26.2 percent of the Fairfax shares representing approximately 15.2 percent of the total voting rights, and holders of existing Fairfax shares, other than Fairfax, will own approximately 73.8 percent of the Fairfax shares representing approximately 43.0 percent of the total voting rights. As a result, former Allied World shareholders would be a minority of the Fairfax shareholders with limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the appointment of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.

The Offer may adversely affect the liquidity and value of non-tendered Allied World shares.

        It is possible that Fairfax may not be able to acquire 100 percent of the outstanding Allied World shares in a timely manner, or at all. The Minimum Tender Condition for the Offer is 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World). In certain circumstances, Fairfax may elect to waive the Minimum Tender Condition down to 66 2/3 percent. Thus, at the completion of the Offer, it is possible that Fairfax may own more than 66 2/3 percent but less than 90 percent of the Allied World voting rights. Pursuant to Swiss law, Fairfax must own 90 percent or more of all outstanding Allied World shares (excluding Allied World shares held by Allied World) to implement a squeeze-out merger of the remaining outstanding Allied World shares. In the event that the Offer is successful, but not all of the Allied World shares are tendered in the Offer, the number of shareholders and the number of Allied World shares held by individual holders will be greatly reduced. In these circumstances, the liquidity of, and market for, those remaining publicly held Allied World shares could be adversely affected by the lack of an active trading market and lack of analyst coverage.

        The Allied World shares are currently listed on the NYSE. Depending upon the number of Allied World shares purchased in the Offer, the Allied World shares may no longer meet the requirements for continued listing and may be delisted from the NYSE. Moreover, to the extent permitted under applicable law and stock exchange regulations, as soon as practicable following completion of the Offer, Fairfax intends to cause the delisting of the Allied World shares from the NYSE and, if possible, terminate the registration of Allied World shares and Allied World's reporting obligations under the Exchange Act. If the Allied World shares are delisted, the liquidity of, and market for, those remaining publicly held Allied World shares could be adversely affected by the lack of an active trading market and lack of analyst coverage. Additionally, deregistration would substantially reduce the information required to be furnished by Allied World to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Allied World.

        It is possible that the Allied World shares could be traded in over-the-counter markets and that price quotations would be reported by other sources. The extent of the public market for the Allied World shares and the availability of market quotations would depend upon the number of holders and/or the aggregate market value of the Allied World shares remaining at such time, the interest in maintaining a market in the Allied World shares on the part of securities firms and the possible termination of registration of Allied World shares and Allied World's reporting obligations under the Exchange Act. If such registration is terminated, Allied World would cease filing periodic reports with the SEC, which could further impact the value of the Allied World shares. To the extent the availability of such continued listings or quotations depends on steps taken by Fairfax or by Allied World, Fairfax or Allied World may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available following completion of the Offer.

If Fairfax initiates a squeeze-out merger under Swiss law, remaining Allied World shareholders will have their shares exchanged for the Merger Consideration.

        If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate the Merger whereby any remaining Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will receive the Merger Consideration. If there is a delay in effecting the Merger, the liquidity and value of any remaining Allied World shares may be reduced. Upon the completion of the Merger, Allied World will cease to exist and Allied World shares will be cancelled. The consideration payable (in cash or otherwise) for each Allied World share (except for any Allied World shares directly or indirectly held by Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation) cancelled in the Merger is governed by Article 8 paragraph 2 of the Swiss Merger Act. However, in no event will Allied World shareholders receive any shares of the surviving entity following the Merger. There can be no assurance whether or when the Merger will occur, or that the consideration offered in the Merger, which will be the same as the Offer Consideration, will be considered adequate (in form or value) as contemplated by the Swiss Merger Act.

Allied World shareholders may decide to sell their Allied World shares and/or Fairfax shares, which could cause a decline in their market prices.

        Some Allied World shareholders may decide they do not want to own shares of a company that has its primary listing outside the United States. This could result in the sale of Allied World shares prior to the completion of the Offer or the Merger or the sale of Fairfax shares received in the Offer or the Merger after the completion of the Offer or the Merger, as the case may be. These sales, or the prospects of such sales in the future, could adversely affect the market price for Allied World shares, and the ability to sell Allied World shares in the market, before the Offer is completed, as well as Fairfax shares before and after the Offer or Merger is completed. This could, in turn, adversely affect the dollar value of the Fairfax shares that Allied World shareholders will receive upon completion of the Offer or the Merger.

There will be material differences between your current rights as a holder of Allied World shares and the rights you can expect as a holder of Fairfax shares.

        Upon completion of the Transactions, Allied World shareholders will no longer be shareholders of Allied World, a corporation incorporated under the laws of Switzerland, but will be shareholders of Fairfax, a corporation incorporated under the laws of Canada. There will be material differences between the current rights of Allied World shareholders and the rights you can expect to have as a holder of Fairfax shares. For a more detailed discussion of the differences in the rights of Allied World shareholders and Fairfax shareholders, see "Comparison of Shareholders' Rights."

        Furthermore, Fairfax is a foreign private issuer under the rules and regulations of the SEC. As a result, Fairfax is exempt from a number of rules under the Exchange Act and is permitted to file different, and in many instances less comprehensive, information with the SEC, and to file such information less frequently than Allied World is currently required to file. For example, Fairfax would not be required to furnish quarterly reports on Form 10-Q, proxy statements pursuant to Sections 14(a) or 14(c) of the Exchange Act or reports on "insider" trading pursuant to Section 16 of the Exchange Act, nor will the "short swing" profit recovery provisions of Section 16(b) of the Exchange Act be applicable. Accordingly, after the Transactions, if you continue to hold Fairfax shares you will receive less information about Fairfax than you currently receive about Allied World and be afforded less protection under the US federal securities laws than you are currently afforded. In addition, as a TSX listed company, there may be some differences in the corporate governance practices adopted by Fairfax compared with those of a NYSE listed company, like Allied World, including the application of different tests for the independence of board members.

The U.S. federal income tax consequences to U.S. Holders of the Transactions are not certain.

        Provided that following the completion of the Transactions the value of the Fairfax shares constitutes at least 40% of the total value of the consideration received by Allied World shareholders, Allied World and Fairfax intend that the Transactions will qualify as a Reorganization. As described more fully below in "Material Tax Consequences—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Transactions," if Fairfax makes a Cash Election in an amount sufficient to cause the stock component of the Offer Consideration to constitute less than 40% of the aggregate fair market value of the Offer Consideration, the Transactions may not qualify as a Reorganization. Whether the Transactions qualify as a Reorganization depends on the application of complex U.S. federal income tax laws and certain facts which cannot be determined until after the Transactions are completed. If the Transactions fail to qualify as a Reorganization, the exchange of Allied World shares by a U.S. Holder (as defined in "Material Tax Consequences—Material U.S. Federal Income Tax Consequences") for the Offer Consideration will be treated as a taxable exchange for U.S. federal income tax purposes.

        For more information on the U.S. federal income tax consequences of the Offer, see "Material Tax Consequences—Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor on the tax consequences to you of tendering your Allied World shares in the Offer.

Upon completion of the Transactions, Allied World shareholders will become Fairfax shareholders, and the market price for Fairfax shares may be affected by factors different from those that historically have affected Allied World.

        Upon completion of the Transactions, Allied World shareholders will become Fairfax shareholders. Fairfax's businesses differ from those of Allied World, and accordingly, the results of operations of Fairfax will be affected by some factors that are different from those currently affecting the results of operations of Allied World. For a discussion of the businesses of Fairfax and Allied World and of some important factors to consider in connection with those businesses, see "Business of Fairfax," "Business of Allied World," "Risk Factors" and the documents incorporated by reference in this prospectus and referred to in "Where You Can Find Additional Information."

The market value of Fairfax shares may be adversely affected by fluctuations in the exchange rate between the US dollar and the Canadian dollar.

        Fluctuations in the exchange rate between the US dollar and the Canadian dollar will affect the market value of Fairfax shares when expressed in US dollars. If the relative value of the Canadian dollar to the US dollar declines, the US dollar equivalent of the Canadian dollar price of Fairfax shares traded on the TSX will also decline.

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Allied World Financial Information

        Allied World's consolidated financial information for the nine months ended September 30, 2016 has been derived from its quarterly report filed on Form 10-Q dated October 31, 2016, incorporated by reference in this prospectus. Allied World's consolidated financial information for the years ended December 31, 2015, 2014 and 2013 has been derived from its annual report filed on Form 10-K dated February 22, 2016, also incorporated by reference in this prospectus. All disclosures of dollar amounts, except share data and per share amounts, are presented in millions of US dollars. Allied World's consolidated financial statements, incorporated by reference herein, are prepared in accordance with US GAAP.

        As a subsidiary of Fairfax, the accounting policies that will be applied by Allied World will be consistent with those applied by Fairfax. In addition, for the purposes of the consolidated financial information prepared for Fairfax, Allied World will be consolidated as a subsidiary of Fairfax in accordance with Fairfax's accounting policies under IFRS. Therefore, Allied World's historical financial information may not be a reliable indicator of future results.

Accounting Principles

        In accordance with Canadian law, the consolidated financial statements of Fairfax have been prepared in accordance with IFRS.

        The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies. The areas that require a high level of judgment or areas of judgment and estimation that are significant to Fairfax are disclosed in the notes accompanying its annual consolidated financial statements.

        Under IFRS, the acquisition of Allied World will be accounted for using the acquisition method. Fairfax is the accounting and legal acquiror. In Fairfax's consolidated financial statements, the assets, liabilities and contingent liabilities of Allied World will initially be recognized at fair value, with limited exceptions; the excess of the cost of the Transactions over the net fair value of the assets, liabilities and contingent liabilities recognized will be recorded as goodwill.

Reconciliation of Allied World Historic Financial Information from US GAAP to IFRS

        This prospectus contains unaudited pro forma condensed combined financial information that has been adjusted to reflect the effect of the Transactions on the consolidated balance sheet of Fairfax as at September 30, 2016 as if the Transactions had occurred on that date and to reflect the effect of the Transactions on the consolidated income statements of Fairfax for the year ended December 31, 2015 and nine months ended September 30, 2016 as if the Transactions had occurred on January 1, 2015.

        The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates and assumptions made by Fairfax's management that it considers reasonable. It does not purport to represent what Fairfax's actual results of operations or financial condition would have been had the Transactions occurred on the date indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition, the unaudited pro forma condensed combined financial information does not reflect the effect of any cost or revenue synergies associated with combining Fairfax and Allied World. For more information see "Unaudited Pro Forma Condensed Combined Financial Information."

        For purposes of the unaudited pro forma condensed combined financial information, the historical consolidated financial information of Allied World for the nine months ended September 30, 2016 and for the year ended December 31, 2015 has been reconciled to Fairfax's IFRS accounting policies.

Non-IFRS and Non-US GAAP Financial Measures

        This prospectus contains some financial measures which are not within the scope of IFRS or US GAAP and which are used by Fairfax and Allied World, respectively, to assess the financial performance of their businesses. These measures include the loss ratio, expense ratio, commission expense ratio, accident year combined ratio, average annual return on average equity, annual benefit (cost) of float and ratio of net premiums written to statutory surplus (or total equity) for Fairfax and operating income, operating income per share, diluted book value per share, annualized return on average equity, annualized return on average tangible shareholders' equity and tangible shareholders' equity for Allied World and are included because Fairfax and Allied World believe that they are important supplemental measures of operating performance. These are not measures of operating performance derived in accordance with either IFRS or US GAAP and should not be considered a substitute to Fairfax's or Allied World's historical financial results based on IFRS or US GAAP, respectively. In addition, these measures are not intended to be an indication of either Fairfax's or Allied World's ability to fund its, or, following the completion of the Transactions, the Fairfax Group's, cash requirements. Consideration should be given to the types of events and transactions that are excluded from the calculation of these non-IFRS and non-US GAAP measures. These non-IFRS and non-US GAAP measures are not uniformly defined by all companies and therefore comparability may be limited.

Fairfax

        Fairfax analyzes the underlying insurance, reinsurance and runoff operations and the financial position of the Fairfax Group in various ways. Certain of these measures are non-IFRS measures that do not have a prescribed meaning within IFRS.

        The combined ratio is a traditional measure of underwriting results of property and casualty companies and is calculated by Fairfax as the sum of the loss ratio (claims losses and loss adjustment expenses expressed as a percentage of net premiums earned) and the expense ratio (commissions, premium acquisition costs and other underwriting expenses expressed as a percentage of net premiums earned). The loss ratio and expense ratio are considered to be non-IFRS measures. Other non-IFRS measures used by Fairfax include the commission expense ratio (commissions expressed as a percentage of net premiums earned) and the accident year combined ratio (calculated in the same manner as the combined ratio but excluding net favorable or adverse development of reserves established for claims that occurred in previous accident years). Fairfax also uses average annual return on average equity, a non-IFRS measure, derived from segment balance sheets and segment operating results. It is calculated for a reporting segment as the cumulative net earnings for a specified period of time expressed as a percentage of average equity over the same period.

        Fairfax's annual benefit (cost) of float is also a non-IFRS measure. Float is calculated as the sum of loss reserves, including loss adjustment expense reserves, unearned premium reserves and other insurance contract liabilities, less insurance contract receivables, recoverable from reinsurers and deferred premium acquisition costs. The annual benefit (cost) of float is calculated by dividing the underwriting profit (loss) by the average float in that year. Float arises as an insurance or reinsurance business receives premiums in advance of the payment of claims.

        Fairfax also uses the ratio of net premiums written to statutory surplus (or total equity) as a measure of capital adequacy in the property and casualty industry, which is also a non-IFRS measure.

Allied World

        In presenting Allied World's results, its management uses certain non-GAAP financial measures, as such term is defined in Item 10(e) of Regulation S-K promulgated by the SEC. Allied World's management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Allied World's results of operations in a manner that allows for a more complete understanding of the underlying trends in Allied World's business. However, these measures should not be viewed as a substitute for those determined in accordance with US GAAP.

Operating income & operating income per share

        Operating income is an internal performance measure used in the management of Allied World's operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss and other non-recurring items. Allied World excludes net realized investment gains or losses, net foreign exchange gain or loss and other non-recurring items from its calculation of operating income because these amounts are heavily influenced by and fluctuate in part according to the availability of market opportunities and other factors. In addition to presenting net income determined in accordance with US GAAP, Allied World believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Allied World's results of operations and underlying business performance. Operating income should not be viewed as a substitute for US GAAP net income. The following is a reconciliation of operating income to its most closely related US GAAP measure, net income.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	($ in millions, except per share data)
Net income	$296.1	$82.2	83.9	490.3	418.0
Add after tax effect of:
Net realized investment (gains) losses	(104.0)	88.8	127.6	(89.0)	(59.5)
Foreign exchange (gain) loss	(4.9)	10.4	11.3	1.0	8.0
Income tax expense (benefit)(1)	9.7	(12.4)	(10.8)	12.8	(2.4)
Operating income	$196.9	$169.0	212.0	415.1	364.1
Basic per share data:
Net income	$3.34	$0.88	0.91	5.03	4.08
Add after tax effect of:
Net realized investment (gains) losses	(1.17)	0.95	1.38	(0.91)	(0.58)
Foreign exchange loss	(0.06)	0.11	0.12	0.01	0.08
Income tax expense (benefit)(1)	0.11	(0.13)	(0.12)	0.13	(0.02)
Operating income	$2.22	$1.81	$2.29	$4.26	$3.56
Diluted per share data:
Net income	$3.29	$0.87	$0.89	$4.92	$3.98
Add after tax effect of:
Net realized investment (gains) losses	(1.15)	0.94	1.36	(0.89)	(0.57)
Foreign exchange (gain) loss	(0.05)	0.11	0.12	0.01	0.08
Income tax expense (benefit)(1)	0.11	(0.13)	(0.12)	0.13	(0.02)
Operating income	$2.19	$1.79	$2.25	$4.17	$3.47

(1)
Represents the tax expense or benefit associated with the specific country to which the pre-tax adjustment related.

Tangible shareholders' equity and diluted book value per share for the year ended December 31, 2015, 2014 and 2013

        Allied World's management uses tangible shareholders' equity, which is total shareholders' equity excluding goodwill and intangible assets, because it represents a more liquid measure of Allied World's net assets than total shareholders' equity. Allied World's management also uses diluted book value per share because it takes into account the effect of dilutive securities; therefore, Allied World believes it is an important measure of calculating shareholder returns.

	As of December 31,
	2015	2014	2013
	($ in millions, except share and per share data)
Price per share at period end	$37.19	$37.92	$37.60
Total shareholders' equity	$3,532.5	$3,778.3	$3,519.8
Deduct:
Goodwill	388.1	278.3	268.4
Intangible Assets	116.6	46.3	48.8

Total tangible shareholders' equity	$3,027.8	$3,453.7	$3,202.6
Basic common shares outstanding	90,959,635	96,195,482	100,253,646
Add:
Unvested restricted share units	819,309	502,506	143,697
Performance based equity awards	591,683	616,641	804,519
Employee share purchase plan	53,514	42,176	55,596
Dilutive options outstanding	1,968,607	2,426,674	2,928,312
Weighted average exercise price per share	$16.87	$16.41	$16.07
Deduct:
Options bought back via treasury method	(892,993)	(1,050,151)	(1,251,687)

Common shares and common share equivalents outstanding	93,499,755	98,733,328	102,934,083

Basic book value per common share	$38.84	$39.28	$35.11
Diluted book value per common share	$37.78	$38.27	$34.20
Basic tangible book value per common share	$33.29	$35.90	$31.94
Diluted tangible book value per common share	$32.38	$34.98	$31.11

Tangible shareholders' equity and diluted book value per share as of September 30, 2016 and 2015

        Allied World's management uses tangible shareholders' equity, which is total shareholders' equity excluding goodwill and intangible assets, because it represents a more liquid measure of Allied World's net assets than total shareholders' equity. Allied World's management also uses diluted book value per share because it takes into account the effect of dilutive securities; therefore, Allied World believes it is an important measure of calculating shareholder returns.

	As of September 30,
	2016	2015
	($ in millions, except share and per share data)
Price per share at period end	$40.42	$38.17
Total shareholders' equity	$3,615.9	$3,555.4
Deduct:
Goodwill	392.8	354.8
Intangible assets	111.1	130.6

Total tangible shareholders' equity	$3,112.0	$3,070.0

Basic common shares outstanding	86,974,284	90,911,888
Add:
Unvested restricted stock units	1,194,576	823,635
Performance-based equity awards	588,537	591,683
Employee share purchase plan	38,404	32,515
Dilutive stock options outstanding	1,652,847	2,020,354
Weighted average exercise price per share	$17.14	$16.70
Deduct:
Options bought back via treasury method	(700,903)	(883,846)

Common shares and common share equivalents outstanding	89,747,745	93,496,229
Basic book value per common share	$41.57	$39.11
Diluted book value per common share	40.29	38.03
Basic tangible book value per common share	35.78	33.77
Diluted tangible book value per common share	34.67	32.84

Annualized return on average shareholders' equity for the year ended December 31, 2015, 2014 and 2013

        Annualized return on average shareholders' equity is calculated using average shareholders' equity, adjusted for other comprehensive income or loss. Annualized return on average tangible shareholders' equity is calculated using average shareholders' equity, adjusted for other comprehensive income or loss, less goodwill and intangible assets. Allied World presents annualized return on average shareholders' equity and annualized return on average tangible shareholders' equity as measures that are commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

        Annualized operating return on average shareholders' equity and average tangible shareholders' equity is calculated using operating income instead of net income.

	Year Ended December 31,
	2015	2014	2013
	($ in millions)
Opening shareholders' equity	$3,778.3	$3,519.8	$3,326.3
Add: accumulated other comprehensive loss	—	—	—
Adjusted opening shareholders' equity	$3,778.3	$3,519.8	$3,326.3
Deduct opening:
Goodwill	278.3	268.4	268.4
Intangible assets	46.3	48.8	51.4
Adjusted opening tangible shareholders' equity	$3,453.7	$3,202.6	$3,006.5
Closing shareholders' equity	$3,532.5	$3,778.3	$3,519.8
Add: accumulated other comprehensive loss	9.3	—	—
Adjusted closing shareholders' equity	$3,541.8	$3,778.3	$3,519.8
Deduct closing:
Goodwill	388.1	278.3	268.4
Intangible assets	116.6	46.3	48.8
Adjusted closing tangible shareholders' equity	$3,037.1	$3,453.7	$3,202.6
Average shareholders' equity	$3,660.1	$3,649.1	$3,423.1
Average tangible shareholders' equity	$3,245.4	$3,328.2	$3,104.6
Net income available to shareholders	$83.9	$490.3	$418.0
Annualized return on average shareholders' equity—net income available to shareholders	2.3%	13.4%	12.2%
Annualized return on average tangible shareholders' equity—net income available to shareholders	2.6%	14.7%	13.5%
Operating income available to shareholders	$212.0	$415.1	$364.0
Annualized return on average shareholders' equity—operating income available to shareholders	5.8%	11.4%	10.6%
Annualized return on average tangible shareholders' equity—operating income available to shareholders	6.5%	12.5%	11.7%

Annualized return on average shareholders' equity and average tangible shareholders' equity for the nine months ended September 30, 2016 and 2015

        Annualized return on average shareholders' equity is calculated using average shareholders' equity, adjusted for other comprehensive income or loss. Annualized return on average tangible shareholders' equity is calculated using average shareholders' equity, adjusted for other comprehensive income or loss, less goodwill and intangible assets. Allied World presents annualized return on average shareholders' equity and annualized return on average tangible shareholders' equity as measures that are commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

        Annualized operating return on average shareholders' equity and average tangible shareholders' equity is calculated using operating income instead of net income.

	Nine Months Ended September 30,
	2016	2015
	($ in millions except percentage data)
Opening shareholders' equity	$3,532.5	$3,778.3
Add: accumulated other comprehensive loss	9.3	—

Adjusted opening shareholders' equity	$3,541.8	$3,778.3
Deduct opening:
Goodwill	388.1	278.3
Intangible assets	116.6	46.3

Adjusted opening tangible shareholders' equity	$3,037.1	$3,453.7
Closing shareholders' equity	$3,615.9	$3,555.4
Deduct: accumulated other comprehensive loss	5.4	4.3

Adjusted closing shareholders' equity	$3,621.3	$3,559.7
Deduct closing:
Goodwill	392.8	354.8
Intangible assets	111.1	130.6

Adjusted closing tangible shareholders' equity	$3,117.4	$3,074.3
Average shareholders' equity	$3,581.6	$3,669.0

Average tangible shareholders' equity	$3,077.3	$3,264.0
Net income (loss) available to shareholders	$296.1	$82.2
Annualized net income (loss) available to shareholders	$394.8	$109.6
Annualized return on average shareholders' equity—net income (loss) available to shareholders	11.0%	3.0%

Annualized return on average tangible shareholders' equity—net income (loss) available to shareholders	12.8%	3.4%

Operating income available to shareholders	$196.9	$169.0
Annualized operating income available to shareholders	$262.6	$225.3
Annualized return on average shareholders' equity—operating income available to shareholders	7.3%	6.1%

Annualized return on average tangible shareholders' equity—operating income available to shareholders	8.5%	6.9%

Rounding

        The financial information and certain other information presented in a number of tables in this prospectus has been rounded to the nearest whole number or the nearest decimal place, as applicable. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained herein may constitute forward-looking information or forward-looking statements within the meaning of applicable Canadian and United States securities laws, respectively. These include statements using the words "believe", "expect", "seek", "target", "outlook", "may", "will", "should", "could", "estimate", "continue", "expect", "intend", "plan", "predict", "potential", "project" and "anticipate", and similar statements which do not describe the present or provide information about the past. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax, Allied World or the Fairfax Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements reflect the current views of management of Fairfax and Allied World and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, regulatory approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

        All forward-looking statements attributable to Fairfax and Allied World, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set out in this paragraph. Undue reliance should not be placed on such statements, which speak only as of the date they are made. Such factors include, but are not limited to: the failure to complete the Offer and/or the Merger or to complete them on the currently proposed terms; a reduction in net earnings if loss reserves of the Fairfax Group are insufficient; underwriting losses on the risks the Fairfax Group insures that are higher or lower than expected; the occurrence of catastrophic events with a frequency or severity exceeding Fairfax's or Allied World's estimates; changes in market variables, including interest rates, foreign exchange rates, equity prices and credit spreads, which could negatively affect the Fairfax Group's investment portfolio; the cycles of the insurance market and general economic conditions, which can substantially influence the Fairfax Group and its competitors' premium rates and capacity to write new business; insufficient reserves for asbestos, environmental and other latent claims; exposure to credit risk in the event the Fairfax Group's reinsurers fail to make payments to the Fairfax Group under its reinsurance arrangements; exposure to credit risk in the event the Fairfax Group's insureds, insurance producers or reinsurance intermediaries fail to remit premiums that are owed to the Fairfax Group or failure by the Fairfax Group's insureds to reimburse the Fairfax Group for deductibles that are paid by the Fairfax Group on their behalf; the inability of the Fairfax Group to maintain its long term debt ratings, the inability of the Fairfax Group to maintain financial or claims-paying ability ratings and the impact of a downgrade of such ratings on derivative transactions that the Fairfax Group have entered into; risks associated with implementing the Fairfax Group's business strategies; the timing of claims payments being sooner or the receipt of reinsurance recoverables being later than anticipated; risks associated with the use of derivative instruments; the failure of hedging methods to achieve their desired risk management objective; a decrease in the level of demand for insurance or reinsurance products, or increased competition in the insurance industry; the impact of emerging claim and coverage issues or the failure of any of the loss limitation methods that the Fairfax Group employs; Fairfax's or Allied World's inability to access cash of its respective subsidiaries; the Fairfax Group's inability to obtain required levels of capital on favorable terms, if at all; loss of key employees; the Fairfax Group's inability to obtain reinsurance coverage in sufficient amounts, at reasonable prices or on terms that adequately protect it; the passage of legislation subjecting the Fairfax Group's businesses to additional supervision or regulation, including additional tax regulation, in the United States, Canada or other jurisdictions in which it operates; risks associated with government investigations of, and litigation and negative publicity related to, insurance industry practice or any other conduct; risks associated with political and other developments in foreign jurisdictions in which the Fairfax Group operates; risks associated with legal or regulatory proceedings or significant litigation; failures or security breaches of the Fairfax Group's computer and data processing systems; the influence exercisable by the Fairfax Group's significant shareholder; adverse fluctuations in foreign currency exchange rates; dependence on independent brokers over whom the Fairfax Group exercises little control; an impairment in the carrying value of the Fairfax Group's goodwill and indefinite-lived intangible assets; the Fairfax Group's failure to realize deferred income tax assets; technological or other changes which adversely impacts demand, or the premiums payable, for the insurance coverages the Fairfax Group offers; assessments and shared market mechanisms which may adversely affect the Fairfax Group's U.S. insurance subsidiaries; the Fairfax Group's ability to implement and achieve its business strategies successfully; and other factors that are set out in "Risk Factors" and in the documents incorporated by reference in this prospectus, including those in the section "Issues and Risks" in Fairfax's Annual Report on Form 40-F for the year ended December 31, 2015, Allied World's Annual Report on Form 10-K for the year ended December 31, 2015 and Allied World's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Additional factors could cause actual results to differ materially from those in the forward-looking statements. See "Risk Factors." Subject to compliance with applicable laws and regulations of the relevant stock exchanges, Fairfax disclaims any intention or obligation to update or revise any forward-looking statements and undertakes no obligation to release publicly the results of any future revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        There can be no assurance that the Offer and/or the Merger will occur or that the anticipated benefits of the Transactions will be realized. The completion of the Transactions are subject to various approvals, including competition, antitrust and insurance regulatory approvals.

 BACKGROUND TO AND REASONS FOR THE TRANSACTIONS

Background to the Transactions

        The board of directors and management of Fairfax continually review its business, strategic direction, performance and prospects in the context of its industry and the competitive landscape in which it operates. As part of its ordinary course of business, it regularly discusses potential strategic alternatives, including acquisitions that could complement Fairfax's activities and allow it to achieve its strategic objectives. These key objectives include building long-term shareholder value by achieving a high compound rate of growth in book value per share over the long-term.

        The board of directors and management of Allied World also regularly review and evaluate potential strategic transactions, including business combinations, as part of their ongoing oversight and management of Allied World's business and in furtherance of Allied World's goal to increase its competitive positioning within the market. In the years leading up to the present transaction, Allied World, with the assistance of its legal and financial advisors, reviewed and analyzed potential strategic transactions with several companies within the insurance and reinsurance industry, but ultimately determined that a transaction with such companies at the relevant times was not strategically attractive. During this time, Allied World also engaged in a review of potential opportunities for smaller acquisitions as well as organic growth, and executed on certain of these initiatives, including its acquisitions of the Hong Kong and Singapore operations of Royal & Sun Alliance Insurance plc in April 2015.

        During July 2015, Scott A. Carmilani, the Chairman and Chief Executive Officer of Allied World, engaged in preliminary discussions with representatives from a third party ("Party 1") regarding the possibility of a strategic business combination transaction involving the two companies. During this time, Mr. Carmilani kept members of the Allied World board of directors apprised of developments in connection with the preliminary discussions with Party 1, and Allied World entered into a mutual confidentiality agreement with Party 1 and held a series of meetings and telephonic discussions to discuss structural considerations and conduct due diligence. These preliminary discussions continued through early September 2015, at which point the parties determined to cease discussions regarding a potential transaction.

        On May 31, 2016, the board of directors of Allied World held a telephonic informational call with certain members of Allied World's management in attendance. Mr. Carmilani reported that he had been approached separately by a few companies in the industry regarding exploring the possibility of a strategic transaction involving Allied World. One company was Party 1. Mr. Carmilani agreed to keep the board apprised of any developments.

        On June 8, 2016, the board of directors of Allied World held a telephonic informational call with certain members of Allied World's management in attendance, together with representatives of Willkie Farr & Gallagher LLP ("Willkie Farr"), Allied World's U.S. external legal counsel, during which Mr. Carmilani reported on his preliminary conversations with Party 1. During the call, Allied World's board of directors expressed its view that engaging in further discussions with Party 1 regarding the possibility of a strategic business combination may be worthwhile. During the call, Willkie Farr discussed with the board of directors of Allied World its fiduciary duties in the context of considering a potential sale, taking into account advice from Swiss counsel.

        Mr. Carmilani continued preliminary discussions with Party 1 during June and July 2016 regarding a potential strategic business combination. Allied World held board update calls on June 28 and July 7, 2016 at which Mr. Carmilani provided an update to the board regarding the status of discussions among other topics that were discussed.

        On July 19, 2016, the board of directors of Allied World met, together with certain members of Allied World's management. At the meeting, a representative of Baker & McKenzie, Allied World's

Swiss external legal counsel, discussed with the board of directors of Allied World its fiduciary duties under Swiss law in the context of considering a potential sale, among other topics that were discussed.

        On July 20, 2016, Mr. Carmilani had a telephonic conversation with a member of management of Party 1, during which the submission of a written indication of interest by Party 1 was discussed. On July 21, 2016, Party 1 submitted a non-binding written indication of interest (the "Offer Letter") to Allied World. The Offer Letter proposed a taxable transaction at a price of $48.00 per share with $500 million—$1 billion of the consideration to be paid in cash with the remainder to be paid in Party 1's stock at a fixed exchange ratio, together with other non-binding terms.

        On July 24, 2016, the board of directors of Allied World met telephonically, together with certain of Allied World's management and representatives of Willkie Farr, to discuss the Offer Letter from Party 1. Mr. Carmilani provided an overview of the principal terms of the Offer Letter, including that the proposed transaction (i) valued Allied World at $48.00 per share and involved consideration of a combination of cash and common stock of Party 1, (ii) would be structured as a fully taxable purchase of Allied World's shares for U.S. federal income tax purposes and (iii) contemplated a "no-shop" provision with matching rights, a 60-day exclusivity period and a breakup fee equal to 4% of the equity value, among other non-binding terms. The board of directors of Allied World discussed the terms of the Offer Letter and the rationale behind pursuing a possible transaction with Party 1, current market conditions and Allied World's prospects if it remained independent. Following this discussion, the board of directors of Allied World determined to meet in the upcoming weeks to further discuss the pros and cons of a strategic transaction versus remaining independent. The directors noted that they were okay with Allied World's management and advisors continuing discussions with Party 1, but that the current terms proposed by Party 1 were deficient in several regards, including the price per share offered and the lack of a "go-shop" provision, and that Allied World's management should convey that to Party 1 and seek to receive a better offer.

        On August 4, 2016, Party 1 sent an initial diligence request list to Allied World.

        On August 11, 2016, the board of directors of Allied World met, together with certain of Allied World's management, to further discuss the status of discussions with Party 1. Members of Allied World's management presented to the board of directors of Allied World on the macroeconomic environment, insurance industry dynamics, business updates for Allied World's operating segments, the valuation of Party 1 and an overview of Party 1's business and operations. Following this discussion and review, management shared its recommendation that Allied World continue to engage in negotiations with Party 1, as well as proceed with mutual due diligence. The board of directors of Allied World allowed management to engage in continued negotiations with Party 1, but noted again that as currently constructed, Party 1's offer was unacceptable and would need to be improved. The board of directors of Allied World also directed that, subject to entering into a customary confidentiality agreement, management proceed with exchanging due diligence materials with Party 1. The board of directors of Allied World also compared various investment banking firms as candidates to serve as Allied World's financial advisor in connection with the review of the possible transaction and discussed retaining BofA Merrill Lynch, based upon, among other things, the fact that BofA Merrill Lynch is an internationally recognized investment banking firm that has substantial experience in merger and acquisition transactions and the high-quality service that BofA Merrill Lynch provides. Later that same day, Allied World entered into a mutual confidentiality agreement with Party 1.

        On August 12, 2016, Allied World and Party 1 began exchanging due diligence materials. On August 14, 2016, Allied World entered into a 42-day exclusivity agreement with Party 1 and on August 15, 2016, Party 1 shared with Allied World a presentation regarding Party 1's business and year-to-date results.

        During the remainder of August until the termination of negotiations regarding a potential transaction in September 2016, the management teams of Allied World and Party 1, with the assistance of their respective financial, actuarial, tax and legal advisors, performed due diligence on each other through a series of meetings, telephonic discussions and a review of both public and non-public information. During this time, certain members of Allied World's management team provided updates to members of the board of directors of Allied World regarding the status of ongoing due diligence and discussions with Party 1.

        On August 16, 2016, at the direction of the board of directors of Allied World, certain members of Allied World's management called representatives of BofA Merrill Lynch to ask BofA Merrill Lynch to assist Allied World in evaluating a proposed transaction. Following a preliminary review of BofA Merrill Lynch's prior and current relationships with Party 1, BofA Merrill Lynch was selected to serve as Allied World's financial advisor.

        On August 18, 2016, Allied World entered into a mutual standstill agreement with Party 1, which provided for termination upon the entrance by either party into an alternative transaction, and on August 19, 2016, Allied World sent an initial due diligence request list to Party 1. Allied World and Party 1 continued to conduct due diligence (including in-person meetings) and exchange additional diligence requests until the termination of negotiations regarding a potential transaction in September 2016.

        On August 23, 2016, management from Allied World and Party 1 met and discussed a presentation prepared by BofA Merrill Lynch as well as a draft term sheet that Allied World had prepared and sent to Party 1 on August 22, 2016 in response to Party 1's Offer Letter. Throughout the remainder of August 2016, management from Allied World and Party 1, as well as BofA Merrill Lynch and Party 1's financial advisor, continued to discuss and evaluate a potential business combination.

        On September 3, 2016, Party 1 sent Allied World an updated term sheet, and on September 4, 2016, external counsel to Party 1 sent Willkie Farr an initial draft of a merger agreement.

        On September 6, 2016, the board of directors of Allied World met, together with certain members of Allied World's management and representatives of BofA Merrill Lynch and Willkie Farr. The board of directors of Allied World reviewed with management from Allied World and representatives of BofA Merrill Lynch the status of discussions with Party 1, the due diligence process and Party 1's initial draft merger agreement. The board of directors of Allied World discussed the issues presented in Party 1's initial draft merger agreement, including the economic terms, deal protections and conditionality. Representatives from BofA Merrill Lynch reviewed financial analyses with respect to Allied World, Party 1 and a preliminary valuation analysis of Allied World and reviewed the Party 1 proposal, as well as specific terms included in the Offer Letter and draft merger agreement. Along with management, BofA Merrill Lynch reviewed with the board of directors of Allied World other companies that could potentially be interested in acquiring Allied World and the likelihood of each company effecting a transaction. After a discussion, the board of directors of Allied World instructed management to continue to engage in discussions regarding the principal terms of a potential transaction with Party 1 and to proceed with its due diligence investigation of Party 1. A representative of Willkie Farr discussed structural considerations regarding a potential transaction and other issues raised by the draft merger agreement and discussed with the board of directors of Allied World its fiduciary duties in the context of a sale transaction, taking into account the advice from Swiss counsel.

        On September 9, 2016, representatives of BofA Merrill Lynch, on behalf of Allied World, submitted an updated term sheet to the financial advisor of Party 1. During the following week, management of Allied World and representatives of BofA Merrill Lynch continued to discuss and negotiate Party 1's proposal with management of Party 1 and its financial advisor.

        On September 19, 2016, the board of directors of Allied World met telephonically, together with certain of Allied World's management and representatives of BofA Merrill Lynch, at which time the board of directors of Allied World was updated on the progress of negotiations with Party 1. Certain of

Allied World's management and representatives of BofA Merrill Lynch noted that negotiations had been proceeding steadily but there were several hurdles that had yet to be overcome, including certain fundamental issues with regard to valuation considerations. Management also discussed certain structuring and tax considerations with the board of directors of Allied World. The board of directors of Allied World discussed these open issues and expressed concern that continued protracted negotiations were causing Allied World's management to expend valuable time and resources on a transaction that may never come to fruition. The board of directors of Allied World also noted that the slow pace of the transaction increased the risk of leaks and competitors potentially poaching Allied World's key employees. The pending expiration of the exclusivity agreement with Party 1 on September 25, 2016 was also discussed. After this discussion, the board of directors of Allied World directed management to send Party 1 an updated draft of the merger agreement and requested that Allied World's management and advisors continue their negotiations with Party 1 with an effort to conclude discussions quickly. The updated draft of the merger agreement was sent to Party 1 later that same day.

        On September 22, 2016, after several days of negotiation, Allied World and Party 1 mutually agreed to terminate discussions regarding a potential business combination over differences in valuation and structure.

        On September 28, 2016, a senior member of the deal team of BofA Merrill Lynch organized an introductory dinner meeting between V. Prem Watsa, the Chairman and Chief Executive Officer of Fairfax, and Mr. Carmilani, in Toronto, Canada. Mr. Watsa, Mr. Carmilani and a senior member of the BofA Merrill Lynch deal team discussed an overview of Allied World, general trends in the industry and market outlook.

        Following the September 28, 2016 dinner, representatives of BofA Merrill Lynch had several calls with Mr. Watsa to discuss Fairfax's potential interest in Allied World. Mr. Watsa, in an effort to explore a potential business combination with Allied World, requested a meeting with Mr. Carmilani.

        On October 11, 2016, Mr. Watsa and Mr. Carmilani again met for dinner, during which Mr. Watsa expressed preliminary interest in a potential business combination with Allied World and a desire for additional discussions with other members of Allied World's management. After this meeting, Mr. Carmilani conveyed Mr. Watsa's interest to the Allied World board of directors, who instructed Mr. Carmilani to engage in further dialogue with Mr. Watsa. Throughout early October, Mr. Carmilani kept members of the Allied World board of directors apprised of his preliminary discussions with Mr. Watsa.

        On October 17, 2016, Fairfax retained Shearman & Sterling LLP ("Shearman") and Torys LLP ("Torys") as its U.S. and Canadian legal counsel, respectively, in connection with the potential business combination with Allied World.

        On October 17, 2016, Allied World entered into a mutual confidentiality agreement with Fairfax, and on October 18, 2016, Willkie Farr, BofA Merrill Lynch, Shearman and Torys had a telephonic organizational meeting to discuss the process and structuring of a potential transaction, including, among other things, due diligence process, potential tax issues and regulatory issues. Fairfax also sent to Allied World on October 18, 2016 a draft exclusivity agreement and term sheet, which proposed a transaction with mixed consideration of cash and stock with a portion of the cash consideration structured as a special dividend from Allied World, a 5% termination fee and a strict "no-shop" provision.

        On October 19, 2016, Fairfax retained Homburger AG as its Swiss legal counsel in connection with the potential business combination with Allied World.

        During the remainder of October 2016 through November 16, 2016, Mr. Carmilani, together with Allied World's financial and legal advisors, discussed with members of the board of directors of Allied

World at varying times the status of ongoing discussions with Fairfax. In particular, Mr. Carmilani provided continuous updates to Allied World's lead independent director regarding the negotiations and key transaction terms such as price, deal structure, the inclusion of a "go-shop" provision and the termination fee, which were in turn reported to other members of the board of directors of Allied World, and engaged in individual discussions with directors from time to time regarding structuring, valuation and other issues related to the potential transaction.

        On October 20, 2016, the board of directors of Allied World received background materials prepared by BofA Merrill Lynch describing Fairfax's businesses, operations and historical financial results. Allied World's management also provided to the board of directors of Allied World a draft term sheet, prepared with the assistance of BofA Merrill Lynch and its legal advisors, in response to the original term sheet delivered by Fairfax on October 18, 2016.

        On October 25, 2016, certain members of Allied World's management, together with representatives from BofA Merrill Lynch, met with certain members of management of Fairfax to conduct due diligence, including a discussion and review of the strategy, business and operations, and financial results of both Allied World and Fairfax. Certain members of management of Allied World and certain members of the board of directors of Allied World also met with certain members of management of Fairfax, including Mr. Watsa, to discuss the potential transaction between Allied World and Fairfax.

        On October 28, 2016, the board of directors of Allied World met, together with certain members of Allied World's management and representatives of BofA Merrill Lynch and telephonically with representatives of Willkie Farr, to review updates on the process of negotiations with Fairfax. In particular, Mr. Carmilani reviewed certain aspects of the possible transaction with Fairfax, including deal structure, consideration mix and the inclusion of a "go-shop" provision. Representatives of BofA Merrill Lynch delivered a disclosure memorandum regarding certain information concerning BofA Merrill Lynch's material relationships with Fairfax (as described in greater detail in the last paragraph in the section entitled "—Opinion of Allied World's Financial Advisor"), which included that a senior member of the deal team working with Allied World had been BofA Merrill Lynch's relationship manager and a member of the coverage team for Fairfax, had worked with Fairfax on multiple actual and potential transactions and more than a decade ago had served as Executive Vice President and CFO of a subsidiary of Fairfax. The board of directors of Allied World discussed such disclosures and determined that BofA Merrill Lynch could serve as Allied World's financial advisor with respect to the potential transaction with Fairfax. Representatives of BofA Merrill Lynch then reviewed with the board of directors, among other things, certain preliminary financial analyses of Fairfax and Allied World. After a discussion regarding the status of negotiations, the board of directors of Allied World agreed that management would send a revised draft of the term sheet to Fairfax, proposing, among other things, a price of $52.50 per share of Allied World common stock with such consideration including a $5.00 special dividend paid by Allied World, $5.00 in cash from Fairfax and $42.50 in Fairfax common stock based on a volume weighted average trading price of the Fairfax shares at signing of a definitive merger agreement, provided that Fairfax was entitled to substitute up to $10.00 of the stock portion of the consideration with cash, a 45-day "go-shop" period and a dual termination fee of 1% during the "go-shop" period and 3% thereafter.

        On October 29, 2016, BofA Merrill Lynch, at the direction of Allied World, sent the updated term sheet to Fairfax reflecting the terms described above, and Mr. Watsa and Mr. Carmilani had additional discussions regarding a potential transaction. Later that day, management of Fairfax provided an update to the board of directors of Fairfax on the status of discussions with Allied World, including the proposed terms of the potential transaction. From October 29, 2016 through November 16, management of Fairfax kept members of the Fairfax board of directors apprised of developments in connection with the potential transaction with Allied World.

        Later on October 29, 2016, Fairfax sent Allied World a revised draft of the term sheet, proposing, among other things, a price of $50.00 per share of Allied World common stock, with such consideration including a $5.00 special dividend paid by Allied World, $5.00 in cash from Fairfax and $40.00 in Fairfax common stock based on a fixed exchange ratio, provided that Fairfax was entitled to substitute up to $10.00 of the stock portion of the consideration with cash, a 30-day "go-shop" period and a dual termination fee of 3% during the "go-shop" period and 4% thereafter.

        Also on October 29, 2016, the board of directors of Allied World met telephonically, together with certain members of management, representatives of Willkie Farr and representatives of BofA Merrill Lynch. Mr. Carmilani provided a further update on the status of negotiations, including describing the details of the updated proposal received from Fairfax. After a discussion regarding the updated proposal and the pros and cons of remaining independent versus consummating a potential transaction with Fairfax, Allied World's management, representatives of BofA Merrill Lynch and representatives of Willkie Farr each provided the board of directors of Allied World with their views and recommendations regarding the updated proposal and next steps regarding negotiation. After a discussion, the board of directors of Allied World agreed that Allied World's management would respond to Fairfax's latest proposal.

        On October 31, 2016, following additional discussions between Mr. Watsa, other members of Fairfax management, Mr. Carmilani and representatives of BofA Merrill Lynch, BofA Merrill Lynch at the direction of Allied World sent a revised term sheet to Fairfax proposing, among other things, a price of $50.50 per share of Allied World common stock, with such consideration including a $5.00 special dividend paid by Allied World, $5.00 in cash from Fairfax and $40.50 in Fairfax shares based on a volume weighted average trading price of the Fairfax shares at signing of a definitive merger agreement, provided that Fairfax was entitled to substitute up to $13.00 of the stock portion of the consideration with cash, a 30-day "go-shop" period and a dual termination fee of 1.5% during the "go-shop" period and 4% thereafter. During the course of the day, Mr. Watsa and other members of Fairfax management continued to discuss the terms of a potential transaction with Mr. Carmilani and representatives of BofA Merrill Lynch.

        On November 1, 2016, the board of directors of Allied World met telephonically, together with certain members of Allied World's management, representatives of Willkie Farr and representatives of BofA Merrill Lynch. Mr. Carmilani provided an update on the status of discussions with Fairfax, including the term sheet and an exclusivity agreement with Fairfax. In response to questions from the board of directors of Allied World, representatives of Willkie Farr discussed the anticipated timing of a potential transaction, reviewed the draft merger agreement that Willkie Farr had prepared and reviewed the due diligence that Willkie Farr had undertaken to date with respect to the publicly available documents of Fairfax. Following this discussion, the board of directors of Allied World requested that Willkie send the draft merger agreement to Fairfax and that management and representatives of BofA Merrill Lynch continue to engage Fairfax in discussions regarding the terms of a potential transaction.

        Later on November 1, 2016, Willkie Farr sent Shearman and Torys a draft merger agreement. Allied World also sent Fairfax a due diligence request list that same day, and from early to mid-November, the management teams of Allied World and Fairfax, together with their respective financial, actuarial, tax and legal advisors, performed extensive due diligence through a series of meetings, telephonic discussions and a review of both public and non-public information.

        On November 3, 2016, after continued discussions between management of Allied World and representatives of BofA Merrill Lynch with management of Fairfax, Allied World entered into an exclusivity agreement with Fairfax covering the period through November 21, 2016.

        On November 6, 2016, Shearman delivered a revised draft of the merger agreement to Willkie Farr. Between November 7, 2016 and November 10, 2016, representatives of Shearman and Willkie

Farr exchanged several drafts of the merger agreement and had several telephonic discussions to discuss the same.

        On November 8, 2016, representatives of Willkie Farr conducted on-site due diligence at Torys' offices in Toronto.

        On November 10, 2016, the board of directors of Allied World held a telephonic update call with certain members of Allied World's management, representatives of Willkie Farr and representatives of BofA Merrill Lynch to discuss the status of negotiation of the merger agreement and material deal terms.

        From November 10, 2016 through November 14, 2016, management of Fairfax and representatives of Shearman and Torys (in consultation with Homburger) continued to exchange drafts of the merger agreement and engaged in numerous calls with Allied World and representatives of BofA Merrill Lynch and Willkie Farr (in consultation with Allied World's Swiss and Canadian external legal counsel) regarding the merger agreement and the terms of the proposed transaction, including the exchange ratio, the "go-shop" provision, termination fees and terms related to deal certainty.

        Between November 10, 2016 and November 14, 2016, representatives of Allied World held various discussions with rating agencies and Swiss tax authorities to notify them of the potential proposed business transaction with Fairfax.

        On November 12, 2016, the board of directors of Allied World met telephonically, together with certain members of Allied World's management, representatives of Willkie Farr and representatives of BofA Merrill Lynch. At the meeting, Allied World's management updated the board of directors as to the current status of its discussions with Fairfax as well as the timing of a potential transaction, including that progress had been made toward finalizing the principal deal terms. Representatives of BofA Merrill Lynch provided a general market update as well as preliminary financial analyses of Fairfax and Allied World and discussed how the recent trading prices of Allied World's and Fairfax's respective stocks had created issues in setting an appropriate exchange ratio for the stock portion of the consideration. A detailed discussion ensued regarding how certain considerations with respect to the exchange ratio affected the overall value of the consideration to be received by Allied World shareholders in a potential transaction with Fairfax. Following this discussion, the board of directors of Allied World requested that management and representatives of BofA Merrill Lynch and Willkie Farr continue to engage Fairfax and its representatives in discussions regarding the terms of a potential transaction.

        On November 14, 2016, the board of directors of Allied World met, together with certain members of Allied World's management, representatives of Willkie Farr and representatives of BofA Merrill Lynch. Management reported on the negotiations regarding the merger agreement and representatives of Willkie Farr discussed with the board of directors of Allied World the applicable legal standards and duties (taking into account the advice from Swiss counsel) in the context of considering a strategic transaction of the type being proposed. Representatives of Willkie Farr provided an overview of the proposed strategic transaction with Fairfax and reviewed a presentation detailing the key terms of the merger agreement and discussed the remaining points being negotiated. Representatives of BofA Merrill Lynch presented to the board of directors of Allied World various preliminary financial analyses of the proposed merger and reviewed selected financial terms of the proposed transaction. Representatives of BofA Merrill Lynch also delivered a general market update, a report on the relative price performance of Allied World's and Fairfax's stocks and an updated exchange ratio analysis. A discussion ensued regarding how Fairfax would fund the cash portion of the transaction and the continued difficulty in setting an exchange ratio with an appropriate premium to the current market price of Allied World' stock, after which the Allied World board of directors discussed Allied World's projections and valuation and Fairfax's projections and valuation with BofA Merrill Lynch.

        From November 14, 2016 through November 16, 2016, representatives of Willkie Farr (in consultation with Allied World's Swiss and Canadian external legal counsel) continued to work to finalize the merger agreement with representatives of Shearman (in consultation with Torys and Homburger), and certain members of Allied World's management continued to discuss the exchange ratio mechanics with representatives of BofA Merrill Lynch and to discuss and negotiate the exchange ratio mechanics with representatives of Fairfax. On November 16, 2016, Allied World informed Fairfax that due to the continued decrease of Fairfax's share price, the recent increase in Allied World's stock price and the resulting difficulty in setting an agreed exchange ratio with an appropriate premium to the current market price of Allied World's stock, Allied World currently was unable to continue pursuing a transaction with Fairfax, absent a modification to the purchase price. After further discussion, the parties elected to terminate discussions at such time and management of Fairfax advised Fairfax's board of directors, Shearman, Torys and Homburger that Fairfax had decided not to proceed with a potential transaction with Allied World at that time.

        On December 3, 2016 and December 4, 2016, representatives of BofA Merrill Lynch, Mr. Carmilani and Mr. Watsa had discussions regarding the possibility of re-initiating negotiations regarding a potential transaction.

        On December 6, 2016, the board of directors of Allied World held a telephonic informational call with certain members of management of Allied World to discuss general market updates, as well as the relative performance of Allied World's stock and Fairfax's stock in the prior few weeks. After additional discussion regarding the risks and benefits of reengaging with Fairfax regarding a potential transaction, the board of directors of Allied World requested that management reengage in discussions with Fairfax.

        On December 8, 2016, Mr. Watsa, Mr. Carmilani and a senior representative of BofA Merrill Lynch met to discuss the possibility of restarting negotiations and the expected timeline and certain terms of a potential transaction, and Mr. Watsa, Mr. Carmilani and Allied World's lead independent director, as well as additional members of management of Fairfax and Allied World and a senior representative of BofA Merrill Lynch, respectively, continued to discuss the possibility of reengaging in negotiations regarding a potential transaction.

        On December 14, 2016, Willkie Farr sent a revised draft of the merger agreement to Shearman and Torys, which, among other things, included revised proposed terms regarding the consideration mix, the conditions to the offer and the merger, deal certainty, and the "go-shop" provision. Fairfax and its advisors did not reengage with Allied World or its advisors on the draft of the merger agreement received that day as it would have been premature given the state of the discussions between Fairfax and Allied World, including the outstanding issues relating to an agreed exchange ratio and purchase price.

        On December 15, 2016, the board of directors of Allied World met, together with certain members of Allied World's management and representatives of Willkie Farr and BofA Merrill Lynch. Management provided an update on the re-initiation of discussions with Fairfax and the status of those discussions. Following this discussion, the board of directors of Allied World directed management and representatives of BofA Merrill Lynch and Willkie Farr to continue negotiating the proposed transaction and agreed to potentially reconvene on December 18, 2016.

        Commencing in the evening of December 16, 2016 and continuing until execution of the merger agreement on the night of December 18, 2016, certain members of Allied World's management and representatives of BofA Merrill Lynch and Willkie Farr (in consultation with Allied World's Swiss and Canadian external legal counsel) worked with management of Fairfax and representatives of Shearman and Torys (in consultation with Homburger) to negotiate the terms of an agreed exchange ratio and purchase price, the definitive merger agreement and the ancillary documents related thereto, complete their respective due diligence reviews and finalize the terms and structure of the proposed transaction.

        On December 18, 2016, the board of directors of Fairfax met via teleconference with certain members of Fairfax's management. At this meeting, management of Fairfax provided the board of directors of Fairfax with an extensive overview of Allied World and the proposed transaction. Management of Fairfax reviewed the potential benefits of the proposed transaction and the funding of such transaction by cash and the issuance of Fairfax shares. Management of Fairfax also reported on the status of negotiations with Allied World and the proposed final terms of the merger agreement. Following this meeting, the board of directors of Fairfax unanimously approved the proposed transaction with Allied World and the other transactions contemplated thereby pursuant to a written resolution dated December 18, 2016.

        On December 18, 2016, the board of directors of Allied World met via teleconference with certain members of Allied World's management, representatives of Willkie Farr and representatives of BofA Merrill Lynch. Management of Allied World provided an extensive overview of the proposed transaction with Fairfax and reviewed with the board of directors of Allied World the potential benefits of the transaction. Management noted that the parties had negotiated a purchase price of $54.00 per share, up from the $50.50 per share price that had been offered by Fairfax in November. Management then reported on the status of negotiations regarding the merger agreement and representatives of Willkie Farr then discussed with the board of directors of Allied World the applicable legal standards and duties (taking into account the advice from Swiss counsel) in the context of considering a strategic transaction of the type being proposed, and discussed with the board of directors of Allied World the proposed final terms of the merger agreement. Representatives of BofA Merrill Lynch then reviewed with the board of directors of Allied World BofA Merrill Lynch's financial analyses of the consideration as further described below in the section entitled "—Opinion of Allied World's Financial Advisor." In connection with the deliberation by the board of directors of Allied World, representatives of BofA Merrill Lynch delivered to the board of directors of Allied World an oral opinion, which was confirmed by delivery of a written opinion dated December 18, 2016, to the effect that, as of December 18, 2016 and based upon and subject to the assumptions and limitations set forth in its opinion, the consideration to be received in the transaction by Allied World shareholders (after giving effect to the special dividend) was fair, from a financial point of view, to such Allied World shareholders, as more fully described below under "—Opinion of Allied World's Financial Advisor." Following these discussions, the board of directors of Allied World unanimously (i) determined that the form, terms and provisions of the Merger Agreement, the performance by Allied World of its obligations thereunder and the consummation by Allied World of the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Allied World, (ii) voted to adopt and approve the Merger Agreement and (iii) resolved to recommend that the shareholders of Allied World approve and adopt the Articles Amendment Proposal, the Board Modification Proposal and the Special Dividend at one or more special meetings of Allied World shareholders and accept the Offer and tender their common shares in the Offer.

        Following the Fairfax and Allied World board of directors meetings, on the evening of December 18, 2016, the merger agreement and all ancillary agreements related thereto were finalized and executed by Fairfax and Allied World, and Fairfax and Allied World issued a joint press release announcing the proposed transaction.

        On December 19, 2016, under the direction and supervision of management of Allied World, representatives of BofA Merrill Lynch began contacting parties that were believed to be potentially interested in, and capable of, consummating an acquisition of Allied World. During the go-shop period, under the direction and supervision of Allied World, BofA Merrill Lynch contacted 31 potential buyers in order to actively solicit other offers. None of the potential buyers expressed interest in a transaction at a purchase price greater than $54.00 per share and no confidentiality agreements were signed.

Fairfax's Reasons for the Transactions

        The Fairfax board of directors approved the Merger Agreement and the transactions contemplated by the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Fairfax board of directors consulted with senior members of Fairfax's management and legal teams regarding the results of the due diligence efforts undertaken by management. In reaching its decision to approve the Merger Agreement, the Fairfax board of directors considered a variety of factors, including the following:

  •
  Compelling Strategic Acquisition.  Fairfax believes that the acquisition of Allied World complements Fairfax's business model and that the enlarged Fairfax Group will be well positioned to take advantage of its significant size and scale for the following reasons:

  •
  Combines two underwriting companies with strong franchises and complementary business profiles with limited overlap, diversifying Fairfax's premium base and earnings profile;

  •
  Allied World's world-class specialty insurance and reinsurance business with attractive underwriting results and a very successful track record, with compounded growth in book value per share of 14 percent over the last ten years;

  •
  A strong track record of favorable reserve development; since inception ten percent favorable annual reserve development as a percentage of premiums;

  •
  Enhances Fairfax's global insurance business and significantly deepens its presence in the US market;

  •
  The acquisition of Allied World will add its $9.4 billion investment portfolio to that of Fairfax;

  •
  The strong balance sheet and capital position of Allied World will complement the financial strength of Fairfax and should improve Fairfax's financial metrics;

  •
  Allied World's strong enterprise risk management; and

  •
  The acquisition of Allied World will add another significant source of dividends to Fairfax over time.

  •
  Offer Consideration.  The Merger Agreement provides that Allied World shareholders will be offered cash consideration of $5.00, without interest, for each Allied World share held, and stock consideration consisting of (i) Fairfax shares having a value of $14.00 based on the closing price of Fairfax shares as of December 16, 2016, payable at a fixed exchange ratio of 0.030392, and (ii) a number of Fairfax shares equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax share). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.061772 Fairfax shares for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, this portion of the consideration will be fixed at an exchange ratio of 0.068862 Fairfax shares for each Allied World share held. See "The Merger Agreement—Offer Consideration."

  •
  The Fairfax board of directors considered the benefit of the flexibility provided by the ability to replace the variable portion of the stock consideration with cash in an amount up to $30 per Allied World Share in its sole and absolute discretion.

    •
    Consistent with Fairfax's guiding principles to minimize downside risk, the structure of the variable component of the stock consideration to be paid to Allied World shareholders will limit the amount of potential dilution to Fairfax shareholders, while also providing Fairfax with the ability to benefit from any increase in its share price from its pre-announcement closing price of $460.65.

    •
    The belief of the Fairfax board of directors that Fairfax would maintain its credit rating immediately following the completion of the Transactions.

  •
  Terms of the Merger Agreement.  The Fairfax board of directors reviewed the terms of the Merger Agreement, including the provisions in the Merger Agreement that prohibit Allied World from soliciting other acquisition proposals after the "go-shop" period expires.

  •
  The Fairfax board of directors considered the fact that Allied World is obligated to pay Fairfax a termination fee of either $73.5 million or $196 million in certain circumstances, as more fully described under "The Merger Agreement—Termination—Termination Fee";

  •
  The Fairfax board of directors considered the fact that Allied World is obligated to reimburse Fairfax for up to $20 million in out-of-pocket expenses under certain circumstances, as more fully described under "The Merger Agreement—Expenses";

  •
  Regulatory Approvals.  The Fairfax board of directors considered the likelihood that the Transactions will be completed on a timely basis, including the likelihood that the Transactions will receive all necessary regulatory approvals (and the conditions to which such approvals might be subject) and the likelihood that all conditions to consummation of the Transactions will be satisfied, including, among other conditions, that Fairfax is not required to take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the divestiture, sale, transfer or licensing of any assets, businesses or properties of any of Allied World, Fairfax, FFH Switzerland or Fairfax (Switzerland) or any of their respective subsidiaries or (ii) limits Fairfax's freedom of action with respect to, or its ability to retain, any assets of Allied World, Fairfax, FFH Switzerland or Fairfax (Switzerland) or any of their respective subsidiaries, in each case other than assets, businesses or properties that are de minimis in the aggregate to Fairfax and its subsidiaries taken as a whole after giving effect to the Transactions.

  •
  Voting Agreements.  The agreement by the directors and executive officers of Allied World to each enter into a voting agreement with Fairfax under which each of these shareholders has agreed, with respect to an aggregate of 2,646,784 Allied World shares, which represents approximately 3.0 percent of the outstanding Allied World shares as of December 31, 2016, to tender their Allied World shares to the Offer and to irrevocably grant and appoint Fairfax, and any designee of Fairfax, as such shareholders' proxy to vote their Allied World shares in favor of the Articles Amendment, the Board Modification and the Special Dividend at a meeting of the Allied World shareholders called for such purpose, subject to the terms and conditions of the voting agreements.

  •
  Culture and Management.  There is a strong cultural alignment between Fairfax and Allied World. The executive and senior management teams of both Fairfax and Allied World are intended to continue in their current roles.

  •
  Integration/Execution Risk.  It is expected that the continued decentralized operation of Allied World will limit execution and integration risk.

        Potential Negative Considerations.    The Fairfax board of directors considered a number of potentially negative factors, as well as related mitigating factors, in its deliberations concerning the Merger Agreement, including:

  •
  The possibility that the Transactions might not be completed or might be unduly delayed, and the potential adverse consequences thereof;

  •
  The time and effort incurred in connection with the negotiation and implementation of the Transactions, including the risk of diverting management's attention from the operation of Fairfax's business and from other strategic priorities prior to completion or abandonment of the Transactions;

  •
  The right of the Allied World board of directors under the Merger Agreement to withdraw its recommendation to the Allied World shareholders that they tender their Allied World shares in the Offer in certain circumstances, as more fully described under "The Merger Agreement—Change of Recommendation and Non-solicitation by Allied World";

  •
  The right of Allied World to terminate the Merger Agreement in certain circumstances, as more fully described under "The Merger Agreement—Termination";

  •
  The fact that Fairfax is obligated to pay Allied World a termination fee of $196 million in certain circumstances, as more fully described under "The Merger Agreement—Termination—Termination Fee";

  •
  The fact that Fairfax is obligated to reimburse Allied World for up to $20 million in out-of-pocket expenses under certain circumstances, as more fully described under "The Merger Agreement—Expenses";

  •
  The fact that the Merger Agreement contains certain customary restrictions on the ability of Fairfax to conduct its business in the period between signing of the Merger Agreement and closing, in that Allied World's consent is required in respect of the issuance of Fairfax shares in certain circumstances, the acquisition of assets if such acquisition could reasonably be expected to prevent, inhibit or materially delay the consummation of the Transactions, and other matters commonly subject to pre-closing restrictions, as more fully described under "The Merger Agreement—Conduct of Business—Conduct of Fairfax";

  •
  The impact of costs and expenses related to the Transactions on Fairfax's financial position; and

  •
  The potential loss of key Allied World personnel after the Transactions are completed.

  •
  The other risks of the type and nature described under "Risk Factors—Risks Related to the Transactions".

        After consideration of these factors, the Fairfax board of directors determined that these risks could be mitigated or managed by Fairfax, Allied World or by the Fairfax Group following the Transactions, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the Transactions or on the Fairfax Group following the Transactions, and that, overall, these risks were significantly outweighed by the potential benefits of the Transactions.

        The Fairfax board of directors considered all of the foregoing factors as a whole and determined to approve the Merger Agreement and the Transactions.

        The foregoing description of the information and factors considered by the Fairfax board of directors is not exhaustive, but Fairfax believes it includes all the material factors considered by the Fairfax board of directors in its consideration of the Transactions, including factors that may support the Transactions, as well as factors that may weigh against the Transactions. In view of the wide variety of factors considered by the Fairfax board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the Fairfax board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to and did not make specific assessments of the specific factors it considered in reaching its decision. Rather, the Fairfax board of directors made its decision based on the totality of information presented to it and the investigation it conducted. In considering the factors described above, individual Fairfax directors may have given different weights to different factors. The Fairfax board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

Certain Allied World Prospective Financial Information

        Allied World does not, as a matter of course, make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Allied World is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Allied World in connection with the Transactions, Allied World's management prepared certain non-public, internal financial forecasts regarding Allied World's projected future operations for fiscal years 2017 through 2021 and provided such financial forecasts to Fairfax's management. These forecasts were also considered by the Allied World board of directors for purposes of evaluating the Transactions. Allied World has included below a summary of these forecasts for the purpose of providing shareholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were provided on a confidential basis to Fairfax's management in the due diligence process and to BofA Merrill Lynch, who used and relied on such forecasts in connection with its financial analyses and opinion as described in "Opinion of Allied World's Financial Advisor." The Allied World board of directors also considered non-public, financial forecasts prepared by management of Allied World in collaboration with the management of Fairfax regarding Fairfax's operations for fiscal years 2017 through 2021 for purposes of evaluating Fairfax and the Transactions.

        The accompanying prospective financial information was not prepared with a view toward public disclosure, or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Allied World's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future filing performance of Allied World. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither Allied World's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Allied World's independent registered public accounting firm incorporated by reference into this prospectus relate to Allied World's historical financial information, and no such report (or report of any other independent accounting firm incorporated by reference herein) extends to Allied World's internal financial forecasts or should be read to do so. The summary of the internal financial forecasts included below is not being included to influence your decision whether to tender your Allied World shares or to vote in favor of the proposals necessary for the Offer's consummation, but instead because these internal financial forecasts were provided by Allied World to Fairfax.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Allied World's businesses) that are inherently subjective and uncertain and are beyond the control of Allied World's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Allied World's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, the occurrence of unpredictable catastrophe events and other factors described in Allied World's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this prospectus should not be regarded as an indication that any of Allied World, Fairfax or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Allied World, Fairfax or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the internal financial forecasts cover multiple years, such information by its nature becomes less meaningful and accurate with each successive year. Allied World does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Allied World or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder, investor, Fairfax or other person, in the Merger Agreement or otherwise, regarding Allied World's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved.

        The below internal financial forecasts were developed for Allied World on a stand-alone basis without giving effect to the Transactions or entry into the Merger Agreement, including any changes to Allied World's strategy or operations that may be implemented after the consummation of the Transactions or any costs incurred in connection with the Transactions. Furthermore, the internal financial forecasts do not take into account the effect of any failure of the Transactions to be completed and should not be viewed as relevant or continuing in that context. Fairfax urges all shareholders to review Allied World's most recent SEC filings for a description of Allied World's reported financial results.

        In light of the foregoing factors and the uncertainties inherent in the financial forecasts, readers of this prospectus are cautioned not to place undue, if any, reliance on such financial forecasts.

        Certain of the forecasts set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with US GAAP, and non-GAAP financial measures as used in the Allied World internal financial forecasts may not be comparable to similarly titled measures used by other companies. Allied World's management believes such measures are helpful in understanding forecasts of Allied World's future results. Allied World and Fairfax have not reconciled these non-GAAP financial measures (non-GAAP operating income) to the most directly comparable GAAP measures (GAAP net income) because material items that impact these measures, such as net realized investment gains or losses, net foreign exchange gain or loss and other non-recurring items, are out of Allied World's control and/or cannot be reasonably forecasted. Accordingly, reconciliations of these non-GAAP financial measures to the corresponding GAAP financial measures are not available without unreasonable effort. The calculations of non-GAAP financial measures reflected in such financial forecasts may differ from others in Allied World's or Fairfax's respective industry and are not necessarily comparable with similar titles used by other companies. Each of Allied World and Fairfax strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

        Subject to the foregoing qualifications, the gross premiums written, total revenues, net operating income, total combined ratio, share repurchases/dividends, and stockholders' equity reflected below by fiscal year through the year 2021 were prepared by, or as directed by, Allied World's management and were delivered to Fairfax.

Allied World Projections -- Summary Table

	Fiscal year ending December 31,
	2017	2018	2019	2020	2021
	($ in millions)
Gross premiums written	$3,125.2	$3,281.4	$3,446.7	$3,621.8	$3,807.2
Total revenues	$2,594.4	$2,738.3	$2,908.8	$3,085.5	$3,262.8
Net operating income	$279.7	$331.3	$364.4	$404.3	$440.0
Total combined ratio	94.7%	93.3%	93.1%	92.8%	92.9%
Share repurchases/dividends	$243.1	$268.9	$294.5	$319.6	$344.4
Stockholders' equity	$3,604.6	$3,704.5	$3,811.9	$3,934.1	$4,067.2

Recommendation of Allied World's Board of Directors

        After careful consideration, including a thorough review of the Transactions with its legal and financial advisers, Allied World's board of directors: (i) approved the Merger Agreement and authorized and approved the Offer and the Special Dividend; (ii) determined that the form, terms and provisions of the Merger Agreement, the performance by Allied World of its obligations thereunder and the consummation by Allied World of the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Allied World; (iii) resolved to recommend that the shareholders of Allied World approve the Articles Amendment, the Board Modification, (unless waived by Fairfax) the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017; (iv) resolved to recommend that the shareholders of Allied World accept the Offer and tender their Allied World shares into the Offer; and (v) resolved to recommend that the shareholders of Allied World approve the Merger.

        The Allied World board of directors' full statement regarding the Offer is set out in Allied World's solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC on [    •    ], 2017.

Allied World's Reasons for the Offer and the Merger; Recommendations of the Allied World Board of Directors

        In reaching its decision to make the recommendation to the Allied World shareholders that they tender their Allied World shares in the Offer, the Allied World board of directors consulted with Allied World's management, as well as with Allied World's legal and financial advisors, and also considered a number of factors that it viewed as supporting its decisions, including, but not limited to, the following:

  •
  the current and historical market prices of the Allied World shares, including the market performance of the Allied World shares relative to those of other participants in Allied World's industry and general market indices, and the fact that the Offer Consideration represented (i) an 18% premium to Allied World's unaffected closing stock price on December 16, 2016 of $45.77, which price was close to the then 52-week high price of $47.11, which also represented the all-time high for Allied World, (ii) a 76% premium to the then 52-week low price of $30.75, (iii) a 1.35x multiple of Allied World's diluted book value as of September 30, 2016, and (iv) a 1.57x multiple of Allied World's diluted tangible book value as of September 30, 2016;

  •
  that the Offer Consideration is likely to be more favorable to Allied World shareholders than the potential value that might result from other alternatives reasonably available to Allied World, including, but not limited to, an acquisition by a different buyer, acquisitions by Allied World of other businesses and the continued operation of Allied World on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives;

  •
  the belief, based on the analyses presented to and discussed by the Allied World board of directors, that the Fairfax shares were reasonably valued at current trading prices;

  •
  the potential for appreciation in value of Fairfax shares, and the opportunity for Allied World shareholders to participate in this appreciation;

  •
  that, as a result of the arm's-length negotiations between the parties, during which time the aggregate price per share offered by Fairfax increased from $50.00 per share to $54.00 per share, the Offer Consideration was the highest price that Fairfax was willing to pay, as described above in the section entitled "—Background of the Offer;" and

  •
  the financial analyses presented by BofA Merrill Lynch to the Allied World board of directors and the opinion, dated December 18, 2016, of BofA Merrill Lynch to the Allied World board of directors to the effect that, as of December 18, 2016 and based upon and subject to the assumptions and limitations set forth in such opinion, the consideration to be received in the proposed transaction by holders of Allied World shares (after giving effect to the Special Dividend) was fair, from a financial point of view, to such holders, in each case as more fully described in the section entitled "—Opinion of Allied World's Financial Advisor."

        In addition to considering the factors described above, the Allied World board of directors also considered the following factors:

  •
  the terms and conditions of the Merger Agreement, including:

  •
  the 30-day "go-shop" period following signing during which Allied World could (i) actively seek and negotiate alternative proposals from third parties that had previously been identified by the Company's financial advisors and discussed with the Allied World board of directors as being viable potential candidates with whom Allied World could effect an alternative proposal and (ii) terminate the Merger Agreement if, after consultation with its outside legal counsel and financial advisor, the Allied World board of directors determined that (A) failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties and (B) any such alternative proposal constituted a superior proposal, subject to payment of a termination fee of $73.5 million, or approximately 1.5% of the equity value of the transaction, which amount the Allied World board of directors believed was reasonable in light of, among other matters, the benefits of the transaction to Allied World's shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described in the section entitled "The Merger Agreement—Termination Fee;"

    •
    the ability of the Allied World board of directors to respond to and negotiate an unsolicited proposal after the "go-shop" period if, after consultation with its outside legal counsel and financial advisor, the Allied World board of directors determined that (i) failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties and (ii) such proposal was, or was reasonably likely to lead to, a superior proposal;

    •
    the ability of the Allied World board of directors to withdraw its recommendation, terminate the Merger Agreement and enter into a definitive agreement with a third party in connection with a superior proposal after the "go-shop" period if, after consultation with its outside legal counsel and financial advisor, the Allied World board of directors determined that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, subject, in specified cases, to payment of a termination fee of $196 million, or approximately 4.0% of the equity value of the transaction, which amount the board of directors of Allied World believed was reasonable in light of, among other matters, the benefits of the transaction to Allied World's shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described in the section entitled "The Merger Agreement—Termination Fee;" and

    •
    the inclusion of a collar mechanism on the exchange ratio used to determine a portion of the share component of the Offer Consideration, which provides Allied World's shareholders with protection against deterioration in value associated with changes in Fairfax's stock price;

  •
  the strong commitment on the part of both parties to complete the Offer and the Merger pursuant to their respective obligations under the terms of the Merger Agreement;

  •
  the fact that Allied World's shareholders retain the ultimate discretion to approve or disapprove the Offer Consideration by electing to tender or not to tender their shares in the Offer;

  •
  the Allied World board of directors' belief, after consultation with its internal and outside legal counsel, that the transaction is likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, which increases the likelihood that the transaction will be consummated;

  •
  the Allied World board of directors' understanding of Allied World's business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and the nature of the industry in which Allied World competes; and

  •
  the Allied World board of directors' understanding of Fairfax's business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance.

        The Allied World board of directors weighed the foregoing against a number of potentially negative factors, including:

  •
  that there can be no assurance that all conditions to the parties' obligations to complete the Offer and/or the Merger will be satisfied, including the possibility that the Minimum Tender Condition will not be met or waived by Fairfax, and as a result, it is possible that the Offer and/or the Merger may not be completed even if the proposals are approved and adopted by Allied World's shareholders;

  •
  the risks and costs to Allied World if the transaction does not close, including the potential effect on Allied World's business and relationships with employees, customers, brokers, reinsurance intermediaries, regulators and the communities in which it operates;

  •
  the Merger Agreement's restrictions on the conduct of Allied World's business prior to the completion of the Offer, generally requiring Allied World to conduct its business only in the ordinary course and subject to specific limitations, which may delay or prevent Allied World from undertaking business opportunities that may arise pending completion of the Offer;

  •
  the provisions of the Merger Agreement that, following the conclusion of the 30-day "go-shop" period, restrict Allied World's ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions (subject to specified exceptions) and that require Allied World to provide Fairfax with an opportunity to propose adjustments to the Merger Agreement prior to Allied World being able to terminate the Merger Agreement to accept a superior proposal;

  •
  the requirement that at least 66 2/3% of all outstanding Allied World shares be validly tendered in the Offer before Fairfax has the option to waive the Minimum Tender Condition and consummate the Offer, and the requirement that at least 90% of all outstanding Allied World shares be validly tendered in the Offer in order for the Merger to be consummated, and the risk that either such minimum threshold is not obtained;

  •
  the risk that governmental entities may not approve the transaction or may impose conditions on Allied World and/or its subsidiaries or Fairfax and/or its subsidiaries in order to gain approval for the transaction that may adversely impact Allied World's business and relationships with employees, customers, suppliers, brokers, reinsurance intermediaries, regulators and the communities in which it operates;

  •
  the fact that, because a portion of the Offer Consideration is payable in Fairfax shares in accordance with a fixed exchange ratio, Allied World shareholders will be adversely affected by any decrease in the trading price of Fairfax shares prior to completion of the Offer, and may receive less value for their Allied World shares upon completion of the Offer than calculated based on the price of the Fairfax shares at the time the Merger Agreement was executed;

  •
  the risk that the trading price of Fairfax shares could be adversely impacted in the event of decreases in Fairfax's revenue, underwriting and investment results, profit margins or free cash flow or other factors before or after the closing of the Offer;

  •
  the fact that forecasts of future results of operations are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated future performance and a risk that other anticipated benefits might not be realized;

  •
  the fact that the transaction could be taxable to Allied World's U.S. shareholders for U.S. federal income tax purposes, depending on whether and how much Fairfax elects to replace a portion of the stock consideration with cash;

  •
  the possibility that, under certain circumstances under the Merger Agreement, Allied World may be required to pay a termination fee of either $73.5 million or $196 million, as more fully described in the section entitled "The Merger Agreement—Termination Fee";

  •
  the potential that the termination fee provisions of the Merger Agreement could have the effect of discouraging a bona fide alternative acquisition proposal for Allied World;

  •
  the fact that Allied World's directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Allied World shareholders. See the section entitled "—Interests of Allied World's Directors and Executive Officers in the Merger;" and

  •
  other risks of the type and nature described in the sections entitled "Risk Factors" beginning on page 38 of the Fairfax Form F-4 and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 68.

        This discussion of the information and factors considered by the Allied World board of directors in reaching its conclusions and recommendation includes the material factors considered by the board of directors of Allied World, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger and the complexity of these matters, the Allied World board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its decision to make the recommendation to the Allied World shareholders that they tender their Allied World shares in the Offer. The Allied World board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Allied World's management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Allied World board of directors may have given differing weights to different factors.

Opinion of Allied World's Financial Advisor

        Allied World has retained BofA Merrill Lynch to act as Allied World's financial advisor in connection with the Offer and the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Allied World selected BofA Merrill Lynch to act as Allied World's financial advisor in connection with the Offer and the Merger on the basis of BofA Merrill Lynch's experience in transactions similar to the Offer and the Merger, its reputation in the investment community and its familiarity with Allied World and its business.

        On December 18, 2016, at a meeting of Allied World's board of directors held to evaluate the Offer and the Merger, BofA Merrill Lynch delivered to Allied World's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 18, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Offer Consideration and the Merger Consideration (the Offer Consideration and the Merger Consideration being referred to in this section of the prospectus as the "Consideration") to be received in the Offer and the Merger by holders of Allied World shares (after giving effect to the Special Dividend), was fair, from a financial point of view, to such holders.

        The full text of BofA Merrill Lynch's written opinion to Allied World's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to

Allied World's board of directors for the benefit and use of Allied World's board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Offer and the Merger from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the Offer and the Merger and no opinion or view was expressed as to the relative merits of the Transactions (including the Special Dividend) in comparison to other strategies or transactions that might be available to Allied World or in which Allied World might engage or as to the underlying business decision of Allied World to proceed with or effect the Transactions (including the Special Dividend). BofA Merrill Lynch's opinion does not address any other aspect of the Offer and the Merger and does not constitute a recommendation as to whether any Allied World shareholder should tender their Allied World shares in the Offer, or as to how any Allied World shareholder should vote or act in connection with the Merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

  •
  reviewed certain publicly available business and financial information relating to Allied World and Fairfax;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Allied World furnished to or discussed with BofA Merrill Lynch by the management of Allied World, including certain financial forecasts relating to Allied World prepared by the management of Allied World (which we refer to in this section of this prospectus as the Allied World forecasts and which are described in "—Certain Allied World Prospective Financial Information");

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Fairfax furnished to or discussed with BofA Merrill Lynch by the management of Fairfax, including certain financial forecasts relating to Fairfax prepared by the management of Allied World in collaboration with the management of Fairfax and adopted and approved for BofA Merrill Lynch's use by the management of Allied World (which we refer to in this section of this prospectus as the Fairfax forecasts);

  •
  reviewed certain estimates as to the amount and timing of cost savings (which we refer to in this section of this prospectus as the cost savings) anticipated by the managements of Allied World and Fairfax to result from the Offer and the Merger;

  •
  discussed the past and current business, operations, financial condition and prospects of Allied World with members of senior managements of Allied World and Fairfax, and discussed the past and current business, operations, financial condition and prospects of Fairfax with members of senior managements of Allied World and Fairfax;

  •
  reviewed the potential pro forma financial impact of the Offer and the Merger on the future financial performance of Fairfax, including the potential effect on Fairfax's estimated earnings per share;

  •
  reviewed the trading histories for Allied World shares and Fairfax shares and a comparison of such trading histories with each other and with the trading histories of other companies that BofA Merrill Lynch deemed relevant;

  •
  compared certain financial and stock market information of Allied World and Fairfax with similar information of other companies that BofA Merrill Lynch deemed relevant;

  •
  compared certain financial terms of the Offer and the Merger to financial terms, to the extent publicly available, of other transactions that BofA Merrill Lynch deemed relevant;

  •
  reviewed the relative financial contributions of Allied World and Fairfax to the future financial performance of the combined company on a pro forma basis;

  •
  reviewed a draft, dated December 18, 2016, of the Merger Agreement (which we refer to in this section of this prospectus as the Draft Agreement); and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Allied World and Fairfax that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Allied World forecasts, BofA Merrill Lynch was advised by Allied World, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Allied World as to the future financial performance of Allied World. With respect to the Fairfax forecasts and the cost savings, BofA Merrill Lynch was advised by Fairfax, and assumed, at the direction and with the consent of Allied World, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Fairfax as to the future financial performance of Fairfax and other matters covered thereby. BofA Merrill Lynch relied, at the direction of Allied World, on the assessments of the managements of Allied World and Fairfax as to Fairfax's ability to achieve the cost savings and was advised by Allied World and Fairfax, and assumed, with the consent of Allied World, that the cost savings would be realized in the amounts and at the times projected.

        BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Allied World or Fairfax, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Allied World or Fairfax. BofA Merrill Lynch did not evaluate the solvency or fair value of Allied World or Fairfax under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch are not experts in the evaluation of reserves for insurance losses and loss adjustment expenses and did not make an independent evaluation of the adequacy of the reserves of Allied World or Fairfax. In that regard, BofA Merrill Lynch did not make an analysis of, and expressed no opinion as to, the adequacy of the losses and loss adjustment expense reserves for Allied World or Fairfax. BofA Merrill Lynch assumed, at the direction of Allied World, that the Transactions (including the Special Dividend) would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Offer and the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Allied World, Fairfax or the contemplated benefits of the Offer and the Merger. In addition, BofA Merrill Lynch also assumed, at the direction of Allied World, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the Offer and the Merger (other than the Consideration to the extent expressly specified therein), including, without limitation, the form or structure of the Consideration or the Offer and the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Offer and the Merger or otherwise. As of the date of its opinion, BofA Merrill Lynch was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of Allied World or any alternative transaction. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, of the Consideration (after giving effect to the Special Dividend), to be received by holders of Allied World shares, and no opinion or view was expressed with respect to any consideration received in connection with the Offer and the Merger by the holders of any class of securities, creditors or other constituencies of any party.

In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Offer and the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Transactions (including the Special Dividend) in comparison to other strategies or transactions that might be available to Allied World or in which Allied World might engage or as to the underlying business decision of Allied World to proceed with or effect the Transactions (including the Special Dividend). BofA Merrill Lynch also did not express any view or opinion with respect to, and relied, at the direction of Allied World, upon the assessments of representatives of Allied World regarding, legal, regulatory, accounting, tax and similar matters relating to Allied World or the Offer and the Merger, as to which matters BofA Merrill Lynch understood that Allied World obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch also did not express any opinion as to what the value of Fairfax shares actually would be when issued or the prices at which Allied World shares or Fairfax shares would trade at any time, including following announcement or consummation of the Offer and the Merger. Except as described above, Allied World imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        The discussion set out below in the sections "—Summary of Material Financial Analyses of Allied World," "—Summary of Material Financial Analyses of Fairfax" and "—Summary of Material Merger Consequences Analysis" represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Allied World's board of directors in connection with BofA Merrill Lynch's opinion, dated December 18, 2016. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set out in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term "implied consideration" refers to $54.00 per Allied World share, consisting of (i) the cash consideration of $5.00 per share, (ii) the Special Dividend, and (iii) the implied value of the stock consideration of $44.00 per share based on an assumed Fairfax closing share price of $460.65 on December 16, 2016 (as converted to US dollars based on Bank of Canada's reported Canadian dollar to US dollar noon exchange rate of 0.7497 as of December 16, 2016) and the exchange ratio of 0.09552x (subject to Fairfax's election to replace up to $30.00 of the stock consideration with cash, in which case, if exercised fully, the relevant exchange ratio would be 0.03039x). The financial analyses summarized below were based on 86,998,341 Allied World shares outstanding as of October 24, 2016, with 1,652,847 stock options with a weighted average strike price of $17.14 per share, 588,537 performance based equity awards, 38,404 employee purchase plan units, 1,194,576 restricted stock units, 812,757 cash-settled restricted stock units and 449,302 cash-settled performance based equity awards. The financial analyses summarized below were also based on 23,917,000 Fairfax shares outstanding as of September 30, 2016, plus 565,055 share-based payment awards as disclosed in Fairfax's September 30, 2016 financial supplement.

Summary of Material Financial Analyses of Allied World

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for Allied World and the following twelve publicly traded companies in the insurance sector:

  •
  Arch Capital Group Ltd.

  •
  Argo Group International Holdings, Ltd.

  •
  Aspen Insurance Holdings Limited

  •
  AXIS Capital Holdings Limited

  •
  Chubb Limited

  •
  Everest Re Group, Ltd.

  •
  Markel Corporation

  •
  OneBeacon Insurance Group, Ltd.

  •
  RLI Corp.

  •
  The Navigators Group, Inc.

  •
  W. R. Berkley Corporation

  •
  XL Group plc

        BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing share prices on December 16, 2016, of the selected publicly traded companies as a multiple of estimated operating earnings per share, commonly referred to as Operating EPS, for calendar years 2016 and 2017. The low, mean, median and high calendar year 2016 Operating EPS multiples observed for the selected publicly traded companies were 11.9x, 20.0x, 19.2x, and 33.3x, respectively, and the overall low, mean, median and high calendar year 2017 Operating EPS multiples observed for the selected publicly traded companies were 10.4x, 18.1x, 16.2x, and 30.1x, respectively. BofA Merrill Lynch then applied calendar year 2017 Operating EPS multiples of 13.0x to 15.0x derived from the selected publicly traded companies and based on BofA Merrill Lynch's professional judgment to Allied World's calendar year 2017 estimated Operating EPS of $3.19 per share. BofA Merrill Lynch also reviewed the book values of the shares of the selected publicly traded companies, based on the primary shares outstanding as of September 30, 2016, as a multiple of price-to-book value. The low, mean, median and high price-to-book value multiples observed for the selected publicly traded companies as of September 30, 2016 were 0.85x, 1.41x, 1.33x and 2.99x, respectively. BofA Merrill Lynch then applied price-to-book value multiples of 1.00x to 1.15x derived from the selected publicly traded companies and based on BofA Merrill Lynch's professional judgment to Allied World's per share book value of $41.57 as of September 30, 2016. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates, and estimated financial data of Allied World were based on the Allied World forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Allied World, as compared to the implied consideration:

Implied Per Share Equity Value Reference Ranges for Allied World

2017 Operating EPS	September 30, 2016 Book Value (Primary)	Implied Consideration
$41.43 - $47.81	$41.57 - $47.81	$54.00

        No company used in this analysis is identical or directly comparable to Allied World. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Allied World was compared.

        Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following twenty-one selected transactions involving companies in the insurance sector that, in BofA Merrill Lynch's judgment, were relevant to its analysis:

Acquiror	Target	Announcement Date
Liberty Mutual Insurance Company	Ironshore Inc.	December 5, 2016
SOMPO Holdings, Inc.	Endurance Specialty Holdings Ltd.	October 5, 2016
Mitsui Sumitomo Insurance Company, Limited	Amlin plc	September 8, 2015
Fosun International Limited	Ironshore Inc.	August 2, 2015
EXOR S.p.A. (now EXOR N.V.)	PartnerRe Ltd.	August 3, 2015
ACE Limited	The Chubb Corporation	July 1, 2015
Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	June 10, 2015
AXIS Capital Holdings Limited (Revised Bid)	PartnerRe Ltd.	May 4, 2015
Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.	March 31, 2015
Fairfax Financial Holdings Limited	Brit PLC	February 16, 2015
AXIS Capital Holdings Limited	PartnerRe Ltd.	January 25, 2015
XL Group plc	Catlin Group Limited	January 9, 2015
Fosun International Limited	Meadowbrook Insurance Group, Inc.	December 30, 2014
RenaissanceRe Holdings Ltd.	Platinum Underwriters Holdings, Ltd.	November 24, 2014
ProAssurance Corporation	Eastern Insurance Holdings, Inc.	September 24, 2013
Fairfax Financial Holdings Limited	American Safety Insurance Holdings, Ltd.	June 3, 2013
Markel Corporation	Alterra Capital Holdings Limited	December 19, 2012
Validus Holdings, Ltd.	Flagstone Reinsurance Holdings, S.A.	August 30, 2012
Alleghany Corporation	Transatlantic Holdings, Inc.	November 20, 2011
Validus Holdings, Ltd.	IPC Holdings, Ltd.	July 9, 2009
PartnerRe Ltd.	Paris RE Holdings Limited	July 4, 2009

        BofA Merrill Lynch reviewed transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, as a multiple of (i) the target company's last twelve month and forward Operating EPS, and (ii) the target company's book value as of the last day of the most recent quarter preceding the announced transaction. The overall low, mean, median and high last twelve month Operating EPS multiples observed for the selected transactions were 6.8x, 13.4x, 13.3x and 21.3x, respectively, and the overall low, mean, median and high forward Operating EPS multiples observed for the selected transactions were 7.1x, 14.1x, 14.1x and 19.0x, respectively. The overall low, mean, median and high price-to-book value multiples observed for the selected transactions were 0.72x, 1.21x, 1.12x and 2.06x, respectively. BofA Merrill Lynch then applied (i) calendar year 2017 Operating EPS multiples of 14.0x to 17.0x (derived from the Operating EPS multiple ranges of the selected transactions, based on BofA Merrill Lynch's professional judgment) to Allied World's calendar year 2017 estimated Operating EPS, and (ii) price-to-book value multiples of 1.15x to 1.35x (derived from the price-to-book value multiple ranges of the selected transactions, based on BofA Merrill Lynch's professional judgment) to Allied World's per share book value as of December 31, 2016 (taking into account the impact of 1,262,059 shares relating to cash-settled restricted stock units and performance based equity awards, and the offsetting settlement of $22.5 million in accrued compensation expense). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Allied World were based on the Allied World forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Allied World, as compared to the implied consideration:

Implied Per Share Equity Value Reference Ranges for Allied World

2017 Operating EPS	December 31, 2016 Book Value (Diluted)	Implied Consideration
$44.62 - $54.18	$44.89 - $52.70	$54.00

        No company, business or transaction used in this analysis is identical or directly comparable to Allied World or the Offer and the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Allied World and the Offer and the Merger were compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Allied World to calculate the estimated present value of the standalone levered, after-tax free cash flows that Allied World was forecasted to generate during Allied World's fiscal years 2017 through 2021 based on the Allied World forecasts. BofA Merrill Lynch calculated terminal values for Allied World by applying terminal forward multiples of 0.95x to 1.15x to Allied World's estimated book value as of December 31, 2021 (excluding the impact of 1,262,059 shares relating to cash-settled restricted stock units and performance based equity awards, and the offsetting settlement of $22.5 million in accrued compensation expense). The cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 7.25% to 8.75%, which were based on an estimate of Allied World's cost of equity. This analysis indicated the following approximate implied per share equity value reference ranges for Allied World as compared to the implied consideration:

Implied Per Share Equity Value

Reference Range for Allied World	Implied Consideration
$41.49 - $50.31	$54.00

  Summary of Material Financial Analyses of Fairfax

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for Fairfax and the following eight publicly traded companies in the insurance sector:

  •
  Alleghany Corporation

  •
  Arch Capital Group Ltd.

  •
  AXIS Capital Holdings Limited

  •
  Chubb Limited

  •
  Everest Re Group, Ltd.

  •
  Markel Corporation

  •
  W. R. Berkley Corporation

  •
  XL Group plc

        For purposes of its analysis, BofA Merrill Lynch considered (where applicable) the relevant price in US dollars converted at a Canadian dollar to US dollar exchange rate of 0.7481 as of December 16, 2016. BofA Merrill Lynch reviewed, among other things, the closing share prices of the selected publicly traded companies on December 16, 2016 as a multiple of estimated Operating EPS for calendar years 2016 and 2017. BofA Merrill Lynch then compared these calendar years 2016 and 2017 estimated Operating EPS multiples derived from the selected publicly traded companies to corresponding data for Fairfax. The overall low, mean, median and high calendar year 2016 Operating EPS multiples observed for the selected publicly traded companies were 11.9x, 19.5x, 19.4x and 33.3x, respectively, and the overall low, mean, median and high calendar year 2017 Operating EPS multiples observed for the selected publicly traded companies were 10.4x, 16.8x, 15.2x and 30.1x, respectively. BofA Merrill Lynch also reviewed the price-to-book value multiples of the selected publicly traded companies, based on the number of primary shares outstanding as of September 30, 2016. The overall low, mean, median and high price-to-book value multiples observed for the selected publicly traded companies as of September 30, 2016 were 0.85x, 1.26x, 1.21x and 1.62x, respectively. BofA Merrill Lynch then applied price-to-book value multiples of 1.15x to 1.35x derived from the selected publicly traded companies and based on BofA Merrill Lynch's professional judgment to Fairfax's per share book value as of September 30, 2016. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates, and estimated financial data of Fairfax were based on the Fairfax forecasts. This analysis indicated the following implied approximate book value reference range for Fairfax, as compared to the closing price of Fairfax shares on December 16, 2016:

September 30, 2016 Book Value (Primary) (in US dollars)	Closing Trading Price of Fairfax Shares on December 16, 2016 (in US dollars)
$467.64 - $548.97	$459.69

        No company used in this analysis is identical or directly comparable to Fairfax. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Fairfax was compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Fairfax to calculate the estimated present value of (i) the standalone levered, after-tax free cash flows that Fairfax was forecasted to generate during Fairfax's fiscal years 2017 through 2021 based on the Fairfax forecasts, which reflected realized and unrealized pre-tax gains on investments of 2% per annum, and (ii) an alternative sensitivity case assuming that such investment gains would be 1% per annum. BofA Merrill Lynch calculated terminal values for Fairfax by applying terminal forward multiples of 1.15x to 1.35x to Fairfax's estimated equity as of December 31, 2021. The cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 6.25% to 7.50%, which were based on an estimate of Fairfax's cost of equity. This analysis indicated the following approximate implied per share equity value reference ranges for Fairfax as compared to the closing price of Fairfax shares on December 16, 2016:

Case Considered	Implied Per Share Equity Value Reference Range for Fairfax (in US dollars)	Closing Trading Price of Fairfax Shares on December 16, 2016 (in US dollars)
Base Case (reflecting realized and unrealized pre-tax gains of 2% on investments)	$490.79 - $600.80	$459.69
Sensitivity Case (reflecting realized and unrealized pre-tax gains of 1% on investments)	$452.15 - $552.70	$459.69

Summary of Material Merger Consequences Analysis

        Analysis of Allied World Stand-alone v. Pro Forma.    BofA Merrill Lynch performed an analysis to calculate the theoretical change in value for Allied World shareholders resulting from the Offer and the Merger based on a comparison of (i) the implied equity value reference ranges obtained for Allied World on a stand-alone basis pursuant to BofA Merrill Lynch's discounted cash flow and selected publicly traded companies analyses described above under "—Summary of Material Financial Analyses of Allied World—Discounted Cash Flow Analysis" and "—Summary of Material Financial Analyses of Allied World—Selected Publicly Traded Companies Analysis," and (ii) implied equity value reference ranges obtained for Allied World on a pro forma basis, assuming the minimum and maximum share exchange ratios that would have been implied by the share price collar provisions of the Merger Agreement, assuming that Fairfax had not elected to substitute any cash for Fairfax shares, and including $20 million of after-tax synergies, based on the Allied World forecasts. With respect to the pro forma discounted cash flow analysis, BofA Merrill Lynch assumed the "base case" considered for the Fairfax discounted cash flow analysis described above under "—Summary of Material Financial Analyses of Fairfax—Discounted Cash Flow Analysis." In addition, both the pro forma discounted cash flow analysis and the selected publicly traded companies analysis performed by BofA Merrill Lynch excluded the impact of 1,262,059 shares relating to cash-settled restricted stock units and performance based equity awards, and the offsetting settlement of $22.5 million in accrued compensation expense. Estimated financial data of Allied World were based on the Allied World forecasts, and estimated financial data of Fairfax were based on the Fairfax forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Allied World on a pro forma basis, as compared to the relevant implied per share equity value reference ranges for Allied World on a stand-alone basis:

	Implied Per Share Equity Value Reference Range for Allied World (Stand-Alone)	Implied Per Share Equity Value Reference Range for Allied World (Pro Forma— Low End of Collar/ Maximum Exchange Ratio)	Implied Per Share Equity Value Reference Range for Allied World (Pro Forma— High End of Collar/ Minimum Exchange Ratio)
Discounted Cash Flow Analysis	$41.49 - $50.31	$54.58 - $65.07	$52.23 - $62.16
Selected Publicly Traded Companies Analysis	$41.57 - $47.81	$51.25 - $59.30	$49.07 - $56.70

Other Factors

        BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch's material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  historical trading prices of Allied World shares and Fairfax shares during the 52-week period ended December 16, 2016, which indicated that during such period Allied World's closing prices ranged from $30.75 to $47.11 per share and Fairfax's closing prices ranged from $435.65 to $587.03 per share (based on Fairfax's share price in Canadian dollars converted at a Canadian dollar to US dollar exchange rate of 0.7481 as of December 16, 2016);

  •
  share price targets as of December 16, 2016 for Allied World shares and Fairfax shares in publicly available research analyst reports, which indicated share price targets for Allied World of approximately $40.00 to $47.00 per share and, for Fairfax, of approximately $539.74 to $596.44 per share (based on Fairfax's share price in Canadian dollars converted at a Canadian dollar to US dollar exchange rate as of each respective research report date); and

  •
  the relationship between movements in Allied World shares and Fairfax shares during the three-year period ended December 16, 2016.

Miscellaneous

        As noted above, the discussion set out above in the sections "—Summary of Material Financial Analyses of Allied World," "—Summary of Material Financial Analyses of Fairfax" and "—Summary of Material Merger Consequences Analysis" is a summary of the material financial analyses presented by BofA Merrill Lynch to the Allied World board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or matters considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Allied World and Fairfax. The estimates of the future performance of Allied World and Fairfax in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, to the holders of Allied World shares of the Consideration to be received by such holders in the Offer and the Merger (after giving effect to the Special Dividend), and were provided to Allied World's board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of Allied World or Fairfax.

        The type and amount of consideration payable in the Offer and the Merger was determined through negotiations between Allied World and Fairfax, rather than by any financial advisor, and was approved by Allied World's board of directors. The decision of Allied World to enter into the Merger Agreement was solely that of Allied World's board of directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by Allied World's board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of Allied World's board of directors or management with respect to the Transactions, or the Consideration.

        Allied World has agreed to pay BofA Merrill Lynch for its services in connection with the Offer and the Merger an aggregate fee currently estimated to be approximately $30,000,000, $2,000,000 of which was payable upon delivery of its opinion and the remaining portion of which is contingent upon the completion of the Offer and the Merger. Allied World also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Allied World, Fairfax and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Allied World and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit and leasing facilities of Allied World and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to Allied World and/or certain of its affiliates, (iii) having provided or providing certain managed investments services and products to Allied World and/or certain of its affiliates and (iv) having provided or providing certain treasury management products and services to Allied World and/or certain of its affiliates. From December 1, 2014 through November 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Allied World and its affiliates of approximately $2 million for investment and corporate banking services.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fairfax and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Fairfax in connection with certain mergers and acquisitions transactions, (ii) having acted or acting as a co-manager and/or bookrunner for certain debt and equity offerings of Fairfax, (iii) having acted or acting as a syndication agent for, and/or as a lender under, certain credit and leasing facilities and other credit arrangements of Fairfax and/or certain of its affiliates (including acquisition financing), (iv) having provided or providing certain derivatives, foreign exchange and other trading services to Fairfax and/or certain of its affiliates, (v) having provided or providing certain managed investments services and products to Fairfax and/or certain of its affiliates and (vi) having provided or providing certain treasury management products and services to Fairfax and/or certain of its affiliates. In addition,

BofA Merrill Lynch and/or certain of its affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Fairfax and/or certain of its affiliates. From December 1, 2014 through November 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Fairfax and its affiliates of approximately $15 million for investment and corporate banking services.

        Two senior members of the BofA Merrill Lynch deal team advising Allied World in connection with the Offer and the Merger (which we refer to in this section of this prospectus as the BofA Merrill Lynch Representatives) have also participated in coverage activities with respect to BofA Merrill Lynch's relationship with Fairfax. In particular, one of the BofA Merrill Lynch Representatives has had a significant relationship with Fairfax and its chairman and chief executive officer over many years, and has also served as the relationship manager with respect to BofA Merrill Lynch's relationship with Fairfax. In addition to participating on BofA Merrill Lynch deal teams advising Fairfax on numerous actual and potential transactions, and advising other parties in connection with their sales to Fairfax, such BofA Merrill Lynch Representative served as executive vice president and chief financial officer of a Fairfax subsidiary from 2005 to 2006. Such BofA Merrill Lynch Representative was instrumental in introducing Fairfax to Allied World as a potential transaction counterparty. The BofA Merrill Lynch Representatives and certain other members of the BofA Merrill Lynch deal team advising Allied World in connection with the Offer and the Merger have discussed in the past, or were aware of other employees of BofA Merrill Lynch having discussed, with certain third parties (including Fairfax) Allied World as a potential strategic or acquisition opportunity. However, such discussions by BofA Merrill Lynch with Fairfax with respect to Allied World (most recently in August 2016 prior to BofA Merrill Lynch's engagement by Allied World with respect to the Offer and the Merger) were of a general nature, were based solely on public information and did not include any valuation analysis. BofA Merrill Lynch was not engaged by Fairfax in connection with a potential acquisition of Allied World. The relationships described in this paragraph were disclosed to the board of directors of Allied World as described above under "Background to and Reasons for the Transactions."

Intent to Tender

        The directors and executive officers of Allied World, who control approximately 3.0 percent of the outstanding Allied World shares, entered into the Allied World Shareholder Voting Agreement with Fairfax and Allied World, dated December 18, 2016, pursuant to which they have agreed to, among other things, tender their Allied World shares to the Offer.

PLANS AND PROPOSALS FOR ALLIED WORLD

        Fairfax's immediate priority after the Transactions will be to ensure that the Fairfax Group continues to provide a high quality service to its customers. Depending upon the results of the Offer, Fairfax may engage in all, some or none of the steps discussed below. For further detail, see "Background to and Reasons for the Offer—Fairfax's Reasons for the Transactions."

Proposed Operating Structure

        Following the Transactions, Allied World will operate within the Fairfax Group on a decentralized basis.

General

        If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate the Merger whereby any remaining Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will receive the Merger Consideration.

        See "—Rules Regarding "Going Private" Transactions" below.

        In the event that the Acceptance Time occurs, and Fairfax has waived the Minimum Tender Condition down to 66 2/3% in accordance with the terms of the Merger Agreement, and the number of Allied World shares validly tendered in the Offer and not withdrawn, together with any Allied World Shares then directly or indirectly owned by Fairfax or FFH Switzerland, represents less than 90% of all outstanding Allied World shares (excluding Allied World shares held by Allied World), Fairfax has agreed to use its reasonable best efforts to consummate the Merger within two years of the Acceptance Time. However, it is possible that Fairfax may not be able to acquire 100 percent (or at least 90 percent) of all outstanding Allied World shares (excluding Allied World shares held by Allied World) and/or complete the Transactions in a timely manner, or at all. In addition, the Transactions may be the subject of litigation, and a court may delay the Transactions or prohibit them from occurring on the terms described in this prospectus, or at all. Accordingly, non-tendering Allied World shareholders may not receive any consideration for such Allied World shares, and the liquidity and value of any Allied World shares that remain outstanding could be negatively affected. See "Risk Factors—Risks related to the Offer—The Offer may adversely affect the liquidity and value of non-tendered Allied World shares."

        Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering Allied World shareholder will be a minority shareholder of Allied World with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.

Controlling Shareholder

        Following the completion of the Offer, Fairfax, directly or indirectly, will hold at least 90 percent, unless otherwise waived by Fairfax down to 66 2/3 percent in accordance with the terms of the Merger Agreement, of all outstanding Allied World shares (excluding Allied World shares held by Allied World) and, as a result, expects to have the authority to replace any or all of, and/or elect additional members of, Allied World's board of directors, subject to legal and regulatory requirements. However, until the closing of the Merger, or, if the Acceptance Time occurs but Fairfax does not then own, directly or indirectly, at least 90% of all outstanding Allied World shares (excluding Allied World shares held by Allied World) because it has waived the Minimum Tender Condition down to 66 2/3 percent in accordance with the terms of the Merger Agreement, until the earlier of the second anniversary of the Acceptance Time and the completion of the Merger, certain actions (including, among other things, terminating or amending the Merger Agreement, extending the time for performance of any obligation or action by Fairfax or FFH Switzerland under the Merger Agreement, waiving any of the agreements or conditions contained in the Merger Agreement for the benefit of Allied World and its shareholders, amending Allied World's articles of association, or any other amendment or change to the Transactions) will only be effected if there are one or more directors on Allied World's board who are (i) directors of Allied World as of the date of the Merger Agreement and (ii) neither officers of Allied World nor shareholders, affiliates, or associates of Fairfax, and such action is approved by a majority of such directors then in office.

        Fairfax may take various other actions in its capacity as controlling shareholder, which are described further below.

Post-Offer Acquisition of Allied World

        It is possible that Fairfax may not be able to acquire 100 percent (or at least 90 percent) of all outstanding Allied World shares (excluding Allied World shares held by Allied World) and/or complete the Transactions in a timely manner, or at all. In addition, the Transactions may be the subject of litigation, and a court may delay the Transactions or prohibit them from occurring on the terms described in this prospectus, or at all. Accordingly, non-tendering Allied World shareholders may not receive any consideration for such Allied World shares, and the liquidity and value of any Allied World shares that remain outstanding could be negatively affected.

Consideration Offered to Allied World Shareholders in Connection with the Merger

        In connection with the Merger, Fairfax will provide non-tendering Allied World shareholders (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) with the Merger Consideration, which may have a different value from the consideration that they would have received had they tendered their Allied World shares in the Offer, because, among other factors:

  •
  the value of the Fairfax shares at the time of completion of the Merger may be different than at the time of the completion of the Offer;

  •
  the USD/CAD currency exchange rate at the time of completion of the Offer and at the time of the Merger may be different;

  •
  the Merger Consideration payable in the Merger would be subject to appraisal rights and may therefore be subject to court review; and

  •
  the tax consequences for Allied World shareholders of receiving consideration in the Merger may be different than if they had tendered their Allied World shares in the Offer.

The Merger under Swiss Law

        If, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax, indirectly through Fairfax (Switzerland), will initiate the Merger (Abfindungsfusion) pursuant to article 8 paragraph 2 and article 18 paragraph 5 of the Swiss Merger

Act, whereby Allied World will be merged with and into Fairfax (Switzerland), with Fairfax (Switzerland) being the surviving entity. Remaining Allied World shareholders who do not tender their Allied World shares in the Offer (except for Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland), which will not receive any compensation for any Allied World shares directly or indirectly held by them) will, as part of the Merger, receive the Merger Consideration. However, in no event will they receive any shares of the surviving entity.

        Among other requirements of Swiss law, in a squeeze-out merger, the board of directors or the managing officers, respectively, of the involved companies must set out the squeeze-out compensation to be paid to the remaining Allied World shareholders in a merger agreement and must explain and justify the legal and economic rationale for and the consequences of the merger, including the squeeze-out compensation, in a merger report. If, at the time the merger agreement is signed, more than six months have passed since the last balance sheet date of the involved entities or if the assets and/or liabilities of the involved entities have significantly changed since that date, an interim statutory merger balance sheet pursuant to the rules and regulations applicable to statutory accounts must be prepared. An independent audit expert must provide a report on the merger agreement, the merger report and the merger balance sheet and confirm, among other things, that the compensation to be paid to the remaining Allied World shareholders (other than Allied World, Fairfax, FFH Switzerland and Fairfax (Switzerland)) is justifiable. The shareholders of the merging entities have a right to inspect the merger agreement, the merger report and the audit report, as well as the annual reports and accounts of the involved entities for the preceding three financial years (if available) and, if applicable, the interim merger balance sheet, for a minimum of 30 calendar days prior to the shareholder or quotaholder meetings convened to vote on the Swiss Merger Agreement. Before the shareholder or quotaholder meetings to vote on the Swiss Merger Agreement are held, the work councils of the merging entities (or if no such councils exist, the employees of the merging entities) must be informed of and/or consulted on the merger. The Swiss Merger Agreement must be approved by the shareholders or quotaholders of the merging companies.

        The following majorities are required to approve the Swiss Merger Agreement and effect a squeeze-out merger between a Swiss corporation (as transferring entity) and a Swiss limited liability company (as surviving entity) pursuant to Swiss law:

  •
  transferring entity: approval by the holders of at least 90 percent of the outstanding shares (excluding shares held by the transferring entity); and

  •
  surviving entity: approval by the holders of 66 2/3 percent of the votes represented at the quotaholder meeting and the absolute majority of the quota capital to which exercisable voting rights attach.

        After the approval of the Swiss Merger Agreement by the shareholders of the merging entities, the board of directors or the managing officers, respectively, of the merging entities must apply and file for registration of the Merger with the competent commercial register. The Merger becomes effective upon registration in the daily ledger of the competent commercial register.

        In connection with the Merger, Allied World's shareholders may exercise appraisal rights under article 105 of the Swiss Merger Act, in which case the adequacy (Angemessenheit) of the Merger Consideration would be subject to court review. See "The Offer—Appraisal Rights."

        The Merger may constitute a "going private" transaction within the meaning of Rule 13e-3, which, absent an applicable exemption, would be subject to US federal securities law (including Rule 13e-3). See "—Rules Regarding "Going Private" Transactions" below.

Rules Regarding "Going Private" Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or any other transaction or series of transactions that occur after completion of the Offer by which Fairfax attempts to acquire the remaining outstanding Allied World shares unless an exemption applies. Fairfax believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Allied World shareholders will receive the Merger Consideration, which is the same as the Offer Consideration. If an exemption does not apply, such transaction or series of transactions would be subject to US federal securities law (including Rule 13e-3) and Fairfax would be required to file a Schedule 13E-3 with the SEC that would describe, among other things, the reasons for the "going private" transaction, the relationship of the parties involved, the source(s) of financing, the process used to determine the valuation or price paid to minority shareholders and detailed disclosures as to the fairness of any such transaction to minority shareholders.

Time-frame for Completion of the Merger

        Fairfax intends to consummate the Merger to acquire 100 percent of the outstanding Allied World shares as soon as reasonably practicable following the completion of the Offer. If following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), the Merger can be initiated promptly upon completion of the Offer, and would, without any objections, blockages or other challenges, normally be expected to take between two and six months to complete, which timing may be affected by, among other things, the number of minority shareholders and where they are located. If, however, one or more minority shareholders objects and blocks the registration of the Merger in the commercial register and/or challenges the Merger, or if other litigation is pending (whether or not involving minority shareholders), this could significantly delay the process and the effectiveness of the Merger.

Delisting and Deregistration

NYSE Listing

        As soon as practicable following completion of the Offer, and to the extent permitted under applicable law and stock exchange regulations, Fairfax intends to cause the Allied World shares to be delisted from the NYSE.

        As at February 10, 2017, there were 87,174,599 Allied World shares outstanding. Trading in Allied World shares is expected to cease upon the completion of the Offer if trading has not ceased earlier. Upon completion of the Merger, all Allied World shares will be cancelled.

Exchange Act Registration

        The Allied World shares are currently registered under the Exchange Act. As a result, Allied World currently files periodic and current reports, among other documents, with the SEC. As promptly as practicable following delisting of the Allied World shares from the NYSE and provided that the criteria for deregistration are met, Fairfax intends to take steps, subject to the applicable Exchange Act rules, to cause the termination of Allied World's reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Allied World may terminate its reporting obligations if (i) the outstanding Allied World shares are not listed on a national securities exchange and (ii) there are fewer than 300 holders of record of the Allied World shares.

        If the Allied World shares are no longer registered under the Exchange Act, certain requirements of the Exchange Act would no longer apply. For example, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Allied World. In addition, Allied World would no longer be required to furnish a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of Allied World shareholders. Furthermore, the ability of Allied World's affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act could be impaired or eliminated.

THE OFFER

The Offer

        Fairfax, through FFH Switzerland, is offering to acquire all of the outstanding Allied World shares (excluding Allied World shares held by Allied World) pursuant to an offer to exchange to all Allied World shareholders. Allied World shareholders who accept the Offer will receive a combination of cash and Fairfax shares. The Offer is being made pursuant to the terms and subject to the conditions set out herein.

        The Offer is being made for all Allied World shares (excluding Allied World shares held by Allied World). As at February 10, 2017, there were 87,174,599 Allied World shares outstanding.

        The Offer will commence on [    •    ], 2017.

Terms of the Offer

        Fairfax, through FFH Switzerland, is offering to exchange for each Allied World share validly tendered and not properly withdrawn the right to receive a combination of:

  •
  $5.00 in cash, without interest (the "Cash Consideration");

  •
  a special cash dividend of $5.00, without interest, payable as soon as possible after the Acceptance Time to holders of Allied World shares as of immediately prior to the Acceptance Time (the "Special Dividend"), which is being paid outside of the Offer, but conditioned upon the Offer;

  •
  a portion of the stock consideration comprising Fairfax shares having a value of $14.00 based on the closing price of Fairfax shares as of December 16, 2016 (the "Fairfax Closing Price"), payable at a fixed exchange ratio of 0.030392 (the "Fixed Exchange Stock Consideration"); and

  •
  the remaining portion of the stock consideration equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to U.S. dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax Share) (the "Fixed Value Stock Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, this portion of the consideration will be fixed at 0.061772 Fairfax shares for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, this portion of the consideration will be fixed at 0.068862 Fairfax shares for each Allied World share. Additionally, on or before March 3, 2017, Fairfax has the option to increase on a dollar-for-dollar basis the amount of the Cash Consideration from $5.00 to an amount not exceeding $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration (such option, the "Cash Election") and which, together with the Special Dividend, would provide holders of Allied World shares a total of up to $40.00 cash. Fairfax may elect to fund the Cash Election by an equity or debt issuance or by bringing in one or more third party co-investors.

        This represents approximately $4.9 billion in aggregate consideration, calculated using the closing Fairfax share price on the TSX of CAD$614.45 and a noon exchange rate of CAD$1.00 = $0.7497, as published by the Bank of Canada on December 16, 2016, the last trading day preceding announcement of the Offer.

Expiration Time; Extension of the Offer

        The Offer will expire at 10:00 a.m., New York City time, on [    •    ], 2017 (4:00 p.m. Zug time on [    •    ], 2017), unless the Offer is extended in accordance with U.S. tender offer rules and the terms of the Merger Agreement, as set out herein.

        U.S. tender offer rules require that the acceptance period of the Offer be extended if the value of the consideration being offered increases or decreases within 10 U.S. business days of the then-scheduled Expiration Time, so that the Offer will expire no less than 10 U.S. business days after the publication of such increase or decrease in the value of the consideration being offered.

        Fairfax will also cause FFH Switzerland to extend the Offer, to the extent required by applicable U.S. tender offer rules, if it:

  •
  makes a material change to the terms of the Offer, other than a change in the consideration being offered in the Offer; or

  •
  makes a material change in the information concerning the Offer, or waives a material condition of the Offer.

        Fairfax will also cause FFH Switzerland to extend the Offer:

  •
  if one or more conditions to the Offer is not satisfied or, to the extent legally permitted, waived, in which case Fairfax will cause FFH Switzerland to extend the period of time for which the Offer is open, in successive periods of 10 business days each or such other number of business days as Fairfax and Allied World may agree in order to permit the satisfaction of such condition or conditions to the Offer until the earlier of (i) the satisfaction or, to the extent legally permitted, waiver, of such condition or conditions to the Offer and (ii) August 18, 2017 (as may be extended in limited circumstances in order to obtain required regulatory approvals in accordance with the terms of the Merger Agreement); or

  •
  to the extent required and for such minimum period required by any rule, regulation, interpretation or position of the SEC or its staff, the NYSE or any other applicable laws.

        If FFH Switzerland extends the Offer, Fairfax and/or FFH Switzerland will notify the exchange agent by written or oral notice confirmed in writing and also make an announcement to that effect to the NYSE no later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled Expiration Time. Fairfax and/or FFH Switzerland will announce any extension to the Offer by FFH Switzerland by issuing a press release. During an extension, any Allied World shares validly tendered and not properly withdrawn will remain subject to purchase in the Offer and subject to the right of each holder to withdraw any Allied World shares that such holder has previously tendered. If FFH Switzerland extends the period of time during which the Offer is open, the Offer will expire at the latest time and date to which the Offer is extended.

        Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that material changes to an offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Fairfax may choose to make any public announcement, Fairfax will not have any obligation to communicate any public announcement other than as described above.

Withdrawal Rights

        Allied World shares tendered for exchange during the offering period, including any extension thereof, may be withdrawn at any time prior to the expiration of the Offer (including any extensions thereof) and at any time after the expiration of the Offer until FFH Switzerland accepts Allied World shares for exchange. Once FFH Switzerland accepts Allied World shares for exchange pursuant to the Offer, you will not be able to withdraw any tendered Allied World shares.

        You may not rescind a withdrawal. If you withdraw tendered Allied World shares, such shares will be deemed not validly tendered for purposes of the Offer. However, you may re-tender withdrawn Allied World shares at any time before the expiration of the Offer (or during the Subsequent Offering Period, if any) by following the procedures described under "—Procedures for Tendering Allied World Shares" below.

        If FFH Switzerland decides to provide a Subsequent Offering Period, it will accept Allied World shares tendered during that period immediately upon tender, and you will not be able to withdraw Allied World shares tendered during any Subsequent Offering Period or tendered in the Offer.

Withdrawal of Tendered Allied World Shares

        If you tendered Allied World shares by delivering a letter of transmittal to the exchange agent, you may withdraw your Allied World shares by delivering to the exchange agent a properly completed and duly executed notice of withdrawal, guaranteed by an eligible guarantor institution (if the letter of transmittal required a signature guarantee) before the expiration of the Offer or before FFH Switzerland accepts the Allied World shares for exchange. If FFH Switzerland decides to provide for a Subsequent Offering Period, Allied World shares tendered during the Subsequent Offering Period may not be withdrawn. See "—Expiration Time; Extension of the Offer" above.

        If you tendered your Allied World shares by means of the book-entry confirmation procedures of DTC, you may withdraw your Allied World shares by instructing your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares to cause the DTC participant through which your Allied World shares were tendered to deliver a notice of withdrawal to the exchange agent through the book-entry confirmation facilities of DTC prior to the expiration of the Offer.

Subsequent Offering Period

        Pursuant to Rule 14d-11 under the Exchange Act, FFH Switzerland may, following the expiration of the Offer, elect to provide one or more Subsequent Offering Periods of at least three business days in length following the Expiration Time and acceptance for exchange of Allied World shares tendered in the Offer. A Subsequent Offering Period would be an additional period of time, following the first exchange of Allied World shares in the Offer, during which Allied World shareholders could tender Allied World shares not tendered in the Offer.

        Rule 14d-11 under the Exchange Act provides that FFH Switzerland may provide a Subsequent Offering Period so long as, among other things (1) the initial Offer period of at least 20 business days has expired, (2) FFH Switzerland offers the same form and amount of consideration for Allied World shares in the Subsequent Offering Period as in the Offer, (3) FFH Switzerland immediately accepts and promptly pays for all Allied World shares tendered during the Offer prior to its expiration, (4) FFH Switzerland announces the results of the Offer, including the approximate number and percentage of Allied World shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled Expiration Time and (5) FFH Switzerland immediately accepts and promptly pays for Allied World shares as they are tendered during the Subsequent Offering Period. If FFH Switzerland elects to provide a Subsequent Offering Period, it will notify shareholders of Allied World by making a public announcement on the next business day after the Expiration Time consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Allied World shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the

Subsequent Offering Period with respect to Allied World shares tendered in the Offer and accepted for exchange. The same consideration will be received by shareholders tendering Allied World shares in the Offer or in a Subsequent Offering Period, if one is included. Please see "—Withdrawal Rights" above.

Conditions to the Offer

        The Offer is subject to the following conditions. Neither Fairfax nor FFH Switzerland will be obliged to purchase any Allied World shares validly tendered (or defectively tendered and such defect is waived by Fairfax or FFH Switzerland) in the Offer and not properly withdrawn if the following conditions have not been satisfied, or to the extent legally permitted, waived (some of which have been satisfied, as noted below).

(i)
Minimum Tender Condition

        There will have been validly tendered in accordance with the terms of the Offer (other than Allied World shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) and not withdrawn, a number of Allied World shares that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland or Fairfax (Switzerland), represents at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World). The Minimum Tender Condition may not be waived by Fairfax without Allied World's written approval unless all other conditions to the closing of the Offer (excluding the Minimum Tender Condition and conditions to be satisfied at the closing of the Offer) have been satisfied or waived (if such waiver is permitted under the terms of the Merger Agreement), in which case Fairfax in its sole and absolute discretion, may waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World).

(ii)
Governmental Action

        The absence of (i) any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, that is in effect, (ii) any law enacted, issued, promulgated, enforced or entered by any governmental entity, and (iii) any pending action instituted or initiated by any federal governmental entity, in each case that does or that would prevent, prohibit or make illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

(iii)
Admission to the TSX

        The new Fairfax shares to be issued in the Offer having been conditionally approved for listing on the TSX, subject to the satisfaction by Fairfax of customary listing conditions of the TSX (which has been obtained).

(iv)
Registration Statement Declared Effective by the SEC

        The registration statement on Form F-4 of which this prospectus forms a part having been declared effective under the Securities Act and any applicable blue sky securities filings, permits or approvals being made or received in accordance with applicable law and the absence of (i) any stop order by the SEC or any state securities administrator suspending the effectiveness of such registration statement and (ii) any pending proceedings by the SEC or any state securities administrator seeking such a stop order.

(v)
Regulatory and Antitrust

        The (i) expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act, (ii) receipt of the Transaction Approvals and Additional Antitrust Approvals, and (iii) making of any other notices, reports and filings required to be made by Allied World, Fairfax or any of their respective subsidiaries with, and the receipt of any other consents, registrations, approvals permits and authorizations required to be obtained from, any governmental entity in connection with the execution, delivery and consummation of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (except for any failure that would not, individually or in the aggregate, render the Offer or the Merger or any of the other Transactions illegal or result in a Material Adverse Effect (as defined in the Merger Agreement) with respect to Fairfax or Allied World, or subject Allied World or its affiliates, or any of their respective directors, officers, employees or representatives, to any criminal liability).

(vi)
Burdensome Regulatory Action

        The absence of any terms in the Transaction Approvals and Additional Antitrust Approvals that, individually or in the aggregate, result in or would reasonably expected to result in any action requiring the divestiture, sale, transfer or licensing of, or limiting Fairfax's freedom of action with respect to, or ability to retain, any assets, businesses or properties of Allied World, Fairfax, FFH Switzerland or Fairfax (Switzerland), or any of their respective subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Fairfax and its subsidiaries taken as a whole after giving effect to the Transactions).

(vii)
Regulatory Liability

        The absence of any criminal liability on the part of Allied World or any of its affiliates, or any of their respective directors, officers, employees or representatives, resulting from any Transaction Approval or Additional Antitrust Approval.

(viii)
Special Dividend Approval

        The declaration by Allied World shareholders of the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017.

(ix)
Amendment to Allied World's Articles of Association and Board Modification

        The approval by Allied World shareholders of the Articles Amendment and, unless waived by Fairfax, the Board Modification, each of which shall be in full force and effect.

(x)
Fairfax Shareholder Approval

        The approval by Fairfax shareholders of the issuance of Fairfax shares pursuant to the Merger Agreement, if required by applicable law.

(xi)
Allied World Share Register

        The Allied World board of directors having resolved to register FFH Switzerland and/or any other company controlled and designated by Fairfax in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares Fairfax or any of its subsidiaries has acquired or may acquire (with respect to Allied World shares to be acquired in the Offer subject to all other conditions to the Offer having been satisfied or waived), and/or FFH Switzerland and/or any other company controlled and designated by Fairfax having been registered in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares acquired.

(xii)
Representations and Warranties

        Subject to certain exceptions, the representations and warranties of Allied World pursuant to the Merger Agreement remaining true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except as would not have an Allied World Material Adverse Effect (as defined in the Merger Agreement)), and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

(xiii)
Obligations of Allied World

        The performance and compliance, in all material respects, of Allied World's obligations, agreements and covenants to be performed and complied with under the Merger Agreement, and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

(xiv)
Material Adverse Effect

        Since December 18, 2016, the absence of any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects had, or would reasonably be expected to have, a Material Adverse Effect on Allied World.

(xv)
Termination of Offer

        The Offer having not been otherwise terminated with the prior written consent of Allied World.

        The conditions to the Offer are for the sole benefit of Fairfax and FFH Switzerland and, to the extent legally permitted and subject to the terms of the Merger Agreement, may be waived by Fairfax or FFH Switzerland (either in whole or in part) at any time and from time to time, in the sole and absolute discretion of Fairfax and FFH Switzerland. Notice of any such waiver will be given in the manner prescribed by applicable law. However, Fairfax and FFH Switzerland may not, without the prior written consent of Allied World, amend, modify or waive the Minimum Tender Condition below 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) unless all other conditions to the Offer have been satisfied or will be satisfied on the closing of the Merger, or waived, to the extent such waiver is permitted under the Merger Agreement, in which case Fairfax may elect to waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) as described above. In addition, Fairfax cannot waive the conditions described above under items (ii) through (x) (except item (vi)) above without the prior written consent of Allied World in its sole and absolute discretion.

Procedures for Tendering Allied World Shares

        If your Allied World shares are registered in the share register of Allied World, you may tender your Allied World shares to the exchange agent by delivering to the exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, before the expiration of the Offer or the expiration of any Subsequent Offering Period.

        If you hold your Allied World shares through a financial intermediary, broker, dealer, commercial bank, trust company or other entity, you should instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares to arrange for a DTC participant holding the Allied World shares in its DTC account to tender your Allied World shares in the Offer to the exchange agent by means of delivery through the book-entry confirmation facilities of DTC of your Allied World shares to the DTC account of the exchange agent, together with an agent's message acknowledging that the tendering holder has received and agrees to be bound by the letter of transmittal, before the expiration of the Offer or the expiration of any Subsequent Offering Period.

        Tendered Allied World shares will be held in an account controlled by the exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of your Allied World shares until such time as (i) you withdraw your Allied World shares from the Offer; (ii) your Allied World shares have been exchanged (subject to the terms and conditions of the Offer); or (iii) your Allied World shares have been returned to you if the Offer is not completed or because they were not accepted for exchange.

        Registered Allied World shareholders should send their properly completed and duly executed letters of transmittal only to the exchange agent and not to Allied World or the information agent. Letters of transmittal properly completed and duly executed must be received by the exchange agent before the expiration of the Offer to be accepted for exchange. The method of delivery of letters of transmittal is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery Procedures

        If you hold your shares in book-entry form and wish to tender your Allied World shares in the Offer or any Subsequent Offering Period and time will not permit all required documents to reach the exchange agent before the expiration of the Offer or the expiration of any Subsequent Offering Period, or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your Allied World shares if all the following conditions are satisfied:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed letter of transmittal, substantially in the form provided with this prospectus, is received by the exchange agent as provided below before the expiration of the Offer or the expiration of any Subsequent Offering Period; and

  •
  a book-entry confirmation along with an agent's message and any other required documents are received by the exchange agent within three U.S. business days after the date of execution of the notice of guaranteed delivery.

        Any notice of guaranteed delivery may be delivered by hand, mail or facsimile to the exchange agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery. In the case of Allied World shares held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Acceptance of Tendered Allied World Shares

        If the conditions referred to under "—Conditions to the Offer" above have been satisfied or, to the extent legally permitted, waived, Fairfax will cause FFH Switzerland to accept for exchange and will exchange all Allied World shares that have been validly tendered and not withdrawn pursuant to the terms of the Offer and procure the delivery of cash and Fairfax shares for the account of the tendering Allied World shareholders promptly after Fairfax and FFH Switzerland announce that the conditions to the Offer have been satisfied or, to the extent legally permitted, waived, and the offer period has expired. If FFH Switzerland decides to provide for a Subsequent Offering Period, FFH Switzerland will accept for exchange, and promptly exchange, all validly tendered Allied World shares as they are received during the Subsequent Offering Period. See "—Subsequent Offering Period" above.

Under no circumstances will interest be paid on the exchange of Allied World shares, regardless of any delay in making the exchange or any extension of the Offer

        Exchange of Allied World shares accepted for exchange pursuant to the Offer will in all cases (including during any Subsequent Offering Period) be made only after timely receipt of (i) confirmation of a book-entry transfer, (ii) a letter of transmittal (or facsimile thereof), properly completed and duly executed, together with an agent's message in connection with a book-entry transfer of such Fairfax shares, and (iii) any other required documents.

Validity of Tendered Allied World Shares

        FFH Switzerland will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Allied World shares in its sole discretion and FFH Switzerland's determination will be final and binding. FFH Switzerland reserves the right to reject any and all tenders of Allied World shares that it determines are not in proper form or the acceptance for exchange of which may be unlawful. No tender of Allied World shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. FFH Switzerland's interpretation of the terms and conditions of the Offer, including the acceptance forms and instructions thereto, will be final and binding. There shall be no obligation on FFH Switzerland, the information agent, the exchange agent or any person acting on its or their behalf to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification. FFH Switzerland reserves the right, in accordance with applicable law, to permit a holder of Allied World shares to accept the Offer in a manner other than as set out above.

Return of Tendered Allied World Shares

        If any Allied World shares tendered in accordance with the instructions set out in this prospectus or the Offer materials are not accepted for exchange pursuant to the terms and conditions of the Offer, FFH Switzerland will cause such Allied World shares to be returned promptly following the announcement of the expiration or withdrawal of the Offer, as the case may be.

Fractional Shares

        No fractional Fairfax shares will be issued to tendering Allied World shareholders in the Offer, no dividends or other distributions with respect to Fairfax shares will be payable on or with respect to any such fractional share interest, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Fairfax. In lieu of a fractional Fairfax share, the exchange agent will deliver to each Allied World shareholder who would otherwise be entitled to receive a fraction of a Fairfax share (after aggregating all fractional Fairfax shares that would otherwise have been issuable to such tendering Allied World shareholder in the Offer) an amount of cash (without interest and subject to the amount of any withholding taxes) rounded to the nearest whole cent determined by multiplying (i) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to US dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent, by (ii) the fractional share interest to which such holder would otherwise be entitled. The exchange agent will make such amounts payable to tendering Allied World shareholders as soon as practicable after determination of the amount in cash to be paid in lieu of fractional Fairfax shares and, in any case, no later than three U.S. business days after the expiration of the initial offering period (including any extensions thereof). The calculation of net proceeds from the sale of the Fairfax shares shall not include any commissions, transfer taxes or other out-of-pocket transaction costs incurred in the sale of such Fairfax shares. Any such commissions, transfer taxes or other out-of-pocket transaction costs will be paid by FFH Switzerland.

Settlement of the Offer

        Upon the expiration of the Offer, if the conditions to the Offer referred to under "—Conditions to the Offer" above have been satisfied or, to the extent legally permitted, waived, the consideration payable to tendering Allied World shareholders whose Allied World shares are accepted for exchange will be calculated by the exchange agent. Fairfax shares will be issued to and cash will be paid to tendering Allied World shareholders promptly.

Cash Consideration

        Payment for Allied World shares validly tendered by registered holders with a properly completed and duly executed letter of transmittal, and all applicable signature guarantees from an eligible guarantor institution, will be made by way of a check for the applicable amount of cash consideration to which you are entitled.

        Payment for Allied World shares validly tendered by book-entry holders through book-entry confirmation facilities will be made by crediting the account of the financial intermediary, broker, dealer, commercial bank, trust company or other entity holding the Allied World shares on your behalf with DTC. The exchange agent will deliver the applicable amount of cash consideration to DTC, which will further allocate the applicable amount of cash consideration to the account of the DTC participant who tendered the Allied World shares on your behalf.

        In addition, the exchange agent will deliver to each Allied World shareholder who would be entitled to receive a fraction of a Fairfax share (after aggregating all fractional Fairfax shares issuable to such Allied World shareholder in the Offer), cash (without interest and subject to the amount of any withholding taxes). For further detail, see "—Fractional Shares" above.

Stock Consideration

        Fairfax shares may be held in certificated and uncertificated form. If you are a registered holder and you validly tender your Allied World shares with a properly completed and duly executed letter of transmittal, and all applicable signature guarantees from an eligible guarantor institution, you will receive the Fairfax shares to which you are entitled in uncertificated form. If you are a book-entry holder and you validly tender your Allied World shares by means of delivery through the book-entry confirmation facilities of DTC, the exchange agent will cause the applicable number of Fairfax shares to be delivered to DTC and will further allocate the applicable number of Fairfax shares to the account of the DTC participant who tendered the Allied World shares on your behalf.

Publication of Results

        No later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled Expiration Time (including any extension thereof), Fairfax and/or FFH Switzerland will make a public announcement stating:

  •
  that all conditions to the Offer, including the Minimum Tender Condition, have been satisfied or, to the extent legally permitted, waived and declaring the Offer unconditional; or

  •
  that the conditions to the Offer have not been satisfied or, to the extent legally permitted, waived, and that, accordingly, the Offer has been unsuccessful.

        Fairfax and/or FFH Switzerland will announce the final results of the Offer as promptly as practicable after the scheduled Expiration Time.

        Announcements will be made by means of a press release.

Ownership of Fairfax after Completion of the Offer

        If all of the issued and outstanding Allied World shares are validly tendered and exchanged pursuant to the terms of the Offer (assuming an exchange ratio for the Fixed Value Stock Consideration of 0.063222, which corresponds to the closing price of Fairfax shares on the TSX as of February 10, 2017), the former Allied World shareholders, other than Allied World, and the holders of existing Fairfax shares, other than Fairfax, will hold the following percentages of Fairfax shares and Fairfax's voting interests immediately after the completion of the Offer:

	Owned by current holders of Fairfax shares	Owned by former Allied World shareholders
Number of outstanding Fairfax shares held after completion of the Offer:	23,004,207	8,160,721
Percentage of Fairfax shares:	73.8%	26.2%
Percentage of Fairfax voting interests:	43.0%	15.2%

Effect of the Offer on the Market for Allied World Shares

        Following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Fairfax intends to delist the Allied World shares from the NYSE. Following delisting of the Allied World shares from the NYSE and provided that the criteria for deregistration are met, Fairfax intends to cause Allied World to make a filing with the SEC requesting that Allied World's reporting obligations under the Exchange Act be terminated. Deregistration would substantially reduce the information required to be furnished by Allied World to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Allied World. For a further discussion, see "Plans and Proposals for Allied World—Delisting and Deregistration."

Regulatory Matters

        The Offer is conditional on the receipt of approval from insurance regulatory and competition authorities of certain jurisdictions and of antitrust clearance from the regulatory authorities of certain jurisdictions. In particular, the Offer is subject to approval by insurance regulatory authorities in the United States (including in Arkansas, Delaware and New Hampshire), as well as in Australia, Ireland and the United Kingdom, as well as by Lloyd's. Further, antitrust consents or confirmations were sought from, among others, the FTC, the Antitrust Division of the U.S. Department of Justice and antitrust authorities in certain other jurisdictions. On January 17, 2017, Fairfax filed notification and report forms with the FTC and the Antitrust Division of the U.S. Department of Justice under the HSR Act. On January 27, 2017, the request for early termination of the waiting period was granted by the FTC and the Antitrust Division of the U.S. Department of Justice.

Accounting Treatment

        Under IFRS, the acquisition of Allied World will be accounted for using the acquisition method. Fairfax is the accounting and legal acquiror. In Fairfax's consolidated financial statements, the assets, liabilities and contingent liabilities of Allied World will initially be recognized at fair value, with limited exceptions; the excess of the cost of the Transactions over the net fair value of the assets, liabilities and contingent liabilities recognized will be recorded as goodwill.

Appraisal Rights

        Allied World shareholders are not entitled under Swiss law or otherwise to appraisal rights with respect to the Offer. However, if following the completion of the Offer, Fairfax has acquired or controls, directly or indirectly, at least 90 percent of all outstanding Allied World shares (excluding

Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares, and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law. In connection with the Merger, Allied World shareholders can exercise appraisal rights under article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court at the registered office of the surviving company or of Allied World. The suit must be filed by Allied World shareholders within two months after the Merger resolution has been published in the Swiss Official Gazette of Commerce. Allied World shareholders who tender all of their Allied World shares in the Offer, and who do not acquire Allied World shares thereafter, will not be able to file a suit to exercise appraisal rights. If such a suit is filed by non-tendering Allied World shareholders, the court will determine whether the Merger Consideration was inadequate and the amount of compensation due to the relevant Allied World shareholder, if any, and such court's determination will benefit remaining Allied World shareholders. The filing of an appraisal suit will not prevent completion of the Merger.

Shareholder Approvals

        A meeting of the shareholders of Allied World is scheduled to be held on March 22, 2017 to (i) approve the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017, and (ii) approve the Articles Amendment.

        Pursuant to section 611(c) of the TSX Company Manual, the issuance of Fairfax shares as partial consideration in connection with the Transactions requires the approval of Fairfax shareholders by a majority vote, as the number of Fairfax shares to be issued in the Transactions exceeds 25% of the total number of outstanding Fairfax shares (assuming Fairfax does not exercise its option to replace part of the stock consideration with cash). V. Prem Watsa, Fairfax's Chairman and CEO, and The Sixty Two Investment Company Limited ("Sixty Two"), a company controlled by Mr. Watsa, who collectively hold an aggregate voting interest in Fairfax of approximately 43 percent, have signed a voting agreement to support the Fairfax share issuance necessary to consummate the Transactions which voting agreement is incorporated by reference into this prospectus.

Listing of Fairfax Shares

Toronto Stock Exchange

        The Fairfax shares issuable as partial consideration to Allied World shareholders has been conditionally approved for listing on the TSX, subject to customary listing conditions. The new Fairfax shares are expected to commence trading on the trading day immediately following the closing of the Transactions.

Sources and Amount of Funds

        The Cash Consideration component of the Offer Consideration (up to approximately $435.9 million) will be financed through Fairfax's existing cash resources, the cash proceeds from the potential sale of non-core businesses that Fairfax has no ability to control long-term and the indirect sale of approximately 21% of the Allied World shares to OMERS, the pension plan for Ontario's municipal employees, which sale will be effected contemporaneously with the closing of the Offer. Fairfax is in ongoing discussions with several additional third parties to also participate in the Transactions.

        The Offer is not subject to a financing condition.

Dividend Policy

        The declaration and payment of dividends are at the sole discretion of our board of directors and depend on, among other things, our financial condition, general business conditions, legal restrictions regarding the payment of dividends by us and other factors which the board of directors may in the future consider to be relevant. As a holding company with no direct operations, we rely on cash dividends and other payments from our subsidiaries and our own cash balances to pay dividends to our shareholders.

        See "Comparative Per Share Market Price and Dividend Information" for historical dividends paid by Fairfax.

Fees and Expenses

        Except as set out below, Fairfax will not pay any fees or commissions to any broker or other person soliciting tenders of Allied World shares pursuant to the Offer.

        You will not have to pay any transaction fees or brokerage commissions if (i) you instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares to tender your Allied World shares, subject to the policies of such financial intermediary, broker, dealer, commercial bank, trust company or other entity or (ii) you hold Allied World shares and you tender them directly to the exchange agent.

        If your Allied World shares are held through a financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares that does not directly tender and deliver your Allied World shares to the exchange agent, you are advised to consult with your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your Allied World shares as to whether or not they charge any transaction fee or service charge.

        Fairfax has retained [    •    ] to act as the information agent in connection with the Offer. The information agent may contact Allied World shareholders by mail, telephone, fax, email and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to Allied World shareholders. Fairfax will pay the information agent reasonable and customary fees for these services in addition to reimbursing the information agent for its out-of-pocket expenses.

        Fairfax has retained [    •    ] to act as exchange agent in connection with the Offer. The exchange agent will receive and hold Allied World shares validly tendered and not properly withdrawn from the Offer for the benefit of FFH Switzerland. Fairfax will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer in addition to reimbursing the exchange agent for its out-of-pocket expenses.

        Fairfax will indemnify the information agent and the exchange agent against specified liabilities and expenses in connection with the Offer, including liabilities under the U.S. federal securities laws. Indemnification for liabilities under the U.S. federal securities laws may be unenforceable as against public policy.

THE MERGER AGREEMENT

        The following summary describes selected material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference into this prospectus. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Transactions.

        The Merger Agreement and the following description under this heading "The Merger Agreement" have been included to provide you with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about Fairfax or Allied World. Such information can be found elsewhere in this prospectus and in the other public filings made by Fairfax and Allied World with the SEC, which are available without charge through the SEC's website at http://www.sec.gov. See "Where You Can Find Additional Information."

Structure of the Merger; Surviving Company

        Following the consummation of the Offer, subject to the terms of the Merger Agreement, Fairfax and Allied World intend that, in accordance with the laws of Switzerland and the Swiss Merger Agreement, Fairfax (Switzerland) and Allied World will consummate the Merger, whereby Allied World will merge with and into Fairfax (Switzerland), with Fairfax (Switzerland) as the surviving entity. At such time, Allied World shares not tendered in the Offer (other than those shares owned by Allied World, Fairfax or any of their subsidiaries) will be cancelled and, in accordance with the Swiss Merger Act, converted into the right to receive the Merger Consideration, and each Allied World share owned by Allied World, Fairfax, or any of direct or indirect wholly-owned subsidiary of Allied World or Fairfax will be automatically cancelled without any conversion thereof, in each case, on the terms and subject to the conditions set out in the Merger Agreement. The Merger will be effective at the time of the registration of the Merger in the daily ledger of the Commercial Register of the Canton of Zug.

Offer Consideration

        Allied World shareholders who validly tender and do not withdraw their shares will receive a combination of cash and stock consideration. For each Allied World share held, Allied World shareholders are being offered:

  •
  the Cash Consideration, being $5.00 in cash, without interest;

  •
  the Special Dividend of $5.00, without interest, payable as soon as possible after the Acceptance Time to holders of Allied World shares as of immediately prior to the Acceptance Time, which is being paid outside of the Offer, but conditioned upon the Offer;

  •
  the Fixed Exchange Stock Consideration, payable at a fixed exchange ratio of 0.030392 of a Fairfax share per Allied World share; and

  •
  the Fixed Value Stock Consideration, being equal to the quotient of (x) $30.00 and (y) the volume weighted average closing price of Fairfax shares on the TSX for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to U.S. dollars using the average Bank of Canada USD/CAD noon exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per Fairfax Share). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, this portion of the consideration will be fixed at 0.061772 Fairfax shares for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, this portion of the consideration will be fixed at 0.068862 Fairfax shares for each Allied World share.

    Additionally, on or before March 3, 2017, Fairfax may make the Cash Election to increase on a dollar-for-dollar basis the amount of the Cash Consideration from $5.00 to an amount not exceeding $35.00, which will correspondingly serve to reduce the Fixed Value Stock Consideration and which, together with the Special Dividend, would provide holders of Allied World shares a total of up to $40.00 cash. Fairfax may elect to fund the Cash Election by an equity or debt issuance or by bringing in one or more third party co-investors.

        If, between December 18, 2016, and the Acceptance Time, the outstanding Fairfax shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Consideration will be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

Treatment of Allied World Options and Other Stock-Based Awards

        At the Acceptance Time, each Allied World Option granted by Allied World under any Allied World share option or other equity-related award plan, agreement or program (collectively, the "Allied World Share Plans") that is outstanding and unexercised immediately before or as of the Acceptance Time, whether or not exercisable and whether or not vested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of the excess, if any, of the Equity Award Consideration, over the exercise price per share of Allied World shares subject to such Allied World Option and the total number of Allied World shares subject to such Allied World Option. For each Allied World Option, if the applicable exercise price per share of Allied World shares equals or exceeds the Equity Award Consideration, such Allied World Option will be cancelled without payment of any consideration, and all rights with respect to such Allied World Option will terminate as of the Acceptance Time.

        At the Acceptance Time, each Allied World Restricted Award and each Other Allied World Award subject to time vesting conditions will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time. Each Performance Award will, without any further action on the part of the holder, become fully vested immediately prior to the Acceptance Time, subject to the following rules: for each Performance Award for which the applicable performance period is completed as of immediately prior to the Acceptance Time, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on actual performance; and for each Performance Award for which the applicable performance period is not completed as of immediately prior to the Acceptance Time, notwithstanding anything to the contrary in any agreement, plan or arrangement covering such Performance Award, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on the target of the applicable Performance Award (as reasonably determined by the compensation committee of the Allied World board of directors prior to the Acceptance Time). Each Performance Award that does not vest under the circumstances set out in the previous sentence will be cancelled and terminated without consideration immediately prior to the Acceptance Time.

        Each Allied World Restricted Award and Other Allied World Award that vests in accordance with the Merger Agreement will, without any further action on the part of the holder, be cancelled as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying the Equity Award Consideration and the total number of Allied World shares subject to such Allied World Restricted Award or Other Allied World Award, as applicable, or, to the extent that an Other Allied World Award is denominated in cash, rather than in Allied World shares, the cash amount payable pursuant to such Other Allied World Award, as determined in accordance with the Merger Agreement.

        Prior to the Acceptance Time, subsequent offering periods under the Allied World ESPP will be suspended and terminated following the Acceptance Time. Allied World shares purchased under the Allied World ESPP will be treated as Allied World shares for all purposes of the Merger Agreement, including with respect to the Offer.

        Fairfax or one of its subsidiaries will pay to holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards the cash amounts due, less such amounts required to be withheld or deducted under the Code or any provision of state, local or foreign law with respect to the vesting of the award or making of such payment, on the first payroll date following the Acceptance Time. To the extent amounts are withheld or deducted, such withheld amounts will be treated for the purposes of the Merger Agreement as having been paid to the holders of Allied World Options, Allied World Restricted Awards and Other Allied World Awards in respect of which such deducting and withholding was made.

Representations and Warranties

        The Merger Agreement contains representations warranties made by each of Fairfax and Allied World regarding aspects of their respective businesses, financial condition and structure, as well as other factors pertinent to the Offer and the Merger, including, among other things:

  •
  corporate organization, good standing and qualification to conduct business;

  •
  capital structure;

  •
  corporate power and authorization to enter into and carry out the obligations under, and the enforceability of, the Merger Agreement;

  •
  the absence of conflicts with or defaults under its organizational documents, contracts and applicable laws;

  •
  the absence of the need for any consent, approval, authorization or permit of, filing with or notification to any governmental entity;

  •
  filings and reports with appropriate insurance regulatory authorities;

  •
  compliance with applicable laws and reporting requirements;

  •
  disclosure controls and procedures;

  •
  absence of legal and arbitration proceedings and investigations;

  •
  tax matters;

  •
  the absence of certain changes or events;

  •
  requisite board approvals;

  •
  requisite shareholder votes;

  •
  agreements with regulators;

  •
  insurance matters;

  •
  investment and derivatives;

  •
  material contracts;

  •
  employee benefits and executive compensation matters, including benefit plans and compliance with the Employee Retirement Income Securities Act of 1974, as amended;

  •
  labor relations and other employment matters;

  •
  intellectual property;

  •
  information systems and data security;

  •
  real property matters (in the case of Allied World's representations and warranties to Fairfax);

  •
  environmental matters (in the case of Allied World's representations and warranties to Fairfax);

  •
  no requirement to register as an "investment adviser" under the Investment Advisers Act of 1940, as amended;

  •
  the inapplicability of anti-takeover laws; and

  •
  engagement and payment of fees of brokers, finders and investment bankers.

        None of these representations and warranties will survive the effective time of the Merger. The Merger Agreement contains representations and warranties that Fairfax and Allied World made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Fairfax and Allied World and may be subject to important qualifications and limitations agreed by Fairfax and Allied World in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between Fairfax and Allied World rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained herein) as characterizations of the actual state of facts about Fairfax or Allied World.

        Many of Fairfax's and Allied World's representations and warranties are qualified by a material adverse effect standard. "Material Adverse Effect" is defined to mean, with respect to any party, any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (a) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) the execution, delivery and announcement of the Merger Agreement and the transactions contemplated thereby (with this exception not applying in certain circumstances); (ii) changes in economic, market, business, regulatory or political conditions generally in the United States, Bermuda, Switzerland or any other jurisdiction in which such party or its subsidiaries operates or in Bermudian, Switzerland, U.S. or global financial markets; (iii) the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster; (iv) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in similar geographic areas and product markets in which such party operates; (v) changes, circumstances or events resulting in liabilities under property catastrophe insurance or reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster; (vi) changes in GAAP, IFRS or applicable SAP or any applicable law or interpretation or application of any of the foregoing following the date of the Merger Agreement; (vii) any change or announcement of a potential change in its or any of its subsidiaries' credit or claims paying rating or A.M. Best Company, Inc. rating or the ratings of any of its or its subsidiaries' businesses or securities (provided that this exception will not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect); (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of the Merger Agreement (provided that this exception will not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or (ix) any action or failure to act required to be taken by a party in compliance with the express terms of the Merger Agreement; except in the case of clauses (ii), (iii), (iv), (v) and (vi) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry or (b) the ability of such party to consummate the transactions contemplated by the Merger Agreement on a timely basis.

Covenants

Registration Statement and Other Filings

        Fairfax and Allied World have agreed to jointly prepare and file with the SEC a registration statement on Form F-4 to register the offer and sale of Fairfax shares pursuant to the Transactions, and all other documents required to be filed with the SEC in connection with the Transactions. Allied World has also agreed to prepare and file with the SEC a proxy statement and other meeting materials to be sent to Allied World shareholders relating to the special meeting of the Allied World shareholders to approve the Special Dividend, the forgoing of the $0.26 quarterly dividend for the first quarter of 2017, the Articles Amendment and, unless waived by Fairfax, the Board Modification, and Fairfax has agreed to prepare meeting materials in the event that a Fairfax shareholder meeting is required.

Allied World Shareholder Meeting and Shareholder Voting Agreement

        Allied World has agreed to, promptly after the Fairfax registration statement on Form F-4 is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Allied World shareholders for the purpose of seeking approval of the Articles Amendment, the Board Modification (unless waived by Fairfax), the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017.

        The directors and executive officers of Allied World, who control approximately 3.0 percent of the outstanding Allied World shares, entered into the Allied World Shareholder Voting Agreement with Fairfax, pursuant to which they have agreed to tender their Allied World shares in the Offer. Pursuant to the Allied World Shareholder Voting Agreement, the directors and executive officers of Allied World also agreed to irrevocably grant and appoint Fairfax, and any designee of Fairfax, as their proxy to vote their Allied World shares in favor of the Articles Amendment, Board Modification and the Special Dividend at a meeting of the Allied World shareholders called for such purpose. The preceding summary of the Allied World Shareholder Voting Agreement is qualified in its entirety by reference to the complete text of the form of Allied World Shareholder Voting Agreement entered into by each such director and executive officer of Allied World, which is attached as Annex C to this prospectus and incorporated herein by reference. See "Questions and Answers About the Offer—Will Allied World's executive officers and directors participate in the Offer?"

Transaction, Competition and Antitrust Filings

        Allied World and Fairfax have agreed to use (and in the case of Fairfax, cause FFH Switzerland and Fairfax (Switzerland) to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to, as promptly as reasonably practicable, obtain the Transaction Approvals upon which the Offer is conditioned and to use commercially reasonable efforts to obtain all other third party consents required in connection with the Transactions. Allied World and Fairfax agreed to promptly and jointly determine what additional authorizations, orders or approvals under applicable antitrust or competition laws of any country are advisable and warranted.

Management and Employees after the Transactions

        Fairfax has agreed that during the 12-month period following the closing of the Transactions, it will not (and will cause it subsidiaries not to) reduce the base salary (or hourly wage) or certain incentive compensation opportunities of any Allied World employee. With respect to any Allied World employee whose employment is terminated by Fairfax, Allied World, or any of their respective subsidiaries from and after the Acceptance Time and on or before the first anniversary of the Acceptance Time, Fairfax will provide such employee with the payments and benefits as described in the disclosure letter delivered by Allied World to Fairfax simultaneously with the execution of the Merger Agreement.

        For a discussion of Allied World's directors' and executive officers' interests in the Transactions that may differ from or be in addition to your interests as a shareholder, see "Interests of Allied World, FFH Switzerland and Fairfax and their Directors and Officers—Interests of Allied World's Directors and Officers in the Offer."

Financing

        Allied World has agreed to use its reasonable best efforts to provide such cooperation to Fairfax as Fairfax may reasonably request in connection with any financing, including by way of public offering or private placement in Canada, the United States or elsewhere, carried out by Fairfax or any of its subsidiaries, prior to the effective date of the Transactions.

Conditions to Completion of the Offer

        The Offer is subject to the following conditions. Neither Fairfax nor FFH Switzerland shall be obliged to purchase any Allied World shares validly tendered (or defectively tendered and such defect is waived by Fairfax or FFH Switzerland) in the Offer and not properly withdrawn if the following conditions have not been satisfied, or to the extent legally permitted, waived.

(i)
Minimum Tender Condition

  There will have been validly tendered in accordance with the terms of the Offer (other than Allied World shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) and not withdrawn, a number of Allied World shares that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland or Fairfax (Switzerland), represents at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World). The Minimum Tender Condition may not be waived by Fairfax, through FFH Switzerland, without Allied World's written approval unless all other conditions to the closing of the Offer (excluding the Minimum Tender Condition and conditions to be satisfied at the closing of the Offer) have been satisfied or waived (if such waiver is permitted under the terms of the Merger Agreement), in which case Fairfax, through FFH Switzerland, in its sole and absolute discretion, may waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World).

(ii)
Governmental Action

  The absence of (i) any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, that is in effect, (ii) any law enacted, issued, promulgated, enforced or entered by any governmental entity, and (iii) any pending action instituted or initiated by any federal governmental entity, in each case that does or that would prevent, prohibit or make illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

(iii)
Admission to the TSX

  The new Fairfax shares to be issued in the Offer having been conditionally approved for listing on the TSX, subject to the satisfaction by Fairfax of customary listing conditions of the TSX.

(iv)
Registration Statement Declared Effective by the SEC

  The registration statement on Form F-4 of which this prospectus forms a part having been declared effective under the Securities Act and any applicable blue sky securities filings, permits or approvals being made or received in accordance with applicable law and the absence of (i) any stop order by the SEC or any state securities administrator suspending the effectiveness of such registration statement and (ii) any pending proceedings by the SEC or any state securities administrator seeking such a stop order.

(v)
Regulatory and Antitrust

  The (i) expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act, (ii) receipt of the Transaction Approvals and Additional Antitrust Approvals, and (iii) making of any other notices, reports and filings required to be made by Allied World, Fairfax or any of their respective subsidiaries with, and the receipt of any other consents, registrations, approvals permits and authorizations required to be obtained from, any governmental entity in connection with the execution, delivery and consummation of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (except for any failure that would not, individually or in the aggregate, render the Offer or the Merger or any of the Transactions illegal or result in a Material Adverse Effect with respect to Fairfax or Allied World, or subject Allied World or its affiliates, or any of their respective directors, officers, employees or representatives, to any criminal liability).

(vi)
Burdensome Regulatory Action

  The absence of any terms in the Transaction Approvals and Additional Antitrust Approvals that, individually or in the aggregate, result in or would reasonably expected to result in any action requiring the divestiture, sale, transfer or licensing of, or limiting Fairfax's freedom of action with respect to, or ability to retain, any assets, businesses or properties of Allied World, Fairfax, FFH Switzerland or Fairfax (Switzerland), or any of their respective subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Fairfax and its subsidiaries taken as a whole after giving effect to the Transactions).

(vii)
Regulatory Liability

  The absence of any criminal liability on the part of Allied World or any of its affiliates, or any of their respective directors, officers, employees or representatives, resulting from any Transaction Approval or Additional Antitrust Approval.

(viii)
Special Dividend Approval

  The declaration by Allied World shareholders of the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017.

(ix)
Amendment to Allied World's Articles of Association and Board Modification

  The approval by Allied World shareholders of the Articles Amendment and, unless waived by Fairfax, the Board Modification, each of which shall be in full force and effect.

(x)
Fairfax Shareholder Approval

  The approval by Fairfax shareholders of the issuance of Fairfax shares pursuant to the Merger Agreement, if required by applicable law.

(xi)
Allied World Share Register

  The Allied World board of directors having resolved to register FFH Switzerland and/or any other company controlled and designated by Fairfax in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares Fairfax or any of its subsidiaries has acquired or may acquire (with respect to Allied World shares to be acquired in the Offer subject to all other conditions to the Offer having been satisfied or waived), and/or FFH Switzerland and/or any other company controlled and designated by Fairfax having been registered in the share register of Allied World as shareholder(s) with voting rights with respect to all Allied World shares acquired.

(xii)
Representations and Warranties

  Subject to certain exceptions, the representations and warranties of Allied World pursuant to the Merger Agreement remaining true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except as would not have an Allied World Material Adverse Effect), and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

(xiii)
Obligations of Allied World

  The performance and compliance, in all material respects, of Allied World's obligations, agreements and covenants to be performed and complied with under the Merger Agreement, and the receipt by Fairfax of a certificate from Allied World as to the satisfaction of such condition.

(xiv)
Material Adverse Effect

  Since December 18, 2016, the absence of any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects have had, or would reasonably be expected to have, a Material Adverse Effect on Allied World.

(xv)
Termination of Offer

  The Offer having not been otherwise terminated with the prior written consent of Allied World.

        The conditions to the Offer are for the sole benefit of Fairfax and FFH Switzerland and, to the extent legally permitted and subject to the terms of the Merger Agreement, may be waived by Fairfax or FFH Switzerland, (either in whole or in part) at any time and from time to time, in the sole and absolute discretion of Fairfax and FFH Switzerland. Notice of any such waiver will be given in the manner prescribed by applicable law. However, Fairfax and FFH Switzerland may not, without the prior written consent of Allied World, amend, modify or waive the Minimum Tender Condition below 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) unless all other conditions to the Offer have been satisfied or will be satisfied on the closing of the Merger, or waived, to the extent such waiver is permitted under the Merger Agreement, in which case Fairfax may elect to waive the Minimum Tender Condition down to 66 2/3 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World) as described above. In addition, Fairfax cannot waive the conditions described above under items (ii) through (x) (except item (vi)) above without the prior written consent of Allied World in its sole and absolute discretion.

Conduct of Business

Operation of Allied World

        Allied World has agreed that it will, and will cause its subsidiaries to, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, required by applicable law, or consented to in writing by Fairfax (which consent Fairfax will not unreasonably condition, delay or withhold):

  •
  carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice; and

  •
  use commercially reasonable efforts to preserve intact their present business organizations, goodwill and reputation, maintain their permits and preserve their relationships with employees, investment advisors and managers, customers, policyholders, reinsureds, retrocedents, regulators, agents, administrators, lenders and financing providers and others having business dealings with them.

        Allied World has also agreed that it will not, and will not permit its subsidiaries to, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, required by applicable law, or consented to in writing by Fairfax (which consent Fairfax will not unreasonably condition, delay or withhold):

  •
  declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants, except for (i) the Special Dividend, (ii) dividends or other distributions paid by a direct or indirect wholly owned subsidiary to it or its subsidiaries and (iii) the regular quarterly cash dividend for the fourth quarter of 2016 on Allied World shares not in excess of $0.26 per Allied World share;

  •
  adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

  •
  amend or waive the terms of any option, warrant or other right to acquire shares of its share capital;

  •
  repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its, or any of its subsidiaries', share capital or any securities convertible into or exercisable for any shares of its, or any of its subsidiaries', share capital, other than repurchases, redemptions or acquisitions by a wholly owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned subsidiaries, subject to certain exceptions;

  •
  issue, deliver, pledge, encumber, dispose of, or sell, any of its, or any of its subsidiaries', share capital of any class, any Allied World voting debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Allied World voting debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes in its, or its subsidiaries', capital structure, subject to certain exceptions;

  •
  except for the Articles Amendment, amend or propose to amend its articles of association or organizational regulations, or the equivalent organizational documents of any of its subsidiaries, or waive any requirement thereof;

  •
  amalgamate, merge or consolidate with any other person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division, or any material assets, rights or properties, subject to certain exceptions;

  •
  sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of (including by way of demerger, transfer of assets and liabilities or any other transfer mechanics under the Swiss Merger Act), any of its assets, product lines, businesses, rights or properties, subject to certain exceptions;

  •
  amend, modify or terminate any material contract, subject to certain exceptions;

  •
  cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any material contract, subject to certain exceptions;

  •
  enter into any contract or other agreement of any type that would have been a material contract had it been entered into before the Merger Agreement was executed, subject to certain exceptions;

  •
  do or permit any of its investment managers or advisors, or agents or administrators to do any of the following: (i) fail to comply with Allied World's investment policies in any material respect, except as may be required (or in its good faith judgment is advisable under) by US GAAP, applicable SAP, any governmental entity or applicable law, or (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business consistent with past practice and the Allied World investment policies;

  •
  take any action with the knowledge and intent that it would result in any of the conditions to the Offer not being satisfied, or materially adversely affect or delay the ability of the parties to obtain any of the Transaction Approvals upon which the Offer is conditioned, subject to certain exceptions;

  •
  change its methods of accounting for financial reporting purposes in effect at September 30, 2016, subject to certain exceptions;

  •
  make, change or revoke any material tax election, file any amended tax return, settle any tax claim, audit, action, surrender any right to claim a material tax refund, offset or other reduction in tax liability or change its method of tax accounting, subject to certain exceptions;

  •
  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

  •
  settle, compromise or commence any action, subject to certain exceptions;

  •
  enter into, negotiate, adopt, amend or terminate any collective bargaining agreement or other labor organization-related agreement;

  •
  enter into, negotiate, adopt, amend or terminate any benefit plan or agreement, arrangement, plan, policy or contract between Allied World or one of its subsidiaries and one or more of its current or former employees, directors, officers, independent contractors, or consultants, subject to certain exceptions;

  •
  increase or accelerate the vesting or lapsing of restrictions on payment of the compensation or fringe benefits of any director, officers, employee, independent contractor, or consultant, or enter into any contract, agreement, commitment or arrangement to do so, subject to certain exceptions;

  •
  increase benefits payable under any existing severance or termination pay policies, subject to certain exceptions;

  •
  hire or offer to hire new employees and promote nonexecutive employees, subject to certain exceptions;

  •
  terminate, or agree to commit to terminate, any employment or service agreements, with any executive-level employees, other than "for cause" terminations;

  •
  grant any new equity or equity-based awards or short- or long-term incentives under any share plan or otherwise, subject to certain exceptions;

  •
  redeem, repurchase, prepay, defease, incur, create, or assume, or otherwise become responsible for any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, subject to certain exceptions;

  •
  make any loans, advances or capital contributions to any other person, subject to certain exceptions;

  •
  cancel any material debts of any person to Allied World or any of its subsidiaries or waive any claims or rights of material value;

  •
  grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or create or incur any encumbrance on any material intellectual property rights of Allied World or any of its subsidiaries, subject to certain exceptions;

  •
  enter, to the extent material to Allied World or any of its subsidiaries taken as a whole, any new lines of business or any classes or any markets in which Allied World and its subsidiaries do not operate as of the date of the Merger Agreement;

  •
  alter or amend in any material respect any of the Allied World risk policies or any existing underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations, or any material assumption underlying an actuarial practice or policy, subject to certain exceptions;

  •
  permit any of its insurance subsidiaries (as such term is defined in the Merger Agreement) to enter into, modify or amend, or terminate any reinsurance agreement or waive, release or assign any material rights or claims thereunder, subject to certain exceptions;

  •
  permit any of its insurance subsidiaries (as such term is defined in the Merger Agreement) to voluntary forfeit, abandon, modify waive, terminate or otherwise change any of its material permits, except as may be required by any governmental entity or applicable laws; or

  •
  agree to, or make any commitment to, take, or authorize, any of the actions described above.

Operation of Fairfax

        Fairfax has agreed that it will, and will cause its subsidiaries to, during the period from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, required by applicable law, or consented to in writing by Allied World (which consent Allied World will not unreasonably condition, delay or withhold), carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice.

        Fairfax has also agreed that it will not, during the period from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, except as expressly contemplated by the Merger Agreement, required by applicable law, or consented to in writing by Allied World (which consent Allied World will not unreasonably condition, delay or withhold):

  •
  with respect to Fairfax only, declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants, except regular dividends paid to holders of Fairfax's preferred shares or Fairfax's subordinate voting shares or multiple voting shares in the ordinary course of business consistent with past practices;

  •
  adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

  •
  amend or waive the terms of any option, warrant or other right to acquire newly issued shares of its share capital;

  •
  repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital, subject to certain exceptions;

  •
  issue or sell any Fairfax shares as consideration for, or to finance, the acquisition of, merger with, or purchase of a material interest in, any other person (other than Allied World, subject to certain exceptions) at a price per Fairfax share that is less than the US dollar equivalent of CAD$614.45, based on the Bank of Canada's daily noon exchange rate on the day immediately preceding the date of entry into such agreement; provided that Fairfax will not be prohibited from or otherwise restricted in issuing or selling Fairfax shares in such circumstances in an amount not to exceed $500,000,000 in the aggregate (based on the Fairfax share price converted into US dollars using the Bank of Canada's daily noon exchange rate on the date immediately preceding entry into such agreement); and provided further that, except as expressly prohibited by the foregoing, Fairfax will be permitted to issue, deliver, pledge, encumber, dispose of, or sell any shares of its share capital of any class, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any right, warrants or options to acquire, any such shares;

  •
  amend or propose to amend its articles of incorporation or by-laws or waive any requirement thereof, except for the filing of articles of amendment to create a new series of preferred shares;

  •
  other than in connection with transactions related to Fairfax investment assets, amalgamate, merge or consolidate with any other person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, in each case, if such action, individually or together with all other such actions, could reasonably be expected to prevent, inhibit or materially delay the consummation of the Merger, and will not permit its subsidiaries to engage in the foregoing;

  •
  take any action with the knowledge and intent that it would result in any of the conditions to the Offer or the Merger not being satisfied, or materially adversely affect or delay the ability of the parties to obtain the Transaction Approvals upon which the Offer is conditioned, and will not permit its subsidiaries to engage in the foregoing;

  •
  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization; or

  •
  agree to, or make any commitment to, take, or authorize, any of the actions described above.

Change of Recommendation and Non-solicitation by Allied World

        For a period of thirty days after the date of the Merger Agreement (which period expired at 12:01 a.m. on January 18, 2017, and which is referred to as the "Go-Shop Period"), Allied World had the right to solicit, initiate, encourage, facilitate and induce any inquiry or the making of any proposal or offer that would have constituted a Company Takeover Proposal (as defined below). During the Go-Shop Period, Allied World also had the right to enter into or participate in discussions or negotiations, or otherwise provide assistance, in connection with any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to any Company Takeover Proposal.

        As provided in the Merger Agreement, a "Company Takeover Proposal" means any proposal or offer from any person or group (other than Fairfax) relating to, or that would reasonably be expected to lead to:

  •
  any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets or businesses that constitute 20% or more of the assets or account for 20% or more of the net income of Allied World and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Allied World (including any Allied World voting debt);

  •
  any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class of equity securities of Allied World (including any Allied World voting debt); or

  •
  any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Allied World or any of its subsidiaries, in each case, under which any person or the shareholders of any person would own 20% or more of any class of equity securities of Allied World (including any Allied World voting debt), or of any resulting parent company of such party.

        Following the expiration of the Go-Shop Period, the Merger Agreement requires Allied World to immediately cease discussions or negotiations with any person or group relating to any Company Takeover Proposal, except with respect to an Excluded Party (as defined below), for so long as such person remains an Excluded Party.

        As provided in the Merger Agreement, an "Excluded Party" means any person or group that submitted to Allied World during the Go-Shop Period a written Company Takeover Proposal that Allied World's board of directors determined in good faith, after consultation with its outside counsel and financial advisor, is or would reasonably be likely to lead to a Company Superior Proposal (as defined below). Any such person shall cease to be an Excluded Party in certain circumstances, including the withdrawal, termination or expiration of such Company Takeover Proposal, such Excluded Party failing to improve its Company Takeover Proposal in response to improvements made by Fairfax to the terms of the Merger Agreement, or a greater than 50% turn-over in the group of persons providing equity financing in respect of such Company Takeover Proposal.

        As provided in the Merger Agreement, a "Company Superior Proposal" means a bona fide Company Takeover Proposal (with all references to "20% or more" in the definition of Company Takeover Proposal being deemed to be references to "more than 50%") made in writing that:

  •
  is on terms that the board of directors of Allied World determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Company Takeover Proposal and the person making the Company Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of Allied World) and availability of any necessary financing), is more favorable to Allied World's best interests (taking into account the interests of the shareholders of Allied World) than the transactions contemplated by the Merger Agreement (taking into account any written proposal to amend the Merger Agreement by and binding upon Fairfax which is received by Allied World in accordance with the terms of the Merger Agreement or otherwise before the determination by Allied World's board of directors);

  •
  the board of directors of Allied World determines is reasonably likely to be consummated; and

  •
  is not subject to any financing contingency.

        Following the conclusion of the Go-Shop Period, the Merger Agreement further provides that Allied World will not, except with respect to an Excluded Party (for so long as such person remains an Excluded Party) do, authorize, or commit or agree to:

  •
  solicit, initiate, knowingly encourage or facilitate or induce any such Company Takeover Proposal, or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Company Takeover Proposal;

  •
  enter into or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (other than Fairfax and its representatives) any information regarding Allied World or its subsidiaries in connection with, or in furtherance of, or that would reasonably be expected to lead to any Company Takeover Proposal;

  •
  waive, terminate, modify or fail to enforce any provision of any confidentiality or "standstill" or similar obligation of any person (other than Fairfax) with respect to Allied World or any of its subsidiaries; or

  •
  make available any non-public information regarding Allied World or any of its subsidiaries to any person (other than Fairfax and its representatives) in connection with or in response to any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Company Takeover Proposal.

        Notwithstanding the foregoing, following the expiration of the Go-Shop Period, Allied World may participate in discussions or negotiations with, furnish information to, or waive any confidentiality or "standstill" obligation of, any person that has made a Company Takeover Proposal if Allied World's board of directors determines in good faith that (i) failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Allied World's board of directors and (ii) such Company Takeover Proposal constitutes a Company Superior Proposal or would reasonably be likely to lead to a Company Superior Proposal, if:

  •
  Allied World has entered into a confidentiality agreement with such person containing confidentiality terms and "standstill" or similar obligations not less restrictive (in the aggregate) to such person and its representatives than the provisions of the confidentiality agreement between Fairfax and Allied World; and

  •
  all such information has been previously made available to Fairfax and its representatives or will be so made available substantially concurrent with the time it is provided to such person.

        Allied World will promptly (and in any event within 48 hours after receipt) advise Fairfax orally and in writing of (i) any Company Takeover Proposal (or withdrawal of any Company Takeover Proposal), (ii) any request for information that would reasonably be expected to lead to a Company Takeover Proposal, (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Company Takeover Proposal and (iv) any negotiations sought to be initiated or resumed with either Allied World and its representatives concerning a Company Takeover Proposal, such notice to include the material terms and conditions of any such Company Takeover Proposal, request or inquiry and the identity of the person making the Company Takeover Proposal, request or inquiry. Allied World will keep Fairfax fully informed on a reasonably current basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Company Takeover Proposal, request or inquiry, including any changes to the material terms and conditions thereof.

        The board of directors of Allied World has resolved to recommend that the Allied World shareholders, among other things, accept the Offer and tender their Allied World shares in the Offer. Allied World has agreed that it will not (i) withhold, withdraw, modify or qualify its recommendation in a manner adverse to Fairfax, (ii) fail to include its recommendation in the proxy statement filed by Allied World relating to the Allied World shareholder meeting or the Schedule 14D-9 to be filed by Allied World relating to the Offer or (iii) recommend or publicly propose to recommend any Company Takeover Proposal (as described above), except in response to a Company Takeover Proposal that Allied World's board of directors (having taken appropriate financial and legal advice) has determined in good faith constitutes a Company Superior Proposal and Allied World's board of directors has determined that the failure to take such action would violate the fiduciary duties of Allied World's board of directors.

        Furthermore, prior to making any change in recommendation, Allied World must first provide Fairfax with three business days' prior notice and engage in good faith negotiations with Fairfax (to the extent Fairfax desires to negotiate) during such three business day period regarding any potential amendment or waiver to the Merger Agreement. Following such three day period, at 5:00 p.m., so long as Allied World has not materially breached its obligations under the Merger Agreement, Allied World may change it recommendation if it has determined, after taking into account any amendments or waivers to the Merger Agreement made by Fairfax, and after consultation with its outside legal and financial advisor, that (i) failure to take action with respect to such Company Takeover Proposal would be inconsistent with its fiduciary duties under applicable law, and (ii) such Company Takeover Proposal continues to constitute a Company Superior Proposal.

        Allied World is permitted to issue a "stop, look and listen" or similar communication in response to a Company Takeover Proposal, but any such communication shall be deemed to constitute a change of recommendation unless Allied World publicly states in connection with such communication that the recommendation of its board of directors with respect to the Merger Agreement has not changed or refers to the prior recommendation of Allied World's board of directors, without disclosing any change in recommendation.

Non-solicitation by Fairfax

        Pursuant to the terms of the Merger Agreement, Fairfax agreed that it will not do, authorize, or commit or agree, and will cause its subsidiaries not to:

  •
  solicit, initiate, knowingly encourage or facilitate or induce any Parent Takeover Proposal (as defined below) or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Parent Takeover Proposal;

  •
  enter into or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information relating to Fairfax in connection with, or in furtherance of, or that would reasonably be expected to lead to any Parent Takeover Proposal;

  •
  waive, terminate, modify or fail to enforce any provision of any confidentiality or "standstill" or similar obligation of any person (other than Allied World) with respect to Fairfax or any of its subsidiaries; or

  •
  make available any non-public information regarding Fairfax or any of its subsidiaries to any person (other than Allied World) in connection with or in response to any Parent Takeover Proposal, or any proposal, inquiry or offer that would reasonably be expected to lead to any Parent Takeover Proposal.

        In addition, Fairfax agreed that it will not, and will cause its subsidiaries not to, approve, adopt, or recommend, or publicly propose to approve, adopt or recommend any Parent Takeover Proposal, submit to the vote of its shareholders any Parent Takeover Proposal, or enter into any letter of intent or other agreement, arrangement or understanding relating to any Parent Takeover Proposal.

        As provided in the Merger Agreement, "Parent Takeover Proposal" means any proposal or offer from any person (other than Allied World) relating to, or that would reasonably be expected to lead to:

  •
  any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets or businesses that constitute 30% or more of the assets or account for 30% or more of the net income of Fairfax and its subsidiaries, taken as a whole, or 30% or more of any class of equity securities of Fairfax (including any Fairfax voting debt);

  •
  any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 30% or more of any class of equity securities of Fairfax (including any Fairfax voting debt); or

  •
  any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Fairfax or any of its subsidiaries, in each case, under which any person or the shareholders of any person would own 30% or more of any class of equity securities of Fairfax (including any Fairfax voting debt), or of any resulting parent company of such party.

Termination

General

        The Merger Agreement may be terminated, and the Transactions may be abandoned, by written notice at any time prior to the effective time of the Merger in any of the following ways:

  (a)
  by mutual written consent of Fairfax and Allied World;

  (b)
  by either Fairfax or Allied World upon written notice to the other party:

  (i)
  if a governmental entity that is required to grant a Transaction Approval (as described under "Conditions to Completion of the Offer") has made a final and nonappealable denial of any such Transaction Approvals, provided that this right of termination will not be available to any party whose failure to comply in any material respect with any provision of the Merger Agreement primarily caused any such denial;

  (ii)
  if a governmental entity of competent jurisdiction has issued any final and nonappealable order, injunction or ruling that permanently restrains, enjoins or otherwise prohibits any of the Transactions;

    (iii)
    if the Offer has not been consummated on or before August 18, 2017; provided that if the conditions to the Offer, other than the receipt of the Transaction Approvals, have been satisfied or waived, then either Fairfax or Allied World has the right to extend the August 18, 2017, end date for up to two additional 30-day periods;

    (iv)
    if approval of the Articles Amendment, the Board Modification (unless waived by Fairfax) and the Special Dividend and the forgoing of the $0.26 quarterly dividend for the first quarter of 2017 by the Allied World shareholders at the Allied World shareholder meeting is not obtained;

    (v)
    if Fairfax is required to hold a meeting of its shareholders for the purpose of approving the issuance of the new Fairfax shares in the Offer, and such approval is not obtained; or

    (vi)
    on or after the Acceptance Time, if there have not been validly tendered and not withdrawn a number of Allied World shares that, together with any Allied World shares then directly or indirectly owned by Fairfax or FFH Switzerland, represents at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World);

  (c)
  by Fairfax, prior to the Acceptance Time, if:

  (i)
  Allied World's board of directors has withdrawn its recommendation for the shareholders of Allied World to (1) approve the Articles Amendment, the Board Modification (unless waived by Fairfax) and the Special Dividend and forgoing of the $0.26 quarterly dividend for the first quarter of 2017, (2) accept the Offer and tender their Allied World shares in the Offer and (3) approve the Swiss Merger Agreement, or failed to include such recommendation in Allied World's proxy statement or Schedule 14D-9 or recommended or publicly proposed to recommend any Company Takeover Proposal;

  (ii)
  Allied World has materially breached any of its non-solicitation obligations (described under the heading "Change of Recommendation and Non-solicitation by Allied World" above), other than inadvertent breaches capable of being cured and actually cured within three business days;

  (iii)
  a tender offer or exchange offer for 20% or more of the outstanding Allied World shares (other than by Fairfax) is commenced, and the Allied World board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 business days of such commencement;

  (iv)
  Allied World's board of directors fails to publicly reaffirm its recommendation of the Transactions (i) within 10 business days of Fairfax's written request to do so in the event of any Company Takeover Proposal that is a tender offer or exchange offer, or (ii) within seven calendar days of Fairfax's written request to do so in the event of any other Company Takeover Proposal that has been made public or in the event of any other public disclosure by Allied World that relates to the approval, recommendation or declaration of advisability of the Transactions; provided that, in each case, Allied World shall only be required to make one such affirmation with respect to any one Company Takeover Proposal;

  (v)
  Allied World has breached any of the covenants or agreements in the Merger Agreement, or any of the representations and warranties of Allied World set out in the Merger Agreement have become inaccurate or been breached by Allied World, which breach or inaccuracy, individually or in the aggregate, results in the failure of the conditions to the Offer to be satisfied and which breach or inaccuracy in each case has not been (or is incapable of being) cured within 30 days; provided that Fairfax is not in material breach of its obligations under the Merger Agreement; or

    (vi)
    there have been any events, circumstances, developments, changes and effects that, individually or in the aggregate, have had, or would reasonably be expected to have, an Allied World Material Adverse Effect; and

  (d)
  by Allied World, prior to the Acceptance Time, if:

  (i)
  Fairfax has materially breached its non-solicitation obligations (described under "Non-solicitation by Fairfax" above), other than inadvertent breaches capable of being cured and actually cured within three business days;

  (ii)
  a tender offer or exchange offer for 30 percent or more of the outstanding Fairfax shares is commenced, and the Fairfax board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 business days of such commencement;

  (iii)
  in response to a Company Superior Proposal in order to enter into a definitive agreement to effect such Company Superior Proposal, Allied World's board of directors has withdrawn its recommendation in accordance with the terms of the Merger Agreement;

  (iv)
  (1) the representations and warranties of Fairfax in the Merger Agreement related to capital structure (except for errors that are de minimis in the aggregate) and absence of certain changes or events are not true and correct as of the date of the Merger Agreement and the expiration of the Offer, (2) the representations and warranties of Fairfax related to organization, standing and power, authority and non-contravention, board approval, required vote or brokers or finders are not true and correct in all material respects as of the date of the Merger Agreement and the expiration of the Offer, (3) the other representations and warranties of Fairfax in the Merger Agreement are not true and correct except as would not have a Fairfax Material Adverse Effect, or (4) Fairfax has failed to perform in all material respects its obligations or comply with its agreements and covenants under the Merger Agreement, and in case such breach or inaccuracy has not been (or is incapable of being) cured within 30 days, or if Allied World has failed to receive a certificate from Fairfax as to the inapplicability of the foregoing; provided that Allied World is not in material breach of its obligations under the Merger Agreement; or

  (v)
  there have been any events, circumstances, developments, changes and effects that, individually or in the aggregate, have had, or would reasonably be expected to have, a Fairfax Material Adverse Effect.

Termination Fee

        Allied World is required pay Fairfax a termination fee of $73.5 million if:

  •
  Fairfax terminates the Merger Agreement as provided in paragraph (c)(i) above or if Allied World terminates the Merger Agreement as provided in paragraph (d)(iii) above, and

  •
  such termination occurs within five days after the expiration of the Go-Shop Period in connection with Allied World entering into a definitive agreement to effect a Company Superior Proposal with an Excluded Party.

        Allied World is required to pay Fairfax a termination fee of $196 million if:

  •
  Fairfax terminates the Merger Agreement as provided in paragraphs (c)(i), (ii), (iii) or (iv) above or if Allied World terminates the Merger Agreement as provided in paragraphs (d)(iii) above (in circumstances other than as specified immediately above);

  •
  Fairfax terminates the Merger Agreement as provided in paragraphs (b)(iii) or (c)(v) above and a Company Takeover Proposal was made prior to such termination and Allied World enters into a definitive agreement with respect to such Company Takeover Proposal within 12 months after such termination (references to "20%" in the definition of Company Takeover Proposal being deemed to be "50%" for these purposes); or

  •
  Either Fairfax or Allied World terminates the Merger Agreement as provided in paragraph (b)(iv) above and a Company Takeover Proposal was made prior to such termination and Allied World enters into a definitive agreement with respect to such Company Takeover Proposal within 12 months after such termination (references to "20%" in the definition of Company Takeover Proposal being deemed to be "50%" for these purposes).

        Fairfax is required to pay Allied World a termination fee of $196 million if:

  •
  Allied World terminates the Merger Agreement as provided in paragraphs (d)(i) or (ii) above;

  •
  Allied World terminates the Merger Agreement as provided in paragraphs (b)(iii) or (d)(iv) above and a Parent Takeover Proposal was made prior to such termination and Fairfax enters into a definitive agreement with respect to such Parent Takeover Proposal within 12 months after such termination (references to "30%" in the definition of Parent Takeover Proposal being deemed to be "50%" for these purposes); or

  •
  Either Fairfax or Allied World terminates the Merger Agreement as provided in paragraph (b)(v) above and a Parent Takeover Proposal was made prior to such termination and Fairfax enters into a definitive agreement with respect to such Parent Takeover Proposal within 12 months after such termination (references to "30%" in the definition of Parent Takeover Proposal being deemed to be "50%" for these purposes).

Expenses

        Allied World is required to reimburse Fairfax for its Reimbursable Expenses (as defined below) if Fairfax terminates the Merger Agreement as provided in paragraph (c)(v) above or if Fairfax or Allied World terminate the Merger Agreement as provided in paragraph (b)(iv) above; provided that any such amounts will be fully creditable against any termination fee that becomes payable in connection with such termination.

        Fairfax is required to reimburse Allied World for its Reimbursable Expenses if Allied World terminates the Merger Agreement as provided in paragraph (d)(iv) above or if Fairfax or Allied World terminate the Merger Agreement as provided in paragraph (b)(v) above; provided that any such amounts will be fully creditable against any termination fee that becomes payable in connection with such termination.

        "Reimbursable Expenses" means all reasonable out-of-pocket documented fees and expenses incurred by Fairfax or Allied World, as applicable, in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of the Merger Agreement and all other matters related to the Transactions, up to a maximum aggregate amount of $20,000,000.

        Except as provided above in this section, and except for out-of-pocket expenses (excluding fees payable to advisors) incurred in connection with the printing and filing of this Registration Statement, Allied World's proxy statement, and shareholder meeting materials of Allied World and (if any) Fairfax, which expenses will be shared equally, Fairfax and Allied World will each pay its own costs and expenses in connection with the Merger Agreement and transactions contemplated by the Merger Agreement.

Governing Law and Jurisdiction

        Fairfax and Allied World have agreed that the Merger Agreement will be governed by, interpreted and construed with regard to, in all respects, the laws of the state of Delaware, without giving effect to its principles or rules of conflict of laws (other than those provisions set out in the Merger Agreement that are required to be governed by the laws of Switzerland). Each of Fairfax and Allied World irrevocably and unconditionally consented, agreed and submitted to the exclusive jurisdiction of the U.S. federal courts of the State of Delaware and the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom, respectively) for the purposes of any action with respect to the subject matter of the Merger Agreement.

Amendments, Extensions and Waivers

        The Merger Agreement may be amended by Fairfax and Allied World, by action taken or authorized by their respective boards of directors, at any time before or after the receipt of the approvals by the Allied World shareholders as required to consummate the Offer. However, after any such shareholder approval, there may not be any amendment of the Merger Agreement for which applicable law (including the rules and regulations of the NYSE or the TSX) requires further Fairfax shareholder approval or Allied World shareholder approval, without such shareholder approval being obtained.

No Third Party Beneficiaries

        The Merger Agreement is not intended to, and does not, confer upon an Allied World shareholder or any person other than Allied World and Fairfax any rights or remedies, except that (i) Allied World's directors and officers will have the right to enforce Fairfax's covenant to continue to provide indemnification and liability insurance coverage after the completion of the Merger, and (ii) the Allied World shareholders whose shares are cancelled and converted into the right to receive the Merger Consideration will have the right to enforce such right.

Specific Performance

        Each of Fairfax and Allied World is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which Fairfax or Allied World is entitled at law or in equity.

INFORMATION ABOUT FFH SWITZERLAND

        FFH Switzerland was formed by 1102952 B.C. Unlimited Liability Company, a direct wholly-owned subsidiary of Fairfax, to make the Offer. FFH Switzerland was incorporated on [    •    ], 2017 as a limited liability company under the laws of Switzerland and registered in the Zug Commercial Register under the number CHE-[    •    ]. FFH Switzerland's registered office is located at c/o LacMont AG, Hofstrasse 1a, 6300 Zug, Switzerland.

        The quota capital of FFH Switzerland amounts to CHF 20,000 and consists of 200 fully paid-in quotas with a par value of CHF 100 each. All of the quotas are owned by 1102952 B.C. Unlimited Liability Company. FFH Switzerland's management will comprise the following managing officers: Ronald Schokking, Albrecht Langhart and Stefan Wehrenberg.

        FFH Switzerland was formed for the purpose of the Transactions and has not conducted, and does not expect to conduct, any business other than in connection with its organization and the consummation of the Transactions.

MANAGEMENT OF FAIRFAX

Directors of Fairfax

        During the past five years, Fairfax has not been (i) convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Fairfax from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        None of the current Fairfax directors was selected to be a director of Fairfax pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with Fairfax. There are no family relationships between any of the current Fairfax directors or senior management other than between V. Prem Watsa and his son, Benjamin P. Watsa. There are no actual or potential conflicts of interests between any duties of Fairfax's directors and their private interests and other duties.

        Set out below are brief biographical descriptions of members of Fairfax's board of directors, including their current principal occupation or employment and material occupations, positions, offices or employment during the past five years.

Anthony F. Griffiths (age 86)

        Anthony F. Griffiths is a member of Fairfax's board of directors and is Fairfax's Lead Director. Mr. Griffiths is an independent business consultant and corporate director. He is a director of Fairfax's publicly traded subsidiary Fairfax India Holdings Corporation and is also the Chairman of Novadaq Technologies Inc. and a director of Corporate Catalyst Acquisition Inc. Mr. Griffiths was the Chairman of Mitel Corporation from 1987 to 1993, and from 1991 to 1993 assumed the positions of President and Chief Executive Officer in addition to that of Chairman. Mr. Griffiths is a member of Fairfax's Audit Committee and the Chair of Fairfax's Compensation and Governance and Nominating Committees, and is a resident of Toronto, Ontario, Canada.

Robert J. Gunn (age 71)

        Robert J. Gunn is a member of Fairfax's board of directors. Mr. Gunn is an independent business consultant and corporate director. Mr. Gunn is the Chairman of the board of directors of its Northbridge subsidiary ("Northbridge") and served as the Vice Chairman of the board of directors of Northbridge from 2004 to 2014. Mr. Gunn previously served as the Chief Executive Officer and Chief Operating Officer of Royal & SunAlliance plc of London, England from 2002 to 2003 and 2001 to 2002, respectively. He also served as Group Director, Americas, of Royal & SunAlliance from 1998 to 2001. From 1990 to 2001, Mr. Gunn held the positions of President and Chief Executive Officer at Royal & SunAlliance Canada. Mr. Gunn is a member of Fairfax's Audit and Compensation Committees, and is a resident of Toronto, Ontario, Canada.

Alan D. Horn (age 65)

        Alan D. Horn is a member of Fairfax's board of directors. Mr. Horn is the President and Chief Executive Officer of Rogers Telecommunications Limited and has been Chairman of Rogers Communications Inc. since March 2006. Mr. Horn served as Acting President and Chief Executive Officer of Rogers Communications Inc. from October 2008 to March 2009. Mr. Horn was Vice-President, Finance and Chief Financial Officer of Rogers Communications Inc. from 1996 to 2006 and was President and Chief Operating Officer of Rogers Telecommunications Limited from 1990 to 1996. He is also a director of Fairfax's publicly traded subsidiary Fairfax India Holdings Corporation, and is the Chair of Fairfax's Audit Committee. Mr. Horn is a Chartered Accountant and a director and a member of the Audit Committee of CCL Industries Inc. Mr. Horn is a resident of Toronto, Ontario, Canada.

John R. V. Palmer (age 73)

        John R.V. Palmer is a member of Fairfax's board of directors. Mr. Palmer is the Chairman of the Toronto Leadership Centre, a position he has held since 2005. Mr. Palmer has acted as a consultant and advisor on financial and financial sector regulatory matters to a number of international organizations and national authorities, including the International Monetary Fund, the World Bank, the Asian Development Bank, USAID, the Monetary Authority of Singapore and the Australian Prudential Regulation Authority. Mr. Palmer served as the Superintendent of Financial Institutions for Canada from 1994 to 2001, and as Deputy Managing Director of the Monetary Authority of Singapore from 2002 to 2005. Prior thereto, Mr. Palmer held a number of senior positions at KPMG LLP (Canada), including Managing Partner and Deputy Chairman. Mr. Palmer is a director, Chairman of the Risk Committee and a member of the Audit Committee of Manulife Financial Corporation. Mr. Palmer is a Chartered Accountant and a member of Fairfax's Governance and Nominating Committee. He is a resident of Toronto, Ontario, Canada.

Timothy R. Price (age 74)

        Timothy R. Price is a member of Fairfax's board of directors. Mr. Price has been the Chairman of Brookfield Funds, a division of Brookfield Asset Management Inc., since 1997 and was the Chairman of Brookfield Financial Corporation until December 2004. Mr. Price is a director of Canadian Tire Corporation and serves on the St. Michael's Hospital Foundation Board and the Dean's Advisory Board at the Schulich School of Business. Mr. Price is a member of Fairfax's Audit and Governance and Nominating Committees, and is a resident of Toronto, Ontario, Canada.

Brandon W. Sweitzer (age 74)

        Brandon W. Sweitzer is a member of Fairfax's board of directors. Mr. Sweitzer is the Dean of the School of Risk Management, St. John's University and a director of the U.S. Chamber of Commerce. He is a director of Fairfax's subsidiaries OdysseyRe, Falcon Insurance Company and First Capital Insurance Limited. Mr. Sweitzer also serves on the board of the School of Risk Management, St. John's University, and is past president of the Board of Trustees of the Kent School and a Trustee emeritus. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was its President from 1999 through 2000. From 1996 to 1999, Mr. Sweitzer served as President and Chief Executive Officer of Guy Carpenter & Company. Mr. Sweitzer is a member of Fairfax's Compensation and Governance and Nominating Committees, and is a resident of New Canaan, Connecticut, U.S.A.

Benjamin P. Watsa (age 38)

        Benjamin P. Watsa is a member of Fairfax's board of directors. Mr. Watsa is a Partner and Portfolio Manager at Lissom Investment Management Inc., a private investment counselor that provides wealth management services for high net worth clients through the Owners Family of Funds, where he manages the Owners Opportunities Fund, a small and mid-cap focused equity fund. Prior to joining Lissom in 2006, Mr. Watsa worked in New York in investment banking as an Analyst in the Financial Institutions Group at Banc of America Securities from 2001 to 2003 and as an Associate at Cochran Caronia Waller from 2003 to 2006. Mr. Watsa is a member of the Finance Committee of the Rideau Hall Foundation, and is a resident of Toronto, Ontario, Canada.

V. Prem Watsa (age 66)

        V. Prem Watsa has been the Chairman of Fairfax's board of directors and its Chief Executive Officer since 1985. He has served as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. Mr. Watsa is the Chairman of Fairfax's publicly traded subsidiaries Fairfax India Holdings Corporation and Fairfax Africa Holdings Corporation. Mr. Watsa is also a director of BlackBerry Limited, and is a resident of Toronto, Ontario, Canada.

Directors of Fairfax after completion of the Transactions

        Following completion of the Transactions, Fairfax's board of directors is expected to remain unchanged.

Senior Management of Fairfax

        None of the current members of Fairfax's senior management was selected to be a member of senior management pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with Fairfax.

David Bonham (age 42)

        David Bonham is Fairfax's Chief Financial Officer. Mr. Bonham has been with Fairfax since 2004 and has been in his current role since 2012. During his time with Fairfax Mr. Bonham has also served as Vice President, Financial Reporting of Fairfax from 2006 to 2012 and Financial Analyst from 2004 to 2006. Prior to Fairfax, David was a Senior Manager in the audit practice of PricewaterhouseCoopers and served various clients in the financial services industry, primarily property and casualty insurance companies and investment dealer. Mr. Bonham has been a Chartered Professional Accountant since 1998.

Peter Clarke (age 45)

        Peter S. Clarke is Fairfax's Vice President and Chief Risk Officer. Mr. Clarke has been with Fairfax since 1997 and has been in his current role since 2006. During his time with Fairfax, Mr. Clarke has also served as Vice President of Fairfax from 2004 to 2006 with responsibilities including actuarial functions and managing rating agency relationships for Fairfax and its subsidiaries and Actuarial Analyst.

Jean Cloutier (age 53)

        Jean Cloutier is Fairfax's Vice President, International Operations and Chairman of Fairfax International. Mr. Cloutier has been with Fairfax since 1997 and has been Vice President, International Operations since 2009 and Chairman of Fairfax International since 2013. During his time with Fairfax, Mr. Cloutier has also held served as Vice President and Chief Actuary of Fairfax from 1999 to 2009. Mr. Cloutier is a fellow of the Casualty Actuarial Society and a member of the Canadian Institute of Actuaries.

Bradley Martin (age 57)

        Bradley Martin is Fairfax' s Vice President, Strategic Investments. Mr. Martin has been an officer of Fairfax since 1998 and has been in his current role since 2012. Prior to his time at Fairfax, Mr. Martin was a partner at the Canadian law firm Torys LLP. He is a director of Bank of Ireland and Eurobank Ergasias S.A. and Chairman of Resolute Forest Products Ltd.

Paul Rivett (age 49)

        Paul Rivett is Fairfax's President. Mr. Rivett has been with Fairfax since 2004 and has been in his current role since 2013. Mr. Rivett also currently serves as Chief Operating Officer of Hamblin Watsa Investment Counsel Ltd., the Fairfax Group's investment manager. Mr. Rivett previously held the position of Vice President, Operations of Fairfax from 2012 to 2013. He is also a Canadian Securities registered Portfolio Manager.

Eric Salsberg (age 72)

        Eric Salsberg is Fairfax's Vice President, Corporate Affairs and Corporate Secretary. Mr. Salsberg has been with Fairfax since 1989 and in his current role Vice President Corporate Affairs and Corporate Secretary since 1989 and 2012, respectively. Prior to joining Fairfax, Mr. Salsberg was a partner at the Canadian law firm Torys LLP.

Ronald Schokking (age 63)

        Ronald Schokking is a Vice President and Treasurer of Fairfax. Mr. Schokking has been with Fairfax since 1989 and in his current role since 2006. Ronald has been a Chartered Professional Accountant since 1984.

John Varnell (age 60)

        John Varnell is Fairfax's Vice President, Corporate Development. Mr. Varnell has been with Fairfax since 1987 and in his current role since 2012. Mr. Varnell has served in a number of roles at Fairfax, including Chief Financial Officer from 1987 to 2001 and 2010 to 2012. He also serves as Vice President and Corporate Secretary of Fairfax India Holdings Corporation. Mr. Varnell has been a Chartered Professional Accountant since 1981.

V. Prem Watsa (age 66)

        V. Prem Watsa is Fairfax's Chairman and Chief Executive Officer. V. Prem Watsa has been the Chairman of Fairfax's board of directors and its Chief Executive Officer since 1985. He has served as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. Mr. Watsa is the Chairman of Fairfax's publicly traded subsidiaries Fairfax India Holdings Corporation and Fairfax Africa Holdings Corporation. Mr. Watsa is also a director of BlackBerry Limited, and is a resident of Toronto, Ontario, Canada.

Senior Management of Fairfax after completion of the Transactions

        Following completion of the Transactions, Fairfax's senior management is expected to remain unchanged.

REMUNERATION OF FAIRFAX'S DIRECTORS AND SENIOR MANAGEMENT

Compensation of Directors

        Fairfax's directors who are not officers or employees of the Fairfax Group receive a retainer of $75,000 per year. There are no additional fees based on meeting attendance. The Chair of the Audit Committee and the Lead Director each also receives a further retainer of $10,000 per year, and the Chair of each other committee also receives a further retainer of $5,000 per year, for services in those respective capacities. In addition, non-management directors joining the Fairfax board of directors are granted a restricted stock grant (or, as a result of applicable tax rules, an option equivalent) of approximately $500,000 of Fairfax's subordinate voting shares, vesting as to 10 percent per year commencing one year after the date of grant (or, if desired, on a slower vesting schedule). Additional amounts may be paid for special assignments. See the table below, giving details of the outstanding option-based and share-based awards granted to Fairfax's directors, for information concerning stock-related awards to directors. Any such awards made to directors are on Fairfax's outstanding subordinate voting shares purchased in the market and, since they involve no previously unissued stock, there is no dilution to shareholders. Non-management directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending Fairfax board of directors or committee meetings or in otherwise being engaged on the Fairfax business. Fairfax's Chairman does not receive compensation for his services as a director separate from his compensation as Chief Executive Officer. Details of the compensation provided to Fairfax's directors during 2016 (including compensation paid by Fairfax's subsidiaries for those individuals' services as directors of those subsidiaries) are shown in the following table:

Name	Fees Earned	Share- Based Awards	Option- Based Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
Anthony F. Griffiths	[•]	[•]	[•]	[•]	[•]	[•]
Robert J. Gunn	[•]	[•]	[•]	[•]	[•]	[•]
Alan D. Horn	[•]	[•]	[•]	[•]	[•]	[•]
John R.V. Palmer	[•]	[•]	[•]	[•]	[•]	[•]
Timothy R. Price	[•]	[•]	[•]	[•]	[•]	[•]
Brandon W. Sweitzer	[•]	[•]	[•]	[•]	[•]	[•]
Benjamin P. Watsa	[•]	[•]	[•]	[•]	[•]	[•]

        Details of the outstanding option-based and share-based awards on Fairfax's previously issued subordinate voting shares granted to its directors are shown in the following table:

	Option-Based Awards				Share-Based Awards
Name	Number of shares underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised in-the-money options	Number of shares that have not vested	Market value of share-based awards that have not vested
Anthony F. Griffiths	[•]	[•]	[•]	[•]	[•]	[•]
Robert J. Gunn	[•]	[•]	[•]	[•]	[•]	[•]
Alan D. Horn	[•]	[•]	[•]	[•]	[•]	[•]
John R.V. Palmer	[•]	[•]	[•]	[•]	[•]	[•]
Timothy R. Price	[•]	[•]	[•]	[•]	[•]	[•]
Brandon W. Sweitzer	[•]	[•]	[•]	[•]	[•]	[•]
Benjamin P. Watsa	[•]	[•]	[•]	[•]	[•]	[•]
V. Prem Watsa	[•]	[•]	[•]	[•]	[•]	[•]

        The values vested during 2016 of the option-based and share-based awards granted to Fairfax's directors shown in the preceding table are shown in the following table:

Name	Option-Based Awards— Value vested during the year	Share-Based Awards— Value vested during the year
Anthony F. Griffiths	[•]	[•]
Robert J. Gunn	[•]	[•]
Alan D. Horn	[•]	[•]
John R.V. Palmer	[•]	[•]
Timothy R. Price	[•]	[•]
Brandon W. Sweitzer	[•]	[•]
Benjamin P. Watsa	[•]	[•]
V. Prem Watsa	[•]	[•]

Director Share Ownership

        Each member of Fairfax's board of directors is expected to hold for the long term significant equity in Fairfax. Fairfax's Corporate Governance Guidelines provide that the board of directors of Fairfax will confirm each year that each member owns equity equal in value to at least five times the amount of his or her annual retainer. Directors who do not meet this minimum must apply their annual retainers to purchase subordinate voting shares (or similar equity-like ownership) of Fairfax until it is satisfied.

Compensation of Senior Management

        Details of the compensation awarded to Fairfax's named executive officers for the fiscal year ended December 31, 2016 are shown in the "Summary Compensation Table" below.

Summary Compensation Table

		Non-Equity Incentive Plan Compensation
Name and principal position with Fairfax	Year	Salary	Option- Based Awards	Annual Incentive Plans	Long-Term Incentive Plans	All Other Compensation	Total Compensation
V. Prem Watsa	2016	[•]	[•]	[•]	[•]	[•]	[•]
Chairman and	2015	[•]	[•]	[•]	[•]	[•]	[•]
Chief Executive Officer	2014	[•]	[•]	[•]	[•]	[•]	[•]
David J. Bonham	2016	[•]	[•]	[•]	[•]	[•]	[•]
Vice President and	2015	[•]	[•]	[•]	[•]	[•]	[•]
Chief Financial Officer	2014	[•]	[•]	[•]	[•]	[•]	[•]
Paul C. Rivett	2016	[•]	[•]	[•]	[•]	[•]	[•]
President	2015	[•]	[•]	[•]	[•]	[•]	[•]
	2014	[•]	[•]	[•]	[•]	[•]	[•]
Peter S. Clarke	2016	[•]	[•]	[•]	[•]	[•]	[•]
Vice President and	2015	[•]	[•]	[•]	[•]	[•]	[•]
Chief Risk Officer	2014	[•]	[•]	[•]	[•]	[•]	[•]
Jean Cloutier	2016	[•]	[•]	[•]	[•]	[•]	[•]
Vice President,	2015	[•]	[•]	[•]	[•]	[•]	[•]
International Operations	2014	[•]	[•]	[•]	[•]	[•]	[•]

Equity Compensation Plan

        Fairfax's equity compensation plan, established in 1999, replaced Fairfax's share purchase plan described under "Related Party Transactions" in 2002. No significant changes have been made to the plan since it was established, and any changes would require the approval of the Compensation Committee. Under the plan, stock-related awards in the form of options or restricted shares may be made to Fairfax's executive officers. Recently, annual bonuses are to a large extent paid partly in cash and partly in a stock-related award. Otherwise, an award made to any individual is on a one-time or infrequent basis, any additional award regularly reflecting an increase in responsibilities, with a general alignment of the aggregate amount of awards to executive officers with comparable degrees of responsibility. The awards granted are expected to be held, not traded; Fairfax does not have a pension plan, so these awards are Fairfax's form of long term incentive, whose value is determined by the performance of Fairfax over the long term. A grant decision is made by the Compensation Committee on the recommendation of Fairfax's CEO. The awards are made of Fairfax's subordinate voting shares which have been previously issued and the shares underlying these awards are purchased in the market, so that they involve no previously unissued stock and consequently no dilution to shareholders. As at December 31, 2016, a total of [    •    ] unexercised options have been granted to Fairfax's employees, representing [    •    ] percent of Fairfax's subordinate voting shares outstanding as at that date. For U.S. participants, the plan is structured as a restricted share plan, providing grants of outstanding shares which vest at future dates. For participants in Canada, the plan operates as much as possible like a restricted share plan but, in light of differences in applicable tax law, is structured instead to provide awards of options on previously issued shares purchased in the market, with the exercise price of each share being at least the closing market price on the date preceding the date of grant. The option is generally exercisable as to 50 percent five years from the date of grant and as to the remainder ten years from the date of grant or 100 percent five years from the date of grant, subject to the grantee remaining an employee of us or Fairfax's subsidiaries at the time the option becomes exercisable, and generally expires 15 years from the date of grant but is automatically extended from time to time up until the time of retirement. The terms of the plan do not allow for the repricing of options. Fairfax regards any option as a long term incentive. Any option grant is made by Fairfax's affiliated entity incorporated for that purpose, which purchases in the open market the shares on which awards are granted under the plan.

        No share-based (as opposed to option-based) awards have been granted to Fairfax's named executive officers under the plan. Details of the above-described options on previously issued subordinate voting shares granted to Fairfax's named executive officers as at December 31, 2016 are shown below:

Name	Number of securities underlying unexercised options	Option exercise price		Option expiration date	Value of unexercised in-the-money options
V. Prem Watsa	—		—	—		—
David J. Bonham	[•]	$	[•]	[•]	$	[•]
Paul C. Rivett	[•]		[•]	[•]		[•]
Peter S. Clarke	[•]		[•]	[•]		[•]
Jean Cloutier	[•]		[•]	[•]		[•]

        The only non-equity incentive plan compensation earned during the year by Fairfax's named executive officers was the discretionary annual bonus shown in the "Summary Compensation Table" above in the column "Non-Equity Incentive Plan Compensation—Annual Incentive Plans", which is described below under "Compensation Discussion and Analysis." The values vested during 2016 of the option-based awards granted to Fairfax's named executive officers are shown in the following table:

Name	Option-Based Awards— Value vested during the year
V. Prem Watsa	[•]
David J. Bonham	[•]
Paul C. Rivett	[•]
Peter S. Clarke	[•]
Jean Cloutier	[•]

Executive Share Ownership

        All of Fairfax's executive officers are long term shareholders of Fairfax. While Fairfax does not have formal executive share ownership guidelines, Fairfax's executive officers are expected to hold their shares throughout their tenure. In practice, with the exception of charitable donations, there has been almost no trading of Fairfax's shares by Fairfax's executive officers.

Compensation Discussion and Analysis

        Fairfax's Compensation Committee, in consultation with Fairfax's CEO, is responsible for establishing Fairfax's general compensation philosophy and participating in the establishment and oversight of the compensation and benefits of Fairfax's executive officers. Fairfax's executive compensation program is designed to align the interests of Fairfax's executives and shareholders by linking compensation with Fairfax's performance and to be competitive on a total compensation basis in order to attract and retain executives. Except in the case of Mr. Watsa, as described below, the remuneration of Fairfax's executive officers consists of an annual base salary, an annual bonus and long term participation in Fairfax's fortunes by the ownership of shares through the equity compensation plan (details of this participation are set out above under "—Equity Compensation Plan") and through the now discontinued share purchase plan (details of this participation are set out under "Related Party Transactions"). Fairfax's executive officers have no written employment contracts.

        The base salaries of Fairfax's executive officers (which term in this and the following paragraph excludes Mr. Watsa) are intended to be competitive but to remain relatively constant, generally increasing only when the executive assumes greater responsibilities. A discretionary bonus in the range of 50 percent to 150 percent of base salary, if and to the extent appropriate, is awarded annually. Commencing with the bonuses for 2013, the annual bonus is generally paid partly in cash and partly in options on Fairfax's previously issued subordinate voting shares (such options are described under "—Equity Compensation Plan"). Internally, the value of an option for bonus purposes is the full market value of the shares underlying the option at the time of the option grant; it is not valued for bonus purposes at the lesser value using the Black-Scholes option pricing model. In awarding bonuses, the Compensation Committee considers the performance of Fairfax's executive team during the year in light of its accomplishments and relative to Fairfax's Guiding Principles. The annual bonus is a percentage of the annual base salary, which percentage in any year is identical (except rarely in special individual circumstances) for all executive officers: there are no corporate (beyond Fairfax's Guiding Principles) or individual performance goals or objectives set or evaluated. The Compensation Committee set the bonus level for 2016 at [    •    ] percent of base salary. Fairfax has not chosen to benchmark executive compensation against compensation of comparable companies.

        Each year, Fairfax's CEO makes compensation recommendations to the Compensation Committee reflecting consideration of the achievements of Fairfax's executive team during the year and Fairfax's corporate objective to achieve a high rate of compound growth in book value per share over the long term. The Compensation Committee evaluates the factors considered by Fairfax's CEO and decides whether to approve or adjust the recommendations for compensation of Fairfax's executive officers. The Compensation Committee separately considers the compensation for Fairfax's CEO, as more fully described below.

        In reviewing Fairfax's compensation policies and practices each year, Fairfax's Compensation Committee considers the implications of the risks associated with Fairfax's compensation policies and practices. Risk is discussed at every regularly scheduled meeting of Fairfax's board of directors, so the avoidance of excessive risk is monitored by Fairfax's entire board of directors, including Compensation Committee members. Fairfax's Compensation Committee has concluded that Fairfax's compensation policies and practices do not encourage excessive or inappropriate risk-taking behaviors. As discussed above, Fairfax's policies and practices align the focus of Fairfax's executive officers with the long term interests of Fairfax's shareholders, and are internally equitable. With respect to bonus amounts, these are determined based on overall company performance, which mitigates the risk of an individual taking excessive risks in an effort to increase his or her bonus award. There is no formula to qualify for a bonus. The focus on long-term objectives is supported by executives who consider themselves long term employees; with minimal exceptions, none of Fairfax's executives have left Fairfax's employment. With respect to equity awards, as more fully described above under "—Equity Compensation Plan", an award made to any individual (other than as part of an annual bonus) is on a one-time or infrequent basis, any additional award regularly reflecting an increase in responsibilities. Awards are not made upon accomplishment of a task while the risk to the company from that task extends over a significantly longer period of time. Awards typically do not vest until at least five years have passed. Fairfax's directors and officers, as well as all other employees, are not permitted to purchase financial instruments that are designed to hedge or offset any decrease in market value of Fairfax's equity securities granted as compensation or otherwise held by the individual. The benefit of these awards over time will derive from long-term value creation rather than from short-term gains.

        The board of directors of Fairfax has considered Fairfax's particular circumstances and the reasonably unique elements of Fairfax's officer compensation (including, without limitation, the low compensation requested by Fairfax's CEO (a fixed, restrained annual salary, no annual bonus and no equity or other incentives), the reasonably small aggregate amount of executive compensation, the small number of Fairfax's executives, the simplicity of Fairfax's compensation structure (as described above), the absence of any pension plan, and the infrequency of equity incentive grants), and has determined that given those particular circumstances and those unique elements of Fairfax's officer compensation, a "say on pay" vote by shareholders is not useful or appropriate in Fairfax's context.

Compensation of the Chief Executive Officer for 2016

        Since 2000, Mr. Watsa has agreed that his aggregate compensation from Fairfax will consist solely of an annual salary of $600,000 (and standard benefits provided to Fairfax's executives generally), with no bonus or other profit participation, no participation in any equity plans (other than the employee payroll share purchase plan) and no pension entitlement. Concurrent with the amendment to Fairfax's articles of incorporation referred to in "Related Party Transactions", Mr. Watsa agreed that the foregoing restricted compensation arrangements will remain in effect until the end of the 2025 calendar year. Mr. Watsa's compensation arrangements reflect his belief that as a controlling shareholder involved in the management of Fairfax, his compensation should be closely linked to all shareholders; this close link is achieved by his "compensation", beyond a fixed salary, coming only from his share ownership. The Compensation Committee evaluated and approved the continuation for 2016 of Mr. Watsa's above-described compensation arrangements. Given Mr. Watsa's fixed annual salary and the fact that he will not, through 2025, receive any bonus or equity-based compensation, Fairfax has not adopted a clawback policy providing for the recovery of such bonus or equity-based compensation.

RELATED PARTY TRANSACTIONS

        No Fairfax director or member of senior management has or has had (i) any material interest in any transaction with Fairfax or any of its subsidiaries or (ii) any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of Fairfax and which was effected by Fairfax or any of its subsidiaries in the preceding three financial years.

        Fairfax maintains a share purchase plan whereby the directors could, until July 30, 2002 when U.S. legislation applicable to Fairfax prohibited the making of any further loans under the plan, from time to time grant to designated employees, officers and directors of Fairfax or any subsidiary a loan (which may be interest free) repayable after a specified period (which often relates to when the recipient leaves the employment of Fairfax or a subsidiary, or when the recipient dies) to purchase Fairfax subordinate voting shares. A loan made to any individual was on a one-time or infrequent basis, and the shares purchased with the loan were expected to be held, not traded. All loans made under the plan have been for the purchase of previously issued shares purchased in the market, so that they involved no previously unissued stock and consequently no dilution to shareholders. Until repayment, the shares are held by a trustee or as security for a bank lender, subject to the terms of the plan. Of the $[    •    ] million of currently outstanding loans made under the plan to all current and former executive officers, directors and employees of Fairfax and its subsidiaries (including $[    •    ] million to Fairfax's current executive officers), $[    •    ] million (including $[    •    ] million to Fairfax's current executive officers) have been refinanced by the borrowers with a Canadian chartered bank (the current aggregate value of the shares securing these refinanced loans is $[    •    ] million). Fairfax or its subsidiaries generally pay the prime plus one-half percent per annum interest on these refinanced loans on behalf of the borrowers and may under certain circumstances be obligated to purchase these loans from the bank.

Indebtedness of Directors and Executive Officers
under Securities Purchase Programs
(being only the above-described share purchase arrangements)

Name and principal position with Fairfax	Largest amount outstanding during the period from January 1, 2013 to [•], 2017 ($)	Amount outstanding as at [•], 2017	Interest Rate (%)	Security for indebtedness
[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS OF FAIRFAX

Share Ownership

        To the knowledge of Fairfax's management: (i) Fairfax is not directly or indirectly owned or controlled (a) by another corporation or (b) by any foreign government; and (ii) there are no arrangements the operation of which may at a subsequent date result in a change in control of Fairfax. Mr. Prem Watsa, Fairfax's Chairman and Chief Executive Officer, owns, directly or indirectly, or exercises control or direction over 1,548,000 multiple voting shares and 311,138 subordinate voting shares representing 42.6 percent of the voting power of Fairfax's outstanding multiple voting shares and subordinate voting shares.

        Amendments were made to the terms of the multiple voting shares, which are controlled by Mr. Watsa, in August 2015 having the effect of preserving the voting power represented by the multiple voting shares at 41.8 percent even if additional subordinate voting shares are issued in the future. Mr. Watsa has the ability to substantially influence certain actions requiring shareholder approval, including approving a business combination or consolidation, liquidation or sale of assets, electing members of the board of directors and adopting amendments to the articles of incorporation and by-laws.

        As at January 31, 2017, the issued share capital of Fairfax consisted of 1,548,000 multiple voting shares and 23,004,207 subordinate voting shares.

        Based upon Fairfax's review of Schedule 13G or Schedule 13D filings with the SEC through February 14, 2017 and other publicly available information, the following entities are known to Fairfax's management to be beneficial owners of more than five percent of Fairfax's subordinate voting shares, no par value, as indicated:

	Beneficial Owner of Fairfax Shares(1)
Name and Address of Beneficial Owner	Number of Fairfax Shares	Percentage of Fairfax Shares
Baillie Gifford & Co(2)	1,317,810	5.68%	*
Calton Square, 1 Greenside Row, Edinburgh, Scotland, UK EH1 3AN
FMR LLC(3)	1,413,361	6.41%	**
245 Summer Street, Boston, Massachusetts 02210
V. Prem Watsa(4)	311,138	1.35%
95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7

*
Based on information reported on Schedule 13G/A filed with the SEC in February 2017, as further described in footnote (2) below.

**
Based on information reported on Schedule 13G/A filed with the SEC in February 2016, as further described in footnote (3) below.

(1)
Pursuant to the regulations promulgated by the SEC, Fairfax shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of Allied World shares, whether or not such person has any pecuniary interest in such Fairfax shares, or the right to acquire the power to vote or dispose of Fairfax shares within 60 days of December 31, 2016, including any right to acquire through the exercise of any option, warrant or right. As of December 31, 2016, there were 23,004,207 Fairfax shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)
Based on information reported on Schedule 13G/A, as filed by Baillie Gifford & Co ("Ballie Gifford") with the SEC on January 20, 2017, Ballie Gifford is the beneficial owners of 1,317,810 Fairfax shares. According to this Schedule 13G/A, Ballie Gifford has sole voting power over 1,060,382 Fairfax shares and sole dispositive power over 1,317,810 Fairfax shares and has no shared voting power and no shared dispositive power over any of these shares.

(3)
Based on information reported on Schedule 13G/A, as filed by FMR LLC ("FMR") and Abigail P. Johnson with the SEC on February 12, 2016, FMR and Ms. Johnson are the beneficial owners of 1,413,361 Fairfax shares. According to this Schedule 13G/A, FMR has sole voting power over 831,186 Fairfax shares and sole dispositive power over 1,413,361 Fairfax shares and has no shared voting power and no shared dispositive power over any of these shares.

(4)
Mr. Watsa controls Sixty Two, which owns 50,620 Fairfax shares, and himself beneficially owns an additional 258,268, and exercises control or direction over an additional 2,100, Fairfax shares.

        The following entities are known to Fairfax's management to be beneficial owners of more than five percent of Fairfax's multiple voting shares, no par value, as indicated:

	Beneficial Owner of Fairfax multiple voting shares(1)
Name and Address of Beneficial Owner	Number of Fairfax multiple voting shares	Percentage of multiple voting shares
The Sixty Two Investment Company Limited(1)	1,548,000	100%
1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L3

(1)
The Sixty Two Investment Company Limited is controlled by V. Prem Wasta.

        To the knowledge of management, other than holders of multiple voting shares and except as described above, none of the above shareholders hold voting rights which are different from those held by Fairfax's other shareholders and there are no shareholdings that carry special rights relating to control of Fairfax.

Significant Changes in Percentage Ownership

        Based on information reported on Schedule 13G/A, as filed by Ballie Gifford with the SEC on January 20, 2017, Ballie Gifford was the beneficial owner of 1,317,810 Fairfax shares, which amounted to 5.68% of the outstanding Fairfax shares as at that date. Ballie Gifford filed a Schedule 13G/A with the SEC on February 3, 2016 that reported that Ballie Gifford as the beneficial owner of 1,353,967 Fairfax shares, which amounted to 6.08% of the outstanding Fairfax shares as at that date. A previous Schedule 13G/A filed by Ballie Gifford with the SEC on January 22, 2015 reported that Ballie Gifford was the beneficial owner of 1,669,776 Fairfax shares, which amounted to 8.00% of the outstanding Fairfax as at that date.

        Based on information reported on Schedule 13G/A, as filed by FMR and Abigail P. Johnson with the SEC on February 12, 2016, FMR and Abigail P. Johnson were the beneficial owners of 1,413,361 Fairfax shares, which amounted to 6.41% of the outstanding Fairfax shares as at that date. FMR, Edward C. Johnson III and Abigail P. Johnson filed a Schedule 13G/A with the SEC on February 13, 2015 that reported that FMR, Mr. and Mrs. Johnson as the beneficial owners of 1,680,530 Fairfax shares, which amounted to 7.932% of the outstanding Fairfax shares as at that date. A previous Schedule 13G/A filed by FMR and Edward C. Johnson III with the SEC on February 14, 2014 reported that FMR and Mr. Johnson were the beneficial owners of 1,583,005 Fairfax shares, which amounted to 7.727% of the outstanding Fairfax as at that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS OF ALLIED WORLD

Share Ownership

        To the knowledge of Allied World's management: (i) Allied World is not directly or indirectly owned or controlled (a) by another corporation or (b) by any foreign government; and (ii) there are no arrangements the operation of which may at a subsequent date result in a change in control of Allied World.

        As at January 31, 2017, the issued share capital of Allied World consisted of 87,134,058 Allied World shares.

        Based upon Allied World's review of Schedule 13G or Schedule 13D filings with the SEC through February 14, 2017 and other publicly available information, the following entities are known to Allied World's management to be beneficial owners of more than five percent of Allied World shares as indicated:

	Beneficial Owner of Allied World Shares(1)
Name and Address of Beneficial Owner	Number of Allied World Shares	Percentage of Allied World Shares
Champlain Investment Partners, LLC(2) 180 Battery Street, Burlington, VT 05401	4,713,355	5.4%
FMR LLC(3) 245 Summer Street, Boston, MA 02210	6,216,016	7.1%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd., Malvern, PA 19355	6,543,683	7.5%

(1)
Pursuant to the regulations promulgated by the SEC, Allied World shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of Allied World shares, whether or not such person has any pecuniary interest in such Allied World shares, or the right to acquire the power to vote or dispose of Allied World shares within 60 days of December 31, 2016, including any right to acquire through the exercise of any option, warrant or right. As of December 31, 2016, there were 87,098,120 Allied World shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)
Based on information reported on Schedule 13G, as filed by Champlain Investment Partners, LLC (Champlain) with the SEC on February 14, 2017, Champlain has the following powers with respect to Allied World shares: (a) sole voting power: 3,737,465; (b) shared voting power: 0; (c) sole dispositive power: 4,713,355; and (d) shared dispositive power: 0.

(3)
Based on information reported on Schedule 13G/A, as filed by FMR LLC ("FMR") and Abigail P. Johnson with the SEC on February 14, 2017, FMR and Ms. Johnson are the beneficial owners of 6,216,016 Allied World shares. According to this Schedule 13G/A, FMR has sole voting power over 46,522 Allied World shares and sole dispositive power over 6,216,016 Allied World shares and has no shared voting power and no shared dispositive power over any of these shares.

(4)
Based on information reported on Schedule 13G/A, as filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 9, 2017, Vanguard has the following powers with respect to Allied World shares: (a) sole voting power: 51,915; (b) shared voting power: 10,106; (c) sole dispositive power: 6,486,133; and (d) shared dispositive power: 57,550.

        To the knowledge of management, none of the above shareholders hold voting rights which are different from those held by Allied World's other shareholders and there are no shareholdings that carry special rights relating to control of Allied World.

Significant Changes in Percentage Ownership

        Based on information reported on Schedule 13G/A, as filed by FMR and Abigail P. Johnson with the SEC on February 14, 2017, FMR and Ms. Johnson were the beneficial owners of 6,216,016 Allied World shares, which amounted to 7.1% of Allied World's outstanding share capital as of December 31, 2016. Based on information reported on Schedule 13G/A, as filed by FMR LLC and Abigail P. Johnson with the SEC on February 12, 2016, FMR and Ms. Johnson were the beneficial owners of 7,343,323 Allied World shares, which amounted to 8.1% of Allied World's outstanding share capital as of February 23, 2016. FMR, Edward C. Johnson III and Abigail P. Johnson filed a Schedule 13G/A with the SEC on February 13, 2015 that identified FMR and Mr. and Mrs. Johnson as the beneficial owners of 6,722,989 Allied World shares, which amounted to 7.0% of Allied World's outstanding share capital as of February 25, 2015.

        Based on information reported on Schedule 13G, as filed by Champlain with the SEC on February 14, 2017, Champlain was the beneficial owner of 4,713,355 Allied World shares, which amounted to 5.4% of Allied World's share capital as of December 31, 2016.

        Based on information reported on Schedule 13G/A, as filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 9, 2017, Vanguard was the beneficial owner of a total of 6,543,683 Allied World shares, which amounted to 7.5% of Allied World's outstanding share capital as of December 31, 2016. A previous Schedule 13G/A filed by Vanguard with the SEC on February 10, 2016 reported that Vanguard was the beneficial owner of a total of 5,670,803 Allied World shares, which amounted to 6.3% of Allied World's outstanding share capital as of February 23, 2016. A Schedule 13G/A filed by Vanguard on February 11, 2015 reported that Vanguard was the beneficial owner of a total of 5,983,533 Allied World shares, which amounted to 6.2% of Allied World's outstanding share capital as of February 25, 2015.

        Based on information reported on Schedule 13G/A, as filed with the SEC on February 2, 2016 jointly by certain affiliates of Artisan Partners Asset Management Inc. (collectively, the "Artisan Parties"), the Artisan Parties were the beneficial owners of 3,688,736 Allied World shares, which amounted to 4.1% of Allied World's outstanding share capital as of February 23, 2016. A previous Schedule 13G/A jointly filed by the Artisan Parties with the SEC on January 30, 2015 reported that the Artisan Parties were the beneficial owners of 6,147,240 Allied World shares, which amounted to 6.4% of Allied World's outstanding share capital as of February 25, 2015. A Schedule 13G/A jointly filed by the Artisan Parties on January 30, 2014 reported that the Artisan Parties were the beneficial owners of 2,058,963 Allied World shares which amounted to 6.2% of Allied World's outstanding shares as of February 24, 2014.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information is intended to illustrate the effect of the Transactions, assuming 100 percent of Allied World shares have been acquired in the Transactions.

        Presented below is the unaudited pro forma financial information as follows:

  •
  the unaudited pro forma condensed combined statements of earnings for the Fairfax Group for the year ended December 31, 2015 and the nine months ended September 30, 2016, which have been prepared as if the Transactions occurred on January 1, 2015; and

  •
  the unaudited pro forma condensed combined balance sheet as at September 30, 2016 for the Fairfax Group, which has been prepared as if the Transactions had occurred on that date.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes.

        The unaudited pro forma condensed combined financial information has been prepared based upon information derived from the following:

  •
  the audited consolidated financial statements of Fairfax as at and for the year ended December 31, 2015, which have been prepared in accordance with IFRS and are incorporated by reference in this prospectus;

  •
  the unaudited interim consolidated financial statements of Fairfax as at and for the nine months ended September 30, 2016, which have been prepared in accordance with IFRS and are incorporated by reference in this prospectus;

  •
  the audited consolidated financial statements of Allied World as at and for the year ended December 31, 2015, which have been prepared in accordance with US GAAP and are incorporated by reference in this prospectus. These consolidated financial statements have been reconciled to Fairfax's IFRS accounting policies where required; and

  •
  the unaudited interim consolidated financial statements of Allied World as at and for the nine months ended September 30, 2016, which have been prepared in accordance with US GAAP and are incorporated by reference in this prospectus. These consolidated financial statements have been reconciled to Fairfax's IFRS accounting policies where required.

        For purposes of these pro forma condensed combined financial statements, it is assumed that all of the 86,974,284 outstanding Allied World shares not currently owned by Allied World, Fairfax and its affiliates at September 30, 2016, are exchanged pursuant to the Transactions. Refer to the accompanying notes of the pro forma condensed combined financial information for a summary of the impact if not all Allied World shares are exchanged.

        The selected historical and unaudited pro forma condensed combined financial information presented assumes the net effect of the exchange of 100 percent of the 86,974,284 outstanding Allied World shares at September 30, 2016 in exchange for 6,136,251 Fairfax shares and cash of $1,435.1 million US dollars, and the settlement of all Allied World Share Plans in exchange for cash of $150.5 million US dollars.

        The Transactions will be accounted for by Fairfax using the acquisition method pursuant to IFRS 3 "Business Combinations." Under the acquisition method, assets and liabilities are initially recorded at their fair value on the date of purchase, with limited exceptions, and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities, including contingent liabilities, assumed.

        The pro forma adjustments give effect to events that are directly attributable to the Transactions, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of earnings, are expected to have a continuing impact on the Fairfax Group. The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates made by Fairfax's management that it considers reasonable. It does not purport to represent what Fairfax's actual results of operations or financial condition would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma condensed combined financial information does not reflect the effect of any cost or revenue synergies associated with combining Fairfax and Allied World.

        The pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information that Fairfax's management believes are reasonable under the circumstances. Detailed valuations have not been obtained and, accordingly, the fair value adjustments reflect Fairfax's management's preliminary estimates and are subject to change once the detailed analyses are performed and as additional information becomes available. These adjustments may be material. Since the Transactions have not been completed, Fairfax's access to information to make such estimates is limited and therefore certain market based assumptions were used when data was not available. However, Fairfax's management believes the fair values recognized are based on reasonable estimates based on currently available information. A final determination of the fair value of assets acquired and liabilities assumed will be based on the actual assets and liabilities of Allied World that exist as of the closing date of the Merger and, therefore, cannot be finalized prior to the completion of the Transactions. In addition, the evaluation of the consideration to be paid by Fairfax upon the completion of the Transactions will be partly determined based on the closing price of Fairfax shares on the closing date of the Offer and on the closing date of the Merger.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the information contained in the sections "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", "Selected Historical Consolidated Financial Data of Fairfax", "Selected Historical Consolidated Financial Data of Allied World", "Business of Fairfax", "Business of Allied World" and the audited annual and unaudited interim consolidated financial statements of Fairfax and Allied World and the accompanying notes included elsewhere, or incorporated by reference, in this prospectus.

Pro Forma Condensed Combined Balance Sheet as at September 30, 2016

(unaudited—US $ millions)

			Pro forma adjustments
	Fairfax	Allied World (reclassified)	Co-investor in FFH Switzerland	Allied World dividend	Acquisition of Allied World	Notes	Pro forma combined
Assets
Holding company cash and investments	$1,126.6	$—	$1,000.0	$—	$(1,625.6)	5(a),(c),(d)	$501.0
Insurance contract receivables	3,221.2	1,157.2	—	—	—		4,378.4
Portfolio investments	28,535.0	9,357.8	—	(434.9)	—	5(b)	37,457.9
Deferred premium acquisition costs	694.4	157.7	—	—	(157.7)	5(c)	694.4
Recoverable from reinsurers	4,126.9	2,128.5	—	—	—		6,255.4
Deferred income taxes	462.2	26.3	—	—	26.7	5(c)	515.2
Goodwill and intangible assets	3,630.3	503.9	—	—	1,267.7	5(c)	5,401.9
Other assets	2,296.3	211.0	—	—	—		2,507.3

Total assets	$44,092.9	$13,542.4	$1,000.0	$(434.9)	$(488.9)		$57,711.5

Liabilities
Accounts payable and accrued liabilities	$2,826.7	$394.7	$—	$—	$—		$3,221.4
Income taxes payable	19.7	2.9	—	—	—		22.6
Short sale and derivative obligations	203.9	2.2	—	—	—		206.1
Funds withheld payable to reinsurers	436.1	258.4	—	—	—		694.5
Insurance contract liabilities	23,643.1	8,451.0	—	—	(157.7)	5(c)	31,936.4
Long term debt—holding company and insurance and reinsurance companies	3,419.8	817.3	—	—	63.2	5(c)	4,300.3
Long term debt—non-insurance companies	789.6	—	—	—	—		789.6

Total liabilities	31,338.9	9,926.5	—	—	(94.5)		41,170.9

Equity
Common shareholders' equity	9,433.0	3,615.9	—	(434.9)	(394.4)	5(b),(c),(d)	12,219.6
Preferred stock	1,335.4	—	—	—	—		1,335.4

Shareholders' equity attributable to shareholders of Fairfax	10,768.4	3,615.9	—	(434.9)	(394.4)		13,555.0
Non-controlling interests	1,985.6	—	1,000.0	—	—	5(a)	2,985.6

Total equity	12,754.0	3,615.9	1,000.0	(434.9)	(394.4)		16,540.6

	$44,092.9	$13,542.4	$1,000.0	$(434.9)	$(488.9)		$57,711.5

        See accompanying notes.

Pro Forma Condensed Combined Statement of Earnings for the nine months ended September 30, 2016

(unaudited—US $ millions except share and per share amounts)

	Fairfax	Allied World (reclassified)	Pro forma adjustments	Notes	Pro forma combined
Revenue
Gross premiums written	$7,290.2	$2,394.1	$—		$9,684.3

Net premiums written	6,133.8	1,810.5	—		7,944.3

Gross premiums earned	6,794.6	2,294.8	—		9,089.4
Premiums ceded to reinsurers	(1,015.8)	(527.7)	—		(1,543.5)

Net premiums earned	5,778.8	1,767.1	—		7,545.9
Interest and dividends	418.9	154.1	—		573.0
Share of profit of associates	56.8	5.6	—		62.4
Net gains (losses) on investments	(129.9)	108.9	—		(21.0)
Other revenue	1,400.3	7.6	—		1,407.9

	7,524.9	2,043.3	—		9,568.2

Expenses
Losses on claims, gross	4,187.1	1,384.3	—		5,571.4
Losses on claims ceded to reinsurers	(733.4)	(270.2)	—		(1,003.6)

Losses on claims, net	3,453.7	1,114.1	—		4,567.8
Operating expenses	1,157.8	312.8	—		1,470.6
Commissions, net	987.1	257.7	—		1,244.8
Interest expense	175.5	53.3	—		228.8
Other expenses	1,340.2	5.0	—		1,345.2

	7,114.3	1,742.9	—		8,857.2

Earnings before income taxes	410.6	300.4	—		711.0
Provision for income taxes	101.1	4.3	—		105.4

Net earnings	$309.5	$296.1	$—		$605.6

Attributable to:
Shareholders of Fairfax	$189.0	$296.1	$(61.1)	5(a)	$424.0
Non-controlling interests	120.5	—	61.1	5(a)	181.6

	$309.5	$296.1	$—		$605.6

Net earnings per share	$6.78	$3.34			$13.43
Net earnings per diluted share	$6.62	$3.29			$13.17
Shares outstanding (000) (weighted average)—basic	22,973	88,692			29,110
Shares outstanding (000) (weighted average)—diluted	23,538	90,114			29,675

        See accompanying notes.

Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2015

(unaudited—US $ millions except share and per share amounts)

	Fairfax	Allied World (reclassified)	Pro forma adjustments	Notes	Pro forma combined
Revenue
Gross premiums written	$8,655.8	$3,093.0	$—		$11,748.8

Net premiums written	7,520.5	2,448.0	—		9,968.5

Gross premiums earned	8,581.7	3,118.9	—		11,700.6
Premiums ceded to reinsurers	(1,210.7)	(630.5)	—		(1,841.2)

Net premiums earned	7,371.0	2,488.4	—		9,859.4
Interest and dividends	512.2	179.3	—		691.5
Share of profit of associates	172.9	2.8	—		175.7
Net losses on investments	(259.2)	(138.9)	—		(398.1)
Other revenue	1,783.5	3.5	—		1,787.0

	9,580.4	2,535.1	—		12,115.5

Expenses
Losses on claims, gross	5,098.4	1,914.4	—		7,012.8
Losses on claims ceded to reinsurers	(712.0)	(328.1)	—		(1,040.1)

Losses on claims, net	4,386.4	1,586.3	—		5,972.7
Operating expenses	1,470.1	416.1	—		1,886.2
Commissions, net	1,177.3	375.4	—		1,552.7
Interest expense	219.0	61.4	—		280.4
Other expenses	1,703.1	6.2	—		1,709.3

	8,955.9	2,445.4	—		11,401.3

Earnings before income taxes	624.5	89.7	—		714.2
Provision for (recovery of) income taxes	(17.5)	5.8	—		(11.7)

Net earnings	$642.0	$83.9	$—		$725.9

Attributable to:
Shareholders of Fairfax	$567.7	$83.9	$(17.3)	5(a)	$634.3
Non-controlling interests	74.3	—	17.3	5(a)	91.6

	$642.0	$83.9	$—		$725.9

Net earnings per share	$23.67	$0.91			$20.88
Net earnings per diluted share	$23.15	$0.89			$20.52
Shares outstanding (000) (weighted average)—basic	22,070	92,530			28,206
Shares outstanding (000) (weighted average)—diluted	22,565	94,174			28,701

        See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As at and for the nine months ended September 30, 2016 and for the year ended December 31, 2015
(in US$ millions except per share amounts and as otherwise indicated)

1.     Business Operations

        Fairfax is a holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and the associated investment management. The holding company is federally incorporated and domiciled in Ontario, Canada. FFH Switzerland is a limited liability company incorporated under the laws of Switzerland and an indirect wholly-owned subsidiary of Fairfax.

2.     Description of Transaction

        Allied World is a Swiss holding company which, through its wholly-owned subsidiaries, is a global provider of a diversified portfolio of property and casualty insurance and reinsurance.

        Pursuant to the Merger Agreement between Fairfax and Allied World announced on December 18, 2016, Fairfax will acquire all of the outstanding registered shares of Allied World for a 100% ownership interest (the "Acquisition") in exchange for a combination of cash and Fairfax shares. Under the terms of the Merger Agreement, Allied World shareholders will receive cash of $10.00 for each Allied World share, $5.00 of which will be paid in the form of a pre-closing cash dividend by Allied World. A portion of the stock consideration, having a value of $14.00 based on the closing price of $460.65 of Fairfax shares on December 16, 2016 (the "Fairfax Closing Price"), is payable at a fixed exchange ratio of 0.030392. The remaining portion of the stock consideration to Allied World will be a number of Fairfax shares with a value equal to $30.00, with such number of Fairfax shares determined based on the volume weighted average closing price of Fairfax shares for the 20 trading days ending on the day prior to closing (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per share, $25.00 below and above the Fairfax Closing Price, respectively). If the volume weighted average price of Fairfax shares during this period is above $485.65, the stock portion of the consideration will be fixed at 0.061772 Fairfax shares for each Allied World share, and if it is below $435.65 per share, the stock portion of the consideration will be fixed at 0.068862 Fairfax shares for each Allied World share. Additionally, on or before 75 days after the date of the Merger Agreement, Fairfax has the option to replace on a dollar-for-dollar basis this portion of the stock consideration with cash in an amount up to $30.00 per Allied World share, together with the dividend, for up to a total cash amount of $40.00 per Allied World share. Fairfax may elect to fund the $30.00 in cash by an equity or debt issuance or by bringing in third party co-investors.

        Holders of Allied World stock options and other stock-based awards (collectively, "stock-based awards") will have their awards vested upon closing of the transaction and will receive up to $54.00 of cash consideration per award from Fairfax, depending on the award's exercise price and Fairfax's share price prior to closing of the Acquisition. Certain awards may permit the holder of the award to elect to receive either all cash consideration, or to participate in the share exchange.

        The unaudited pro forma condensed combined financial information assume that the Acquisition will proceed as follows:

  (i)
  Allied World shareholders will receive a $5.00 per share cash dividend from Allied World prior to the closing of the Acquisition.

  (ii)
  A co-investor of Fairfax will invest $1 billion of cash into FFH Switzerland for an equity interest of approximately 20.6% in FFH Switzerland.

  (iii)
  Fairfax will pay cash consideration of up to $54.00 per award to holders of vested Allied World stock-based awards, for an aggregate payment of approximately $150.5. All such awards are subsequently canceled.

  (iv)
  FFH Switzerland will acquire 100% of the outstanding Allied World shares. Each Allied World share is exchanged for $16.50 in cash and $32.50 in Fairfax shares, representing aggregate cash consideration of $1,435.1 and Fairfax share consideration of $2,826.6 (approximately 6,136,251 Fairfax shares based on the Fairfax Closing Price).

3.     Basis of Presentation

        The unaudited pro forma condensed combined financial information give effect to the acquisition of a 100% ownership interest in Allied World by FFH Switzerland under the acquisition method of accounting. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had closed on September 30, 2016. The unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give effect to the Acquisition as if it had closed on January 1, 2015.

        The unaudited pro forma condensed combined financial information was prepared by management of Fairfax based on the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2016 and the audited consolidated financial statements for the year ended December 31, 2015 of both Fairfax and Allied World. The unaudited pro forma condensed combined financial information should therefore be read in conjunction with the following consolidated financial statements, including the notes thereto:

  (i)
  audited consolidated financial statements of Fairfax as at and for the year ended December 31, 2015, prepared in accordance with International Financial Reporting Standards as issued by the IASB;

  (ii)
  unaudited interim consolidated financial statements of Fairfax as at and for the nine months ended September 30, 2016, prepared in accordance with IFRS relevant to the preparation of interim financial statements;

  (iii)
  audited consolidated financial statements of Allied World as at and for the year ended December 31, 2015, prepared in accordance with US GAAP; and

  (iv)
  unaudited condensed consolidated financial statements of Allied World as at and for the nine months ended September 30, 2016, prepared in accordance with US GAAP.

        The accounting policies applied to the unaudited pro forma condensed combined financial information are consistent with those disclosed in Fairfax's audited consolidated financial statements for the year ended December 31, 2015. Allied World's US GAAP consolidated financial statements as at and for the nine months ended September 30, 2016, and for the year ended December 31, 2015, were assumed to be comparable to what would have resulted if they had been prepared in accordance with Fairfax's IFRS accounting policies. Fairfax had reviewed Allied World's US GAAP accounting policies and noted that they were similar to those of Fairfax under IFRS.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The pro forma adjustments included therein are based upon available information and certain assumptions that are believed to be reasonable in the circumstances.

        The pro forma information presented, including the measurement of identifiable assets acquired and liabilities assumed, is based on preliminary estimates of fair values, available information and assumptions, and may be revised as additional information becomes available. The actual adjustments to Fairfax's consolidated financial statements upon closing of the transaction will depend on a number of factors, including additional information available, Fairfax's evaluation of Allied World's accounting policies, the trading price of Fairfax shares in the period prior to which Allied World shares may be exchanged for Fairfax shares and the fair value of the net assets of Allied World as of the Acquisition closing date. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of earnings reflect the Acquisition effected on September 30, 2016 and January 1, 2015, respectively. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results that would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.

4.     Presentation of Allied World historical consolidated financial statements

        Certain items within Allied World's consolidated financial statements as at and for the nine months ended September 30, 2016, and for the year ended December 31, 2015, have been reclassified to conform with Fairfax's consolidated financial statement presentation, the more significant of which are explained below.

        Balance sheet reclassifications:

  •
  'Cash and cash equivalents', 'Restricted cash', 'Fixed maturity investments', 'Equity securities' and 'Other invested assets' were reclassified to 'Portfolio Investments'.

  •
  'Funds held' was reclassified to 'Insurance contract receivables'.

  •
  'Prepaid reinsurance' was reclassified to 'Recoverable from reinsurers'.

  •
  'Accrued investment income' and 'Balances receivable on sale of investments' were reclassified to 'Other assets'.

  •
  'Balances due on purchases of investments' was reclassified to 'Accounts payable and accrued liabilities'.

        Statement of earnings reclassifications:

  •
  'Net investment income' was reclassified to 'Interest and dividends'.

  •
  'Acquisition costs' was reclassified to 'Commissions, net'.

  •
  'Amortization of intangible assets' was reclassified to 'Operating expenses'.

  •
  'Foreign exchange loss (gain)' was reclassified to 'Net gains (losses) on investments'.

5.     Pro Forma Assumptions and Adjustments

5(a) Co-investor in FFH Switzerland

        FFH Switzerland is the indirect subsidiary of Fairfax that will acquire a 100% equity interest in Allied World. Prior to closing of the Acquisition, upon all closing conditions being met, a co-investor will invest $1 billion for a 20.6% equity interest in FFH Switzerland, which will represent a 20.6% indirect interest in Allied World upon completion of the Acquisition.

5(b) Special Dividend to be paid by Allied World

        Prior to the Acquisition, Allied World will pay the Special Dividend of $5.00 per share to all Allied World shareholders. The Special Dividend in aggregate will be approximately $434.9, which will reduce Allied World's pre-acquisition cash and cash equivalents, and shareholders' equity, accordingly.

5(c) Fair value of identifiable assets acquired and liabilities assumed

Purchase consideration:
Cash payment of $16.50 per Allied World share	$1,435.1
Issuance of $32.50 of Fairfax shares per Allied World share	$2,826.6
Cash payment of up to $54.00 per Allied World stock-based award	$150.5

$4,412.2
Fair value of net assets of Allied World	$2,640.6

Goodwill and intangible assets arising on acquisition of Allied World	$1,771.6

        The above determination of the fair value of identifiable assets acquired and liabilities assumed reflected the following assumptions:

  (i)
  The carrying values of Allied World's assets and liabilities at September 30, 2016 were assumed to approximate their fair values, except for goodwill and intangible assets, long term debt, deferred premium acquisition costs and unearned premiums (discussed further below). Allied World's net assets were also adjusted for the pre-closing $5.00 per share cash dividend paid to all shareholders. It was noted that, with limited exceptions, Allied World accounts for its investment portfolio using the fair value option under US GAAP. Furthermore, as a provider of property and casualty insurance and reinsurance, Allied World's claims liabilities are generally current given the shorter duration of property and casualty insurance contracts.

  (ii)
  In accordance with the requirements of acquisition accounting, existing goodwill in the financial statements of the acquiree is eliminated, and a new goodwill balance is determined upon establishing fair values for the identifiable assets acquired and liabilities assumed.

  (iii)
  Deferred premium acquisition costs are considered to have a fair value of nil as they do not represent future cash inflows or outflows. The fair value of future losses associated with unearned premiums was approximated by deducting the carrying value of deferred premium acquisition costs from the carrying value of unearned premiums.

  (iv)
  The fair value of Allied World's long term debt exceeded its carrying value by $63.2 at September 30, 2016. Deferred tax on the fair value adjustment was not recorded as the applicable statutory tax rate in Bermuda, where the debt was issued, is 0%.

  (v)
  Allied World's historical shareholders' equity, which includes common shares, treasury shares, accumulated other comprehensive loss, and retained earnings, is eliminated on consolidation. Allied World's shareholders' equity was adjusted for the pre-closing $5.00 per share cash dividend paid to all shareholders.

  (vi)
  Goodwill and intangible assets arising on the acquisition of Allied World is estimated to be $1,771.6 (upon assigning a preliminary value of nil to Allied World's previously recognized intangible assets). Finite-lived and indefinite-lived intangible assets expected to be separately recognized include the Allied World brand name, insurance licenses, customer relationships, distribution networks and Lloyd's syndicate capacity. Any such intangible assets, which could be material in amount, can only be determined upon completion of detailed valuation work after closing of the Acquisition.

5(d) Transaction Costs

        Transaction costs for the Acquisition are estimated to be approximately $40, and are primarily comprised of investment banking, accounting, tax, legal and other costs associated with completing the Acquisition. These transaction costs are reflected as an adjustment to common shareholders' equity in the pro forma condensed combined balance sheet, and not in the condensed combined statements of earnings, as these expenses are directly incremental to the Acquisition and are non-recurring in nature.

6.     Earnings per Share

        Net earnings per share and net earnings per diluted share for the nine months ended September 30, 2016 and for the year ended December 31, 2015, assumed Fairfax issued 6,136,251 Fairfax shares to shareholders of Allied World on January 1, 2015. In calculating net earnings per share and net earnings per diluted share, 20.6% of the net earnings of Allied World for the respective periods was allocated to the non-controlling interest in FFH Switzerland.

7.     Sensitivity of purchase consideration to Fairfax share price

        Under the terms of the Merger Agreement, the stock consideration to be received by Allied World shareholders is comprised of two portions: one portion at a fixed exchange ratio of 0.030392 Fairfax shares per Allied World share and the second portion at a floating exchange ratio with a value equal to $30.00 divided by the volume weighted average closing price of Fairfax shares for the 20 trading days ending on the day prior to closing (provided that this volume weighted average price is no less than $435.65 and no greater than $485.65 per share, $25.00 below and above the Fairfax Closing Price, respectively). If the volume weighted average price of Fairfax shares during this period is above $485.65, the floating exchange ratio will be fixed at 0.061772 Fairfax shares for each share of Allied World, and if it is below $435.65 per share, the floating exchange ratio will be fixed at 0.068862 Fairfax shares for each share of Allied World. Should Fairfax choose to replace a portion of the $30.00 consideration represented by the floating exchange ratio with cash instead, the floating exchange ratio will be adjusted accordingly.

        The table below illustrates the potential impact of the volume weighted average closing price of Fairfax shares on the pro forma condensed combined financial information where FFH Switzerland acquires 100% of the outstanding shares of Allied World.

							Nine months ended September 30, 2016
					Year ended December 31, 2015
				Fairfax shares issued to Allied World shareholders
	Purchase consideration per Allied World share(1)		Goodwill and intangible assets
Fairfax share price (US$)		Aggregate purchase consideration(1)(2)			Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
$500.65	$50.79	4,567.6	1,927.0	5,956,397	$21.02	$20.65	$13.51	$13.25
$490.65	$50.10	4,508.1	1,867.5	5,956,397	$21.02	$20.65	$13.51	$13.25
$480.65	$49.61	4,465.1	1,824.5	5,990,909	$20.99	$20.63	$13.49	$13.23
$470.65	$49.30	4,438.7	1,798.1	6,062,036	$20.94	$20.58	$13.46	$13.20
$460.65	$49.00	4,412.2	1,771.6	6,136,251	$20.88	$20.52	$13.43	$13.17
$450.65	$48.70	4,385.8	1,745.2	6,213,760	$20.82	$20.47	$13.39	$13.14
$440.65	$48.39	4,359.4	1,718.8	6,294,787	$20.77	$20.41	$13.35	$13.10
$430.65	$47.88	4,314.5	1,673.9	6,336,663	$20.73	$20.38	$13.33	$13.08
$420.65	$47.15	4,251.1	1,610.5	6,336,663	$20.73	$20.38	$13.33	$13.08

(1)
Excludes the $5.00 per share cash dividend to be paid by Allied World prior to closing of the Acquisition.

(2)
Includes the $150.5 cost of settling all Allied World stock-based awards.

8.     Waiver of Minimum Tender Condition

        The Acquisition is subject to a number of conditions, including a minimum of 90 percent of all outstanding Allied World shares being tendered by Allied World shareholders in favor of the

Acquisition. Provided certain other conditions are met, Fairfax may choose to waive the Minimum Tender Condition down to 66 2/3 percent. If FFH Switzerland were to acquire only 66 2/3 percent of the outstanding Allied World shares, it is assumed: each Allied World share will be exchanged for $22.25 in cash and $26.75 in Fairfax shares (representing aggregate cash consideration of $1,290.1 and share consideration of $1,551.1 in the form of 3,367,072 Fairfax shares being issued to Allied World shareholders); Fairfax will pay cash consideration of up to $54.00 per award to settle and cancel all Allied World stock-based awards (aggregate payment of $150.5); and the co-investor's $1 billion interest in FFH Switzerland will represent an indirect 30.5% interest in Allied World. Certain amounts in the unaudited pro forma condensed combined financial information will change in the manner described below.

        Pro forma condensed combined balance sheet at September 30, 2016:

  •
  Holding company cash and investments will increase to $646.0.

  •
  Goodwill and intangible assets will decrease to $4,861.6.

  •
  Common shareholders' equity will decrease to $10,944.1.

  •
  Non-controlling interests will increase to $3,865.8.

        Pro forma condensed combined statements of earnings:

  •
  All statement of earnings line items and net earnings will remain unchanged.

  •
  Net earnings attributable to shareholders of Fairfax and non-controlling interests, and net earnings per share, will change to the values shown below.

	Nine months ended September 30, 2016	Year ended December 31, 2015
	($ millions, except share and per share amounts)
Net earnings attributable to shareholders of Fairfax	326.3	606.6
Net earnings attributable to non-controlling interests	279.3	119.3

	605.6	725.9

Net earnings per share	$11.13	$22.07
Net earnings per diluted share	$10.89	$21.65
Shares outstanding (000) (weighted average)—basic	26,340	25,437
Shares outstanding (000) (weighted average)—diluted	26,905	25,932

MATERIAL TAX CONSEQUENCES

        You are urged to consult your own tax advisor regarding the U.S. federal, state and local and the Canadian and Swiss tax consequences of the receipt of Fairfax shares pursuant to the Transactions and of owning and disposing of Fairfax shares in your particular circumstances.

Material U.S. Federal Income Tax Considerations

        This section constitutes the opinion of Shearman & Sterling LLP, tax counsel to Fairfax, and Willkie Farr & Gallagher LLP, tax counsel to Allied World, and is a summary of certain U.S. federal income tax consequences to a U.S. Holder, as defined below, of the exchange of Allied World shares for the Offer Consideration pursuant to the Offer and the ownership and disposition of any Fairfax shares received pursuant to the Offer. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and it is not intended to be relied upon, and cannot be relied upon, by holders for the purpose of avoiding penalties that may be imposed under the Code. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of Allied World shares (or, after completion of the Offer, a holder of Fairfax shares) that is, for U.S. federal income tax purposes; (i) an individual citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

        This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, a U.S. Holder as a result of disposing of Allied World shares pursuant to the Offer and the acquisition, ownership or disposition of Fairfax shares by particular investors, and it does not address state, local, non-U.S. or other tax laws. This summary also does not address tax considerations applicable to investors that own or will own (directly or indirectly) 10 percent or more of the voting shares of Allied World or Fairfax, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax or the net investment income tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use mark-to-market accounting for their securities holdings, former citizens or long-term residents of the United States, investors that will hold the Fairfax shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, holders of Allied World Options, persons who received their Allied World shares upon the exercise of stock options or as compensation, or investors whose functional currency is not the US dollar).

        The U.S. federal income tax treatment of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds Allied World shares (or, pursuant to the Offer, holds Fairfax shares) will depend on the status of the partner and the activities of the partnership. Entities treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to their partners of the Offer.

        This discussion assumes that each of the Allied World shares is held as a capital asset, within the meaning of Section 1221 of the Code, in the hands of a U.S. Holder at all relevant times and that each of the Fairfax shares to be received by such U.S. Holder will be held as a capital asset. This discussion further assumes that neither Fairfax nor Allied World is a PFIC for U.S. federal income tax purposes and that Allied World has not been a PFIC at any point in the past. Fairfax does not believe that it should be treated as a PFIC, and Allied World has informed Fairfax that Allied World does not believe it should be or should have been treated as a PFIC in any tax year. However, the determination of whether Fairfax or Allied World was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to a differing interpretation, and Allied World's and Fairfax's possible status as PFICs must be determined annually and therefore may be subject to change. If Allied World or Fairfax were to be a PFIC in any year, materially adverse consequences could result for U.S. Holders.

        U.S. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences that may arise under the laws of any other relevant non-U.S. state, local, or other taxing jurisdiction.

U.S. Federal Income Tax Consequences of the Transactions

        Provided that following the completion of the Transactions the value of the Fairfax shares constitutes 40% of the total value of the consideration received by Allied World shareholders, Allied World and Fairfax intend that the Transactions will qualify as a Reorganization. Certain transactions consisting of two steps may qualify as a Reorganization if both steps are completed and are treated as having occurred pursuant to an integrated plan of reorganization and, among other things, at least 40 percent of the aggregate fair market value of all outstanding Allied World shares are treated as having been exchanged for shares of the Fairfax. As discussed under "The Offer" in this prospectus, on or before March 3, 2017, Fairfax has the option to make a Cash Election and replace, on a dollar-for-dollar basis, a portion of the stock consideration paid to Allied World shareholders with cash in an amount up to $30.00 per Allied World share. If Fairfax makes the Cash Election and replaces a portion of stock consideration paid to for the full amount of $30.00 per Allied World share (such election, a "Full Cash Election"), then the Transactions would not qualify as a Reorganization. If Fairfax makes the Cash Election to replace the portion of stock consideration paid to Allied World shareholders for an amount less than $30.00 (such election, a "Partial Cash Election"), then whether the Transactions qualify as a Reorganization will depend on the relative value of the Fairfax shares and the cash consideration received by the Allied World shareholders which cannot be determined until the Transactions are completed. Further, even if Fairfax makes neither a Full Cash Election nor a Partial Cash Election, the IRS may not agree with Allied World's and Fairfax's treatment of the Transactions as a Reorganization. Accordingly, no assurance can be provided that the Transactions will be treated as a Reorganization. The requirements that must be satisfied in order for the Transaction to qualify as a Reorganization are complex, and each U.S. Holder should consult its own advisor regarding these requirements.

Taxable Transaction Treatment

        Subject to the PFIC rules discussed below, if the Transactions fail to qualify as a Reorganization, a U.S. Holder that exchanges its Allied World shares for the Offer Consideration will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the Fairfax shares received, (b) the amount of cash consideration received pursuant to the Offer, and (c) any cash received in lieu of fractional shares of Fairfax shares and (ii) the U.S. Holder's adjusted tax basis in the Allied World shares exchanged.

        Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder's holding period for the Allied World shares exceeds one year at the time of the Offer and Merger (as applicable). Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain recognized by a U.S. Holder will be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes. The deductibility of capital losses is subject to complex limitations under the Code. A U.S. Holder's aggregate tax basis in the Fairfax shares received will be the fair market value of those shares on the date the U.S. Holder receives them. The U.S. Holder's holding period for the Fairfax shares received pursuant to the Offer will begin on the day after the date the U.S. Holder receives those shares.

Tax-Deferred Reorganization Treatment

        Subject to the PFIC rules discussed below, if the Transactions qualify as a Reorganization, then a U.S. Holder generally will recognize gain only to the extent of the amount of any cash received pursuant to the Offer, including cash received in lieu of fractional shares, and will not recognize any loss. Cash received in lieu of a fractional Fairfax share will be treated as a payment in exchange for the fractional Fairfax share, resulting in gain or loss equal to the difference between the amount of cash received for the fractional Fairfax share and the U.S. Holder's adjusted tax basis attributable to the fractional Fairfax share. The aggregate adjusted tax basis of a U.S. Holder in Fairfax shares received pursuant to the Offer will equal such U.S. Holder's aggregate adjusted tax basis in its Allied World shares exchanged therefor, increased by the amount of gain recognized and decreased by the amount of cash received by such U.S. Holder pursuant to the Offer, including cash received in lieu of fractional shares. The holding period of a U.S. Holder in the Fairfax shares received pursuant to the Offer will include such U.S. Holder's holding period in its Allied World shares exchanged therefor.

Ownership and Disposition of Fairfax Shares

Dividends

        Subject to the PFIC rules discussed below, distributions with respect to the Fairfax shares (before reduction for Canadian withholding taxes) out of Fairfax's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be dividends and will be includable in a U.S. Holder's ordinary income when received. Under current law, certain dividends received by a non-corporate U.S. shareholder, including an individual, from a non-U.S. corporation may be eligible for a reduced tax rate. Dividends received from a non-U.S. corporation generally will qualify for this reduced tax rate if the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information provision and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code. The U.S. Treasury Department has determined that the United States-Canada Income Tax Convention (1980) (the "Treaty") is satisfactory for such purposes. Dividends received from a non-U.S. corporation that otherwise meets this qualification will not qualify for the reduced rate if the non-U.S. corporation is a PFIC for the taxable year in which a dividend is paid or was a PFIC for the previous taxable year. Fairfax believes that it is eligible for the benefits of the Treaty and that any dividends that Fairfax pays to non-corporate U.S. Holders, including individuals, should qualify for a reduced rate under current law. Dividends on Fairfax shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on dividends received by a U.S. Holder, subject to applicable limitations in the Code. Dividends will be income from sources outside the United States and generally will be "passive category income" or, in certain circumstances, "general category income" for purposes of computing the U.S. foreign tax credit allowable to a U.S. Holder. The rules governing the U.S. foreign tax credit are complex, and additional limitations on the credit apply to non-corporate U.S. Holders that receive dividends if the dividends are eligible for the reduced tax rate on dividends under current law described above. U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

        To the extent that the amount of any distribution exceeds Fairfax's current and accumulated earnings and profits for a taxable year, the distribution would first be treated as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Fairfax shares, and any excess over basis will result in capital gain. Fairfax does not currently intend to calculate its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Accordingly, a U.S. Holder should assume that the full amount of any distribution will constitute a dividend for U.S. federal income tax purposes.

Sale or Other Disposition

        Subject to the PFIC rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale or other disposition of Fairfax shares in an amount equal to the difference between the amount received for the Fairfax shares and the U.S. Holder's tax basis in the Fairfax shares. Generally, such gain or loss will be a capital gain or loss. Capital gains of non-corporate U.S. Holders, including individuals, derived with respect to capital assets held for more than one year are eligible for reduced rates of U.S. federal income tax under current law. The deductibility of capital losses is subject to complex limitations under the Code. Such gain or loss generally will be treated as income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

PFIC Considerations

        Fairfax believes that it is engaged in the active conduct of an insurance business and, accordingly, does not believe that it is a PFIC. Companies engaged in the active conduct of an insurance business are generally not treated as PFICs for U.S. federal income tax purposes. Allied World has informed Fairfax that it does not believe it should be or has been treated as a PFIC. PFIC status is determined annually, and thus there can be no assurance that Fairfax will not be a PFIC for the current year or any future taxable year and that Allied world will not be a PFIC for the current taxable year.

        If the Transactions do not qualify as a Reorganization and Allied World has been a PFIC at any time during the holding period of a U.S. Holder, a U.S. Holder will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the Fairfax shares received, (b) the amount of cash consideration received pursuant to the Offer, and (c) any cash received in lieu of fractional shares of Fairfax and (ii) the U.S. Holder's adjusted tax basis in the Allied World shares exchanged. If the Transactions qualify as a Reorganization and Allied World has been a PFIC at any time during the holding period of a U.S. Holder, assuming that Fairfax is not a PFIC in the taxable year of the Transactions, as expected, and a U.S. Holder of Allied World shares has not made certain elections with respect to Allied World, such U.S. Holder would likely recognize gain (but not loss) upon the exchange of Allied World shares for Fairfax shares pursuant to the Offer. The gain would be equal to the difference between (i) the sum of (a) the fair market value of the Fairfax shares received (b) the amount of cash consideration received pursuant to the Offer, and (c) any cash received in lieu of fractional Fairfax shares and (ii) the U.S. Holder's adjusted tax basis in its Allied World shares exchanged. Any such gain recognized by such U.S. Holder on the exchange of Allied World shares for Fairfax shares would be allocated ratably over the U.S. Holder's holding period for the Allied World shares. Amounts allocated for the current taxable year would be treated as ordinary income, and not as capital gain, in the U.S. Holder's taxable year. Amounts allocated to each other taxable year beginning with the year that Allied World became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

        If Fairfax were a PFIC for any taxable year during which a U.S. Holder held the Fairfax shares, gain recognized on the sale or other disposition of the Fairfax shares would generally not be treated as capital gain. Instead, a U.S. Holder would be treated as if the U.S. Holder had recognized such gain ratably over the U.S. Holder's holding period for the Fairfax shares. Amounts allocated to taxable years beginning with the year that Fairfax became a PFIC would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with a special interest charge in respect of the tax attributable to each such year. Amounts allocated to the taxable years before Fairfax became a PFIC and to the taxable year of disposition would be taxed as ordinary income. Additionally, dividends paid by Fairfax would not be eligible for the special reduced rate of tax described above under "—Dividends—General." These rules would also generally apply to certain "excess distributions" received by U.S. Holders. U.S. Holders should consult their tax advisors about the advisability of making a mark-to-market election to mitigate these tax consequences if Fairfax is currently or becomes a PFIC. U.S. Holders should consult their own tax advisors with respect to how the PFIC rules could affect their tax situation.

Controlled Foreign Corporation

        Certain shareholders of a non-U.S. corporation may be subject to current U.S. federal income tax on their pro rata share of the corporation's income if the corporation is classified as a controlled foreign corporation (a "CFC") for U.S. federal income tax purposes. A special CFC classification applies to non-U.S. insurance companies that receive certain insurance income derived from insuring a U.S. person who owns any amount of the company's stock directly or indirectly through non-U.S. entities (a "U.S. Shareholder") or a person related to such U.S. Shareholder. All U.S. Shareholders of a non-U.S. insurance company that is subject to this special classification are subject to current U.S. federal income tax with respect to their proportionate share of the relevant insurance income of the non-U.S. insurance company, regardless of the size of the individual ownership interests of such U.S. Shareholders. An exception to this special CFC classification applies if less than 20 percent of the direct or indirect shareholders (by vote and value) are insured by the non-U.S. insurance company or are related to persons who are insured by the non-U.S. insurance company or if the non-U.S. insurance company derives less than 20 percent of its gross insurance income from insuring U.S. Shareholders or persons related to U.S. Shareholders. Although Fairfax does not specifically track the identity of its shareholders or persons who are insured by Fairfax for this purpose, Fairfax believes that it should qualify for one of these exceptions and should not be subject to the special CFC classification. There can be no assurance, however, that Fairfax qualifies for one of these exceptions or will qualify for an exception in future taxable years. If Fairfax does not qualify for an exception, certain information reporting will also be required by U.S. Holders of Fairfax shares. U.S. Holders should consult their own tax advisors with respect to the application of the CFC rules to their particular circumstances.

Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends on the Fairfax shares and the proceeds of the sale or other disposition of the Fairfax shares unless a U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to those payments if a U.S. Holder fails to provide a taxpayer identification number and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. If backup withholding applies, the relevant intermediary must withhold U.S. federal income tax on those payments at a rate of 28 percent. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Material Canadian Federal Income Tax Considerations

        In the opinion of Torys LLP, Canadian tax counsel to Fairfax, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a beneficial holder of

Allied World shares (or, after completion of the Offer, a holder of Fairfax shares) who (i) deals at arm's length with each of, and is not affiliated with any of, Fairfax, Allied World or any of their affiliates, and (ii) holds the Allied World shares (or, after completion of the Offer, the Fairfax shares) as capital property for purposes of the exchange of Allied World shares for Fairfax shares and cash pursuant to the Offer and the ownership and disposition of any Fairfax shares received pursuant to the Offer (in this section a "Holder"). An Allied World share (or, after completion of the Offer, a Fairfax share) generally will be considered to be capital property to a Holder unless the Holder acquires or holds the share in the course of carrying on a business of trading in or dealing in securities, or the share has been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Holders who are residents of Canada and whose Fairfax shares do not otherwise qualify as capital property may in certain circumstances make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Fairfax shares and every other "Canadian security" (as defined in the Tax Act) owned by such Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

        This summary is not applicable to a Holder: (a) that is a "financial institution", as defined in the Tax Act for purposes of the mark-to-market rules, (b) an interest in which would be a "tax shelter investment" as defined in the Tax Act, (c) that is a "specified financial institution", as defined in the Tax Act, (d) that reports its "Canadian tax results" within the meaning of section 261 of the Tax Act in a currency other than Canadian currency, or (e) who has entered, or will enter, into a "derivative forward agreement" or a "synthetic disposition arrangement", each as defined in the Tax Act, with respect to the Allied World shares (or, after completion of the Offer, the Fairfax shares). Such holders should consult their own tax advisors to determine the tax consequences to them of the acquisition, holding and disposition of an Allied World share (or, after completion of the Offer, a Fairfax share).

        This summary is based on the facts set out in this circular, the current provisions of the Tax Act and the regulations made thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), a certificate from an executive of the Company as to certain factual matters and counsel's understanding of the current administrative policies and assessing practices published by the Canada Revenue Agency (the "CRA") in writing prior to the date hereof. This summary assumes that the Tax Proposals will be enacted as proposed, but there is no assurance that this will be the case. This discussion is not binding on the CRA, and it is not intended to be relied upon, and cannot be relied upon, by a Holder for the purpose of avoiding penalties that may be imposed under the Tax Act. No ruling has been or will be sought or obtained from the CRA with respect to any of the Canadian federal income tax consequences herein.

        This summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. Holders should consult their own tax advisors in respect of the provincial, territorial or foreign income tax considerations with respect to their particular circumstances.

Exchange of Allied World shares for Fairfax shares and cash pursuant to the Offer

        A Holder who exchanges its Allied World shares for Fairfax shares and cash pursuant to the Offer will be considered to have disposed of its Allied World shares for proceeds of disposition equal to the aggregate of the fair market value of the Fairfax shares and the amount of any cash received at the time of the exchange. A Canadian Holder (as defined below) will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the aggregate adjusted cost base to such Canadian Holder of the Allied World shares exchanged pursuant to the Offer. Such capital gain (or capital loss) will be subject to the treatment described in this summary under "Taxation of Canadian Holders of Fairfax shares—Taxation of Capital Gains and Capital Losses". In certain circumstances, a Non-Canadian Holder (as defined below) may also be subject to the same treatment. For a discussion of the Canadian federal income tax consequences to a Canadian Holder and a Non-Canadian Holder of holding and disposing of Fairfax shares see "Taxation of Canadian Holders of Fairfax shares" and "Taxation of Non-Canadian Holders of Fairfax shares" in this summary.

Taxation of Canadian Holders of Fairfax shares

        This section of the summary applies to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act (a "Canadian Holder").

Dividends on Fairfax shares

        Dividends on the Fairfax shares, and amounts deemed under the Tax Act to be dividends, received (or deemed to be received) by a Canadian Holder that is an individual (other than certain trusts) will be included in the individual's income and will be subject to the gross up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received by individuals from taxable Canadian corporations. The Company has advised counsel that the Company anticipates that, if, as and when, taxable dividends are paid by the Company, such dividends will be "eligible dividends" (as defined in the Tax Act) subject to the enhanced dividend gross up and credit. The dividend gross up and credit rules do not apply to taxable dividends received by a trust in a year to the extent that such dividends are included in computing the income of a non-resident beneficiary under such trust.

        A taxable dividend received (or deemed to be received) by a Canadian Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax. Such Canadian Holders should consult their own tax advisors in this regard. Dividends (including deemed dividends) received on Fairfax shares in a taxation year by a Canadian Holder that is a corporation will be included in the corporation's income for that year and generally will be deductible in computing such corporation's taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Canadian Holder that is a corporation as proceeds of disposition or a capital gain. Canadian Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

        A Canadian Holder that was, at any time in a taxation year, a "private corporation" (as defined in the Tax Act), or a corporation controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), generally will be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Fairfax shares in that year to the extent that such dividends are deductible in computing the corporation's taxable income for the year.

Dispositions of Fairfax shares

        Upon a disposition or deemed disposition (except to the Company) of Fairfax shares, a capital gain (or loss) will generally be realized by a Canadian Holder to the extent that the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base (as defined in the Tax Act) of the Fairfax shares to the Canadian Holder immediately before the disposition and any reasonable costs of disposition. The adjusted cost base of a Fairfax share to a Canadian Holder will be determined in accordance with certain rules in the Tax Act by averaging the cost to the Canadian Holder of a Fairfax share with the adjusted cost base of all other Fairfax shares held by the Canadian Holder and by making certain other adjustments required under the Tax Act. The Canadian Holder's cost for purposes of the Tax Act of Fairfax shares will include all amounts paid or payable by the Canadian Holder for the Fairfax shares, subject to certain adjustments under the Tax Act. A Canadian Holder that is throughout its taxation year a "Canadian controlled private corporation" (as defined in the Tax Act) may be liable to pay a refundable tax on certain investment income, including an amount in respect of a taxable capital gain arising from the disposition of a Fairfax share.

Taxation of Capital Gains and Capital Losses

        In general, one half of a capital gain (a "taxable capital gain") must be included in a Canadian Holder's income. One half of a capital loss (an "allowable capital loss") will generally be deductible to a Canadian Holder against taxable capital gains realized in that year and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or in any subsequent year (but not against other income) to the extent and under the circumstances described in the Tax Act. If the Canadian Holder is a corporation, any such capital loss realized on the sale of shares may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received on such shares. Similar rules may apply where a Canadian Holder is a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

        Taxable capital gains realized by a Canadian Holder who is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax depending on the Canadian Holder's circumstances. Such Canadian Holders should consult their own tax advisors in this regard.

Taxation of Non-Canadian Holders of Fairfax shares

        This section of the summary applies to a Holder who, at all relevant times, is not (and is not deemed to be) resident in Canada and will not use or hold (and will not be deemed to use or hold) Fairfax shares in, or in the course of, carrying on a business in Canada (a "Non-Canadian Holder"). In addition, this discussion does not apply to a Non-Canadian Holder that carries on (or is deemed to carry on) an insurance business in Canada and elsewhere or to an "authorized foreign bank" (as defined in the Tax Act) and such Holders should consult their own tax advisors.

Dividends on the Fairfax shares

        Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any applicable income tax treaty or convention) will be payable pursuant to the Tax Act on the gross amount of dividends on the Fairfax shares paid or credited, or deemed to be paid or credited, to a Non-Canadian Holder. Such Canadian withholding taxes will be deducted directly by Fairfax or its paying agent from the amount of the dividend otherwise payable and remitted to the Receiver General of Canada. The rate of withholding tax applicable to dividends paid on the Fairfax shares held by a Non-Canadian Holder who: (i) is a resident of the U.S. for purposes of the Canada-U.S. Tax Convention (1980) (the "Convention"), (ii) beneficially owns the dividend and (iii) qualifies for the full benefits of the Convention will generally be reduced to 15% or, if such a Non-Canadian Holder is a corporation that owns at least 10% of the Company's voting shares, to 5%. Not all persons who are residents of the U.S. for purposes of the Convention will qualify for the benefits of the Convention. A Non-Canadian Holder who is a resident of the U.S. is advised to consult its tax advisor in this regard. The rate of withholding tax on dividends may also be reduced by the terms of other income tax treaties or conventions to which Canada is a party.

        Fairfax has advised Counsel that, in accordance with the administrative policies of the CRA, Fairfax may require Non-Canadian Holders who wish to claim the benefits of an applicable income tax treaty or convention, to provide certification of their eligibility for such benefits on CRA Form NR 301, NR 302 or NR 303, as applicable or such other requirements that Fairfax may from time to time require. The statutory withholding tax rate of 25% under the Tax Act may be applied by Fairfax to dividends paid or credited (or deemed to be paid or credited) to Non-Canadian Holders who do not provide such certification.

Dispositions of Fairfax shares

        A Non-Canadian Holder will generally not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Canadian Holder on a disposition (or deemed disposition) of the Fairfax shares unless such shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Canadian Holder at the time of the disposition and the Non-Canadian Holder is not entitled to an exemption under an applicable income tax treaty or convention. As long as the Fairfax shares are then listed on a "designated stock exchange" (which currently includes the TSX), the Fairfax shares generally will not constitute taxable Canadian property of a Non-Canadian Holder, unless (a) at any time during the 60 month period immediately preceding the disposition (or deemed disposition) of the Fairfax shares: (i) one or any combination of (A) the Non-Canadian Holder, (B) persons not dealing at arm's length with such Non-Canadian Holder, and (C) partnerships in which the Non-Canadian Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of the Company; and (ii) more than 50% of the fair market value of the Fairfax shares was derived, directly or indirectly, from one or any combination of real or immoveable property situated in Canada, "Canadian resource properties" (within the meaning of the Tax Act), "timber resource properties" (within the meaning of the Tax Act) or options in respect of interests in, or for civil law rights in, any such properties whether or not the property exists, or (b) the Fairfax shares are otherwise deemed to be taxable Canadian property of the Non-Canadian Holder. If the Fairfax shares are considered taxable Canadian property to a Non-Canadian Holder, an applicable income tax treaty or convention may in certain circumstances provide relief to such Non-Canadian Holder from income tax arising under the Tax Act in respect of the disposition (or deemed disposition) of the Fairfax shares. Where no relief is available under an applicable income tax treaty or convention, Non-Canadian Holders whose Fairfax shares are considered taxable Canadian property will generally be subject to the tax treatment described above in this summary under "Taxation of Canadian Holders of Fairfax shares: Taxation of Capital Gains and Capital Losses" in respect of the disposition (or deemed disposition) of the Fairfax shares. Non-Canadian Holders whose Fairfax shares are, or may be, taxable Canadian property should consult their own tax advisors having regard to their particular circumstances.Tax Treatment of Holdings of New Fairfax Shares

Material Swiss Tax Considerations for Allied World Shareholders in Connection with Offer

        The description of the Swiss tax treatment of the Offer or Merger and of the Fairfax shares and cash received in exchange for Allied World shares and of the Special Dividend summarized below is based on the laws as currently in force, as such laws may be modified by subsequent amendments brought to the applicable Swiss tax rules (potentially with retrospective effect) and their interpretation by the Swiss tax authorities.

        The statement below is a summary provided for general information purposes only and should by no means be considered as a comprehensive analysis of all tax consequences that may apply to Allied World shareholders or Fairfax shares. Holders of such shares should contact their own tax adviser in order to determine the tax regime applicable to their own situation.

Income Taxes

Shareholders resident outside of Switzerland and with no trade or business in Switzerland

        Shareholders who are not resident in Switzerland for tax purposes and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Offer Consideration, the Special Dividend or the Merger Consideration.

Swiss resident individual shareholders

        Offer Consideration and Merger Consideration:    Swiss resident individuals who hold their Allied World shares as private assets will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Offer. A gain or loss realized by them on accepting the Offer will be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be.

        Special Dividend:    Such shareholders will be subject to Swiss federal, cantonal and communal income tax unless the Special Dividend is paid out of capital contribution reserves (Kapitaleinlagereserven).

Shareholders with a trade or business in Switzerland

        Offer Consideration and Merger Consideration:    The exchange of Allied World shares for Fairfax shares for corporate and individual shareholders who are resident in Switzerland for tax purposes, and corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Allied World shares as part of a trade or business carried on in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as "professional securities dealers" for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purpose (all such shareholder, hereinafter for purposes of this section, "Domestic Commercial Shareholders") in the context of the Offer should not be subject to any Swiss federal, cantonal or communal income tax provided the Fairfax shares will carry over the (tax) book value of the Allied World shares in the books of such Domestic Commercial Shareholder because the transaction in the context of the Offer may qualify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes. Domestic Commercial Shareholders are on the other hand required to recognize a gain or loss realized on the cash component of the Offer in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the cash component of the Offer) for such taxation period.

        Special Dividend:    Domestic Commercial Shareholders are required to recognize the Special Dividend in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. Corporate shareholders may be eligible for dividend relief (Beteiligungsabzug) in respect of the Special Dividend if the Allied World shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Swiss Federal Withholding Tax

        Offer Consideration and Merger Consideration:    The exchange of Allied World shares for Fairfax shares and cash consideration in the context of the Offer is not subject to Swiss withholding tax.

        Special Dividend:    The Special Dividend is subject to 35% dividend withholding tax unless the Special Dividend is paid out of capital contribution reserves (Kapitaleinlagereserven). Upon request, the Swiss withholding tax, if any, will generally be refunded to shareholders of Allied World who have their tax residence in Switzerland, provided that such shareholders duly declare the consideration in the tax return or, in the case of legal entities, in the profit and loss statement. Allied World shareholders who are not tax residents of Switzerland may be entitled to a full or partial refund of the Swiss withholding tax if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met.

Swiss Transfer Stamp Duty

        The exchange of Allied World shares for Fairfax shares in the context of the Offer (or, as the case may be, the Merger Consideration) may be exempt from Swiss transfer stamp duty (Umsatzabgabe) because the transaction in the context of the Offer may qualify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes.

DESCRIPTION OF FAIRFAX SHARES AND ARTICLES OF INCORPORATION

        The following is a summary of both the material terms of the Fairfax shares as set out in Fairfax's articles of incorporation and the material provisions of Canadian law and Fairfax's articles of incorporation.

Share Capital

        The Fairfax shares to be issued in connection with the Transactions will, when issued, be fully paid and nonassessable subordinate voting shares of Fairfax.

        Fairfax's authorized share capital consists of (i) an unlimited number of multiple voting shares, no par value, carrying fifty votes per share (subject to the 41.8% Limitation as defined below) (each a "multiple voting share" and collectively, the "multiple voting shares"), (ii) an unlimited number of subordinate voting shares, no par value, carrying one vote per share and (iii) an unlimited number of preferred shares, no par value, issuable in series.

        As at January 31, 2017, 12 series of preferred shares had been created and there were outstanding 1,548,000 fully paid multiple voting shares, 23,004,207 fully paid subordinate voting shares, and 6,016,384 fully paid Series C Shares, 3,983,616 fully paid Series D Shares, 3,967,134 fully paid Series E Shares, 3,572,044 fully paid Series F Shares, 7,432,952 fully paid Series G Shares, 2,567,048 fully paid Series H Shares, 10,465,553 fully paid Series I Shares, 1,534,447 fully paid Series J Shares, 9,500,000 fully paid Series K Shares and 9,200,000 fully paid Series M Shares.

Subordinate Voting Shares and Multiple Voting Shares

        In this summary, the following terms have the following meanings:

        "Current Major Shareholders" means any of Sixty Two and any subsidiary in respect of which Sixty Two owns shares entitled to at least 75 percent of the equity of such subsidiary and carrying at least 75 percent of the voting rights attaching to all the outstanding shares of such subsidiary.

        "Multiple Voting Share Transaction" means an acquisition, redemption, reorganization, recapitalization, reclassification, issuer bid, exchange, consolidation, amalgamation, arrangement, merger or other transaction which would have the effect of, directly or indirectly, cancelling or otherwise eliminating any or all of the outstanding multiple voting shares, or consolidating or collapsing the multiple voting shares and the subordinate voting shares into a single class of outstanding voting equity securities, but does not include a Pro Rata Transaction.

        "Permitted Transactions" means, with respect to any particular issuer: (i) any issue of securities of the particular issuer to persons who are holders of securities of the particular issuer at the time of the issue (provided that such holders of securities did not become such holders for the purpose of participating in such an issue); (ii) any disposition of securities of the particular issuer by the holder thereof to his or her spouse or issue or the spouses of such issue or to the legal personal representatives of any of the foregoing persons, including the holder, or to any trust of which all of the beneficiaries are any one or more of the foregoing persons, including the holder, or to any corporation of which shares entitled to at least 75 percent of the equity of such corporation and carrying at least 75 percent of the voting rights attaching to all the outstanding shares of such corporation are owned directly or indirectly, through a trust or otherwise, by or for the benefit of any one or more of the foregoing persons, including the holder; and (iii) any issue or disposition of securities of the particular issuer which does not materially affect control of any Current Major Shareholder or any Subsequent Major Shareholder.

        "Pro Rata Transaction" means (i) a consolidation of multiple voting shares into a lesser number of multiple voting shares simultaneously with the consolidation of subordinate voting shares on the same basis into a lesser number of subordinate voting shares; or (ii) a reorganization of Fairfax pursuant to which the Current Major Shareholders or Subsequent Major Shareholders and the holders of subordinate voting shares are entitled to receive securities in the capital of Fairfax or a successor entity on a pro rata basis in exchange for all multiple voting shares and all subordinate voting shares held; provided, however, that, in the case of the Current Major Shareholders or Subsequent Major Shareholders, such entitlement is not greater than the entitlement of the general body of holders of subordinate voting shares pursuant to such reorganization in relation to the voting and financial participating interests in Fairfax represented by the multiple voting shares and subordinate voting shares, respectively.

        "Relevant Person" means, in respect of a holder of multiple voting shares, (i) a person or a member of a group of persons who are acting jointly or in concert, where the person or group exercises control or direction over more than 50 percent of the aggregate number of votes attached to all shares of the holder or otherwise entitled to elect a majority of the directors of the holder, either directly or indirectly through one or more corporations, partnerships or trusts, (ii) a corporation, partnership or trust in the chain of ownership between a person in (i) above and such holder, (iii) a partner of a partnership or a beneficiary, settlor or trustee (other than a trustee that is, or is a subsidiary of, a public corporation) of a trust that is a holder or that is referred to above, and (iv) a person (other than Fairfax) or partnership that does not deal at arm's length (for purposes of the Tax Act) with the holder or any of the foregoing, in each case determined without regard to shares held by or through Fairfax;

        "Subsequent Major Shareholders" means any person or group of persons who are acting jointly or in concert with respect to the affairs of Fairfax (including any subsidiary of any such persons in respect of which any of such persons owns shares entitled to at least 75 percent of the equity of such subsidiary and carrying at least 75 percent of the voting rights attaching to all the outstanding shares of such subsidiary) and who have become the owners of at least the Qualifying Shareholding (as defined below) contemporaneously with the Current Major Shareholders ceasing to own at least the Qualifying Shareholding.

Subordinate Voting Shares

        The holders of subordinate voting shares are entitled to receive dividends as and when declared by Fairfax's board of directors, subject to the preference of holders of preferred shares. A holder of subordinate voting shares is entitled to notice of and to attend all shareholders' meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote, and for all purposes will be entitled to one vote for each subordinate voting share held. Upon Fairfax's liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the subordinate voting shares, without preference or distinction, are entitled to receive ratably all of Fairfax's assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred shares and any other prior ranking shares. The holders of subordinate voting shares have no pre-emptive, subscription or redemption rights. The rights, preferences and privileges of the subordinate voting shares are subject to the rights of the holders of preferred shares.

Restrictions on Certain Transactions

        In the event that Fairfax effects an amalgamation, arrangement, consolidation, exchange, merger or other business combination requiring the approval of Fairfax's shareholders entitled to vote thereon (other than a Pro Rata Transaction), the holders of subordinate voting shares will have the right to receive, or the right to elect to receive, (i) the same form of consideration, if any, as the holders of multiple voting shares, and (ii) an amount of consideration at least equal to the value of the highest consideration, if any, on a per share basis as the holders of multiple voting shares are entitled to receive or elect to receive.

        In the event that Fairfax effects a Multiple Voting Share Transaction, the Current Major Shareholders or the Subsequent Major Shareholders, as the case may be, will be entitled to receive, as consideration for each multiple voting share, only one subordinate voting share in respect of the Multiple Voting Share Transaction. For greater certainty, the Current Major Shareholders or the Subsequent Major Shareholders, as the case may be, will in no event be entitled to receive, directly or indirectly, any economic premium, additional payment or collateral benefit in connection therewith.

Multiple Voting Shares

        The holders of multiple voting shares are entitled to receive dividends as and when declared by Fairfax's board of directors, subject to the preference of holders of preferred shares. A holder of multiple voting shares is entitled to notice of and to attend all shareholders' meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote, and for all purposes will be entitled to fifty votes for each multiple voting share held. Upon Fairfax's liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the multiple voting shares, without preference or distinction, are entitled to receive ratably all of Fairfax's assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred shares and any other prior ranking shares. The holders of multiple voting shares have no pre-emptive, subscription or redemption rights. Multiple voting shares are convertible at any time into subordinate voting shares on the basis of one subordinate voting share for each multiple voting share being converted. The rights, preferences and privileges of the multiple voting shares are subject to the rights of the holders of preferred shares.

        Notwithstanding any other provision to the contrary, the aggregate number of votes attached to all of the outstanding multiple voting shares at any particular time will be limited to represent, at such time, no more than the least of:

  (i)
  such number of votes that equals 41.8 percent of the aggregate number of votes (after giving effect to such limitation) attached to all of the issued and outstanding multiple voting shares and subordinate voting shares (the "41.8 percent Limitation");

  (ii)
  such number of votes that, together with the number of votes attached to all subordinate voting shares and any other voting shares of Fairfax beneficially owned by holders of multiple voting shares and all other Relevant Persons in respect of such holders or over which such holders or Relevant Persons exercises control or direction, equals, in the aggregate, 49.9 percent of the aggregate number of votes (after giving effect to such limitation) attached to all of the issued and outstanding multiple voting shares, subordinate voting shares and any other voting shares of Fairfax (the "49.9 percent Limitation"); and

  (iii)
  one less than such number of votes that would result in Fairfax being considered to be controlled by a person or partnership or group of persons or partnerships for purposes of the Tax Act, provided that the multiple voting shares will at no time be entitled to less than one vote per share (the "Control Limitation").

        The votes attached to the multiple voting shares will also be automatically and permanently reduced to one vote per share if:

  (i)
  neither the Current Major Shareholders nor Subsequent Major Shareholders own at least 1,548,000 multiple voting shares, representing 100 percent of the currently outstanding multiple voting shares (the "Qualifying Shareholding");

  (ii)
  Subsequent Major Shareholders did not make an unconditional offer for all of the subordinate voting shares for a consideration per share at least equal to the value of the highest consideration paid by any Subsequent Major Shareholder for any multiple voting share on or before the first date on which Subsequent Major Shareholders become the owners of at least the Qualifying Shareholding; or

  (iii)
  there occurs, at a time when Current Major Shareholders own at least the Qualifying Shareholding:

  (A)
  any issue or disposition of securities of any issuer, other than Permitted Transactions; or

  (B)
  any acquisition, reorganization, recapitalization, redemption, reclassification, exchange, consolidation, amalgamation, arrangement, merger or other transaction materially affecting control of any such issuer or Current Major Shareholder, other than Permitted Transactions, which results in effective control of any Current Major Shareholder being acquired by any person or group of persons who are acting jointly or in concert with respect to the affairs of such issuer or Current Major Shareholder and who did not have effective control prior to such occurrence, and upon or at any time after such occurrence, Current Major Shareholders with respect to which there has been no occurrence since July 1, 1986 do not continue to own at least the Qualifying Shareholding.

        The number of votes attached to the multiple voting shares will automatically but temporarily be reduced to one vote per share for any shareholders' meeting if, during the three months ending ten days prior to the date Fairfax sends notice of the shareholders' meeting, the weighted average trading price in the principal trading market of the subordinate voting shares for any period of thirty consecutive trading days is less than $4.00 per share (subject to adjustment as specified in Fairfax's articles of incorporation).

Shareholder Ratification

        The continued effect of the multiple voting shares carrying 50 votes per share will be subject to ratification by a simple majority of the votes cast by minority holders of subordinate voting shares, voting separately as a class (a "Shareholder Ratification Vote") in the circumstances described below. In determining the simple majority of the minority approval in respect of a Shareholder Ratification Vote, Fairfax will exclude the votes attached to the subordinate voting shares that, to Fairfax's knowledge, or the knowledge of Fairfax's directors or senior officers, after reasonable inquiry, are beneficially owned, or over which control or direction is exercised, by (i) the Current Major Shareholders or Subsequent Major Shareholders, (ii) any associate, insider or affiliate (as defined in the Securities Act (Ontario)) of any person or company referred to in (i); (iii) any affiliate of Fairfax; and (iv) officers and directors of Fairfax and their associates (as defined in the Securities Act (Ontario)).

        A Shareholder Ratification Vote will be required in the following circumstances:

  (i)
  Commencing on August 31, 2015 and ending on December 31, 2020, and every five calendar years thereafter (each, a "Five Year Term"), if the aggregate number of outstanding voting shares on the last day of such period is at least 125 percent of the aggregate number of outstanding voting shares on the first day of such period, a Shareholder Ratification Vote will be required at the next annual meeting of shareholders immediately following the end of such Five Year Term.

  (ii)
  If there was no Shareholder Ratification Vote required in respect of an immediately preceding Five Year Term, if the aggregate number of all issued and outstanding voting shares on the last day of the current Five Year Term is greater than 125 percent of the aggregate number of all voting shares on the first day of the most recent Five Year Term during which a Shareholder Ratification Vote was held (or, if a Shareholder Ratification Vote has never been held, on August 31, 2015), a Shareholder Ratification Vote will be required at the next annual meeting of shareholders immediately following the end of such current Five Year Term.

  (iii)
  If there was no Shareholder Ratification Vote required in respect of an immediately preceding Five Year Term, if the aggregate number of issued and outstanding voting shares on the last day of any calendar year within the current Five Year Term (the "Acceleration Date") is greater than 150 percent of the aggregate number of issued and outstanding voting shares on the first day of the most recent Five Year Term during which a Shareholder Ratification Vote was held (or, if a Shareholder Ratification Vote has never been held, on August 31, 2015), a Shareholder Ratification Vote will be held at the next annual meeting of shareholders following the Acceleration Date (and the next Five Year Term will commence as of January 1 of the calendar year in which the Shareholder Ratification Vote was held).

        Notwithstanding the Shareholder Ratification Vote requirements set out above, Fairfax may, upon approval of the board of directors, including the approval of at least two-thirds of Fairfax's independent directors, elect to hold a Shareholder Ratification Vote prior to the expiry of a current Five Year Term. If such a Shareholder Ratification Vote is held and approved, a new Five Year Term will commence as of January 1 of the calendar year in which the Shareholder Ratification Vote was held, provided that if such Shareholder Ratification Vote is held at a meeting of shareholders at which shareholders approve a specific proposed issuance of subordinate voting shares and the resolution adopted at such meeting so provides, any subordinate voting shares issued pursuant to such approval will be deemed to be outstanding as of the commencement date of that new Five Year Term (as a result, such subordinate voting shares would not count towards the 125 percent and 150 percent dilution tests described above for the new and subsequent Five Year Terms).

        In the event that a Shareholder Ratification Vote is held and not approved, or where at an annual meeting of shareholders a Shareholder Ratification Vote was required to be held but was not held, immediately thereafter and without further act or formality:

  (i)
  the number of votes attached to each multiple voting share will equal the number of votes such that the aggregate number of votes attached to all of the issued and outstanding multiple voting shares as of the date of such Shareholder Ratification Vote or failure to hold the requisite Shareholder Ratification Vote, as the case may be, represents the same percentage of the aggregate number of votes attached to all of the issued and outstanding multiple voting shares and subordinate voting shares as was the case immediately prior to the date on which such Shareholder Ratification Vote was, or was supposed to be, held (including giving effect to the 41.8 percent Limitation, but without giving effect to the 49.9 percent Limitation and the Control Limitation);

  (ii)
  the 41.8 percent Limitation will cease to apply; and

  (iii)
  no further Shareholder Ratification Votes will be required to be held in the future.

        In addition, the continued effect of the multiple voting shares carrying 50 votes per share is also subject to shareholder ratification in the following circumstances:

  (i)
  If Fairfax intends to issue subordinate voting shares representing more than 50 percent of Fairfax's outstanding subordinate voting shares and multiple voting shares in a transaction at any time (a "Special Issuance"), the 50 votes per share attaching to the multiple voting shares will remain in force only if its continuing effect following the Special Issuance has been approved in advance by a majority of the minority shareholder vote (determined on the same basis as a Shareholder Ratification Vote). If the continuing effect of the 50 votes per share attached to the multiple voting shares is so approved, then until the next required Shareholder Ratification Vote has been held, the shares issued pursuant to the Special Issuance will not be included when calculating whether the number of shares outstanding at a certain time is

    125 percent of the aggregate number of voting shares on the first day of the relevant Five-Year Term for the purposes of determining whether a Shareholder Ratification Vote has been triggered or 150 percent of the aggregate number of voting shares on the first day of the relevant Five-Year Term for the purposes of determining whether an accelerated Shareholder Ratification Vote has been triggered. If the continuing effect of the 50 votes per share attached to the multiple voting shares is not so approved (or if no shareholder vote was held, as required) but Fairfax proceeds with the Special Issuance, the number of votes attached to each multiple voting share will equal the number of votes such that the aggregate number of votes attached to all of the issued and outstanding multiple voting shares as of the date of the shareholder meeting at which the ratification vote for the Special Issuance was held (or if no such meeting was held, the date immediately prior to the Special Issuance) represents the same percentage of the aggregate number of votes attached to all of the issued and outstanding multiple voting shares and subordinate voting shares as was the case immediately prior to such date (including giving effect to the 41.8 percent Limitation, but without giving effect to the 49.9 percent Limitation and the Control Limitation).

  (ii)
  If Mr. V. Prem Watsa ceases, for any reason, to serve as a Key Officer of Fairfax (defined to mean the Chairman or Chief Executive Officer), the 50 votes per share attached to the multiple voting shares will remain in force only if its continuing effect following Mr. V. Prem Watsa ceasing to serve as a Key Officer of Fairfax is approved by a majority of the minority shareholder vote (determined on the same basis as a Shareholder Ratification Vote) within five years of the date that Mr. V. Prem Watsa ceases to serve as a Key Officer (a "Shareholder Confirmation Vote"). If the continuing effect of the 50 votes per share attached to the multiple voting shares is not so approved, the number of votes attached to each multiple voting share will equal the number of votes such that the aggregate number of votes attached to all of the issued and outstanding multiple voting shares as of the date of the shareholder meeting at which the Shareholder Confirmation Vote was held (or if no such meeting was held as required, the fifth anniversary of the date Mr. V. Prem Watsa ceased to be a Key Officer) represents the same percentage of the aggregate number of votes attached to all of the issued and outstanding multiple voting shares and subordinate voting shares as was the case immediately prior to the date of such meeting or fifth anniversary, as the case may be (including giving effect to the 41.8 percent Limitation, but without giving effect to the 49.9 percent Limitation and the Control Limitation).

        The shareholder ratification provisions described above and the 41.8 percent Limitation will cease to apply on the first date on which the number of votes attached to all of the issued and outstanding multiple voting shares (without giving effect to any limitations or temporary reductions described above) is equal to less than 41.8 percent of the aggregate number of votes attached to all of the issued and outstanding multiple voting shares and subordinate voting shares.

Modifications to Subordinate Voting Shares and Multiple Voting Shares

        Modifications to the provisions attaching to the multiple voting shares as a class, or to the subordinate voting shares as a class, require: (i) the separate affirmative vote of two-thirds of the votes cast at meetings of the holders of the shares of each class; and (ii) the approval of any stock exchange upon which the subordinate voting shares are listed at such time, if required by the rules of such exchange.

        No subdivision or consolidation of the multiple voting shares or of the subordinate voting shares may take place unless the shares of both classes are subdivided or consolidated at the same time in the same manner and proportion.

        No rights to acquire additional shares or other securities or property of Fairfax will be issued to holders of multiple voting shares or subordinate voting shares unless the same rights are issued at the same time to holders of shares of both classes.

Preferred Shares

        Preferred shares are issuable in series with such rights, privileges, restrictions and conditions as the Fairfax board of directors may determine from time to time. Preferred shares are entitled to priority over the subordinate voting shares and multiple voting shares as to dividends and distributions of assets upon liquidation, dissolution or winding-up. Preferred shares may be convertible into shares of any other series or class of shares if the Fairfax board of directors so determines. Fairfax's board of directors will fix the terms of the series of preferred shares by resolution and will file articles of amendment required under Canadian law before any shares of a series of preferred shares are issued.

        The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to dividends and return of capital in the event of the liquidation, dissolution or winding-up, and will be entitled to a preference over the subordinate voting shares and multiple voting shares and over any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among shareholders for the purpose of winding-up Fairfax's affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up are not paid in full in respect of any series of the preferred shares, the preferred shares of all series will participate ratably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims, the claims of the holders of the preferred shares with respect to return of capital will be paid and satisfied first and any assets remaining thereafter will be applied towards the payment and satisfaction of claims in respect of dividends. The preferred shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the preferred shares as a class over the subordinate voting shares and multiple voting shares and over any other shares ranking junior to the preferred shares as may be determined in the case of such series of preferred shares.

Voting Rights of Preferred Shares

        The prior approval of not less than two-thirds of the votes cast at a meeting of holders of subordinate voting shares is required before Fairfax's board of directors may create any class or series of shares that have voting rights (except as required by law or allowed if dividends are in arrears).

        The holders of Fairfax's preferred shares, Series C through Series N, are not (except as otherwise provided by law and except for meetings of the holders of a particular series) entitled to receive notice of, attend, or vote at, any meeting of Fairfax's shareholders unless and until Fairfax has failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive and whether or not such dividends have been declared and whether or not there are any monies of Fairfax properly applicable to the payment of dividends. In the event of such non-payment, and for only so long as any such dividends remain in arrears, the holders of such series of preferred shares will be entitled to receive notice of and to attend each meeting of Fairfax's shareholders at which directors are to be elected and to one vote for each share of such series held. Upon payment of the entire amount of all dividends in arrears in respect to such series of preferred shares, the voting rights of the holders of such series shall forthwith cease.

Amendment with Approval of Holders of the Preferred Shares

        The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of the preferred shares. The approval of the holders of the preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to the preferred shares as a class or in respect of any other matter requiring the consent of the holders of the preferred shares may be given in such manner as may then be required by Canadian law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the preferred shares or passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the preferred shares duly called for that purpose.

        The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefore and the conduct thereof will be those from time to time prescribed by Fairfax's by-laws with respect to meetings of shareholders, or if not so prescribed, as required by Canadian law as in force at the time of the meeting. On every poll taken at every meeting of the holders of the preferred shares as a class, or at any joint meeting of the holders of two or more series of preferred shares, each holder of preferred shares entitled to vote at such meeting will have one vote in respect of each preferred share held.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred shares may be redeemable at any time, in whole or in part, at Fairfax's option or the holder's, or may be subject to mandatory redemption.

        Any restriction on the repurchase or redemption by Fairfax of the preferred shares while Fairfax is in arrears in the payment of dividends will be described in the applicable prospectus supplement.

        Any partial redemptions of preferred shares will be made in a way that Fairfax's board of directors decides is equitable.

        Unless Fairfax is default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

        Holders of each series of preferred shares will be entitled to receive dividends when, as and if declared by Fairfax's board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set out in the applicable prospectus supplement relating to each series of preferred shares. Dividends will be payable to holders of record of preferred shares as they appear on Fairfax's books on the record dates fixed by Fairfax's board of directors. Dividends on any series of preferred shares may be cumulative or noncumulative, as set out in the applicable prospectus supplement.

Conversion or Exchange Rights

        The prospectus supplement relating to any series of preferred shares that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for subordinate voting shares, another series of preferred shares or any other securities offered pursuant to this prospectus.

Transfer Agent and Registrar

        The transfer agent, registrar and dividend disbursement agent for the preferred shares will be stated in the applicable prospectus supplement. The registrar for shares of preferred shares will send notice to shareholders of any meetings at which holders of the preferred shares have the right to vote on any matter.

Cumulative 5-Year Rate Reset Preferred Shares, Series C

        The Series C Shares were redeemable at Fairfax's option on December 31, 2014 and are redeemable on December 31 in every fifth year thereafter. Cumulative dividends are payable quarterly at an annual rate of 4.578 percent per annum until December 31, 2019 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 3.15 percent. The Series C Shares are not retractable at the option of the holder. The total number of authorized Series C Shares is 10,000,000, of which 6,016,384 are issued and outstanding as of January 31, 2017. Series C Shares are convertible into Series D Shares on a one-for-one basis on December 31, 2019 and on December 31 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series D

        The Series D Shares are redeemable at Fairfax's option at any time. Cumulative floating rate dividends are payable quarterly at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 3.15 percent. The Series D Shares are not retractable at the option of the holder. The total number of authorized Series D Shares is 10,000,000, of which 3,983,616 are issued and outstanding as of January 31, 2017. Series D Shares are convertible into Series C Shares on a one-for-one basis on December 31, 2019 and on December 31 in every fifth year thereafter, subject to certain conditions.

Cumulative 5-Year Rate Reset Preferred Shares, Series E

        The Series E Shares were redeemable at Fairfax's option on March 31, 2015 and are redeemable on March 31 in every fifth year thereafter. Cumulative dividends are payable at an annual rate of 2.91 percent per annum until March 31, 2020 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 2.16 percent. The Series E Shares are not retractable at the option of the holder. The total number of authorized Series E Shares is 10,000,000, of which 3,967,134 are issued and outstanding as of January 31, 2017. Series E Shares are convertible into Series F Shares on a one-for-one basis on March 31, 2020 and on March 31 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series F

        The Series F Shares are redeemable at Fairfax's option at any time. Cumulative floating rate dividends are payable quarterly at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 2.16 percent. The Series F Shares are not retractable at the option of the holder. The total number of authorized Series F Shares is 10,000,000, of which 3,572,044 are issued and outstanding as of January 31, 2017. Series F Shares are convertible into Series E Shares on a one-for-one basis on March 31, 2020 and on March 31 in every fifth year thereafter, subject to certain conditions.

Cumulative 5-Year Rate Reset Preferred Shares, Series G

        The Series G Shares were redeemable at Fairfax's option on September 30, 2015 and are redeemable on September 30 in every fifth year thereafter. Cumulative dividends are payable at an annual rate of 3.318 percent per annum until September 30, 2020 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 2.56 percent. The Series G Shares are not retractable at the option of the holder. The total number of authorized Series G Shares is 10,000,000, of which 7,432,952 are issued and outstanding as of January 31, 2017. Series G Shares are convertible into Series H Shares on a one-for-one basis on September 30, 2020 and on September 30 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series H

        The Series H Shares are redeemable at Fairfax's option at any time. Cumulative floating rate dividends are payable at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 2.56 percent. The Series H Shares are not retractable at the option of the holder. The total number of authorized Series H Shares is 10,000,000, of which 2,567,048 are issued and outstanding as of January 31, 2017. Series H Shares are convertible into Series G Shares on a one-for-one basis on September 30, 2020 and on September 30 in every fifth year thereafter, subject to certain conditions.

Cumulative 5-Year Rate Reset Preferred Shares, Series I

        The Series I Shares were redeemable at Fairfax's option on December 31, 2015 and are redeemable on December 31 in every fifth year thereafter. Cumulative dividends are payable at an annual rate of 3.708 percent per annum until December 31, 2020 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 2.85 percent. The Series I Shares are not retractable at the option of the holder. The total number of authorized Series I Shares is 12,000,000, of which 10,465,553 are issued and outstanding as of January 31, 2017. Series I Shares are convertible into Series J Shares on a one-for-one basis on December 31, 2020 and on December 31 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series J

        The Series J Shares are redeemable at Fairfax's option at any time. Cumulative floating rate dividends are payable at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 2.85 percent. The Series J Shares are not retractable at the option of the holder. The total number of authorized Series J Shares is 12,000,000, of which 1,534,447 are issued and outstanding as of January 31, 2017. Series J Shares are convertible into Series I Shares on a one-for-one basis on December 31, 2020 and on December 31 in every fifth year thereafter, subject to certain conditions.

Cumulative 5-Year Rate Reset Preferred Shares, Series K

        The Series K Shares are redeemable at Fairfax's option on March 31, 2017 and on March 31 in every fifth year thereafter. Cumulative dividends are payable quarterly at an annual rate of 5.0 percent per annum until March 31, 2017 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 3.51 percent. The Series K Shares are not retractable at the option of the holder. The total number of authorized Series K Shares is 10,000,000, of which 9,500,000 are issued and outstanding as of January 31, 2017. Series K Shares are convertible into Cumulative Floating Rate Preferred Shares, Series L (the "Series L Shares") on a one-for-one basis on March 31, 2017 and on March 31 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series L

        The Series L Shares are redeemable at Fairfax's option at any time after March 31, 2017. Cumulative floating rate dividends are payable at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 3.51 percent. The Series L Shares are not retractable at the option of the holder. The total number of authorized Series L Shares is 10,000,000, of which none are issued and outstanding as of January 31, 2017. Series L Shares are convertible into Series K Shares on a one-for-one basis on March 31, 2022 and on March 31 in every fifth year thereafter, subject to certain conditions.

Cumulative 5-Year Rate Reset Preferred Shares, Series M

        The Series M Shares are redeemable at Fairfax's option on March 31, 2020 and on March 31 in every fifth year thereafter. Cumulative dividends are payable quarterly at an annual rate of 4.75 percent per annum until March 31, 2020 and thereafter at an annual rate equal to the then current five year Government of Canada bond yield plus 3.98 percent. The Series M Shares are not retractable at the option of the holder. The total number of authorized Series M Shares is 10,000,000, of which 9,200,000 are issued and outstanding as of January 31, 2017. Series M Shares are convertible into Cumulative Floating Rate Preferred Shares, Series N (the "Series N Shares") on a one-for-one basis on March 31, 2020 and on March 31 in every fifth year thereafter, subject to certain conditions.

Cumulative Floating Rate Preferred Shares, Series N

        The Series N Shares are redeemable at Fairfax's option at any time after March 31, 2020. Cumulative floating rate dividends are payable at a rate equal to the then current three-month Government of Canada Treasury Bill yield plus 3.98 percent. The Series N Shares are not retractable at the option of the holder. The total number of authorized Series N Shares is 10,000,000, of which none are issued and outstanding as of January 31, 2017. Series M Shares are convertible into Series N Shares on a one-for-one basis on March 31, 2020 and on March 31 in every fifth year thereafter, subject to certain conditions.

History of Fairfax's Share Capital

2014

        On December 31, 2014, in accordance with the terms of Fairfax's Cumulative 5-Year Rate Reset Preferred Shares, Series C (the "Series C Shares"), which were originally issued on October 5, 2009, holders of 3,983,616 Series C Shares elected to convert their Series C Shares into an equivalent number of Cumulative Floating Rate Preferred Shares, Series D (the "Series D Shares"). Following the conversion, the 3,983,616 Series C Shares were returned to treasury and there remained outstanding 6,016,384 Series C Shares and 3,983,616 Series D Shares.

2015

        On March 3, 2015, Fairfax issued 1,150,000 subordinate voting shares in connection with a public offering of subordinate voting shares and sold through a syndicate of underwriters. The subordinate voting shares were issued at a price of C$650.00 per share for gross proceeds of C$747.5 million.

        On March 3, 2015, concurrently with the offering of subordinate voting shares referred to in the paragraph above, Fairfax issued 9,200,000 Cumulative 5-Year Rate Reset Preferred Shares, Series M (the "Series M Shares") in connection with a public offering and sold through a syndicate of underwriters. The Series M Shares were issued at a price of C$25.00 per share for gross proceeds of C$230 million. The Series M Shares will be convertible, at the option of the holder, into an equivalent number of Cumulative Floating Rate Preferred Shares, Series N on March 31, 2020 and every fifth year thereafter.

        On March 31, 2015, in accordance with the terms of Fairfax's Cumulative 5-Year Rate Reset Preferred Shares, Series E (the "Series E Shares"), which were originally issued on February 1, 2010, holders of 3,572,044 Series E Shares elected to convert their Series E Shares into an equivalent number of Cumulative Floating Rate Preferred Shares, Series F (the "Series F Shares"). Following the

conversion, the 3,572,044 Series E Shares were returned to treasury and there remained outstanding 4,427,956 Series E Shares and 3,572,044 Series F Shares.

        On April 10, 2015, Fairfax issued an aggregate of 19,294 subordinate voting shares to two holders, on a private placement basis, at a price of C$725.85 per share for gross proceeds of approximately C$14 million.

        On September 30, 2015, in accordance with the terms of Fairfax's Cumulative 5-Year Rate Reset Preferred Shares, Series G (the "Series G Shares"), which were originally issued on July 28, 2010, holders of 2,567,048 Series G Shares elected to convert their Series G Shares into an equivalent number of Cumulative Floating Rate Preferred Shares, Series H (the "Series H Shares"). Following the conversion, the 2,567,048 Series G Shares were returned to treasury and there remained outstanding 7,432,952 Series G Shares and 2,567,048 Series H Shares.

        On December 31, 2015, in accordance with the terms of Fairfax's Cumulative 5-Year Rate Reset Preferred Shares, Series I (the "Series I Shares"), which were originally issued on October 5, 2010, holders of 1,534,447 Series I Shares elected to convert their Series I Shares into an equivalent number of Cumulative Floating Rate Preferred Shares, Series J (the "Series J Shares"). Following the conversion, the 1,534,447 Series I Shares were returned to treasury and there remained outstanding 10,465,553 Series I Shares and 1,534,447 Series J Shares.

2016

         On March 2, 2016, Fairfax issued 1,000,000 subordinate voting shares in connection with a public offering of subordinate voting shares and sold through a syndicate of underwriters. The subordinate voting shares were issued at a price of C$735.00 per share for gross proceeds of C$735 million.

COMPARISON OF SHAREHOLDERS' RIGHTS

        The rights of Fairfax shareholders are governed by Canadian law, including the Canada Business Corporations Act and the Securities Act (Ontario), Fairfax's articles of incorporation and the TSX listing rules. The rights of Allied World shareholders are governed by Swiss law, including the Swiss Code of Obligations, Allied World's articles of association and the NYSE listing rules. The following is a comparison and summary of the material differences between the rights of Fairfax shareholders and those of Allied World shareholders arising from differences between Canadian and Swiss law and between Fairfax's articles of incorporation and Allied World's articles of association.

        This is a summary only and therefore does not contain all the information that may be important to you. For more complete information, you should read the full text of Allied World's articles of association and Fairfax's articles of incorporation as well as all relevant statutes and regulations referred to herein. Fairfax's articles of incorporation are included as an exhibit to the registration statement on Form F-4 with respect to the Offer of which this prospectus is a part and which has been filed with the SEC. Allied World's articles of association, as amended and restated, are included as an exhibit to the current report on Form 8-K of Allied World filed August 2, 2016 with the SEC. See "Where You Can Find Additional Information." Allied World shareholders should consult their legal or other professional advisors with regard to the implications of the exchange of Allied World shares for Fairfax shares as contemplated under the Transactions which may be of importance to them.

Allied World shares	Fairfax shares
CORPORATE GOVERNANCE

Governing Documents. Allied World's articles of association govern the rights of Allied World shareholders and, together with the organizational regulations adopted by Allied World's board of directors, govern the practices and processes of Allied World and Allied World's board of directors.
Governing Documents.    Fairfax's articles of incorporation, as amended from time to time, the CBCA and Fairfax's by-laws govern the rights of holders of Fairfax's shares.
Under the CBCA, the constating documents consist of (i) the "articles of incorporation", which set out, among other things, the name of the corporation, the province in which the corporation's registered office is located, the authorized share capital including any rights, privileges, restrictions and conditions thereon, whether there are any restrictions on the transfer of shares of the corporation, the number of directors (or the minimum and maximum number of directors), any restrictions on the business that the corporation may carry on and other provisions such as the ability of the directors to appoint additional directors between annual meetings, and (ii) the "by-laws", which govern the management of the corporation.

Allied World shares	Fairfax shares
SHARE CAPITAL

Registered and Issued Shares.    As at the date of this prospectus, Allied World's fully paid up share capital registered in the commercial register of the Canton of Zug, Switzerland, was CHF 387,683,154.70, divided into 94,556,867 fully paid up registered shares with a par value CHF 4.10 each.
Authorized Share Capital.    Under the terms of Allied World's articles of association, as at the date of this prospectus, Allied World's board of directors is authorized to increase the share capital at any time until April 19, 2018, by an amount not exceeding CHF 77,536,629.30 through the issue of a maximum of up to 18,911,373 fully paid up registered shares with a par value of CHF 4.10 each. Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised pre-emptive rights shall be determined by Allied World's board of directors.

Allied World's board of directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties for certain valid reasons defined in Allied World's articles of association.
Conditional Share Capital for Bonds and Similar Debt Instruments. Under the terms of Allied World's articles of association, as at the date of this prospectus, the share capital of Allied World shall be increased by an amount not exceeding CHF 12,300,000 through the issue of a maximum of 3,000,000 registered shares, payable in full, each with a par value of CHF 4.10 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Allied World or its subsidiaries, including convertible debt instruments.
Authorized Share Capital:    Fairfax's authorized share capital consists of an unlimited number of multiple voting shares carrying fifty votes per share (subject to adjustment in accordance with Fairfax's articles of incorporation and subject to certain limitations on the total number of votes represented by the multiple voting shares, including that the votes attached to the multiple voting shares represent no more than 41.8 percent of the votes attached to all of the outstanding multiple voting shares and Fairfax shares), an unlimited number of Fairfax shares carrying one vote per share and an unlimited number of preferred shares, issuable in series.
Issued and Outstanding Shares:    As at January 31, 2017, there were outstanding 1,548,000 multiple voting shares and 23,004,207 Fairfax shares, as well as 6,016,384 Series C preferred shares, 3,983,616 Series D preferred shares, 3,967,134 Series E preferred shares, 3,572,044 Series F preferred shares, 7,432,952 Series G preferred shares, 2,567,048 Series H preferred shares, 10,465,553 Series I preferred shares, 1,534,447 Series J preferred shares, 9,500,000 Series K preferred shares, no Series L preferred shares, 9,200,000 Series M preferred shares and no Series N preferred shares.

Multiple voting shares are convertible at any time into Fairfax shares on the basis of one Fairfax shares for each multiple voting share being converted.

Allied World shares	Fairfax shares
Shareholders' pre-emptive rights are excluded with respect to these shares. Shareholders' advance subscription rights and, if existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of Allied World's board of directors for certain valid reasons and under certain conditions defined in Allied World's articles of association.

Conditional Share Capital for Employee Benefit Plans.    Under the terms of Allied World's articles of association, as at the date of this prospectus, the share capital of Allied World shall be increased by an amount not exceeding CHF 51,660,000 through the issue from time to time of a maximum of 12,600,000 registered shares, payable in full, each with a par value of CHF 4.10, in connection with the exercise of option rights granted to any employee of Allied World or a subsidiary, and any consultant, director or other person providing services to Allied World or a subsidiary.
Shareholders' pre-emptive rights are excluded with regard to the issuance of these shares. These new registered shares may be issued at a price below the current market price. Allied World's board of directors shall specify the precise conditions of issue including the issue price of the shares.
RIGHT OF PURCHASE AND REDEMPTION

Under Swiss law, a company may repurchase its own shares up to a certain limit (generally 10 percent of its share capital with certain exceptions) under certain conditions, including that it must have freely disposable equity in the amount of the purchase price of such shares.
The CBCA permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares, provided that no payment to purchase or otherwise acquire shares issued by it may be made unless the solvency test described below under "Rights to Dividends" is satisfied at the time of, and after, such payment.

Allied World shares	Fairfax shares
Further, under the CBCA, a corporation may, subject to its articles and to the solvency test mentioned below, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that the corporation is or, after the payment, would be unable to pay its liabilities as they become due, or after the payment, the realizable value of the corporation's assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, ratably with or prior to the holders of the shares to be purchased or redeemed.

Under Canadian law, Fairfax is prohibited from acquiring or offering to acquire any Fairfax shares from a holder resident in Canada unless (i) Fairfax commences a formal "issuer bid" under applicable Canadian securities laws; (ii) complies with the requirements under applicable stock exchange rules; or (iii) relies on another exemption under applicable Canadian securities laws. Fairfax is permitted to purchase its Fairfax shares and its outstanding series of preferred shares in accordance Fairfax's normal course issuer bid under applicable TSX rules, which permits Fairfax to make purchases of its shares subject to certain daily and annual purchasing limitations.

Allied World shares	Fairfax shares
VOTING RIGHTS

Voting Rights.    In principle, each Allied World share carries one vote at any general meeting of shareholders. Only shareholders registered in the share register with voting rights are entitled to vote their shares.
According to Allied World's articles of association, no individuals or legal entities shall be registered in Allied World's share register with voting rights for 10 percent or more of the registered share capital recorded in the commercial register (registration restrictions), irrespective of whether the shares are held directly or through "constructive ownership" (as defined in article 14 of Allied World's articles of association) or otherwise controlled. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10 percent shall be registered in the share register as shares without voting rights. Further, no individuals or legal entities who hold registered shares for third parties and state this in writing to Allied World shall be registered as nominees in Allied World's share register, unless the nominee undertakes the obligation to disclose at any time to Allied Word at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.

Allied World's board of directors may in special cases approve exceptions of the above restrictions.
Also, according to Allied World's articles of association, if and so long as there are "controlled shares" representing 10 percent or more of the registered share capital recorded in the commercial register, regardless of the identity of the holder thereof, such "controlled shares" shall be entitled to cast votes at any general meeting of shareholders in the aggregate equal to the number (rounded down to the nearest whole number) obtained from the following formula: [(T ÷ 100) × 10] – 1, where: "T" is the aggregate number of votes conferred by all the registered share capital recorded in the commercial register. According to Allied World's articles of association, "controlled shares" means
Voting Rights.    Each Fairfax share carries one vote per share at all meetings of shareholders except for separate meetings of holders of another class of shares. Each multiple voting share carries fifty votes per share (subject to adjustment in accordance with Fairfax's articles of incorporation and subject to certain limitations on the total number of votes represented by the multiple voting shares, including that the votes attached to the multiple voting shares represent no more than 41.8 percent of the votes attached to all of the outstanding multiple voting shares and Fairfax shares) at all meetings of shareholders except for separate meetings of holders of another class of shares. See also "Description of Fairfax Shares and Articles of Incorporation."

The prior approval of not less than two-thirds of the votes cast at a meeting of holders of Fairfax shares is required before Fairfax may create any class or series of shares that have voting rights (except as required by law or allowed if dividends are in arrears).
The holders of Fairfax's preferred shares, Series C through Series N, are not (except as otherwise provided by law and except for meetings of the holders of a particular series) entitled to receive notice of, attend, or vote at, any meeting of Fairfax's shareholders unless and until Fairfax has failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive and whether or not such dividends have been declared and whether or not there are any monies of Fairfax properly applicable to the payment of dividends. In the event of such nonpayment, and for only so long as any such dividends remain in arrears, the holders of such series of preferred shares will be entitled to receive notice of and to attend each meeting of Fairfax shareholders at which directors are to be elected and to one vote for each share of such series held. Upon payment of the entire amount of all dividends in arrears in respect to such series of preferred shares, the voting rights of the holders of such series shall forthwith cease.

Record Date. Fairfax's board of directors has the right to determine the record date for purposes of

Allied World shares	Fairfax shares
all Allied World shares entitled to vote owned by a person in the aggregate whether directly or due to "constructive ownership", defined as ownership deemed to exist after application of the rules of ownership attribution set out in article 14 of Allied World's articles of association.

Allied World's board of directors is authorized in special cases to allow exceptions from the above limitation on voting rights. The limitation on voting rights does not apply with respect to the votes cast by the independent proxy.
The amendment to article 14 of Allied World's articles of association to permit a holder of 10 percent or more of the Allied World shares to register its Allied World shares in Allied World's share register with full voting rights for all shares held (or any of its affiliates or "controlled persons" as defined in article 14 of Allied World's articles of association (the Articles Amendment) as well as Allied World's board of directors having resolved to register FFH Switzerland and/or any other company controlled and designated by Fairfax in Allied World's share register as shareholder(s) with voting rights with respect to all Allied World shares Fairfax or any of its subsidiaries has acquired or may acquire (with respect to Allied World shares to be acquired in the Offer subject to all other conditions to the Offer having been satisfied or waived), and/or FFH Switzerland and/or any other company controlled and designated by Fairfax having been registered in Allied World's share register as shareholder(s) with voting rights with respect to all Allied World shares acquired are conditions to the offer. See "The Offer—Conditions to the Offer" and "The Merger Agreement—Conditions to Completion of the Offer." To satisfy these conditions, Allied World's board of directors agreed to propose and recommend to its shareholders to amend articles 8 and 14 of its articles of association, conditioned upon completion of the Offer.

Record Date. Allied World's board of directors has the right to determine the record date for purposes of determining which shareholders of record are entitled to vote at a general meeting of shareholders. Pursuant to Swiss law, a record date may not be more than 20 calendar days prior the	determining which shareholders of record are entitled to vote at a meeting of shareholders. Pursuant to applicable Canadian securities laws, a record date must be no fewer than 30 and no more than 60 days prior the date of the meeting of shareholders.
Representation.    Each Fairfax shareholder may be represented at a meeting of shareholders by proxy. The proxy may either be the persons determined by Fairfax in the proxy form or another person chosen by the shareholder, who does not need to itself be a Fairfax shareholder.

Shares with Increased Voting Powers.    Fairfax's board of directors may not create shares with increased voting powers without the approval of 66 2/3 percent of the multiple shares and the subordinate voting shares, each voting separately as a class.
Action by Written Consent. Written resolutions of shareholders of a corporation are permitted under Canadian law, subject to certain limitation under Canadian corporate and securities law and stock exchange rules.

Allied World shares	Fairfax shares
date of the general meeting of shareholders.
Representation.    Each Allied World shareholder may be represented at the general meeting of shareholders by the independent proxy or another person who is authorized by a written proxy and who does not need to be a shareholder.
Shares with Increased Voting Powers.    Allied World's board of directors may not create shares with increased voting powers without the affirmative resolution adopted by Allied World's general meeting of shareholders by a super majority (see below).
Action by Written Consent. Written resolutions of shareholders of a corporation are not permitted under Swiss law.
AMENDMENT TO GOVERNING PROVISIONS

Articles of Association.    The general meeting of shareholders is the supreme corporate body of Allied World with the power to amend Allied World's articles of association. Certain provisions of Allied World's articles of association can only be amended by a super majority (see below). Subject to certain requirements (see below), shareholders may submit a proposal to amend Allied World's articles of association of association without board action.

Organizational Regulations. Any change of or amendment to the organizational regulations shall only be valid if Allied World's board of directors approved such change or amendment with the requisite attendance quorum and majority as set out therein.
Articles of Incorporation.    Under the CBCA, any change to the articles of a corporation must be approved by special resolution, other than a change in the corporation's name from a number name to a verbal name, which change may be effected by the directors. If a proposed amendment requires approval by special resolution (which requires the approval of two thirds majority), the holders of shares of a class (or of a series of a class, if the proposed amendment would affect such series differently from the other series of shares of such class) are entitled to vote separately as a class or series if the proposed amendment affects the class or series as specified in the CBCA, whether or not the class or series otherwise carries the right to vote.

By-Laws. Under the CBCA, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the board of directors of a corporation may make, amend or repeal by-laws provided that any such by-law, amendment or repeal of a by-law must be confirmed at the next meeting of shareholders by the affirmative vote of a majority of the shareholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the shareholders.

Allied World shares	Fairfax shares
RIGHTS TO DIVIDENDS

Under Swiss law, dividends are payable if so resolved by a resolution of the general meeting of shareholders. Allied World's board of directors may propose to the general meeting of shareholders that a dividend be paid but cannot itself resolve on or fix the dividend. Allied World's statutory auditors must confirm that any proposal by Allied World's board of directors to declare a dividend is in accordance with Swiss law and Allied World's articles of association. Subject to certain statutory requirements for the allocation to legal reserves, dividends may be paid by the company if, based on its audited standalone financial statements prepared in accordance with the Swiss Code of Obligations, the company has sufficient distributable profits from previous business years or sufficient free reserves to allow the distribution of a dividend.

Each Allied World share has the same right to dividends resolved by Allied World's general meeting of shareholders.
Under the CBCA, dividends may be declared at the discretion of the board of directors. A corporation may pay a dividend unless there are reasonable grounds for believing that (1) the corporation is, or would after such payment be, unable to pay its liabilities as they become due or (2) the realizable value of the corporation's assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.
Under Fairfax's articles of incorporation, holders of multiple voting shares and Fairfax shares participate equally as to dividends and are entitled to dividends, in equal amounts per share and at the same time, that Fairfax's board of directors may declare out of legally available funds, subject to the preferential dividend rights of the preferred shares.
APPRAISAL RIGHTS

Swiss law does not generally provide for appraisal rights. A squeeze-out merger pursuant to the Swiss Merger Act is a merger where the shareholders of the transferring entity receive compensation other than in the form of shares in the surviving entity. As per article 18 paragraph 5 of the Swiss Merger Act, such a squeeze-out merger requires the approval of 90 percent or more of all shareholders entitled to vote of the transferring entity. Shareholders who consider the compensation to be inadequate could exercise appraisal rights in accordance with Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court at the registered office of the surviving company or of the transferring company. The suit must be filed within two months after the squeeze-out merger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the compensation paid or to be paid to the shareholders of the transferring company in the squeeze-out merger is adequate compensation and, should the court consider the compensation to be inadequate, determine any additional
The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in respect of which such shareholders dissent in connection with specified matters, including: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting; (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; (vii) the carrying out of a going-private transaction or a squeeze-out transaction; and (viii) certain amendments to the

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compensation. Such court's determination would benefit all shareholders of the transferring company in the same legal position. The filing of an appraisal suit will not prevent completion of the squeeze-out merger.	articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.
PRE-EMPTIVE RIGHTS

Under the Swiss Code of Obligations, the prior resolution of a general meeting of shareholders is required to authorize the issue of shares, or rights to subscribe for, or convert rights to shares into, shares of a corporation (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders have pre-emptive rights or advance subscription rights in relation to such shares or rights in proportion to the respective par value of their holdings. Shareholders may, with the affirmative vote of shareholders holding at least two-thirds of the voting rights and the absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting of shareholders, limit or exclude the pre-emptive rights for valid reasons (such as a merger or an acquisition); provided, however, that no shareholder shall be advantaged or disadvantaged without good cause.

Under Allied World's authorized share capital, Allied World's board of directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties for certain valid reasons defined in Allied World's articles of association.
Under Allied World's conditional share capital for bonds and similar debt instruments, the pre-emptive rights of shareholders are excluded. Shareholders' advance subscription rights and, if existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of Allied World's board of directors for certain valid reasons and under certain conditions defined in Allied World's articles of association.
Under Allied World's conditional share capital for employee benefit plans, the pre-emptive rights of shareholders are excluded.
The CBCA provides that if it is so provided in a corporation's articles, no shares of a class shall be issued unless the shares have first been offered to the shareholders of the corporation holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class or series, on such terms as are provided in the articles. Under Fairfax's articles of incorporation, holders of multiple voting shares and Fairfax shares have no preemptive, subscription or redemption rights.

Allied World shares	Fairfax shares
CONVENING OF AND ATTENDANCE AT SHAREHOLDER MEETINGS

Under Swiss law, an ordinary (annual) general meeting of shareholders must be held within six months after the close of the business year. A general meeting of shareholders may be convened by Allied World's board of directors or, if necessary, by Allied World's statutory auditors. A general meeting of shareholders is convened on at least 20 days' prior notice. The notice of a general meeting of shareholders to be published in the Swiss Official Gazette of Commerce must state the matters on the agenda and the proposals of Allied World's board of directors and of those shareholders who have demanded that a general meeting of shareholders be called or that matters be included in the agenda. The annual business report, the compensation report and the auditors' reports must be made available for inspection by the shareholders at the registered office of Allied World at least 20 days prior to the date of the ordinary (annual) general meeting of shareholders. The shareholders are informed of their right of inspection in the notice of the general meeting of shareholders.

Extraordinary general meetings of shareholders shall be called as often as necessary by Allied World's board of directors or, if necessary, by Allied World's statutory auditors as well as in all other cases required by law. One or more shareholders representing at least 10 percent of the share capital may request Allied World's board of directors in writing to call an extraordinary general meeting of shareholders. The request shall contain an agenda, the respective proposals as well as any other information required under applicable laws and stock exchange rules.
Under Swiss law, shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 or more may request that an item be put on the agenda. According to Allied World's articles of association, such demands must be in writing and specify the items and the proposals and have to be submitted to the chairman of Allied World's board of directors up to 60 days before the date of the general meeting of shareholders.
Under the CBCA, the board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation's preceding financial year. Under applicable stock exchange rules, the annual meeting of shareholders must be held within 6 months of the end of the corporation's preceding financial year. The corporation may apply to a Canadian court for an order extending the time for calling an annual meeting (Fairfax, as a public company, would also have to apply for an exemption under applicable stock exchange rules).
Meetings of shareholders must typically be held at a location within Canada as determined by the directors or at a place outside Canada as specified in the articles.
Under the CBCA, shareholders are entitled to vote only the shares held by them on the record date or the deemed record date, as the case may be. The directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of the meeting of shareholders, but the record date must not precede by more than 60 days or less than 30 days the date on which the meeting is to be held. Where a corporation fixes a record date for the determination of shareholders entitled to vote at a shareholders' meeting the corporation shall prepare, no later than ten days after the record date, an alphabetical list of shareholders entitled to vote as of the record date at a meeting for shareholders that shows the number of shares held by each shareholder. If a record date for voting is not fixed, no later than ten days after the close of business on the day notice is to be given or, if no notice is given, the day on which the meeting is held, the corporation shall prepare an alphabetical list of shareholders who are entitled to vote. A shareholder whose name is on the list is entitled to vote the shares shown opposite the shareholder's name at the meeting to which the list relates.

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Presence Quorum: According to Allied World's articles of association, the general meeting of shareholders can validly pass resolutions if two or more persons present in person and representing in person or by proxy in excess of 50 percent of the total issued and outstanding shares are present throughout the meeting.	Public companies incorporated under the CBCA are currently subject to the requirements of National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer, of the Canadian Securities Administrators which provides for minimum notice periods of greater than the minimum 21 day period. Under the CBCA, notice of a meeting of shareholders at which special business is to be transacted shall state the nature of the business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of the special resolution to be submitted at the meeting.
Quorum. Pursuant to Fairfax's by-laws, a quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting who, together, hold or represent by proxy not less than 15 percent of the outstanding Fairfax shares entitled to vote at the meeting.

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RESOLUTIONS OF SHAREHOLDERS

Shareholder Resolutions—Majority Requirements.    Under Swiss law, a resolution passed at a general meeting of shareholders with a supermajority of at least two thirds of the votes represented and the absolute majority of the par value of the shares represented at such meeting is required for: (i) the amendment of the company's corporate purpose; (ii) the creation of shares with privileged voting rights; (iii) the restriction of the transferability of registered shares; (iv) the creation of authorized or conditional share capital; (v) any increase in capital out of equity, against contribution in kind or for the purpose of an acquisition of assets and the grant of special benefits; (vi) the limitation or exclusion of pre-emptive rights of shareholders; (vii) the change of the registered office of the company; and (viii) the dissolution of the company through a liquidation or as a result of a statutory merger. Special quorum rules apply under the Swiss Merger Act to a merger (Fusion), demerger (split-up) (Aufspaltung), spin-off (Abspaltung) or conversion (Umwandlung) of a company.

Pursuant to Allied World's articles of association, a resolution of the general meeting of shareholders passed by at least two thirds of the represented share votes and the absolute majority of the par value of the shares represented is required for the amendment of certain provisions of Allied World's articles of association, such provisions primarily dealing with the registration of a shareholder in Allied World's share register as a shareholder with voting rights, with the exercise of shareholder and voting rights and with the right of shareholders to participate and vote in general meetings of shareholders, the alleviating or withdrawal of restrictions upon the transfer of registered shares, the presence quorum and majority requirements for resolutions of the general meeting of shareholders and the conversion of registered shares into bearer shares and vice versa. In addition, Allied World's articles of association provide for the same super majority for the removal of directors.
Shareholder Resolutions—Majority Requirements.    Under the CBCA, all business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements, auditor's report, election of directors and re-appointment of the incumbent auditor, is deemed to be special business. Under the CBCA, non-extraordinary corporate actions, such as consideration of the financial statements, auditor's report, election of directors and re-appointment of the incumbent auditor require the approval of an ordinary resolution passed by a majority of not less than 50 percent of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution.
Special Shareholder Resolutions. Certain extraordinary corporate actions, such as certain amalgamations, continuances, reorganizations and other extraordinary corporate actions such as liquidations (winding-ups) and arrangements, require approval by special resolution passed by a majority of not less than two-thirds (66 2/3 percent) of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including certain cases a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

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Other resolutions and elections at Allied World's general meeting of shareholders require the approval of the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots are disregarded), unless applicable law or Allied World's articles of association provide otherwise.
EXCLUSIVE AND NON-TRANSFERABLE POWERS OF SHAREHOLDERS' MEETINGS

The following exclusive and non-transferable powers will be vested exclusively in the shareholders' meeting:
(i) to adopt and amend the articles of association;
(ii) to elect and remove (a) the members of Allied World's board of directors, (b) the chairman of Allied World's board of directors, (c) the members of the compensation committee of Allied World's board of directors, (d) Allied World's statutory auditors and (e) the independent proxy and his, her or its substitutes;
(iii) to approve the statutory required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;
(iv) to grant discharge to the members of Allied World's board of directors;
(v) to approve the compensation of the members of Allied World's board of directors and the persons entrusted by Allied World's board of directors in whole or in part with the management of Allied World's business operations (the executive management); and
(vi) to pass resolutions regarding items which are reserved to the general meeting of shareholders by law or by Allied World's articles of association or which are presented to it by Allied World's board of directors.
Under the CBCA, certain extraordinary corporate actions such as amalgamations, continuances, sales of substantially all of the assets of a corporation other than in the ordinary course of business, amendments to the articles of incorporation, liquidations or dissolution require authorization by special resolution, meaning a resolution passed by not less than two-thirds of the votes cast at a special meeting called for the purpose of considering the resolution, or passed by written consent of each shareholder entitled to vote.
The CBCA also provides that the articles of a corporation may by special resolution be amended to, among other things, change its name; change the province in which its registered office is situated; add, change or remove any restriction on the business or businesses that the corporation may carry on; change any maximum number of shares that the corporation is authorized to issue; create new classes of shares; reduce or increase its stated capital, if its stated capital is set out in the articles; change the designation of all or any of its shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued; change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series; divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof; authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and

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conditions thereof; authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series; increase or decrease the number of directors or the minimum or maximum number of directors; or add, change or remove restrictions on the issue, transfer or ownership of shares.
The CBCA also provides that directors may make, amend or repeal any by-laws, but that any such action of the directors is subject to subsequent confirmation by a vote of shareholders.
SHAREHOLDER PROPOSALS

Under Swiss law, shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 or more may request that an item be put on the agenda. According to Allied World's articles of association, such demands must be in writing and specify the items and the proposals and have to be submitted to the chairman of Allied World's board of directors up to 60 days before the date of the general meeting of shareholders.
Pursuant to Allied World's articles of association, no resolution shall be passed on matters proposed only at a general meeting of shareholders and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.
Under the CBCA, shareholder proposals may be submitted by both registered and beneficial shareholders, provided that the shareholder owns and has owned for at least six months prior to the submission of the proposal, directly or beneficially, voting shares equal to at least one percent of the total number of outstanding voting shares of the corporation or have shares whose fair market value is at least $2,000, or the proposal has the support of persons who in the aggregate have owned, directly or beneficially, such number of voting shares for such period.
Under the CBCA, the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon satisfying the technical requirements of the CBCA for making such a requisition, the directors must send notice of a meeting of shareholders to transact the business stated in the requisition.

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SHAREHOLDER SUITS

Under the Swiss Code of Obligations, an individual shareholder may bring an action in the shareholder's own name, for the benefit of the company, against the company's directors, officers or liquidators to recover any damages the company has incurred as a result of an intentional or negligent breach of duties by such directors, officers or liquidators.
Under the CBCA, a current or former registered or beneficial shareholder may apply to a court for leave to bring an action, referred to as a derivative action, in the name of and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. The court must be satisfied that the directors of the corporation or its subsidiary will not bring, diligently prosecute, defend or discontinue the action, that the complainant is acting in good faith and that it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

The CBCA provides that the court in a derivative action may make any order it thinks fit including, without limitation: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.
The CBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant that: (a) any act or omission of the corporation or any of its affiliates effects a result; (b) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (c) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, in each case, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer.

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A complainant means (i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (ii) a director or an officer or a former director of officer of a corporation or of any of its affiliates; (iii) the Director as appointed by the Minister; or (iv) any other person who, in the discretion of the court, is a proper person to make such application.
Because of the breadth of conduct which can be complained of and the scope of a court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy.
RIGHTS OF INSPECTION

Under Swiss law, a shareholder may, upon request, inspect the minutes of general meetings of shareholders, and the annual business report, the compensation report and the auditors' reports must be made available for inspection by shareholders at the company's registered office at least 20 days prior to each ordinary (annual) general meeting of shareholders. Shareholders registered in the share register must be notified of the availability of these documents in writing. Any shareholder may request a copy of these reports in advance of, or after, the relevant ordinary (annual) general meeting of shareholders.
Under Swiss law, a registered shareholder is further entitled to inspect Allied World's share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss corporation may be inspected with the express authorization of Allied World's general meeting of shareholders or by resolution of Allied World's board of directors. At a general meeting of shareholders, any shareholder may request information from Allied World's board of directors concerning Allied World's affairs. Shareholders also may ask Allied World's statutory auditors questions
Under the CBCA, shareholders of a corporation and their personal representatives have the right to inspect copies of the following during the usual business hours of the corporation, free of charge: (i) the articles and by-laws of the corporation, including any amendments, and a copy of any unanimous shareholder agreements, (ii) minutes of meetings and resolutions of shareholders, (iii) a register of directors, and (iv) a securities register. A shareholder has the right to obtain, free of charge, one copy of the articles, by-laws and unanimous shareholders agreement of a corporation, including amendments. Shareholders and creditors of a corporation, their personal representatives, and where the corporation is a distributing corporation, any other person, may require the corporation to furnish a shareholder list to the applicant upon payment of a reasonable fee and delivery of a statutory declaration in the prescribed form.

In addition, under the CBCA, a security holder of a corporation may apply to a court of competent jurisdiction for an order directing that an investigation be made of a corporation or of any affiliated corporation.

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regarding their audit of Allied World. Allied World's board of directors and Allied World's statutory auditors must answer shareholders' questions to the extent necessary for the exercise of shareholders' rights and subject to prevailing business secrets or other material interests of Allied World.
DISCLOSURE OF INTERESTS

Shareholder interests. Under the Swiss Code of Obligations, a company must disclose in the annual business report the identity of shareholders and shareholder groups acting in concert who hold more than 5 percent of the company's voting rights. Such disclosure must be made once a year in the notes to the company's standalone statutory financial statements as published in the company's annual business report.
Shareholder interests. Under applicable Canadian securities laws, a company must disclose in its management information circular the identity of shareholders who hold more than 10 percent of the company's voting rights. Such disclosure must be made at least once per year in the company's management information circular that is mailed to shareholders in connection with the company's annual general shareholders' meeting.

The disclosure obligations under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading and its implementing ordinances are not applicable to Allied World and its shareholders.
Under U.S. federal securities laws, shareholders of Allied World reaching certain share ownership levels must disclose that fact and provide extensive background information in filings with the SEC.
Under U.S. federal securities laws, every officer or director of Allied World, as well as every person owning more than 5 percent of any class of Allied World securities registered under the Exchange Act, must file with the SEC and the NYSE, an initial report of its holdings of all of such securities, and a further report after there has been any change in such holdings.
Under applicable Canadian securities laws, shareholders of Fairfax reaching certain share ownership levels must disclose that fact and provide prescribed information relating to such ownership in filings with the Canadian Securities Administrators. The reporting requirements are reached once a holder acquires a 10 percent or more voting interest in the company. Further reporting is required upon any 2 percent increase or decrease in voting interest thereafter.
Under applicable Canadian securities laws, all directors, officers, 10 percent shareholders and other "reporting insiders" of a public company in Canada are required to file timely insider reports on the System for Electronic Disclosure for Insiders (SEDI), which sets out the ownership by such persons in securities of the company. The insider must file an initial report of its holdings of all of such securities upon becoming a reporting insider of the company, and a further report upon any changes in such holdings.

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Interest of Directors and Officers. Under the CBCA, a director or an officer of a corporation must disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the director or officer (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction.

If a material contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, a director or officer shall disclose, in writing to the corporation or request to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.
A director required to make a disclosure of his or her interest shall not vote on any resolution to approve the contract or transaction unless the contract or transaction (i) relates primarily to his or her remuneration as a director, officer, employee, or agent of the corporation or an affiliate; (ii) is for indemnity or insurance; or (iii) is with an affiliate.
BOARD OF DIRECTORS
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

According to Allied World's articles of association, Allied World's board of directors shall consist of a minimum of three and a maximum of thirteen members. Allied World's shareholders have an exclusive right to change the minimum and the maximum size of the board by amending the articles of association.
Allied World's board of directors is not classified.
Fairfax's articles of incorporation stipulate the board of directors shall be composed of a minimum of three and a maximum of ten directors. The actual number of directors, within that range, is determined by the board of directors from time to time. The CBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Fairfax by special resolution.

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Generally, at least 25 percent of the directors of a CBCA corporation must be resident Canadians. However, if a CBCA corporation has less than four directors, at least one director must be resident Canadian. The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.
COMMITTEES

Allied World's board of directors may delegate the preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the board of directors. Subject to its non-transferable powers, it may further delegate the management of the business or parts thereof and representation of Allied World to one or several of its directors or to third parties. For this purpose, Allied World's board of directors enacts the organizational regulations.

There are currently five Allied World board committees: audit, compensation, enterprise risk, executive, investment and nominating & corporate governance.
Under the CBCA, the board of directors of a corporation may appoint from their number a committee of directors and delegate to such committee any of the powers of the directors.
Under the CBCA, a corporation shall, subject to certain exceptions, have an audit committee composed of not less than three directors of the corporation, a majority of whom are not officers or employees of the corporation or any of its affiliates. Under applicable Canadian securities laws a "reporting issuer" is required to have an audit committee comprised of at least three directors where all members must be "independent" and "financially literate" (within the meaning of applicable Canadian securities laws).

Fairfax currently has three committees of the board: (i) the audit committee, (ii) the governance and nominating committee, and (iii) the compensation committee.

Allied World shares	Fairfax shares
ELECTION

The general meeting of shareholders has the non-transferable and inalienable right to elect the directors and the chairman of the board of directors as well as the members of the compensation committee.
Allied World's articles of association provide that the term of office for each member of the board of directors and compensation committee shall conclude at the day of the next ordinary (annual) general meeting of shareholders (one-year term from ordinary (annual) general meeting of shareholders to the next ordinary (annual) general meeting of shareholders). One-year terms are mandatory under applicable Swiss law. Members of the board of directors and compensation committee may be re-elected.
Under the CBCA, shareholders of a corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election.
Under applicable stock exchange rules, all directors of a Canadian public company are required to stand for election on an annual basis. Accordingly, all directors of Fairfax must stand for election on an annual basis.
RESIGNATION AND REMOVAL

The office of a director is vacated if he or she gives notice of resignation. Only the shareholders may remove a director, and they may do so with or without cause by resolution at a shareholders' meeting where such removal was properly set on the agenda. Pursuant to Allied World's articles of association, a resolution of the general meeting of shareholders passed by at least two thirds of the represented share votes and the absolute majority of the par value of the shares represented is required for the removal of a director.
The CBCA provides that the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office. An ordinary resolution under the CBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The CBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.
VACANCIES

In order to fill any vacancy, a new member of Allied World's board of directors needs to be elected by the general meeting of shareholders.
Pursuant to Allied World's articles of association and Swiss law, Allied World's board of directors at its discretion may appoint a substitute chairman or member of the compensation committee, respectively, in the event that any vacancy on the chairman position or the compensation committee occurs by reason of death, resignation, removal or otherwise. Such substitute shall serve for the remainder of the term of such former chairman or member of the compensation committee, respectively.
Under the CBCA, a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, a quorum of directors may fill a vacancy among the directors, unless the vacancy results from an increase in the number of the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

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VOTING

Presence Quorum.    According to Allied World's organizational regulations, the quorum necessary for the transaction of business at a meeting of Allied World's board of directors shall in principle be a majority of the directors.
Voting.    According to Allied World's organizational regulations, Allied World's board of directors shall pass its resolutions with the majority of the votes cast by the directors present at a meeting at which the presence quorum requirement has been satisfied. In case of a tie of votes, the chairman of the board of directors has the casting vote.

Resolutions in Writing. According to Allied World's organizational regulations, resolutions of Allied World's board of directors may be passed without a meeting by way of written consent by a majority of all directors, provided that no director requests deliberation in a meeting.
Quorum.    Pursuant to Fairfax's by-laws, the quorum necessary for the transaction of business at a meeting of Fairfax's board of directors shall be a majority of the directors.
Voting.    Pursuant to Fairfax's by-laws, at meeting of directors, each director shall have one vote and all matters shall be decided by a majority of votes. In case of an equality of votes, the Chairman of the meeting shall have a second or casting vote.
Resolutions in Writing. Under the CBCA, a resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors.

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DIRECTOR LIABILITY AND INDEMNIFICATION

According to Allied World's articles of association, Allied World shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the board of directors and officers out of the assets of Allied World from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of Allied World, provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed with intent or gross negligence.

Without limiting the foregoing, Allied World shall advance court costs and attorney's fees to the members of the board of directors and officers, except in cases where Allied World itself is plaintiff. Allied World may however recover such advanced cost if a court or another competent authority holds that the member of the board of directors or the officer in question has breached its duties to Allied World.
Allied World may procure directors' and officers' liability insurance for the directors and officers of Allied World. The insurance premiums shall be charged to and paid by Allied World or its subsidiaries.
Under the CBCA, directors who vote for or consent to a resolution authorizing the issue of a share of a corporation for consideration other than money are jointly and severally liable to the corporation to make good any amount by which the consideration received by the corporation is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution, provided that a director is not liable pursuant to the foregoing if he proves he did not know and could not reasonably have known that the share was issued for consideration less than the fair equivalent of the money that the corporation would have received had the share been issued for money. In addition, directors who vote or consent to certain resolutions involving payments or distributions by the corporation contrary to the CBCA are jointly and severally liable to restore to the corporation any amounts so paid and the value of any property so distributed and not otherwise recovered by the corporation. The CBCA permits indemnification of a director or officer, a former director or officer or another individual who acts or acted at the corporation's request as a director or officer of another entity (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if: (i) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The by-laws of Fairfax provide for such indemnification. Under the CBCA, a corporation may also, with the approval of a court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the person is made a party because of the individual's association with the corporation or other entity,

Allied World shares	Fairfax shares
against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (i) and (ii) directly above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of his or her association with the corporation or other entity, if the Indemnifiable Person was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she should have done and fulfills the conditions set out in clauses (i) and (ii) directly above.

Under the CBCA, the corporation may purchase and maintain insurance for the benefit of any of the persons referred to above, against any liability incurred by such persons in (1) the person's capacity as a director or officer of the corporation, or (2) the person's capacity as a director or officer, or similar capacity, of another entity, if the person acts or acted in that capacity at the corporation's request.
Fairfax's by-laws provide that Fairfax shall indemnify a director or officer, a former director or officer or a person who acts or acted at Fairfax's request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by law.
The CBCA does not permit any limitation of a director's liability other than in connection with the adoption of a unanimous shareholder agreement (which is not the case for Fairfax, a public company) that restricts certain powers of the directors.

Allied World shares	Fairfax shares
DUTIES OF DIRECTORS

Allied World's board of directors has the following non-transferable and inalienable duties:
(i) to ultimately manage Allied World and issue the necessary directives;
(ii) to determine the organization;
(iii) to organize the accounting, the financial control, as well as the financial planning if necessary for the administration of Allied World;
(iv) to appoint and remove the persons entrusted with the management and representation of Allied World and to grant signatory power;
(v) to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with Allied World's articles of association, regulations and directives;
(vi) to issue an annual business report and compensation report as well as hold a general meeting of shareholders and to implement the latter's resolutions;
(vii) to inform the judge in the event of over-indebtedness;
(viii) to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;
(ix) to pass resolutions confirming increases in share capital and regarding the amendments to Allied World's articles of association entailed thereby; and
(x) to examine the professional qualifications of the specially qualified auditors in the cases in which the law foresees the use of such auditors.
Further, Allied World's board of directors has the non-transferable and inalienable duty to execute the agreements pursuant to articles 12, 36 and 70 of the Swiss Merger Act.
Subject to the non-transferable and inalienable duties above, Allied World's board of directors may delegate the management of the business or parts thereof and representation of Allied World to one or several of its directors, to committees of Allied World's board of directors or to third parties in accordance with the organizational regulations. Allied World's board of directors did so in its organizational regulations.
The CBCA provides that every director and officer of a corporation governed by the CBCA, in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a corporation governed by the CBCA must comply with the provisions of the CBCA, the regulations thereunder, and the articles and by-laws and any unanimous shareholder agreement of such corporation. No provision in a contract, the articles, the by-laws or any resolution relieves a director or officer from the duty to act in accordance with the CBCA or the regulations thereunder, or relieves him or her of liability for a breach of either, except where an unanimous shareholder agreement restricts the powers of the directors to manage the business and affairs of a corporation in which case the shareholders incur the liabilities of the directors to the extent to which said powers are restricted and the directors are thereby relieved of their duties and liabilities.

Allied World shares	Fairfax shares
Generally, the members of Allied World's board of directors (and the other persons entrusted with the management of Allied World) must fulfil their duties with all due care and must safeguard the interests of the company in good faith. They have to extend equal treatment to shareholders under equal circumstances.
ANTI-TAKEOVER PROVISIONS

Under Swiss law, Allied World's directors have a fiduciary duty to take only those actions that are in the interests, and to omit those actions that are not in the interests, of the company, including anti-takeover measures.
The provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading and its implementing ordinances on public takeover offers (including on defensive measures taken or implemented against such offers) are not applicable to Allied World and its shareholders.
Allied World's articles of association provide for certain registration restrictions and voting limitations (see "—Voting Rights" above). Such provisions may have an anti-takeover effect in that an interested party acquiring shares of 10 percent or more of Allied World's registered share capital may not be able to exercise the voting rights otherwise attributable to the shares in excess of such threshold. For this reason, the Articles Amendment is a condition to the Offer. See "The Offer—Conditions to the Offer" and "The Merger Agreement—Conditions to Completion of the Offer."
The CBCA has no express anti-takeover provisions.
Concurrent with the amendment of Fairfax's articles in 2015, Sixty Two and V. Prem Watsa entered into an agreement with Fairfax which included provisions restricting the sale of the multiple voting shares and prohibiting a holder of multiple voting shares from receiving a premium or additional benefit from the multiple voting shares' special voting rights. Pursuant to those provisions, Sixty Two may not sell any of its multiple voting shares (except to Sixty Two's 75 percent-owned subsidiaries who are similarly bound) unless the buyer makes a concurrent unconditional offer to purchase all of the Fairfax shares for at least an equal consideration per share payable in the same form of consideration.

Allied World shares	Fairfax shares
TRANSACTIONS WITH INTERESTED PARTIES

Under the Swiss Code of Obligations, except for minor business, if a company is entering into a contract with the same person who is representing the company in connection therewith, such contract must be in writing.
Usually, Swiss corporations enact rules on how to deal with conflicts of interest in their articles of association and/or their organizational regulations. Allied World's organizational regulations provide for certain rules in this respect.
Under U.S. federal securities law, as a U.S. public company, Allied World is prohibited from directly or indirectly extending or maintaining credit, or arranging for the extension of credit or renewing any extension of credit, in the form of a personal loan to or for any directors or executive officers.

Rules or policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions ("MI 61-101") in effect in the Provinces of Quebec and Ontario, contain requirements in connection with "related party transactions". Under MI 61-101, a "related party transaction" means a transaction between a corporation whose securities are publicly traded or held by the public (the "issuer") and a person that is a related party of the issuer, within the meaning of MI 61-101, at the time the transaction is agreed to, whether or not there are also other parties to the transaction, as a consequence of which, either through the transaction itself or together with connected transactions, the issuer directly or indirectly:

•

purchases or acquires an asset from the related party for valuable consideration;

•

purchases or acquires, as a joint actor with the related party, an asset from a third party if the proportion of the asset acquired by the issuer is less than the proportion of the consideration paid by the issuer;

•

sells, transfers or disposes of an asset to the related party;

•

sells, transfers or disposes of, as a joint actor with the related party, an asset to a third party if the proportion of the consideration received by the issuer is less than the proportion of the asset sold, transferred or disposed of by the issuer;

•

leases property to or from the related party;

•

acquires the related party, or combines with the related party, through an amalgamation,

•

arrangement or otherwise, whether alone or with joint actors;

•

issues a security to the related party or subscribes for a security of the related party;

Allied World shares	Fairfax shares

•

amends the terms of a security of the issuer if the security is beneficially owned, or is one over which control or direction is exercised, by the related party, or agrees to the amendment of the terms of a security of the related party if the security is beneficially owned by the issuer or is one over which the issuer exercises control or direction;

•

assumes or otherwise becomes subject to a liability of the related party;

•

borrows money from or lends money to the related party, or enters into a credit facility with the related party;

•

releases, cancels or forgives a debt or liability owed by the related party;

•

materially amends the terms of an outstanding debt or liability owed by or to the related party, or the terms of an outstanding credit facility with the related party; or

•

provides a guarantee or collateral security for a debt or liability of the related party, or materially amends the terms of the guarantee or security.
MI 61-101 requires more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered and the inclusion of a summary of the valuation in the proxy material. MI 61-101 also requires that, subject to certain exceptions, an issuer will not engage in a related party transaction unless approval of a majority of the disinterested shareholders of the corporation for the related party transaction is obtained.

MI 61-101 also provides for certain requirements, including valuation and disinterested shareholder approval, for certain business combinations and take-over bids involving related parties.

Allied World shares	Fairfax shares
REPORTING REQUIREMENTS
Under Swiss law, Allied World has the obligation to disclose certain information regarding the remuneration paid to directors, the members of executive management and certain other persons, and regarding certain other relationships with any such person (e.g., loans granted to such persons). Also, Allied World has the obligation to disclose participations of such persons in Allied World.
The reporting requirements under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading and its implementing ordinances are not applicable to Allied World and its shareholders, nor are any reporting requirements under any Swiss stock exchange rules, because Allied World's shares are not listed in Switzerland.

Under U.S. law, as a U.S. reporting company, Allied World must file with the SEC, among other reports and notices:

•

an annual report on Form 10-K within 60 days after the end of each fiscal year;

•

quarterly reports on Form 10-Q within 40 days after the end of each of the first three quarters of the fiscal year; and

•

current reports on Form 8-K upon the occurrence of specified corporate events.
In addition to the foregoing, U.S. federal securities laws require Allied World to furnish (by mail or posting on the internet) the following documents to its shareholders in advance of each annual meeting:

•

an annual report containing audited financial statements; and

•

a proxy statement that complies with the requirements of the Exchange Act

Under Canadian provincial and territorial securities law, as a "reporting issuer", Fairfax is subject to continuous and periodic filing requirements with the Canadian securities regulatory authorities, including among other reports and notices:

•

audited annual financial statements within 90 days of the end of each financial year, together with related notes and management's discussion and analysis thereon;

•

unaudited interim financial statements within 45 days of the end of each financial quarter, together with related notes and management's discussion and analysis thereof; and

•

an annual information form within 90 days of the end of each financial year.
In addition to the foregoing, Canadian provincial and territorial securities laws require Fairfax to furnish (by mail or posting on the internet) to its shareholders in advance of each annual meeting a management proxy circular, which includes disclosure relating to executive and director compensation.
Fairfax is also subject to timely disclosure requirements of material facts and/or material changes by way of issuances of press releases and/or material change reports in accordance with applicable Canadian provincial and territorial securities laws and stock exchange rules.

INTERESTS OF ALLIED WORLD, FFH SWITZERLAND AND FAIRFAX AND
THEIR DIRECTORS AND OFFICERS

Interests of Allied World's Directors and Executive Officers in the Offer

        The Allied World's directors and executive officers have interests in the Offer that are different from, or in addition to, those of other shareholders of the Allied World generally. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the Acceptance Time.

Treatment of Allied World Equity Awards

        Allied World equity awards held by Allied World's directors and executive officers as of the Acceptance Time will be treated at the Acceptance Time as follows:

        Allied World Options.    Each Allied World Option to purchase Allied World shares that is outstanding and unexercised immediately before or as of the Acceptance Time, whether or not exercisable and whether or not vested, will be cancelled and converted into the right to receive an amount in cash amount equal to the product of the excess, if any, of the Equity Award Consideration over the exercise price per share of Allied World shares subject to such Allied World Option and the total number of Allied World shares subject to such Allied World Option. For each Allied World Option, if the applicable exercise price per share of Allied World shares equals or exceeds the Equity Award Consideration, such Allied World Option will be cancelled without payment of any consideration, and all rights with respect to such Allied World Option will terminate as of the Acceptance Time.

        Restricted Stock Units and Performance Awards.    Each Allied World restricted stock unit award subject to time vesting conditions (each, an "Allied World RSU") will become fully vested immediately prior to the Acceptance Time. Each Allied World equity award subject to performance vesting conditions (each, a "Performance Award") will become fully vested immediately prior to the Acceptance Time, subject to the following rules: (i) for each Performance Award for which the performance period is completed prior to the Acceptance Time, the number of Performance Awards that will vest as of immediately prior to the Acceptance Time will be based on actual performance; and (ii) for each Performance Award for which the performance period is not completed prior to the Acceptance Time, the number of Performance Awards that will vest immediately prior to the Acceptance Time will be based on the target of the applicable Performance Award (determined by Allied World's compensation committee). Any Performance Awards that do not vest in accordance with clause (i) or (ii) will be cancelled without consideration. Each Allied World RSU or Performance Award that vests as described in this paragraph will be cancelled as of the Acceptance Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying the Equity Award Consideration and the total number of Allied World shares subject to such equity awards or, to the extent that such equity award is denominated in cash, rather than Allied World shares, the cash amount payable pursuant to such award, as determined in accordance with the Merger Agreement.

        The following table sets forth the amounts that each non-management director and executive officer of Allied World would receive as of the Acceptance Time with respect to vested and unvested Allied World Options that are unexercised, Allied World RSUs, and Performance Awards, assuming vesting of unvested Performance Awards at target level (amounts to be actually received in respect of Performance Awards may deviate from the amounts disclosed below), a per-share Equity Award Consideration of $53.24 (the average closing price of an Allied World share over the first five business

days following the first public announcement of the Merger Agreement) and assuming [    •    ], 2017 as the date of the Acceptance Time.

Options
Name	Vested ($)	Unvested ($)	RSUs ($)	Performance Awards ($)	Total ($)
Non-Management Directors
Barbara T. Alexander	—	—	[•]	—	[•]
Bart Friedman	—	—	[•]	—	[•]
Patricia L. Guinn	—	—	[•]	—	[•]
Fiona E. Luck	—	—	[•]	—	[•]
Patrick de Saint-Aignan	—	—	[•]	—	[•]
Eric S. Schwartz	—	—	[•]	—	[•]
Samuel J. Weinhoff	—	—	[•]	—	[•]
Executive Officers
Scott A. Carmilani	[•]	—	[•]	[•]	[•]
John R. Bender	[•]	—	[•]	[•]	[•]
Thomas A. Bradley	[•]	—	[•]	[•]	[•]
Wesley D. Dupont	[•]	—	[•]	[•]	[•]
Frank N. D'Orazio	[•]	—	[•]	[•]	[•]
John J. Gauthier	[•]	—	[•]	[•]	[•]
Marshall J. Grossack	[•]	—	[•]	[•]	[•]
Louis P. Iglesias	[•]	—	[•]	[•]	[•]
Julian James	[•]	—	[•]	[•]	[•]
John J. McElroy	[•]	—	[•]	[•]	[•]
Kent W. Ziegler	[•]	—	[•]	[•]	[•]

Employment Agreements

        Allied World is party to substantially similar employment agreements with each of its executive officers, other than Mr. Ziegler (who does not have an employment agreement). Pursuant to the employment agreements, the applicable executive officers will be entitled to certain payments and benefits in the event of a termination of employment, as described below.

        The employment agreements terminate in certain circumstances, including upon the one-year anniversary of a notice by Allied World of a termination of the executive officer's employment without "cause," or the one-year anniversary of a notice by the executive officer of termination of employment for any reason, subject to Allied World's ability to place the executive officer on "garden leave" during such notice period. Pursuant to the employment agreements, in the event of delivery of a notice of termination of the executive officer's employment by Allied World without cause or by the executive officer for any reason, the executive officer will be entitled, during the one-year notice period, to the following cash payments: (i) continued payments of base salary; (ii) any unpaid annual bonus with respect to any completed fiscal year, payable in a lump sum and determined using the actual annual bonus or, if the actual annual bonus has not been finalized, the average annual bonus paid in the last two years; (iii) a pro rata annual bonus, payable in a lump sum and determined using the average annual bonus paid in the last two years; and (iv) a full-year annual bonus, payable in a lump sum and determined using the average annual bonus paid in the last two years. In addition, the executive officer will be entitled to participation in Allied World's health and other insurance plans during the one-year notice period. Payment of the amounts and benefits described above is conditioned on the executive officer complying with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and covenants not to compete and not to solicit employees, agents, service providers, customers, suppliers, licensees or business relations of Allied World or its subsidiaries that apply during the one-year notice period. The amounts described above would be payable over time upon termination of employment without regard to the consummation of the Offer and are not enhanced by reason of the Offer.

        The following table shows the aggregate cash payments that would be payable to Allied World's executive officers, other than Mr. Ziegler, in respect of the one-year notice period under their employment agreements if they were to experience a termination of employment by Allied World without cause or to terminate their employment for any reason and be placed on garden leave immediately following the Acceptance Time.

Name	Notice Period Payments ($)(1)
Scott A. Carmilani	[•]
John R. Bender	[•]
Thomas A. Bradley	[•]
Wesley D. Dupont	[•]
Frank N. D'Orazio	[•]
John J. Gauthier	[•]
Marshall J. Grossack	[•]
Louis P. Iglesias	[•]
Julian James	[•]
John J. McElroy	[•]

(1)
Amounts reported were calculated based on annual base salaries for 2016 and average annual bonuses paid with respect to 2016 and 2015.

        The Merger Agreement provides that, during the one-year period following the Acceptance Time, an employee (other than an employee with an employment agreement) whose employment is terminated will be provided with certain payments and benefits provided under Allied World's discretionary employee severance guidelines, pursuant to which Mr. Ziegler would, subject to execution of a release of claims, be entitled to receive the following payments and benefits in the event he were to experience a qualifying termination of employment immediately following the Acceptance Time: (i) a cash payment equal to his base salary and annual bonus, (ii) a pro rata annual bonus (subject to having provided at least three months of service during the applicable bonus period) and (iii) continued participation in Allied World's welfare benefits for a one-year period. The aggregate cash payments that would be payable to Mr. Ziegler, based on his 2016 annual base salary and annual bonus, would be $[    •    ].

Supplemental Executive Retirement Plan

        Each of the Allied World's executive officers participate in the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan, as amended (the "SERP"), pursuant to which Allied World makes annual contributions of up to 10% of annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the Code, as established by the IRS from time to time, with an annual base salary cap of $600,000. A participating executive officer may also voluntarily contribute up to 25% of annual base salary, up to a maximum of $600,000. Pursuant to the SERP, all SERP benefits, other than the Special Contribution described below, will vest and be paid in a lump sum upon the Acceptance Time. The following table sets forth the amounts that each executive officer of Allied World would receive in respect of his SERP account balance at the Acceptance Time,

assuming [    •    ], 2017 as the date of the Acceptance Time and no further investment gains or losses after such date, and excluding any amounts attributable to the Special Contribution.

Name	SERP Account Balance ($)(1)
Scott A. Carmilani	[•]
John R. Bender	[•]
Thomas A. Bradley	[•]
Wesley D. Dupont	[•]
Frank N. D'Orazio	[•]
John J. Gauthier	[•]
Marshall J. Grossack	[•]
Louis P. Iglesias	[•]
Julian James	[•]
John J. McElroy	[•]
Kent W. Ziegler	[•]

(1)
All executive officers other than Messrs. Bradley, Iglesias, James and Ziegler have fully vested SERP account balances. However, under the terms of the SERP, the unvested SERP account balances of Messrs. Bradley, Iglesias, James and Ziegler will be accelerated at the Acceptance Time.

        In addition, the SERP provides for a special one-time Allied World contribution (the "Special Contribution") for certain executive officers that is in addition to the ordinary contributions made by Allied World under the SERP and that is subject to forfeiture in the event an executive officer's employment is terminated prior to January 1, 2020 by Allied World for "cause" or by the executive officer without "good reason" (in each case, as defined in the SERP) as follows: 75% will be forfeited if such termination occurs prior to January 1, 2018, 50% will be forfeited if such termination occurs on or after January 1, 2018 and prior to January 1, 2019 and 25% will be forfeited if such termination occurs on or after January 1, 2019 and prior to January 1, 2020. Vested Special Contributions will be paid in a lump sum on the earliest to occur of an executive officer's termination of employment for any reason, death, "retirement," or "disability" (in each case, as defined in the SERP). Each of Messrs. Bender, Bradley, D'Orazio, Dupont, Gauthier and Iglesias received a Special Contribution of $2,000,000, and Messrs. Grossack and McElroy received Special Contributions of $1,800,000 and $1,700,000, respectively. The Special Contribution for each such executive officer was originally scheduled to be subject to shareholder approval in four equal installments at the 2016, 2017, 2018 and 2019 annual shareholder meetings of Allied World; however, in connection with the Offer, Allied World's shareholders will be asked to approve the 75% of the Special Contribution that remains subject to shareholder approval at an extraordinary general meeting of Allied World's shareholders to be held after the Acceptance Time. Vesting and pay-out of the Special Contribution will be unaffected by the Offer and will be governed by the original terms, including forfeiture conditions, specified in the SERP following the Acceptance Time.

Indemnification and Insurance

        After the Effective Time, Fairfax is obligated to cause the surviving company to indemnify all directors and officers to the fullest extent permitted by law and the Allied World's Articles of Association and ensure the organizational documents of the surviving company contain indemnification provisions at least as favorable as those currently in effect on the date of the Merger Agreement.

        The Merger Agreement provides that the surviving company will maintain the current D&O insurance policy or purchase a tail policy, in either case, for six years following the Closing; provided that, the surviving company will not be required to expend in excess of 300% of the current annual premiums paid by Allied World for such policies, and if such policy would exceed such amount, the surviving company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Quantification of Payments and Benefits to the Allied World's Named Executive Officers

        The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Allied World's named executive officers that is based on or otherwise related to the Offer. For purposes of the table below, Allied World is disclosing information for those individuals, each a named executive officer, who were listed in the "Summary Compensation Table" incorporated by reference in Allied World's Annual Report on Form 10-K, filed February 22, 2016, for the fiscal year ended December 31, 2015. Further information about the compensation disclosed in the table below is set forth in "—Interests of the Allied World's Directors and Executive Officers in the Offer" above. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the Acceptance Time. For purposes of calculating the amounts included in the table below, we have assumed [    •    ], 2017 as the date of the Acceptance Time and a termination of each named executive officer's employment on [    •    ], 2017, immediately following the Acceptance Time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)
Scott A. Carmilani	—	[•]	[•]	—	—	—	[•]
John R. Bender	—	[•]	[•]	—	—	—	[•]
Thomas A. Bradley	—	[•]	[•]	—	—	—	[•]
Wesley D. Dupont	—	[•]	[•]	—	—	—	[•]
Frank N. D'Orazio	—	[•]	[•]	—	—	—	[•]

(1)
As discussed in "—Employment Agreements" above, the named executive officers are entitled to certain cash payments in respect of the one-year notice period under their employment agreements. Such cash payments are not enhanced by reason of, nor conditioned upon the consummation of, the Offer.

(2)
Amounts reported represent the value of accelerated vesting of unvested equity awards held by the named executive officers as of the Acceptance Time. Amounts reported assume a per-share Equity Award Consideration of $53.24 (the average closing price of an Allied World share over the first five business days following the first public announcement of the Merger Agreement, which is the amount that Regulation S-K requires to be used for purposes of this table). The vesting of the equity awards is "single-trigger" (i.e., it is conditioned on the completion of the Offer only). Additional details, including details regarding the timing of such payments and quantification of the amounts each named executive officer would receive in respect of each type of equity award held by the named executive officer as of the Acceptance Time, are set forth in "—Treatment of Company Equity Awards" above.

(3)
As discussed in "—Supplemental Executive Retirement Plan" above, at the Acceptance Time, SERP account balances, other than with respect to the Special Contributions, will vest and be paid out at the Acceptance Time for all employees. Such vesting is "single trigger" (i.e., it is conditioned on the completion of the Offer only). Amounts reported include the value of SERP account balances for Messrs. Bradley, Iglesias, James and Ziegler, for which vesting will be accelerated at the Acceptance Time (all other executive officers have fully vested SERP account balances). Amounts reported also include the Special Contribution amounts for Messrs. Bender, Bradley, D'Orazio and Dupont, which, assuming approval of the 75% of the Special Contribution (including earnings thereon) that remains subject to shareholder approval at an extraordinary general meeting of the Allied World's shareholders to be held after the Acceptance Time, and termination of the named executive officer's employment other than by Allied World for cause or by the named executive officer without good reason, will vest and be paid out at the Acceptance Time. Such vesting is "double trigger" (i.e., it is conditioned on both the completion of the offer and the named executive officer's qualifying termination of employment). Additional details, including details regarding the timing of such payments and the SERP account balances and Special Contribution amounts for each named executive officer, are set forth in "—Supplemental Executive Retirement Plan" above.

        As discussed in "—Employment Agreements" above, the named executive officers are entitled to continued participation in Allied World's health and insurance plans during the one-year notice period under their employment agreements. Such benefits are not enhanced by reason of, nor conditioned upon the consummation of, the Offer.

Interests of Fairfax, FFH Switzerland and their Directors and Executive Officers in the Offer

Certain Other Relationships with Allied World

        Except as described in this prospectus, none of Fairfax, FFH Switzerland, nor, to the best knowledge of Fairfax, any of its directors and executive officers, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Allied World, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set out in this prospectus, there have been no contacts, negotiations or transactions between Fairfax or any of its subsidiaries (including FFH Switzerland), or, to the best knowledge of Fairfax, any of its current directors and executive officers, on the one hand, and Allied World or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Except as described in this prospectus, none of Fairfax or any of its subsidiaries, nor, to the best knowledge of Fairfax, any of its current directors and executive officers, has had any business relationship or transaction with Allied World or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, other than ordinary course of business reinsurance transactions between certain subsidiaries of Fairfax, on the one hand, and certain subsidiaries of Allied World, on the other hand, that are not material, individually or in the aggregate, in substance or amount.

Securities Ownership and Transactions

        As of the date of this prospectus, except as described in this prospectus, neither Fairfax or any of its subsidiaries, nor to the best knowledge of Fairfax, any of its directors or executive officers, beneficially own or has any right to acquire, directly or indirectly, any securities of Allied World; and in the 60 days prior to the date of this prospectus, neither Fairfax or any of its subsidiaries, nor, to the best knowledge Fairfax, any of its directors or executive officers have effected any transactions in securities of Allied World.

Persons/Assets, Retained, Employed, Compensated or Used

        As of the date of this prospectus and except to the extent set out elsewhere in this prospectus, neither Fairfax nor any of its subsidiaries has nor expects to employ or use any officer, class of employees or corporate assets of Allied World in connection with the Offer.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Fairfax shares are listed on the TSX under the symbol "FFH" and Allied World shares are currently listed on the NYSE under the symbol "AWH."

        The table below sets out, for the periods indicated, the per share high and low sales prices for Fairfax shares as reported on the TSX and for Allied World shares as reported on the NYSE. Numbers have been rounded to the nearest whole cent.

	Fairfax shares		Allied World shares(1)
	High	Low	High	Low
	(CAD$)		($)
Year ended December 31
2012	442.00	335.00	28.06	20.27
2013	477.46	352.60	37.76	26.40
2014	620.54	415.01	39.74	31.04
2015	739.00	563.34	45.05	34.82
2016	780.13	586.00	54.00	30.29
Year ended December 31, 2014
First Quarter	487.99	415.01	37.42	31.04
Second Quarter	529.49	462.00	38.13	33.64
Third Quarter	527.58	490.00	39.74	34.37
Fourth Quarter	620.54	496.40	39.19	35.48
Year ended December 31, 2015
First Quarter	739.00	591.50	41.61	36.24
Second Quarter	720.50	604.00	44.16	40.02
Third Quarter	669.43	563.34	45.05	37.48
Fourth Quarter	692.00	641.17	39.70	34.82
Year ending December 31, 2016
First Quarter	780.13	646.03	37.35	30.29
Second Quarter	736.54	637.17	37.68	33.20
Third Quarter	774.90	673.00	42.10	34.35
Fourth Quarter	777.45	586.00	54.00	39.36
Year ending December 31, 2017
January	650.97	601.00	53.86	52.59
February (through February 10, 2017)	625.06	605.21	54.46	52.44

(1)
On May 1, 2014, the Allied World shareholders approved a 3-for-1 stock split of the Allied World shares, which became effective on May 23, 2014. The per share data above reflects the impact of the stock split.

        The table above shows only historical data. The data may not provide meaningful information to Allied World shareholders in determining whether to tender their Allied World shares in the Offer. Allied World shareholders are urged to obtain current market quotations for Fairfax shares and Allied World shares and to review carefully the other information contained in, or incorporated by reference into, this prospectus, when considering whether to tender their Allied World shares in the Offer. For more information, see "Where You Can Find Additional Information."

        The table below sets out the closing price per share of Fairfax shares on the TSX and of Allied World shares on the NYSE on (a) December 16, 2016, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) February 10, 2017 the last practicable trading day prior to the date of this prospectus. The table below also presents the implied equivalent value per share for Allied World shares in US dollars.

        The implied equivalent value of an Allied World share was calculated as the sum of (1) the Cash Consideration, being $5.00, (2) the Fixed Exchange Stock Consideration, being the product of the closing market price per Fairfax share on the applicable date multiplied by 0.030392 translating that amount into US dollars, (3) $30.00, representing the Fixed Value Stock Consideration, and (4) the Special Dividend of $5.00.

	Fairfax shares	Allied World shares	Implied equivalent value per share
	(CAD$)	($)	($)
Date:
December 16, 2016	614.45	45.77	54.00
February 10, 2017	610.84	53.37	54.20

        In calculating the implied equivalent value per Allied World share, amounts in Canadian dollars have been translated into US dollars at a rate of $1.3338 per Canadian dollar, the noon exchange rate published by the Bank of Canada on December 16, 2016, and $0.7649 per Canadian dollar, the noon exchange rate published by the Bank of Canada on February 10, 2017.

        The market prices of Fairfax shares and Allied World shares are likely to fluctuate prior to the Expiration Time and cannot be predicted. Fairfax urges you to obtain current market information regarding Fairfax shares and Allied World shares.

        The following table presents the dividends declared on each Fairfax share and each Allied World share during the periods indicated.

	Fairfax	Allied World(1)
	($)	($)
Year Ended December 31,
2012	10.00	0.625
2013	10.00	0.459
2014	10.00	0.842
2015	10.00	1.005
2016	10.00	1.040
2017 (through February 10, 2017)	10.00	—

(1)
On May 1, 2014, the Allied World shareholders approved a 3-for-1 stock split of the Allied World shares, which became effective on May 23, 2014. The per share data above reflects the impact of the stock split.

LEGAL MATTERS

        The validity of the Fairfax shares to be issued in connection with the Transactions has been passed upon for Fairfax by Torys LLP, Toronto, Ontario, Canada. Fairfax is being advised as to matters of U.S. law in respect of the Transactions by Shearman & Sterling LLP, Toronto, Ontario, Canada and New York, New York. Fairfax is being advised as to matters of Swiss law in respect of the Transactions by Homburger AG, Zurich, Switzerland.

 EXPERTS

        The audited annual consolidated financial statements of Fairfax and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 40-F of Fairfax for the year ended December 31, 2015 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements, and the related consolidated financial statement schedules, incorporated in this prospectus by reference from Allied World's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Allied World's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Allied World files annual, quarterly and current reports, proxy statements and other information with the SEC as required under the Exchange Act. Fairfax files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As Fairfax is a "foreign private issuer" under the rules adopted under the Exchange Act, it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

        You may read and copy any reports, statements or other information of Fairfax or Allied World on file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at www.sec.gov. You may also inspect certain reports and other information concerning Allied World at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also access the SEC filings and obtain other information about Fairfax and Allied World through the websites maintained by Fairfax and Allied World at www.fairfax.ca and www.awac.com, respectively. The information contained on or available through those websites is not incorporated by reference in, or in any way part of, this prospectus.

        Fairfax also files reports, statements and other information with the applicable Canadian securities regulatory authorities. Fairfax's filings are electronically available to the public from SEDAR at www.sedar.com. The information contained on SEDAR is not incorporated by reference into this prospectus, unless otherwise expressly stated herein.

        Fairfax has filed a registration statement on Form F-4 with the SEC to register the Fairfax shares that Allied World shareholders will receive if the Transactions are consummated. This document is part of that registration statement on Form F-4 and constitutes the prospectus of Fairfax. This prospectus does not contain all the information set out in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should read the registration statement on Form F-4 and the exhibits and schedules filed with that registration statement as they contain important information about Fairfax and Allied World and the Fairfax shares.

 SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

        Fairfax is a corporation incorporated under the laws of Canada. Other than Brandon W. Sweitzer, all of Fairfax's directors and executive officers reside outside the United States. A substantial portion of Fairfax's assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Fairfax or those persons or to enforce against Fairfax or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States. Fairfax has been advised by its Canadian solicitors, Torys LLP (as to Canadian law), that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Canada.

WHO CAN HELP ANSWER MY QUESTIONS?

The exchange agent is: [•]
By Mail:	For Notice of Guaranteed Delivery By Facsimile:	By Hand or Overnight Courier, or Other Expedited Service:
[•]	[•]	[•]
The information agent is: [•]

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
between
FAIRFAX FINANCIAL HOLDINGS LIMITED
and
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Dated as of December 18, 2016

A-i

A-ii

A-iii

A-iv

        AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2016 (this "Agreement"), between Fairfax Financial Holdings Limited, a corporation existing under the laws of Canada ("Parent"), and Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland (the "Company").

RECITALS

        WHEREAS, Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to engage in a business combination pursuant to which Parent will acquire all of the registered ordinary shares, par value CHF 4.10 per share, of the Company ("Company Common Shares"), and each holder of Company Common Shares will receive in respect of each Company Common Share an amount of cash and a fraction of a fully paid and nonassessable subordinate voting share, without par value, of Parent ("Parent Share") as set forth herein;

        WHEREAS, as soon as practicable after the date hereof, Parent will (a) form a new wholly-owned British Columbia unlimited liability company ("Canada Sub"), (b) cause Canada Sub to form a new wholly-owned Swiss or Luxembourg limited liability company ("Bid Sub"), (c) cause Bid Sub to form a new direct, wholly-owned Swiss limited liability company ("Merger Sub") and (d) cause each of Canada Sub, Bid Sub and Merger Sub to execute joinders to this Agreement;

        WHEREAS, Parent will cause Bid Sub to commence an exchange offer (as it may be amended from time to time in accordance with this Agreement, the "Offer") to acquire all of the outstanding Company Common Shares, in which Offer each Company Common Share validly tendered and not properly withdrawn would be exchanged for the Offer Price on the terms and subject to the conditions set forth herein;

        WHEREAS, following the consummation of the Offer, subject to the terms and conditions of this Agreement, the parties intend that, in accordance with the laws of Switzerland and the merger agreement, among Bid Sub, Merger Sub and the Company, substantially in the form as mutually agreed between Parent and the Company (the "Merger Agreement"), Merger Sub and the Company shall (and Parent shall cause Merger Sub to) consummate a statutory merger pursuant to which the Company shall be merged with and into Merger Sub (the "Merger"), and Merger Sub shall (and Parent shall cause Merger Sub to) continue as the surviving entity of the Merger, and each Company Common Share (other than Company Common Shares directly or indirectly owned by Parent, Bid Sub or Merger Sub) that is not validly tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive the Offer Price, and each Company Common Share directly or indirectly owned by Parent, Bid Sub or Merger Sub will thereupon be cancelled without any conversion thereof, in each case, on the terms and subject to the conditions set forth herein;

        WHEREAS, the Company's board of directors has (a) determined that it is in the best interests of the Company and the shareholders of the Company, and has adopted and approved, and declared it advisable for the Company to enter into this Agreement and any future agreements implementing the provisions of this Agreement and the Merger Agreement and effect the Articles Amendment, the Board Modification, the Special Dividend Proposal and the Merger, and (b) resolved to recommend that the shareholders of the Company approve and adopt the Articles Amendment, the Board Modification and the Special Dividend Proposal and accept the Offer and tender their Company Common Shares in the Offer;

        WHEREAS, (a) the board of directors of Parent has adopted and approved and declared, and Parent will cause the Boards of Managing Directors (Geschäftsführung) of Bid Sub and Merger Sub to adopt and approve and declare, it advisable to enter into this Agreement and the Merger Agreement (with respect to Bid Sub and Merger Sub only) upon the terms and conditions set forth herein, and (b) the board of directors of Parent has (i) authorized and approved the issuance of Parent Shares in the Offer and the Merger (the "Parent Share Issuance") and (ii) resolved to recommend to its shareholders that the Parent Share Issuance be approved by the shareholders of Parent;

        WHEREAS, as a material inducement to the Company to enter into this Agreement, and simultaneously with the execution of this Agreement, certain shareholders of Parent are entering into an agreement in the form of Annex B (the "Parent Shareholder Voting Agreement");

        WHEREAS, as a material inducement to Parent to enter into this Agreement, pursuant to Section 7.1(c), the Company will use its commercially reasonable efforts to have each of the directors and executive officers of the Company enter into an agreement in the form of Annex C (each, a "Company Shareholder Voting Agreement");

        WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the other transactions contemplated hereby;

        WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that, if the Consideration Threshold is met, the Offer and the Merger shall be treated as a single integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and by approving resolutions authorizing this Agreement and the Merger Agreement, to adopt this Agreement and the Merger Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

        WHEREAS, for Canadian tax purposes, Parent, Bid Sub, Merger Sub and the Company intend that the Merger shall qualify as a foreign merger within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

        Section 1.1 The Offer.

  (a)
  Provided that (i) this Agreement shall not have been terminated in accordance with its terms and (ii) the Company shall have complied with its applicable obligations under Section 1.4, Parent shall use its reasonable best efforts to cause Bid Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the effectiveness of the Parent Registration Statement. For the avoidance of doubt, Parent may consummate the Offer through Bid Sub, its wholly-owned Subsidiary.

  (b)
  The obligation of Bid Sub (and Parent's obligation to cause Bid Sub) to accept for exchange, and exchange the Offer Price for, any Company Common Shares tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Common Shares that, together with any Company Common Shares then directly or indirectly owned by Parent, Bid Sub or Merger Sub, represents at least 90% of all outstanding Company Common Shares (excluding shares held by the Company) (the "Minimum Condition") and (ii) the other conditions set forth in Annex A (the Minimum Condition and such other conditions collectively referred to herein as the "Offer Conditions"). Parent and Bid Sub expressly reserve the right in their sole and absolute discretion to waive any of the Offer Conditions (if such waiver is permitted hereunder) and to modify the terms of the Offer; provided that unless previously approved in writing by the Company in the Company's sole and absolute discretion, (A) the Minimum Condition may not be amended or waived (provided that if all the conditions in Annex A (other than the Minimum Condition and conditions that shall be satisfied on the Closing Date) have been satisfied or (if such waiver is permitted hereunder) waived, Parent may elect, in its sole and absolute discretion, to waive the Minimum Condition down to 66 2/3% of all outstanding Company Common Shares (excluding shares held by the Company)), (B) no change may be made that changes the form of consideration to be paid or decreases the cash per Company Common Share, the number of Company Common Shares sought in the Offer or the number of Parent Shares per Company Common Share and (C) no change may be made that amends in a manner adverse to the holders of Company Common Shares (which, for the avoidance of doubt, shall not include any waiver of the Minimum Condition other than in accordance with the proviso in clause (A)), or adds to, the Offer Conditions, provided, that Bid Sub may change the amount of Cash Consideration and Stock Consideration offered as contemplated by and in accordance with this Agreement and (C) except as set forth in Section 1.1(c), the Offer may not be extended.

  (c)
  Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at 10:00 a.m., New York City time, on the twenty-first (21st) Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Subject to the parties' respective termination rights under Section 9.1 (if applicable), (i) if, at the scheduled or extended expiration date of the Offer, any Offer Condition has not been satisfied or waived (if such waiver is permitted hereunder), Bid Sub shall (and Parent shall cause Bid Sub to) extend the Offer for successive periods of ten (10) Business Days each or such other number of Business Days as the parties may agree in order to permit the satisfaction of such Offer Conditions, until the earlier to occur of (x) the satisfaction or waiver (if such waiver is permitted hereunder) of all of the Offer Conditions and (y) the End Date (as may be extended pursuant to Section 9.1(c)), and (ii) Bid Sub shall (and Parent shall cause Bid Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or the New York Stock Exchange (including any successor exchange, "NYSE") applicable to the Offer or any period required by applicable Law. Following the expiration of the Offer, Bid Sub may elect to provide one or more subsequent offering periods (each, a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act and in compliance with all other provisions of applicable Law. The Offer Price payable in respect of each Company Common Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid to the holder thereof in cash and Parent Shares, subject to reduction for any applicable withholding Taxes.

  (d)
  Subject to the foregoing and other applicable Law and upon the terms of and subject to the conditions of the Offer, Bid Sub shall (and Parent shall cause Bid Sub to) accept for exchange, as promptly as permitted under applicable securities Law, and exchange and pay for, or cause to be exchanged and paid for, (after giving effect to any required withholding Tax), as promptly as practicable after the date on which Bid Sub first accepts Company Common Shares for exchange pursuant to the Offer (the date and time of such first acceptance, regardless of any Subsequent Offering Periods pursuant to Rule 14d-11 of the Exchange Act, the "Acceptance Time"), all Company Common Shares (i) validly tendered and not withdrawn pursuant to the Offer or (ii) validly tendered in any such Subsequent Offering

    Period. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Parent and Bid Sub expressly reserve the right to delay exchanges of Company Common Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

  (e)
  No fraction of a Parent Share shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu thereof, each tendering Company shareholder who would otherwise be entitled to a fractional Parent Share (after aggregating all fractional Parent Shares that otherwise would have been received by such Company shareholder) shall, upon surrender of (i) certificates registered in the name of such shareholder and representing outstanding Company Common Shares (each, a "Company Certificate") or (ii) evidence of uncertificated shares of Company Common Shares represented by book-entry (each, a "Book-Entry Share"), in each case, be entitled to receive an amount of cash (without interest and subject to the amount of any withholding taxes as contemplated by Section 3.2(i)) rounded to the nearest whole cent determined by multiplying (i) the Acceptance Time Parent Share Price by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that such cash payment in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

  (f)
  The Company agrees that no Company Common Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

  (g)
  On the date of commencement of the Offer, Parent and Bid Sub shall (and Parent shall cause Bid Sub to) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall contain an offer to exchange and a form of related letter of transmittal (collectively, together with any amendments or supplements thereto, the Parent Registration Statement and such other ancillary documents as may be required, the "Offer Documents"). Parent and Bid Sub agree to use reasonable best efforts to, as promptly as practicable on the date of commencement of the Offer: (x) cause the Offer Documents to be disseminated to the Company's shareholders as and to the extent required by applicable U.S. federal and, if applicable, Canadian securities Laws and the Swiss Code of Obligations, (y) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act and (z) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Offer Documents to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act. The Company shall promptly furnish to Parent and Bid Sub in writing all information concerning the Company, its directors, officers and Affiliates as may be required by applicable securities Law or reasonably requested by Parent or Bid Sub for inclusion in the Schedule TO or the other Offer Documents. Parent and Bid Sub shall (and Parent shall cause Bid Sub to) use their reasonable best efforts to: (x) cause the Schedule TO and the other Offer Documents to comply in all material respects with (A) the Securities Act and the Exchange Act, (B) the rules and regulations of the NYSE and the TSX, (C) the rules and regulations of FINRA and (D) the Swiss Code of Obligations, in each case, as applicable. If at any time before consummation of the Offer Parent shall become aware that there has occurred an event that is required to be set forth in an amendment to the Schedule TO or in a supplement to the other Offer

    Documents: (1) Parent shall promptly prepare such an amendment or supplement; and (2) Parent shall promptly file with the SEC and distribute to the shareholders of the Company such amendment or supplement, in each case, as and to the extent required by applicable federal securities Law and the Swiss Code of Obligations. Each of Parent, Bid Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Schedule TO and the other Offer Documents. Without limiting the generality of the foregoing, Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Schedule TO and the other Offer Documents. Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Schedule TO or the other Offer Documents and any request by the SEC or its staff for amendments or supplements to the Schedule TO or the other Offer Documents or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule TO or the other Offer Documents.

  (h)
  Parent shall provide or cause to be provided to the Exchange Agent in accordance with Section 3.2 the funds and Parent Shares necessary to accept for payment, and pay for, any Company Common Shares that Bid Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

  (i)
  If, between the date hereof and the date on which any Company Common Share is accepted for payment and paid for pursuant to the Offer, the Company Common Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

  (j)
  If, between the date hereof and the date on which any Company Common Share is accepted for payment and paid for pursuant to the Offer, the outstanding Parent Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

  (k)
  Unless this Agreement is terminated pursuant to Section 9.1, Bid Sub shall not (and Parent shall cause Bid Sub not to) terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion, except that in the event this Agreement is terminated pursuant to Section 9.1, Bid Sub shall (and Parent shall cause Bid Sub to) promptly (and in any event within twenty-four (24) hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Company Common Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Company Common Shares in the Offer, Bid Sub shall (and Parent shall cause Bid Sub to) promptly return, or cause any depositary acting on behalf of Bid Sub to return, all tendered Company Common Shares to the tendering shareholders of the Company.

        Section 1.2 Parent Shareholder Meeting.

  (a)
  Subject to the terms and conditions of this Agreement, in order to facilitate the transactions contemplated hereby and by the Merger Agreement, Parent shall use reasonable best efforts to (i) seek approval as promptly as practicable from the TSX to the Parent Shareholder Approval being obtained by written consent of the holders of Parent Shares and multiple voting shares of Parent representing more than 50% of the votes attached to all outstanding Parent Shares and multiple voting shares of Parent, voting together, in lieu of holding a Parent Shareholder Meeting (the "Parent Shareholder Written Consent"), and (ii) seek to obtain, in compliance with applicable Law, the Parent Shareholder Written Consent. In the event that the Parent Shareholder Written Consent is not obtained, or the TSX is not willing to grant conditional approval for the listing of the Parent Shares issuable pursuant to the Parent Share Issuance based on the Parent Shareholder Written Consent, then in either case, subject to the terms of this Agreement, Parent shall:

  (i)
  duly call, give notice of, convene and hold the Parent Shareholder Meeting in accordance with Parent's articles of incorporation and by-laws and applicable Laws, on such date and at such time as Parent and the Company agree, but in no event later than 40 days following the date of the mailing of the Proxy Statement, for the purpose of having the shareholders of Parent consider the Parent Share Issuance and will not, unless the Company otherwise consents in writing, cancel the Parent Shareholder Meeting or propose to do so;

  (ii)
  use its reasonable best efforts to solicit from the shareholders of Parent proxies in favor of the approval of the Parent Share Issuance and ensure that all proxies solicited by the Parent and its Representatives in connection with the Parent Shareholder Meeting are solicited in compliance with (i) applicable Law, (ii) its articles of incorporation and by-laws and (iii) the rules and regulations of the TSX; and

  (iii)
  include in the Parent Meeting Materials the Parent Recommendation.

  (b)
  Notwithstanding anything to the contrary set forth in this Agreement, Parent, after consultation with the Company, may (but shall not be required to) adjourn or postpone the Parent Shareholder Meeting if (i) any amendment or supplement to the Parent Meeting Materials required to be provided to Parent's shareholders has not been so provided or (ii) as of the time for which the Parent Shareholder Meeting is originally scheduled there are insufficient shares of Parent represented (either in person or by proxy) at the Parent Shareholder Meeting to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting; provided, however, that Parent shall not adjourn or postpone the Parent Shareholder Meeting pursuant to this Section 1.2(b) more than twice without the prior written consent of the Company. Following the Parent Shareholder Meeting and at or before the Closing, Parent shall deliver to the corporate secretary of the Company a certificate setting forth the voting results from the Parent Shareholder Meeting.

  (c)
  To the extent a Parent Shareholder Meeting is called pursuant to this Section 1.2, each of Parent and the Company shall use commercially reasonable efforts to hold the Parent Shareholder Meeting and the Company Shareholder Meeting, respectively, at the same time and on the same date as the other party.

  (d)
  Notwithstanding anything herein to the contrary herein, if (i) Parent makes a Consideration Mix Change and (ii) because of such Consideration Mix Change the Parent Shareholder Approval is no longer required by applicable Law or the rules and regulations of the TSX, the provisions of this Section 1.2 and Section 1.3 shall immediately terminate and no longer be applicable or of any further force or effect.

        Section 1.3 Parent Meeting Materials.

  (a)
  Parent will ensure that the Parent Meeting Materials comply in all material respects with applicable securities Law and the rules and regulations of the TSX, and, without limiting the generality of the foregoing, that the Parent Meeting Materials (including with respect to any information incorporated therein by reference) will not contain a misrepresentation (within the meaning of applicable Canadian provincial and territorial securities Laws) (other than in each case with respect to any information furnished by the Company) and will provide the shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting.

  (b)
  The Company shall promptly furnish to Parent all information concerning the Company, its directors, officers and Affiliates as may be required by applicable securities Law or the rules and regulations of the TSX for inclusion in the Parent Meeting Materials.

  (c)
  The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Parent Meeting Materials. Without limiting the generality of the foregoing, Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Parent Meeting Materials. Parent will keep the Company reasonably informed in a timely manner of any requests or comments made by the Ontario Securities Commission (the "OSC") or TSX in connection with the Parent Meeting Materials.

  (d)
  The Company and Parent will each promptly notify the other if at any time before the Parent Shareholder Meeting it becomes aware (in the case of the Company only with respect to the Company and in the case of Parent only with respect to Parent) that the Parent Meeting Materials contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other party setting out full particulars thereof. In any such event, the Company and Parent will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Parent Meeting Materials or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

        Section 1.4 Company Actions.

  (a)
  Provided that no Company Recommendation Withdrawal shall have occurred in accordance with Section 7.4(g) and 7.4(h), the Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents. The Company shall instruct its transfer agent to promptly furnish Parent with a true and correct list, as of the most recent practicable date, of the Company's shareholders and their addresses, as well as mailing labels containing such names and addresses, and shall provide to Parent and Bid Sub such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request for purposes of communicating the Offer to the Company's shareholders. Parent and Bid Sub (and their respective Representatives) shall hold all information furnished in accordance with this Section 1.4 in confidence in accordance with the terms and conditions of the Confidentiality Agreement, shall use such information solely in connection with the communication and implementation of the Offer and, if this Agreement shall be terminated in accordance with its terms, promptly return to the Company or destroy any and all copies and any extracts or summaries of such information in their possession or control.

  (b)
  As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC and disseminate to the shareholders of the Company a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, including all exhibits thereto, the "Schedule 14D-9") that, unless a Company Recommendation Withdrawal shall have occurred in accordance with Section 7.4(g) and 7.4(h), shall contain the Company Recommendation. Each of Parent and Bid Sub shall (and Parent shall cause Bid Sub to) promptly furnish to the Company in writing all information concerning Parent and Bid Sub that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9. If at any time before consummation of the Offer the Company shall become aware that there has occurred an event that is required to be set forth in an amendment to the Schedule 14D-9: (1) the Company shall promptly prepare such an amendment or supplement; and (2) the Company shall promptly file with the SEC and distribute to the shareholders of the Company such amendment or supplement, in each case, as and to the extent required by applicable U.S. federal securities Law and the Swiss Code of Obligations. Each of Parent, Bid Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Schedule 14D-9. Without limiting the generality of the foregoing, the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Schedule 14D-9. The Company shall promptly notify Parent in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Schedule 14D-9 and any request by the SEC or its staff for amendments or supplements to the Schedule 14D-9 or for additional information and shall promptly supply Parent with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 14D-9.

  (c)
  The Company agrees (i) to promptly upon Parent's request provide all information about the Company required to be disclosed in the Offer Documents and the Parent Meeting Materials, (ii) to use reasonable best efforts to cause the Company's accountants to promptly deliver to Parent duly executed consents of the Company's accountants to allow Parent to include, or incorporate by reference, in the Parent Registration Statement and the Parent Meeting Materials the Company's financial statements and such accountants' report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents and the Parent Meeting Materials will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC or the Canadian Securities Regulatory Authorities, first published, sent or given to shareholders of the Company or Parent, the Offer expires, the Parent Shareholder Meeting is held or Parent Shares are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents or the Parent Meeting Materials if and to the extent that such information shall have become false or misleading in any material respect.

  (d)
  Prior to the Effective Time, to the extent necessary, the Company (acting through the entire Company board of directors or a special committee of the Company board of directors comprised solely of "independent directors" determined in accordance with Rule 14d-10(d)(2)

    of the Exchange Act) will take all steps that may be necessary or reasonably advisable to cause any employee agreement, plan or arrangement (whether in existence prior to or after the date hereof) pursuant to which consideration is or becomes payable to any officer, director or employee to be unanimously approved by the entire Company board of directors (or by such special committee) as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) of the Exchange Act and to take all actions otherwise necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Section 1.5 Directors.

  (a)
  Effective upon the acceptance for exchange of Company Common Shares pursuant to the Offer, subject to applicable Law and any listing agreement with or rules of the NYSE, Parent shall be entitled to designate the number of directors, rounded to the nearest whole number, on the Company board of directors that equals the product of (i) the total number of directors on the Company board of directors (giving effect to the election of any additional directors pursuant to this Section 1.5(a)), and (ii) a fraction having a numerator equal to the aggregate number of Company Common Shares beneficially owned by Parent or Bid Sub (including Company Common Shares accepted for exchange pursuant to the Offer) and a denominator equal to the total number of Company Common Shares (excluding shares held by the Company as treasury stock or owned by the Company or any of its Subsidiaries). At Parent's request on or after the Acceptance Time, the Company shall (i) seek and accept resignations of incumbent directors and (ii) have such changes registered with the competent Commercial Registry of the Canton of Zug (the "Registrar"). In connection with the designation by Parent of individuals to serve on the Company board of directors, the Company shall, at Parent's request, cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company board of directors and (B) each board of (managing) directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company's board of directors, in each case subject to any limitation imposed by applicable Law (including NYSE rules).

  (b)
  The Company's obligations to propose and recommend the Board Modification pursuant to Sections 1.5(a) and 7.1(c) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and Swiss Law, as applicable. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under this Section 1.5 and Section 7.1(c), so long as Parent has timely provided to the Company in writing any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for the accuracy and completeness of, all such information.

  (c)
  In the event that Parent's designees are elected or appointed to the Company board of directors pursuant to Sections 1.5(a) and 7.1(c), until the Effective Time or, if the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time, until the earlier of the second anniversary of the Acceptance Time and the completion of the Squeeze-Out Merger, the Company board of directors shall have at least two (2) directors who are directors of the Company on the date hereof and who are neither officers of the Company nor shareholders, Affiliates, or associates (within the meaning of the U.S. federal securities Law and the Swiss Code of Obligations) of Parent ("Continuing Directors"), as designated by Parent in its sole and absolute discretion; provided that in such event, if the number of Continuing Directors shall be reduced below two (2), the remaining Continuing Director shall be entitled to designate a person to be elected by the shareholders of the Company to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no other Continuing Director then remains, the other directors shall be entitled to (and shall be directed by Parent to) designate directors to be elected by the shareholders of the Company to fill such vacancies who shall not be officers of the Company or shareholders, Affiliates or associates of Parent, and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement, it being understood and agreed that Parent and the Company shall take such actions which are necessary to elect the respective designated persons as members of the Company board of directors.

  (d)
  Notwithstanding anything in this Agreement to the contrary, following the election of Parent's designees to the Company board of directors pursuant to Section 1.5(a) and until the Effective Time, or, if the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time, until the earlier of the second anniversary of the Acceptance Time and the completion of the Squeeze-Out Merger, any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Bid Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or its shareholders (other than Parent, Bid Sub or their Affiliates), officers, directors or employees, or of any right of the Company under this Agreement, any amendment of the Company's articles of association or organization regulations, any amendment or change to or any other consent or action by the Company board of directors with respect to this Agreement, the Merger Agreement, the Offer or the Merger or any other transaction contemplated hereby or in connection herewith shall only be effected if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office (or by the sole Continuing Director if there shall be only one Continuing Director). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

        Section 1.6 Merger Agreement; Subsequent Company Shareholder Meeting and Subsequent Merger Sub Quota Holder Meeting.

        Solely in the event the Squeeze-Out Condition is satisfied as of immediately prior to the Acceptance Time:

  (a)
  Immediately prior to the Acceptance Time, Bid Sub, Merger Sub and the Company shall (and Parent shall cause Bid Sub and Merger Sub to) execute and deliver to each other the Merger Agreement together with a merger report pursuant to Article 14 Swiss Merger Act (the "Merger Report") and an audit report by a specially qualified auditor pursuant to Article 15 Swiss Merger Act (the "Merger Audit Report"), all on the basis of the audited balance sheet dated December 31, 2016 (or an audited interim balance sheet on such later date as may be required by Law), with the Merger Agreement being subject to the approval by the shareholders of the Company and the quota holder of Merger Sub as well as being subject to information of, or consultation with (as applicable), the employees of the Company pursuant to Article 28 Swiss Merger Act in connection with Article 333a Swiss Code of Obligations (the "Merger Employee Consultation");

  (b)
  In accordance with Article 16 Swiss Merger Act, during a period of 30 days prior to the passing of the resolution by the shareholders of the Company and the quota holder of Merger Sub, the Company and Merger Sub shall (and Parent shall cause Merger Sub to) allow their shareholders and quota holder, respectively, to inspect at the Company's and Merger Sub's respective domicile the following documents of both the Company and Merger Sub: Merger Agreement, Merger Report, Merger Audit Report, annual accounts and annual reports of the preceding three business years (to the extent available), as well as an interim balance sheet (if applicable) (the "Merger Right of Inspection");

  (c)
  Prior to the passing of the resolution by the shareholders of the Company and the quota holder of Merger Sub regarding the approval of the Merger Agreement and the Merger, the Merger Employee Consultation shall take place (i.e., the employees of the Company must be informed of, or consulted on (as applicable), the transfer of employment and their rights associated with such transfer as stipulated in Article 28 (2) Swiss Merger Act). The board of directors of the Company and the board of managing directors of Merger Sub shall (and Parent shall cause Merger Sub to) inform their shareholders' meeting and quota holder's meeting, respectively, about the outcome of the consultation before such resolution is passed;

  (d)
  The Company and Merger Sub shall (and Parent shall cause Merger Sub to) cause a meeting of its shareholders and quota holder, respectively, (in the case of the Company, the "Subsequent Company Shareholder Meeting" and, in the case of Merger Sub, the "Subsequent Merger Sub Quota Holder Meeting") to be duly called and held as soon as reasonably practicable, but in any event within 45 days after the Acceptance Time, for the purpose of voting on (i) the adoption and approval of the Merger Agreement and the Merger and (ii) in the case of the Subsequent Company Shareholder Meeting, the SERP Proposal. The recommendation of the Company's board of directors and Merger Sub's board of managing directors, respectively, that the shareholders of the Company and the quota holder of Merger Sub (as applicable) adopt and approve the Merger Agreement and the Merger and approve the SERP Proposal shall be included in a proxy statement (the "Subsequent Proxy Statement") to be sent to the shareholders of the Company relating to the Subsequent Company Shareholder Meeting and to the quota holder of the Merger Sub relating to the Subsequent Merger Sub Quota Holder Meeting, respectively;

  (e)
  In connection with such meetings pursuant to this Section 1.6, the Company shall, (i) prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Subsequent Proxy Statement and all other proxy materials required by Law for such meeting, (ii) use its reasonable best efforts to obtain the Subsequent Company Shareholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting; and

  (f)
  Parent agrees to, and to cause Bid Sub to, vote all of its Merger Sub shares and Company Common Shares in favor of approval and adoption of the Merger Agreement and approval of the SERP Proposal at the Subsequent Company Shareholder Meeting and the Subsequent Merger Sub Quota Holder Meeting, respectively.

        Section 1.7 Squeeze-Out Merger. In the event the Acceptance Time occurs but the Squeeze-Out Condition is not satisfied as of immediately prior to the Acceptance Time, Parent shall, subject to Section 3.4(b), use its reasonable best efforts to consummate a Squeeze-Out Merger prior to the two-year anniversary of the Acceptance Time, including, without limitation, through one or more Extraordinary Transactions.

ARTICLE II

THE MERGER

        Section 2.1 The Merger; Effective Time. Subject to the provisions of this Agreement and the Merger Agreement, Parent, Bid Sub, Merger Sub and the Company will cause the Merger to become effective under the Swiss Merger Act. The Merger shall become effective at the time of the registration of the Merger in the daily leger of the Commercial Register of the Canton of Zug shown on the excerpt from the Commercial Register issued by the Registrar (the "Certificate of Merger"). The parties agree that they will request the Registrar to provide in the Certificate of Merger that the effective date of the Merger will be the Closing Date (the "Effective Time").

        Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the date (the "Closing Date") that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York NY 10019, unless another place is agreed to in writing by the parties.

        Section 2.3 Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Merger Agreement, the Company shall be merged with and into Merger Sub, with Merger Sub surviving such Merger (the "Surviving Company"). The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a "merger" by absorption (Absorptionsfusion) as such term is understood under the Swiss Merger Act and (b) the Surviving Company shall be deemed to be the "surviving company" (übernehmende Gesellschaft) in accordance with the Swiss Merger Act. Pursuant to article 22 paragraph 1 of the Swiss Merger Act, from and after the Effective Time: (i) the Merger of the Company and Merger Sub and the vesting of their undertaking, property and assets and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; and (iii) the Company will be deleted from the Commercial Register without any winding up with liquidation of the Company within the meaning of articles 736 et seq. of the Swiss Code of Obligations. Upon registration of the Merger in the Commercial Register, the Surviving Company shall either (i) give three notices to the creditors of the Company and Merger Sub by way of publication in the Swiss Gazette of Commerce (SHAB) or (ii) obtain a confirmation by a specially qualified auditor confirming that there are no known or expected claims which cannot be satisfied by the freely available assets of the legal entities involved as required pursuant to Article 25 (2) Swiss Merger Act.

        Section 2.4 Surviving Company Articles of Association and Organizational Regulations. Following the date of this Agreement but prior to the Effective Time, the parties hereto shall agree in good faith on the articles of association and organizational regulations of the Surviving Company.

        Section 2.5 Managing Directors of the Surviving Company. The managing directors of Merger Sub in office immediately before the Effective Time shall be the managing directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        Section 2.6 Reorganization. If the Consideration Threshold is met, this Agreement, together with the Merger Agreement, is intended to constitute a "plan of reorganization" for U.S. federal income tax purposes pursuant to which, for such purposes, the Offer and the Merger shall be treated as a single integrated transaction and shall be treated as a "reorganization" under Section 368(a) of the Code (to which each of Parent and the Company is a party under Section 368(b) of the Code). The Merger is intended to qualify as a foreign merger within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

ARTICLE III

CANCELLATION OF COMPANY SECURITIES; EXCHANGE OF CERTIFICATES

        Section 3.1 Effect on Share Capital. Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Common Shares:

  (a)
  Cancellation of Company Common Shares and Payment of Merger Consideration.    Each Company Common Share issued and outstanding immediately before the Effective Time (other than Company Common Shares owned by the Company or Parent or any of their Subsidiaries) shall be cancelled and converted into the right to receive an amount in cash and Parent Shares equal to the Offer Price (the "Merger Consideration"). Upon such conversion, each Company Common Share shall be cancelled and each holder of a Company Common Share shall thereafter cease to have any rights with respect to such Company Common Share except the right to receive the Merger Consideration, all in accordance with the Swiss Merger Act. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or similar distribution of securities convertible into Parent Shares or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Shares or Company Common Shares having a record date on or following the date hereof and before the Effective Time, it being understood that (i) the intent of such adjustment is to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement and the Merger Agreement before any such change and (ii) nothing in this Section 3.1(a) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Merger Agreement.

  (b)
  Company-Owned or Parent-Owned Securities.    Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are (i) held by the Company as treasury stock immediately before the Effective Time or (ii) owned by the Company or Parent or by any direct or indirect wholly-owned Subsidiary of the Company or Parent, in each case shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

        Section 3.2 Exchange Procedures.

  (a)
  Exchange Agent.    At least five Business Days before the Effective Time, Parent shall designate an exchange and paying agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Company Common Shares issued and outstanding immediately before the Effective Time. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article III, (i) certificates, or at Parent's option, shares in book-entry form representing Parent Shares to be exchanged in the Merger and (ii) cash in an amount sufficient to pay the aggregate Cash Consideration payable under Section 3.1(a) and any cash payable in lieu of fractional shares under Section 3.2(e). Following the Effective Time, Parent shall deposit promptly, or cause to be deposited, with the Exchange Agent cash in respect of any dividends or distributions to which the shareholders of the Company may be entitled under Section 3.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of the Company that have not, as of such date, exchanged their Company Common Shares. Such Merger Consideration and cash so deposited are hereinafter referred to as the "Exchange Fund." No interest shall be paid or accrued for the benefit of holders of the Company Common Shares on cash amounts payable under this Section 3.2. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided that such investments shall be in direct obligations of or fully guaranteed by the United States of America or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be promptly paid to Parent, and any amounts in excess of the amounts payable under Sections 3.2(b), 3.2(c) and 3.2(e) shall be promptly returned to Parent. To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Sections 3.2(b), 3.2(c) and 3.2(e), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments. Except as contemplated by Section 3.2(g), the Exchange Fund shall not be used for any other purpose.

  (b)
  Exchange Procedures.    Promptly following the Effective Time and in any event not later than five Business Days following the Effective Time, Parent or the Surviving Company shall cause the Exchange Agent to mail to each Person who was a shareholder of the Company as of immediately prior to the Effective Time, (i) a letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify at least three Business Days before the Effective Time), and (ii) instructions for use in effecting the surrender of Company Common Shares in exchange for the Merger Consideration. Following the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of the Company in accordance with this Section 3.2, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, a holder of Company Common Shares shall be entitled to receive in exchange therefor (A) a certificate or book-entry representing that number of whole Parent Shares (rounded down) which such shareholder has the right to receive in respect of all Company Common Shares then held by such shareholder, (B) any cash in lieu of fractional shares that such shareholder has the right to receive under Section 3.2(e) and (C) the amount of the Cash Consideration which such shareholder has the right to receive in respect of the Company Common Shares then held by such shareholder of the Company, and any Company Certificate surrendered in respect thereof, shall forthwith be marked as cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, a certificate or book-entry representing the proper number of Parent Shares may be issued to a transferee if the Company Certificate representing such Company Common Shares (if any) is presented to the Exchange Agent, accompanied by documents normally required to evidence and effect such transfer (reasonably satisfactory to Parent) and by reasonable evidence that any applicable stock transfer taxes have been paid.

  (c)
  Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to Parent Shares with a record date on or following the Effective Time shall be paid to any shareholder of the Company holding any unexchanged Company Common Shares with respect to Parent Shares represented thereby, nor shall any Cash Consideration or the cash payment in lieu of fractional shares be paid to any such shareholder under Section 3.2(e), until such shareholder shall exchange such Company Common Shares in accordance with the procedures set forth in this Article III. Following the exchange of any such Company Common Shares in accordance with the procedures set forth in this Article III, such shareholder shall be entitled to receive, in addition to the Merger Consideration set forth in Section 3.1(a), without interest, (i) at the time of such exchange, the amount of any dividends or other distributions with a record date on or following the Effective Time theretofore paid (but withheld under the immediately preceding sentence) with respect to such whole Parent Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or following the Effective Time but before exchange and a payment date after the exchange payable with respect to such whole Parent Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder.

  (d)
  No Further Rights in Company Common Shares.    All Merger Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article III (including any cash paid under this Article III) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of the Company in their capacity as shareholders of the Company before the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books or share registers, respectively, of the Surviving Company of the Company Common Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or to the Surviving Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article III, except as otherwise required by applicable Law.

  (e)
  No Fractional Shares.    Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share shall be issued in connection with the Merger, no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any such fractional share interest and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu thereof any shareholder of the Company who would otherwise have been entitled to a fraction of a Parent Share shall be paid upon surrender of his or her Company Certificates or Book-Entry Shares for exchange (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash in an amount (without interest and subject to the amount of any withholding taxes as contemplated by Section 3.2(i)) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder, or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Acceptance Time Parent Share Price.

  (f)
  Lost, Stolen or Destroyed Certificates.    Subject to applicable Law, if any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required under this Article III in respect of the Company Common Shares represented by such lost, stolen or destroyed Company Certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct or otherwise indemnify Parent in a manner reasonably satisfactory to Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

  (g)
  Termination of Exchange Fund.    Unless a longer period is prescribed by applicable Law or Parent's agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of the Company for one year following the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Shares.

  (h)
  No Liability.    To the extent permitted under applicable Law, any Merger Consideration and any dividends or other distributions payable to any shareholder of the Company in accordance with Section 3.2(c) that remain undistributed to the shareholders of the Company shall be delivered to and become the property of Parent on the Business Day immediately before the day that such property is required to be delivered to any public official under any applicable abandoned property, escheat or similar Law. Notwithstanding anything in the Agreement to the contrary, to the extent permitted under applicable Law, none of Parent, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any shareholder of the Company for any such property delivered to Parent or to a public official under any applicable abandoned property, escheat or similar Law.

  (i)
  Withholding.    The Exchange Agent, Parent, the Company and the Surviving Company (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Exchange Agent, Parent, the Company or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Merger.

        Section 3.3 Treatment of Company Stock Options and Other Company Stock-Based Awards.

  (a)
  At the Acceptance Time, each right to purchase Company Common Shares granted by the Company under the Company Share Plans that is outstanding and unexercised immediately before or as of the Acceptance Time (the "Company Stock Options"), whether or not exercisable and whether or not vested, shall, without any further action on the part of the holder thereof, be cancelled and of no further force or effect as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Shares subject to such Company Stock Option and (ii) the total number of Company Common Shares subject to such Company Stock Option. For each Company Stock Option, if the applicable exercise price per share of Company Common Shares equals or exceeds the Equity Award Consideration, such Company Stock Option shall be cancelled without payment of any consideration, and all rights with respect to such Company Stock Option shall terminate as of the Acceptance Time.

  (b)
  At the Acceptance Time, each Company Restricted Award and each Other Company Award subject to time vesting conditions shall, without any further action on the part of the holder thereof, become fully vested immediately prior to the Acceptance Time. Each Company Restricted Award and each Other Company Award subject to performance vesting conditions (each, a "Performance Award") shall, without any further action on the part of the holder thereof, become fully vested immediately prior to the Acceptance Time, subject to the following rules: (i) for each Performance Award for which the applicable performance period is completed as of immediately prior to the Acceptance Time, the number of Performance Awards that shall vest as of immediately prior to the Acceptance Time shall be based on actual performance, (ii) for each Performance Award for which the applicable performance period is not completed as of immediately prior to the Acceptance Time, notwithstanding anything to the contrary in any agreement, plan or arrangement covering such Performance

    Award, the number of Performance Awards that shall vest as of immediately prior to the Acceptance Time shall be based on the target of the applicable Performance Award (as reasonably determined by the compensation committee of the board of directors of the Company prior to the Acceptance Time), and (iii) each Performance Award that does not vest in accordance with clause (i) or (ii) shall be cancelled and terminated without consideration immediately prior to the Acceptance Time. Each Company Restricted Award and Other Company Award that vests in accordance with this Section 3.3(b) shall, without any further action on the part of the holder thereof, be cancelled and of no further force or effect as of the Acceptance Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the Equity Award Consideration and (y) the total number of Company Common Shares subject to such Company Restricted Award or Other Company Award, as applicable, or, to the extent that an Other Company Award is denominated in cash, rather than in Company Common Shares, the cash amount payable pursuant to such Other Company Award, as determined in accordance with this Section 3.3(b).

  (c)
  Following completion of the current offering period ending on December 31, 2016 (and the share purchase relating thereto), (i) subsequent offering periods under the Company's employee stock purchase plan described in Section 3.3(c) of the Company Disclosure Letter (the "ESPP") shall be suspended for periods prior to the Acceptance Time and (ii) prior to the Acceptance Time, the Company shall provide notice to all participants in the ESPP that the ESPP will be terminated as soon as practicable following the Acceptance Time. ESPP Shares shall be treated as Company Common Shares for all purposes of this Agreement. As used in this Agreement, "ESPP Shares" means Company Common Shares purchased under an ESPP.

  (d)
  Before the Closing, the board of directors of the Company (or the Compensation Committee of the board of directors of the Company) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 3.3; provided that such resolutions and actions shall expressly be conditioned upon the occurrence of the Acceptance Time and shall be of no force and effect if this Agreement is terminated.

  (e)
  Parent shall, or shall cause one of its Subsidiaries to, as applicable, pay to the holders of Company Stock Options, Company Restricted Awards and Other Company Awards the cash amounts described in this Section 3.3, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law with respect to the vesting of the award or making of such payment, on the first payroll date following the Acceptance Time. Such payments shall be made either directly to such holders or, with respect to any holders for which withholding is required, through payroll. To the extent that amounts are withheld or deducted pursuant hereto, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holders of Company Stock Options, Company Restricted Awards and Other Company Awards in respect of which such deduction and withholding was made.

        Section 3.4 Transaction Sequence; Subsequent Merger.

  (a)
  The parties acknowledge and agree that, subject to the conditions and upon the terms set forth in this Agreement, the Transactions will be consummated in the following order:

  i.
  The Acceptance Time shall occur and the Offer shall be consummated; then

  ii.
  The Merger shall be consummated.

In the event the conditions to the Offer have been satisfied or waived (if such waiver is permitted hereunder) but the Squeeze-Out Condition has not been satisfied, the Offer shall be consummated but the Merger shall not be consummated pursuant to the terms of this Agreement and, in such event, this Agreement may be terminated by Parent or the Company immediately after the Acceptance Time pursuant to Section 9.1(m).

  (b)
  In the event the Merger is not consummated pursuant to the terms of this Agreement as contemplated by Section 3.4(a), Parent agrees that, prior to the earlier of the second anniversary of the date of this Agreement and the completion of the Squeeze-Out Merger, Parent shall not, and shall cause its Affiliates not to, consummate an Extraordinary Transaction unless either (i) the consideration paid to the holders of Company Common Shares in such Extraordinary Transaction is the same (including with respect to the mix of consideration) as the Offer Price or (ii) the consummation of such Extraordinary Transaction is conditioned on receipt of the recommendation in favor of such Extraordinary Transaction by a majority of either (x) the Continuing Directors that are members of the Board of Directors of the Company or (y) the members of a special committee of the Board consisting entirely of Continuing Directors. Parent further agrees that any public disclosure by Parent or its Affiliates made prior to the second anniversary of the date of this Agreement proposing an Extraordinary Transaction subject to clause (ii) above will reference that the consummation of any such Extraordinary Transaction will be subject to the receipt of the recommendation referred to in the immediately preceding sentence.

        Section 3.5 Further Assurances. If, at any time before or after the Acceptance Time and the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Acceptance Time and the Effective Time, then Parent, Bid Sub, Merger Sub, the Company, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (a) set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement by the Company (the "Company Disclosure Letter") or (b) disclosed in the Company SEC Reports publicly filed with, or furnished to, the SEC and publicly available on the SEC's EDGAR website on or after January 1, 2015 and on or before December 16, 2016 (excluding any disclosures set forth in any "risk factors" section or constituting "forward-looking statements" disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature) and provided that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure and (ii) the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Sections 4.2 (Capital Structure), 4.3(a) (Authority; Non-Contravention), 4.22 (Opinion of Financial Advisor), 4.23 (Takeover Laws) and 4.24 (Brokers or Finders), the Company hereby represents and warrants to Parent, with respect to itself and its Subsidiaries, as follows. For purposes of this Article IV, references to "the Company" that relate to a time period prior to December 1, 2010 shall, for the time period prior to December 1, 2010, refer to Allied Assurance Company Holdings, Ltd, an exempted company incorporated in Bermuda and its Subsidiaries.

        Section 4.1 Organization, Standing and Power.

  (a)
  Each of the Company and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (b)
  The copies of the Company's articles of association and organizational regulations incorporated by reference in its Form 10-K for the year ended December 31, 2015, are true and complete copies, are in full force and effect and have not been amended or otherwise modified. Neither the Company nor any of its Subsidiaries is in breach of any provision of its articles of association or organizational regulations or other equivalent organizational documents.

        Section 4.2 Capital Structure.

  (a)
  The outstanding Company Common Shares and authorized share capital and conditional share capital as of the date and time set forth in Section 4.2(a) of the Company Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, the "Company Share Plans"), are described in Section 4.2(a) of the Company Disclosure Letter. Excluding shares held by the Company as treasury stock, none of the Company Common Shares, options or warrants are held by the Company or by the Company's Subsidiaries. All of the Company Common Shares have been, and all Company Common Shares reserved for issuance shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or shall be when issued (as the case may be) fully paid and nonassessable and, except as arising under applicable Swiss Law, not subject to preemptive rights and were issued, or will be issued (as the case may be), in compliance in all material respects with all applicable securities Laws. Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date set forth in Section 4.2(a) of the Company Disclosure Letter, the name of each holder thereof and the number of Company Common Shares for which any such warrant, option, restricted stock, restricted stock unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof), and, where applicable for warrants, options, restricted stock, restricted stock units or other equity-related securities, exercise prices, dates of grant, vesting schedules, expiration dates, performance periods, performance targets, and the Company Share Plan, if any, under which such awards were granted.

  (b)
  Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) the Company's Subsidiaries (including such Subsidiaries' jurisdiction of incorporation or organization and the record owners of its outstanding share capital), and (ii) each other Person (other than its Subsidiaries) in which the Company has, or under an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest other than Company Investment Assets in the ordinary course of business. The Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance (other than a Permitted Encumbrance). Other than as a result of ownership of the Company Investment Assets, the Company does not own or have the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, or any interest convertible into or exchangeable or exerciseable for any share capital or other voting securities of, any Person (other than its Subsidiaries).

  (c)
  No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of the Company may vote ("Company Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding.

  (d)
  Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Company Share Plans, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Company Voting Debt or other equity rights of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in the Company or any of its Subsidiaries.

  (e)
  Except for agreements with employees or directors relating to options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Company Share Plans, none of the Company or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of the Company or any of its Subsidiaries. To the Company's Knowledge, as of the date of this Agreement, other than the provisions of the Company's (and its Subsidiaries') articles of association and organizational regulations or equivalent organizational documents there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries. Except in connection with purchases made under the Company's Share Repurchase Program, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of the Company or any of its Subsidiaries.

        Section 4.3 Authority; Non-Contravention.

  (a)
  The Company has all requisite corporate power and authority to enter into this Agreement and the Merger Agreement and, (i) subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby to which it is a party (other than the Merger) and (ii) subject to obtaining the Subsequent Company Shareholder Approval, to consummate the Merger. The execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby to which it is a party have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Merger Agreement or to consummate the transactions contemplated hereby or thereby, subject to obtaining the Company Shareholder Approval and, in the case of the Merger, the Subsequent Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity). Subject to the terms and conditions of this Agreement, the Merger Agreement will be duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) when so executed and delivered, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity). The Required Company Vote is the only vote of the holders of any class or series of the share capital of the Company or other securities necessary to approve this Agreement or approve the transactions to which the Company is a party contemplated hereby (other than the Merger). The Subsequent Company Shareholder Approval is the only vote of the holders of any class or series of the share capital of the Company or other securities necessary to approve the Merger.

  (b)
  Neither the execution, delivery and performance of this Agreement or the Merger Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby to which the Company is a party, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of the Company's articles of association or organizational regulations or the equivalent organizational documents of any of its Subsidiaries, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c) are duly obtained or made and the Company Shareholder Approval and the Subsequent Company Shareholder Approval is obtained, (A) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Company Material Contract, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (c)
  No consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement or the Merger Agreement by the Company or the consummation of the transactions contemplated hereby or thereby to which it is a party, except for (i)(A) compliance with applicable requirements of the Securities Act and the Exchange Act, (B) compliance with the pre-merger notification requirements of the HSR Act, (C) notices, applications, filings, authorizations, Orders, approvals and waivers from the Governmental Entities set forth in Section 4.3(c)(i)(C) of the Company Disclosure Letter which have jurisdiction over enforcement of applicable antitrust or competition Law (other than as set forth in clause (B) above) and such authorizations, Orders or approvals under applicable antitrust or competition Laws of other jurisdictions that the Company and Parent determine to be necessary, pursuant to the obligation to identify Additional Antitrust Approvals, as set forth in Section 7.3, (D) notices, applications, filings, authorizations, Orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in Section 4.3(c)(i)(D) of the Company Disclosure Letter (the notices, applications, filings, authorizations, Orders, approvals and waivers described in clauses (A), (B), (C) and (D), the "Company Transaction Approvals"), (E) the filing with the SEC of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Proxy Statement, and the obtaining from the SEC of such Orders, approvals and clearances as may be required in connection therewith, and (F) compliance with any applicable requirements of the NYSE and (ii) any other consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For the avoidance of doubt, the Company Transaction Approvals do not include any notices, applications, filings, authorizations, Orders, approvals or waivers required to be submitted to or obtained from any Governmental Entities with respect to any acquisition of or investment in Parent, the Company, and/or any of their respective Affiliates by a Person that is not an Affiliate of Parent as of the date of this Agreement.

        Section 4.4 Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

  (a)
  The Company and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2015 (the documents referred to in this Section 4.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC after the date hereof, the "Company SEC Reports"). As of its filing or furnishing date, each Company SEC Report complied, and each such Company SEC Report filed or furnished after the date hereof will comply, (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Report. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

  (b)
  Each Company SEC Report that is a registration statement, as amended, if applicable, filed under the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

  (c)
  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company, as applicable, since January 1, 2015, was accompanied by the certificates required to be filed or submitted by the Company's principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

  (d)
  Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the nine months ended September 30, 2016, as filed with the SEC in its Quarterly Report on Form 10-Q before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since September 30, 2016, in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (x) the Company and its Subsidiaries do not have and (y) since September 30, 2016, the Company and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its consolidated financial statements (or the notes thereto) in accordance with GAAP).

  (e)
  Each of the Company's Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all annual SAP Statements of the Company and its Subsidiaries filed with Governmental Entities for each of the Insurance Subsidiaries of the Company for each quarterly or annual period from and after January 1, 2013, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority. The SAP Statements of the Company were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Subsidiary, and present fairly in all material respects the statutory financial position of such Insurance Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders' equity, as applicable) of such Insurance Subsidiary for the respective periods then ended (subject, in the case of the unaudited SAP Statements of the Company, to normal year-end adjustments). The SAP Statements of the Company complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted by any

    Governmental Entity with respect to any of the SAP Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Entity. The statutory balance sheets and income statements included in the annual SAP Statements of the Company have been audited by the Company's independent auditors, and the Company has delivered or made available to Parent true and complete copies of (i) all audit opinions related thereto for the periods beginning January 1, 2013 through the date hereof, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary, (ii) SAP Statements filed with Governmental Entities for each of its Insurance Subsidiaries from and after January 1, 2013 and (iii) all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it relating to its Insurance Subsidiaries from and after January 1, 2013. Except as is indicated therein, all assets that are reflected on the SAP Statements of the Company comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiaries of the Company and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in the SAP Statements of the Company accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such SAP Statements. Since January 1, 2015, the Company and any of its Subsidiaries that are Lloyd's managing agents, have prepared audited accounts for each syndicate managed by such persons for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd's Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate's position as of the relevant date.

  (f)
  Before the date hereof, the Company has made available to Parent a true and complete copy of its and its Subsidiaries' then current risk management policies and practices (the "Company Risk Policies").

        Section 4.5 Compliance with Applicable Laws and Reporting Requirements.

  (a)
  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries hold in full force and effect all Permits, and the Company and its Subsidiaries are in compliance with the terms and requirements of their Permits and any applicable Laws, (ii) the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all Insurance Laws), (iii) the Company and its Subsidiaries have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws (including Insurance Laws) or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit, (iv) all applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by the Company or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity and (v) subject to obtaining the Company Transaction Approvals, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

  (b)
  (i) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms; (ii) the Company and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) the Company has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

  (c)
  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

  (d)
  Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

  (e)
  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)).

        Section 4.6 Legal and Arbitration Proceedings and Investigations. There is no action, lawsuit, investigation, inquiry, audit, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, arbitration, notice of violation or other proceeding (in each case, whether formal or informal, and whether internal, or by or before any Governmental Entity) (each, an "Action") pending against or threatened in writing against the Company or any of its Subsidiaries, or to the Knowledge of the Company, pending against or threatened in writing against any present or former officer, director, employee, independent contractor, consultant, or other agent of the Company or its Subsidiaries in connection with which the Company or any of its Subsidiaries has an indemnification obligation (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff's or claimant's demands, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 4.7 Taxes.

  (a)
  All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

  (b)
  There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP and Applicable SAP.

  (c)
  The Company and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with GAAP and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

  (d)
  There is no Action now pending or, to the Company's Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Action have been paid in full.

  (e)
  The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

  (f)
  Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases and other than tax sharing agreements between the Company and its Subsidiaries as members of the Company's consolidated group) that will require any payment by the Company or any of its Subsidiaries of any Tax of another Person after the Closing Date.

  (g)
  Neither the Company nor any of its Subsidiaries has (i) entered into a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4 or (ii) been a "material advisor" to any such transaction within the meaning of Section 6111 of the Code.

  (h)
  Neither the Company nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement that is in force waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

  (i)
  None of the Company's Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

  (j)
  Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of a change in accounting method or otherwise.

  (k)
  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date not in the ordinary course of business, or (iii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any Tax period ending on or before the Closing Date.

  (l)
  Neither the Company nor any of its Subsidiaries is a party to a "gain recognition agreement" within the meaning of the United States Treasury Regulations under Section 367 of the Code.

  (m)
  Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

  (n)
  Neither the Company nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction.

  (o)
  Neither the Company nor any of its Subsidiaries has or has ever had a permanent establishment in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized and neither the Company nor any of its Subsidiaries would reasonably be expected to be liable for a material amount of Taxes in any such jurisdiction, other than Taxes not yet due and payable for which an adequate accrual has been established in accordance with GAAP and Applicable SAP.

  (p)
  No material transaction or arrangement involving the Company or any of its Subsidiaries has taken place or is in existence that has resulted, or is reasonably likely to result, in the income, profits or gains of the Company or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws, including tax on the transfer of intangible assets to the Company.

  (q)
  Neither the Company nor any of its Subsidiaries has elected to be a pass through entity for U.S. federal income Tax purposes and neither the Company nor any of its Subsidiaries organized outside of the United States is or has ever been (A) treated as a domestic corporation for any purpose under the Code (including, for the avoidance of doubt, Section 953 of the Code); (B) engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code; or (C) subject to the inversion rules under Section 7874.

  (r)
  Except with respect to Parent's election to increase the Cash Consideration pursuant to a Consideration Mix Change, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Offer and the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.8 Absence of Certain Changes or Events. Since December 31, 2015, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (b) to the date hereof, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Sections 6.1(a), (b), (c), (d), (h), (i) or (solely with respect to the foregoing clauses) (r) had such section been in effect since December 31, 2015.

        Section 4.9 Board Approval. The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has: (a) adopted this Agreement and the Merger Agreement and authorized and approved the Transactions and the other transactions contemplated hereby and thereby, (b) determined that it is in the best interests of the Company and the shareholders of the Company, and has adopted and approved, and declared it advisable for the Company to (i) enter into, this Agreement and the Merger Agreement providing for the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (ii) effect the Articles Amendment and the Special Dividend Proposal and (c) resolved to recommend that the shareholders of the Company approve and adopt the Articles Amendment, the Board Modification and the Special Dividend Proposal at the Company Shareholder Meeting and accept the Offer and tender their Company Common Shares in the Offer and, at the Subsequent Company Shareholder Meeting, adopt and approve the Merger Agreement and the Merger (the "Company Recommendation"), subject to Section 7.4(g), and directed that such matters be submitted for consideration by the shareholders of the Company at the Company Shareholder Meeting or the Subsequent Company Shareholders Meeting, as applicable.

        Section 4.10 Vote Required. The affirmative vote of (i) at least two thirds of all shares represented at the shareholders meeting of the Company which represent the absolute majority of the par values of the shares represented at the meeting of the shareholders of the Company at which a quorum is present in accordance with the articles of association and organizational regulations of the Company, to adopt and approve the Articles Amendment and the Board Modification and (ii) at least a majority of all shares represented at the shareholders meeting of the Company which represent the absolute majority of the par values of the shares represented at the meeting of the shareholders of the Company at which a quorum is present in accordance with the articles of association and organizational regulations of the Company, to adopt and approve the Special Dividend Proposal (collectively, the "Required Company Vote") are the only votes of the holders of the Company's share capital necessary to approve the Transactions and consummate the transactions contemplated hereby to which the Company or any of its Subsidiaries is a party (other than the Merger). The only vote of the shareholders of the Company required to adopt the Merger Agreement and approve the Merger (the "Subsequent Company Shareholder Approval") is the affirmative vote of at least 90% of all outstanding Company Common Shares (excluding shares held by the Company) as required pursuant to Article 18 (5) Swiss Merger Act, with such vote to be recorded in the form of a public deed as required pursuant to Article 20 (1) Swiss Merger Act.

        Section 4.11 Agreements with Regulators. Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Insurance Subsidiaries of the Company or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has the Company nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to the Company or any of its Subsidiaries, which (a) limit the ability of the Company or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements or other material reinsurance or retrocession treaties or agreement, slips, binders, cover notes or other similar arrangements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

        Section 4.12 Insurance Matters.

  (a)
  Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of the Insurance Subsidiaries of the Company, together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. None of the Insurance Subsidiaries of the Company is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Insurance Subsidiaries of the Company and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed or authorized, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (b)
  Section 4.12(b) of the Company Disclosure Letter sets forth a true and complete list of all material Reinsurance Agreements of the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all Reinsurance Agreements of the Company are valid and binding obligations of the Company and its Subsidiaries (to the extent they are parties thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect, and the Company and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all respects all obligations required to be performed by it under each Reinsurance Agreement of the Company. Neither the Company nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) since January 1, 2013, neither the Company nor any of its Subsidiaries have received any written notice from any party to a Reinsurance Agreement of the Company that any amount of reinsurance ceded by the Company or any of its Subsidiaries to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to the Knowledge of the Company, no party to a Reinsurance Agreement of the Company is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to the Knowledge of the Company, the financial condition of each party to a Reinsurance Agreement of the Company is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no, and since January 1, 2013 there have been no, disputes under any Reinsurance Agreement of the Company other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) the Company's relevant Insurance Subsidiary is entitled under any applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement of the Company and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements and no Governmental Entity has objected to such characterization and accounting. None of the Reinsurance Agreements of the Company is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

  (c)
  Except for such events or circumstances as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to any Reinsurance Agreements of the Company for which an Insurance Subsidiary of the Company as ceding insurer thereto is taking credit on its most recent SAP Statements, to the Company's Knowledge, from and after January 1, 2013: (i) there has been no separate written or oral agreement between the Company or such Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2013, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62 is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

  (d)
  Section 4.12(d) of the Company Disclosure Letter sets forth a true and correct list of the material reinsurance pooling contracts and material third party fronting contracts to which any Insurance Subsidiary of the Company is a party as of the date of this Agreement. Except as set forth in Section 4.12(d) of the Company Disclosure Letter, each of such contracts may be terminated at the option of the relevant Insurance Subsidiary on or within ninety days after the Closing Date without the payment of any penalty.

  (e)
  [Intentionally Omitted.]

  (f)
  As of the date of this Agreement, (i) each Insurance Subsidiary of the Company has the A.M. Best Company, Inc. rating set forth in Section 4.12(f) of the Company Disclosure Letter, (ii) A.M. Best Company, Inc. has not stated to the Company that it is considering lowering any rating assigned to any such Insurance Subsidiary or placing any such Insurance Subsidiary on an "under review" status with negative implications and (iii) no rating agency has imposed conditions (financial or otherwise) specifically on any such Insurance Subsidiary on retaining any currently held rating assigned to any such Insurance Subsidiary.

  (g)
  The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Insurance Subsidiary of the Company contained in its SAP Statements were computed (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; (ii) on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Laws; provided, however, that the Company is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

  (h)
  Prior to the execution of this Agreement, the Company has made available to Parent copies of all Actuarial Analyses available as of the date of this Agreement since January 1, 2013. The information and data furnished by the Company, its Subsidiaries and their Affiliates in connection with the preparation of the Actuarial Analyses was complete and accurate in all material respects and such Actuarial Analyses were based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were prepared in accordance with the assumptions stated therein.

  (i)
  Prior to the execution of this Agreement, the Company has made available to Parent true and complete copies of all analyses and reports submitted by the Company or any of its Subsidiaries to any insurance regulatory authority during the past twenty-four months relating to risk-based capital calculations. Such analyses and reports are true and accurate in all material respects.

  (j)
  All Policies of the Company in effect as of the date of this Agreement and any and all marketing materials of the Company have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All premium rates established by the Company or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (k)
  All Policy benefits due and payable by or on behalf of any Insurance Subsidiary of the Company have in all material respects been paid in accordance with the terms of Policies under which they arose, except for such benefits for which an Insurance Subsidiary of the Company believes there is a reasonable basis to contest payment.

  (l)
  Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no unpaid claims and assessments against the Company or any Insurance Subsidiary of the Company, whether or not due, by any insurance guaranty association (in connection with that association's fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such claim or assessment is pending and neither the Company nor any Insurance Subsidiary of the Company has received written notice of any such claim or assessment against the Company or any Insurance Subsidiary of the Company by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

  (m)
  The Company's Insurance Subsidiaries, and, to the Knowledge of the Company, their respective Agents and Administrators that wrote, sold, produced, managed or marketed Policies for any of its Insurance Subsidiaries have issued, sold, produced, managed and marketed such Policies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold, except as such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, each Agent or Administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such Agent or Administrator wrote, sold, produced, managed or marketed such Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Insurance Subsidiary), and no Agent or Administrator is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the administration, management, writing, sale or production for or on behalf of any Insurance Subsidiary of the Company, except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, and (ii) if required by applicable Law, was duly appointed by the applicable Insurance Subsidiary, except in the case of clause (i) and (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (n)
  Each of the Company's Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.12(n) of the Company Disclosure Letter, all material deficiencies or violations noted in the examination reports described in clause (i) above have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations. Without limiting the foregoing, each of the Company and its Subsidiaries' submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.12(n) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is "commercially domiciled" under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

  (o)
  Since January 1, 2013, the Company and/or any of its Subsidiaries that are members of Lloyd's (i) has not participated and has not agreed to participate on any Lloyd's syndicate other than syndicate 2232; (ii) has not and has not agreed to sell, transfer or "drop," or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd's syndicate or offered to acquire rights to participate on a Lloyd's syndicate; (iii) has complied with all Lloyd's Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd's in accordance with Lloyd's Regulations) and any directions imposed on it by Lloyd's except as has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company; and (iv) all documents relating to the participation of it or any of its Subsidiaries' participation at Lloyd's are, to the extent required to be, in all material respects in Lloyd's standard form and have not been amended in any way, including the standard managing agent's agreement.

  (p)
  Since January 1, 2013, the Company and/or any of its Subsidiaries that is a Lloyd's managing agent (i) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd's Regulations except as has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company; (ii) has not agreed to permit any member of Lloyd's which is not a Subsidiary to participate on syndicate 2232; (iii) has, for the 2017 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the "Franchise Board" (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd's); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd's) who provides funds at Lloyd's on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd's Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd's requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) all members of each syndicate managed by it have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) all documents relating to the participation of it or any of its Subsidiaries' participation at Lloyd's are, to the extent required to be, in all material respects in Lloyd's standard form and have not been amended in any way, including the standard managing agent's agreement with members of the syndicates managed by it.

  (q)
  Since January 1, 2013, all funds held on behalf of Lloyd's syndicates 2232 are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd's Regulations.

        Section 4.13 Investments; Derivatives.

  (a)
  Other than information subject to applicable confidentiality obligations, the information provided by the Company to Parent related to the Company's investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, options, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for the Company's own or its Subsidiaries or their customers' accounts (such investment assets, the "Company Investment Assets") is true and complete in all material respects as of September 30, 2016. The Company has made available a true and complete copy as of the date of this Agreement of the Company's and its Subsidiaries' policies with respect to the investment of the Company Investment Assets (the "Company Investment Policy") to Parent before the execution of this Agreement.

  (b)
  To the Knowledge of the Company, as of the date of this Agreement, the Company Investment Assets comply in all material respects with, and, as of the date of the acquisition thereof, such acquisitions complied in all material respects with, any and all investment restrictions under applicable Law and the Company Investment Policy. Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Company Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

  (c)
  To the Knowledge of the Company, as of the date of this Agreement, none of the Company Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, "gates," "side-pockets," stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (d)
  Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager or investment advisor is evaluated, in a commercially reasonable, arm's length manner.

        Section 4.14 Company Material Contracts.

  (a)
  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy, Reinsurance Agreement or Company Benefit Plan): (i) that is or will be required to be filed by the Company as a material contract under Item 601(b)(10) of Regulation S-K of the SEC that is not already so filed; (ii) that limits or purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries or Affiliates (or, after giving effect to the Merger, Parent or any of its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business or assets (other than Company Investment Assets); (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness to or of any Person (other than Parent or any of its Subsidiaries) in excess of $50,000,000; (v) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use following the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $50,000,000 or that comprise more than 5% of its business on a consolidated basis; (vi) that is a collective bargaining agreement; (vii) other than any contract disclosed under Section 4.24, that involves or could reasonably be expected to involve aggregate payments by or to it and/or its Subsidiaries in excess of $50,000,000 in any twelve-month period, except for any contract that may be cancelled without penalty or termination payments by it or its Subsidiaries upon notice of sixty days or less; (viii) that is an investment advisory or investment management agreement or arrangement to which it or any of its Subsidiaries is a party or under which any Company Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Company Investment Asset; (ix) that is an employment or consulting agreement providing for base salary or consulting fees in the aggregate in excess of $500,000, or providing for severance benefits or any benefits upon a change of control (excluding the value of any accelerated vesting of equity) reasonably expected to be in excess of $1,000,000 in the aggregate; (x) that is a suretyship contract, performance bond, working capital maintenance agreement or other form of guaranty agreement other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business; or (xi) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement (each such contract, a "Company Material Contract").

  (b)
  (i) Each Company Material Contract and (ii) as of the date of this Agreement, each of the Company's Policies or the Company's Reinsurance Agreements that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or any of its Subsidiaries in excess of $50,000,000 in any twelve-month period is a valid and binding obligation of the Company and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Company Material Contract.

        Section 4.15 Employee Benefits and Executive Compensation.

  (a)
  Section 4.15(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of each Company Benefit Plan (other than employment agreements that are immaterial to the Company and its Subsidiaries as a whole and do not provide for the payment, increase or acceleration of compensation or benefits as a result of a change in control). With respect to each such Company Benefit Plan, the Company has, to the extent applicable, made available to Parent a true and complete copy of (i) such Company Benefit Plan and all amendments thereto, if written, or a description of the material terms of such Company Benefit Plan if not written, (ii) each applicable trust agreement or other funding arrangement for each such Company Benefit Plan (including insurance contracts), and all material amendments thereto, (iii) with respect to any such Company Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination or opinion letter issued by the IRS and any other applicable determination document issued by any equivalent non-United States taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Company Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Company Benefit Plan with respect to the most recently completed plan year, (v) the most recent summary plan description, if any, for each Company Benefit Plan and any summary of modifications thereto, if any, and (vi) all notices and correspondence that relate to any matter which could reasonably be expected to result in liability to the Company or any of its Subsidiaries.

  (b)
  Each Company Benefit Plan has at all times been maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and there are no Actions (other than routine claims for benefits in the normal operation of a Company Benefit Plan) pending or, to the Company's Knowledge, threatened involving any Company Benefit Plan.

  (c)
  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a currently effective favorable determination letter from the IRS or may rely upon an opinion or advisory letter issued for a prototype or volume submitter plan, in each case, regarding the qualified status of such Company Benefit Plan; and nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any

    Company Benefit Plan that would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

  (d)
  No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has within the last six years had any obligations with respect to, (i) an "employee pension plan," as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

  (e)
  Neither the Company nor any of its Subsidiaries provides or has any obligations to provide benefits or coverage in the nature of health, life or other welfare benefits to or in respect of (i) an individual following such individual's termination of employment with the Company or any of its Subsidiaries (other than death benefits when termination occurs upon death), except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or during any post-termination severance period, or (ii) an individual who is neither a current nor former employee of the Company or its Subsidiaries or a dependent thereof.

  (f)
  None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of the Company's or its Subsidiaries' employees within a specified time of the Effective Time (but only to the extent that such treatment would not have occurred had such termination occurred immediately prior to the Effective Time) or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or any related trust, (v) cause a trust for any Company Benefit Plan to be required to be funded or (vi) result in payments under any Company Benefit Plan that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code or any equivalent non-U.S. tax Law. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code.

        Section 4.16 Labor Relations and Other Employment Matters.

  (a)
  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement or other similar contract with any labor union, staff council, works council, labor organization, or other workers' group or representative (each, a "Labor Organization"), and there is no Labor Organization representing or organizing, purporting to represent or organize or, to the Knowledge of the Company, attempting to represent or organize any employees, independent contractors, consultants, or other agents of the Company or any of its Subsidiaries in their capacity as such. There is no obligation, whether legally binding or not, to inform or consult with any Labor Organization in relation to this Agreement.

  (b)
  Since January 1, 2013, there has not occurred or been threatened in writing, and neither the Company nor any of its Subsidiaries has been affected by, any strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any employees, independent contractors, consultants, or other agents of the Company or any of its Subsidiaries. In relation to any employee, director, officer, independent contractor, consultant or other agent or Labor Organization, there are no material claims, disputes, proceedings, unfair labor practice charges, grievances, arbitrations, administrative charges or complaints (whether individual or collective) pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries. There are no material labor disputes subject to any formal grievance procedure, arbitration, litigation or other proceeding. There is no representation or certification proceeding or petition pending or, to the Company's Knowledge, threatened with respect to any employee, independent contractor, consultant, or other agent of the Company or any of its Subsidiaries.

  (c)
  The Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to employment, labor and/or use of independent contractors, consultants and other agents, including all applicable Laws relating to wages and other compensation (including overtime), hours, benefits, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers' compensation, pay equity, classification of employees, independent contractors, consultants and other agents, immigration and work authorization, reductions in force, mass layoffs, and facility closings, and the collection and payment of withholding and/or social security Taxes.

  (d)
  Since January 1, 2013, neither the Company nor any of its Subsidiaries has experienced a "plant closing," "business closing," or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act or any comparable state, local, foreign or other Law (collectively, the "WARN Act")), or engaged in or conducted any other reduction in force of any employees, independent contractors, consultants, or other agents.

        Section 4.17 Intellectual Property.

  (a)
  Owned Registered IP.    Section 4.17(a) of the Company Disclosure Letter accurately identifies each item of Registered IP in which the Company or its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (collectively, the "Company Owned Registered IP"), the jurisdiction in which such item of Company Owned Registered IP has been registered or filed and the applicable application, registration or serial number, and any other Person that has an ownership interest in such item of the Company Owned Registered IP and the nature of such ownership interest.

  (b)
  Ownership and Right to Use.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each item of Company Owned Intellectual Property is exclusively owned by the Company or any of its Subsidiaries free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), (ii) the Company and its Subsidiaries have sufficient rights to use all of the Intellectual Property used in their respective businesses as presently conducted and (iii) all Company Owned Intellectual Property is valid and subsisting, and has not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any of the Company or its Subsidiaries.

  (c)
  Employees and Contractors.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the rights in the Intellectual Property created by any of the Company's or its Subsidiaries' employees and independent contractors during the course of their employment or engagement have been validly and irrevocably assigned to it.

  (d)
  Trade Secrets.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been breached.

  (e)
  Underwriting Models.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) any underwriting model that any of the Company or its Subsidiaries has created or uses in its business that assesses policy risk and premium (each, a "Company Underwriting Model") is based on information that is licensed and/or proprietary to it; and (ii) the Company or its Subsidiaries own exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), or have valid rights to use, all of the proprietary information (including all Intellectual Property rights therein) upon which each Company Underwriting Model is based.

  (f)
  Non-Infringement.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, none of the Company or its Subsidiaries nor the operation of their respective businesses (i) has infringed, misappropriated or otherwise violated during the three year period immediately preceding the date of this Agreement, or is currently infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party.

  (g)
  Litigation.    There is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to the Company's Knowledge, threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Company Owned Intellectual Property, and, to the Company's Knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim.

  (h)
  Third-Party IP Rights.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company's or its Subsidiaries' rights in any Intellectual Property owned or purported to be owned by them, and none of the Company or its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement.

        Section 4.18 Information Systems; Data Security.

  (a)
  The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the "Company Systems"), are reasonably sufficient for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted.

  (b)
  The Company and its Subsidiaries have each: (i) complied in all material respects with all applicable Laws, rules and regulations and each of their published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients); and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any of the Company or its Subsidiaries or any other Person, except as would not, either individually or in the aggregate, reasonably be likely to be material to any of the Company or its Subsidiaries.

  (c)
  Except as would not, either individually or in the aggregate, reasonably be likely to be material to any of the Company or its Subsidiaries, (i) to the Knowledge of the Company, no third party has gained unauthorized access to any Company Systems owned or controlled by any of the Company or its Subsidiaries and (ii) each of the Company and its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that, to the Company's and its Subsidiaries' Knowledge, the Company Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company, each of the Company and its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of each of the Company and its Subsidiaries.

        Section 4.19 Properties.

  (a)
  The Company or one of its Subsidiaries has (i) a valid leasehold or sublease interest or other comparable contract right in the real property that the Company or any of its Subsidiaries leases, subleases or otherwise occupies without owning (each such real property, a "Company Leased Real Property" and each such lease, sublease or comparable right, a "Company Lease"), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other material tangible assets and properties necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, in each of clauses (i) and (ii), free and clear of all encumbrances except for Permitted Encumbrances or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (b)
  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have complied in all respects with the terms of all Company Leases and all Company Leases are in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is in default under any Company Lease, nor to the Knowledge of the Company, is any other party to such Company Lease in default thereunder and (iii) no event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a default by the Company or its Subsidiaries under any Company Lease or, to its Knowledge, any other party under such Company Lease.

  (c)
  Section 4.19(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (the "Company Owned Real Property"). Neither the Company nor any of its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the Company Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to the Company and the Company Subsidiaries taken as a whole.

        Section 4.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no Action is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; and (b) no spill, release or exposure to any hazardous or toxic substance has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any Subsidiary or any predecessors in interest or otherwise arising from the operations of the Company or any Subsidiary that has or would reasonably be likely to result in any cost, liability or obligation of the Company or any Subsidiary under any applicable Environmental Law.

        Section 4.21 Investment Adviser. Neither the Company nor any of its Subsidiaries is required to be registered as an "investment adviser" as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Neither the Company nor any of its Subsidiaries is required to be registered as an "investment company" as defined under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Neither the Company nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

        Section 4.22 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), dated December 18, 2016, to the effect that, as of such date, the Consideration (after giving effect to the Special Dividend) is fair, from a financial point of view, to the holders of Company Common Shares. As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

        Section 4.23 Takeover Laws. No "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Merger or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby.

        Section 4.24 Brokers or Finders. Other than BofA Merrill Lynch, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 4.25 Disclosure Documents.

  (a)
  Each of the Proxy Statement and any amendments or supplements thereto and the Subsequent Proxy Statement and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) will not, on the date the Proxy Statement or Subsequent Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company, and at the time of the Company Shareholder Meeting or Subsequent Company Shareholder Meeting, as applicable, contain, with respect to information supplied by the Company, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b)
  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Parent Registration Statement or any amendment or supplement thereto will, at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c)
  Notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the

    Parent Registration Statement or the Proxy Statement based on information supplied by or on behalf of Parent in writing specifically noted for inclusion or incorporation by reference therein.

        Section 4.26 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as (a) set forth in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement by Parent (the "Parent Disclosure Letter") or (b) disclosed in the Parent SEC Reports publicly filed with, or furnished to, the SEC and publicly available on the SEC's EDGAR website on or after January 1, 2015, and on or before December 16, 2016 (excluding any disclosures set forth in any "risk factors" section or constituting "forward-looking statements" disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature) and provided that (i) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure and (ii) the disclosures in the Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Sections 5.2 (Capital Structure), 5.3(a) (Authority; Non-Contravention), 5.20 (Takeover Laws) and 5.21 (Brokers or Finders), Parent hereby represents and warrants to the Company, with respect to Parent and its Subsidiaries, as follows.

        Section 5.1 Organization, Standing and Power.

  (a)
  Each of Parent and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (b)
  The copies of Parent's articles of incorporation and by-laws incorporated by reference in its Form 40-F for the year ended December 31, 2015, are true and complete copies, are in full force and effect and have not been amended or otherwise modified. Neither Parent nor any of its Subsidiaries is in breach of any provision of its articles of incorporation or by-laws or other equivalent organizational documents.

  (c)
  Bid Sub will be formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Bid Sub will not have conducted any business before the Effective Time other than business contemplated by this Agreement, and immediately before the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement.

  (d)
  Merger Sub will be formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub will not conduct any business before the Effective Time other than business contemplated by this Agreement or the Merger Agreement, and immediately before the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement or the Merger Agreement.

        Section 5.2 Capital Structure.

  (a)
  Parent's authorized share capital and outstanding shares as of the date and time set forth in Section 5.2(a) of the Parent Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, the "Parent Share Plans"), are described in Section 5.2(a) of the Parent Disclosure Letter. None of Parent's common shares, options or warrants are held by Parent or by Parent's Subsidiaries. All of Parent's multiple voting shares and subordinate voting shares have been, and all Parent Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or shall be when issued (as the case may be), fully paid and nonassessable and not subject to preemptive rights and were issued, or will be issued (as the case may be), in compliance in all material respects with all applicable securities Laws. Section 5.2(a) of the Parent Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date set forth in Section 5.2(a) of the Parent Disclosure Letter.

  (b)
  Section 5.2(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of Parent's Subsidiaries (including such Subsidiaries' jurisdiction of incorporation or organization). Parent, directly or indirectly, owns all of the issued and outstanding shares or quotas (as applicable) in the share capital or quota capital (as applicable) of its Subsidiaries, beneficially and of record, and all such shares or quotas (as applicable) (i) are fully paid and nonassessable, and (ii) in the case of each of the Subsidiaries listed in Section 5.2(b)(ii) of the Parent Disclosure Letter, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance (other than a Permitted Encumbrance).

  (c)
  All of the quota capital of Canada Sub will be directly or indirectly owned by Parent.

  (d)
  All of the quota capital of Bid Sub will be directly or indirectly owned by Canada Sub.

  (e)
  All of the quota capital of Merger Sub will be directly owned by Bid Sub.

  (f)
  No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of Parent may vote ("Parent Voting Debt") of Parent or any of its Subsidiaries are issued or outstanding.

  (g)
  Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Parent Voting Debt or other equity rights of

    Parent, (ii) obligating Parent to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in Parent.

  (h)
  Except for agreements with employees or directors relating to options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans, Parent is not a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of Parent. To Parent's Knowledge, as of the date of this Agreement, other than the provisions of Parent's (and its Subsidiaries') articles of incorporation or by-laws or equivalent organizational documents there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares in the share capital of Parent.

        Section 5.3 Authority; Non-Contravention.

  (a)
  Parent has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Shareholder Approval, to consummate the transactions contemplated hereby. Bid Sub and Merger Sub will have all requisite corporate power and authority to enter into this Agreement and the Merger Agreement, to consummate the transactions contemplated hereby and thereby (other than the Merger), and subject to the affirmative vote of Bid Sub as the sole quota holder of Merger Sub at the quota holder's meeting of Merger Sub approving the Merger (the "Merger Sub Vote"), to consummate the Merger. The execution, delivery and performance of this Agreement and the Merger Agreement by each of Parent (with respect to this Agreement only), Bid Sub and Merger Sub and the consummation of the transactions contemplated hereby and thereby to which Parent (with respect to this Agreement only), Bid Sub and Merger Sub are a party have been duly authorized by all necessary corporate action on Parent's part, and will have been duly authorized by all necessary corporate action on each of Bid Sub's and Merger Sub's part, and no other corporate proceedings on its part are or will be (as applicable) necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby, subject to obtaining the Merger Sub Vote and the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity). Subject to the terms and conditions of this Agreement, the Merger Agreement will be duly executed and delivered by Bid Sub and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto), when so executed and delivered, will constitute a valid and binding obligation of Bid Sub and Merger Sub, enforceable against Bid Sub and Merger Sub in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity).

  (b)
  Neither the execution, delivery and performance of this Agreement or the Merger Agreement by Parent (with respect to this Agreement only), Bid Sub or Merger Sub (as applicable) nor the consummation of the transactions contemplated hereby or thereby to which it is a party, nor compliance by it with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of its articles of incorporation or by-laws or, in the case of Bid Sub and Merger Sub, their articles of association and organizational regulations,

    (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 5.3(c) are duly obtained or made, (A) violate or conflict with any Law applicable to Parent, Bid Sub or Merger Sub or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of Parent or any of its Subsidiaries (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Parent Material Contract, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (c)
  No consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement or the Merger Agreement by Parent (with respect to this Agreement only), Bid Sub or Merger Sub or the consummation of the transactions contemplated hereby or thereby to which it is a party, except for (i) (A) compliance with applicable requirements of the Securities Act and the Exchange Act, (B) compliance with the pre-merger notification requirements of the HSR Act, (C) notices, applications, filings, authorizations, Orders, approvals and waivers from the Governmental Entities set forth in Section 5.3(c)(i)(C) of the Parent Disclosure Letter which have jurisdiction over enforcement of applicable antitrust or competition Law (other than as set forth in clause (B) above) and such authorizations, Orders or approvals under applicable antitrust or competition laws of other jurisdictions that the Company and Parent determine to be necessary, pursuant to the obligation to identify Additional Antitrust Approvals, as set forth in Section 7.3, (D) notices, applications, filings, authorizations, Orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in Section 5.3(c)(i)(D) of the Parent Disclosure Letter (the notices, applications, filings, authorizations, Orders, approvals and waivers described in clauses (A), (B), (C) and (D), the "Parent Transaction Approvals" and, together with the Company Transaction Approvals, the "Transaction Approvals"), (E) the filing with the SEC and the Canadian Securities Regulatory Authorities of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Proxy Statement, the Parent Meeting Materials and the obtaining from the SEC of such Orders, approvals and clearances as may be required in connection therewith, (F) compliance with any applicable requirements of the NYSE and the TSX and (G) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" Laws of various jurisdictions in connection with the issuance of Parent Shares under this Agreement and (ii) any other consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. For the avoidance of doubt, the Parent Transaction Approvals do not include any notices, applications, filings, authorizations, Orders, approvals or waivers required to be submitted to or obtained from any Governmental Entities with respect to any acquisition of or investment in Parent, the Company, and/or any of their respective Affiliates by a Person that is not an Affiliate of Parent as of the date of this Agreement.

        Section 5.4 Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

  (a)
  Parent and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the SEC since January 1, 2015 (the documents referred to in this Section 5.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC after the date hereof, the "Parent SEC Reports"). As of its filing or furnishing date, each Parent SEC Report complied, and each such Parent SEC Report filed or furnished after the date hereof will comply (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Parent SEC Report.

  (b)
  Parent and its Subsidiaries have timely filed or furnished all required forms, reports, statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the OSC since January 1, 2015 (the documents referred to in this Section 5.4(b), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the OSC after the date hereof, the "Parent OSC Reports"). As of its filing date, each Parent OSC Report complied, and each such Parent OSC Report filed after the date hereof will comply (A) as to form in all material respects with the requirements of applicable Canadian provincial securities laws including any rules and regulations promulgated by the OSC, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the OSC staff with respect to any Parent OSC Report.

  (c)
  Each Parent SEC Report and Parent OSC Report that is a registration statement or prospectus, as amended, if applicable, filed under the Securities Act or applicable Canadian provincial securities laws, as the case may be, as of the date such registration statement or amendment became effective or such prospectus or prospectus amendment was filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

  (d)
  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports and the Parent OSC Reports complied as to form in all material respects with the applicable accounting requirements and Canadian provincial securities laws with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments) in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since January 1, 2015, was accompanied by the certificates required to be filed or submitted by Parent's principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

  (e)
  Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the nine months ended September 30, 2016 as filed with the SEC in Form 6-K before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since September 30, 2016 in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (x) Parent and its Subsidiaries do not have and (y) since September 30, 2016, Parent and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its consolidated financial statements (or the notes thereto) in accordance with IFRS).

  (f)
  Each of Parent's Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The SAP Statements of Parent were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Subsidiary, and present fairly in all material respects the statutory financial position of such Insurance Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders' equity, as applicable) of such Insurance Subsidiary for the respective periods then ended (subject, in the case of the unaudited SAP Statements of Parent, to normal year-end adjustments). The SAP Statements of Parent complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted by any Governmental Entity with respect to any of the SAP Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Entity. The statutory balance sheets and income statements included in the annual SAP Statements of Parent have been audited by Parent's independent auditors. Except as is indicated therein, all assets that are reflected on the SAP Statements of Parent comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiaries of Parent and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in the SAP Statements of Parent accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such SAP Statements. Since January 1, 2015, Parent and any of its Subsidiaries that are members of Lloyd's have prepared audited accounts for each syndicate managed by Parent for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd's Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate's position as of the relevant date.

        Section 5.5 Board Approval.

  (a)
  The board of directors of Parent, by resolutions duly adopted at a meeting duly called and held, has (i) unanimously determined that it is in the best interests of Parent to enter into this Agreement and to consummate the Merger, the Parent Share Issuance and the other transactions contemplated hereby; (ii) adopted this Agreement and authorized and approved the Parent Share Issuance and the other transactions contemplated hereby; and (iii) recommended that the shareholders of Parent vote in favor of the Parent Share Issuance (the "Parent Recommendation").

  (b)
  Parent shall cause the board of managing directors of Bid Sub to, by unanimous written consent without a meeting, (i) deem it in the best interests of Bid Sub to enter into this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, (ii) adopt this Agreement and the Merger Agreement and authorize and approve the Merger and the transactions contemplated hereby and thereby and (iii) recommend that the sole quota holder of Bid Sub approve such matters.

  (c)
  Parent shall cause the board of managing directors of Merger Sub to decide, by unanimous written consent without a meeting, (i) that it is deemed in the best interests of Merger Sub to enter into this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, (ii) to adopt this Agreement and the Merger Agreement and authorize and approve the Merger and the other transactions contemplated hereby and thereby and (iii) to recommend that the sole quota holder of Merger Sub approve such matters.

        Section 5.6 Compliance with Applicable Laws and Reporting Requirements.

  (a)
  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries hold in full force and effect all Permits, and Parent and its Subsidiaries are in compliance with the terms and requirements of their Permits and any applicable Laws, (ii) the businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all Insurance Laws), (iii) Parent and its Subsidiaries have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws (including Insurance Laws) or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit, (iv) all applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by Parent or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity and (v) subject to obtaining the Parent Transaction Approvals, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

  (b)
  (i) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms; (ii) Parent and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) Parent has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

  (c)
  There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

  (d)
  Since January 1, 2013, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

  (e)
  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)).

        Section 5.7 Legal and Arbitration Proceedings and Investigations. There is no Action pending against or threatened in writing against Parent or any of its Subsidiaries, or to the Knowledge of Parent, pending against or threatened in writing against any present or former officer, director, employee, independent contractor, consultant, or other agent of Parent or its Subsidiaries in connection with which Parent or any of its Subsidiaries has an indemnification obligation (other than insurance and reinsurance claims litigation or arbitration in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff's or claimant's demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 5.8 Absence of Certain Changes or Events. Since December 31, 2015, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, and (b) to the date hereof, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Sections 6.2 (a), (b), (c), (d), (f) or (solely with respect to the foregoing clauses) (g) had such section been in effect since December 31, 2015.

        Section 5.9 Taxes.

  (a)
  All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

  (b)
  There are no liens for any Taxes upon the assets of Parent or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with IFRS and Applicable SAP.

  (c)
  Parent and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with IFRS and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

  (d)
  There is no Action now pending or, to Parent's Knowledge, threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Action have been paid in full.

  (e)
  Parent and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

  (f)
  Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases and other than tax sharing agreements between Parent and its Subsidiaries as members of Parent's consolidated group) that will require any payment by Parent or any of its Subsidiaries of any Tax of another Person after the Closing Date.

  (g)
  Neither Parent nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which Parent or any of its Subsidiaries has not filed a particular type of Tax Return that Parent or such Subsidiary is required to file such Tax Return in such jurisdiction.

  (h)
  No material transaction or arrangement involving Parent or any of its Subsidiaries has taken place or is in existence that has resulted, or is reasonably likely to result, in the income, profits or gains of Parent or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws, including tax on the transfer of intangible assets to Parent or any of its Subsidiaries.

  (i)
  Neither the Parent nor any of its Subsidiaries organized outside of the United States is or has ever been subject to the inversion rules under Section 7874 of the Code.

  (j)
  Except with respect to Parent's election to increase the Cash Consideration pursuant to a Consideration Mix Change, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Offer and the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

  (k)
  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Merger from qualifying as a "foreign merger" within the meaning of Subsection 87 (8.1) of the Income Tax Act (Canada).

        Section 5.10 Vote Required. The Parent Shareholder Approval is the only vote of the holders of any class or series of Parent's share capital or other securities necessary to approve this Agreement or approve the transactions to which Parent is a party contemplated hereby. None of the holders of Parent (in its capacity as such) have any appraisal, dissenter's or similar rights under applicable Law in connection with the transactions contemplated by this Agreement or the Merger Agreement.

        Section 5.11 Agreements with Regulators. Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Insurance Subsidiaries of Parent or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has Parent nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to Parent or any of its Subsidiaries, which (a) limit the ability of Parent or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements or other material reinsurance or retrocession treaties or agreement, slips, binders, cover notes or other similar arrangements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiary to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

        Section 5.12 Insurance Matters.

  (a)
  Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of the Insurance Subsidiaries of Parent, together with the jurisdiction of domicile thereof. None of the Insurance Subsidiaries of Parent is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Insurance Subsidiaries of Parent and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed or authorized, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (b)
  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, all Reinsurance Agreements of Parent are valid and binding obligations of Parent and its Subsidiaries (to the extent they are parties thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto, in accordance with their terms and are in full force and effect, and Parent and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto has performed in all respects all obligations required to be performed by it under each Reinsurance Agreement of Parent. Neither Parent nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) since January 1, 2013 neither Parent nor any of its Subsidiaries has received any written notice from any party to a Reinsurance Agreement of Parent that any amount of reinsurance ceded by Parent or any of its Subsidiaries to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to the Knowledge of Parent, no party to a Reinsurance Agreement of Parent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to the Knowledge of Parent, the financial condition of each party to a Reinsurance Agreement of Parent is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no, and since January 1, 2013, there have been no, disputes under any Reinsurance Agreement of Parent other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) Parent's relevant Insurance Subsidiary is entitled under any applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement of Parent and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements, and no Governmental Entity has objected to such characterization and accounting. None of the Reinsurance Agreements of Parent is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

  (c)
  Except for such events or circumstances as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, with respect to any Reinsurance Agreements of Parent for which an Insurance Subsidiary of Parent as ceding insurer thereto is taking credit on its most recent SAP Statements, to Parent's Knowledge, from and after January 1, 2013: (i) there has been no separate written or oral agreement between Parent or such Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2013, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62, is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

  (d)
  As of the date of this Agreement, (i) each material Insurance Subsidiary of Parent has the A.M. Best Company, Inc. rating set forth in Section 5.12(d) of Parent Disclosure Letter, (ii) A.M. Best Company, Inc. has not stated to Parent that it is considering lowering any rating assigned to any such Insurance Subsidiary or placing any such Insurance Subsidiary on an "under review" status with negative implications and (iii) no rating agency has imposed conditions (financial or otherwise) specifically on any such Insurance Subsidiary of Parent on retaining any currently held rating assigned to any such Insurance Subsidiary.

  (e)
  The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Insurance Subsidiary of Parent contained in the Parent SAP Statements were computed (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Parent SAP Statements; (ii) on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Parent SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Laws; provided, however, that Parent is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

  (f)
  The information and data furnished by Parent, its Subsidiaries and their Affiliates in connection with the preparation of the Actuarial Analyses was complete and accurate in all material respects and such Actuarial Analyses were based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were prepared in accordance with the assumptions stated therein.

  (g)
  All Policies of Parent in effect as of the date of this Agreement and any and all marketing materials of Parent have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All premium rates established by Parent or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (h)
  All Policy benefits due and payable by or on behalf of any Insurance Subsidiary of Parent have in all material respects been paid in accordance with the terms of Policies under which they arose, except for such benefits for which an Insurance Subsidiary of Parent believes there is a reasonable basis to contest payment.

  (i)
  Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no unpaid claims and assessments against Parent or any Insurance Subsidiary of Parent, whether or not due, by any insurance guaranty association (in connection with that association's fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such claim or assessment is pending and neither Parent nor any Insurance Subsidiary of Parent has received written notice of any such claim or assessment against Parent or any Insurance Subsidiary of Parent by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

  (j)
  Parent's Insurance Subsidiaries, and, to the Knowledge of Parent, their respective Agents and Administrators that wrote, sold, produced, managed or marketed Policies for any of its

    Insurance Subsidiaries have issued, sold, produced, managed and marketed such Policies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold, except such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, each Agent or Administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such Agent or Administrator wrote, sold, produced, managed or marketed such Policies (for the type of business written, sold, produced, managed or marketed on behalf of the Insurance Subsidiary), and no Agent or Administrator is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the administration, management, writing, sale or production for or on behalf of any Insurance Subsidiary of Parent except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, and (ii) if required by applicable Law, was duly appointed by the applicable Insurance Subsidiary of Parent, except in the case of clauses (i) and (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (k)
  Each of Parent's Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits, and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Without limiting the foregoing, each of Parent and its Subsidiaries' submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries of Parent and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary of Parent and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (l)
  Since January 1, 2013, Parent and/or any of its Subsidiaries that are members of Lloyd's (i) has not participated and has not agreed to participate on any Lloyd's syndicate other than the syndicates set forth on Section 5.12(l) of the Parent Disclosure Letter (the "Parent Syndicates"); (ii) has not and has not agreed to sell, transfer or "drop," or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd's syndicate or offered to acquire rights to participate on a Lloyd's syndicate; (iii) has complied with all Lloyd's Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd's in accordance with Lloyd's Regulations) and any directions imposed on it by Lloyd's except as has not had and would not reasonably be expected to have, a Material Adverse Effect on Parent; and (iv) all documents relating to the participation of it or any of its Subsidiaries' participation at Lloyd's are, to the extent required to be, in all material respects in Lloyd's standard form and have not been amended in any way, including the standard managing agent's agreement.

  (m)
  Since January 1, 2013, Parent and/or any of its Subsidiaries that is a Lloyd's managing agent (i) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd's Regulations except as has not had and would not reasonably be expected to have, a Material Adverse Effect on Parent; (ii) has not agreed to permit any member of Lloyd's which is not a Subsidiary to participate on any Parent Syndicate; (iii) has, for the 2017 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the "Franchise Board" (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd's); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd's) who provides funds at Lloyd's on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd's Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd's requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) has all members of each syndicate managed by it that have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) has all documents relating to the participation of it or any of its Subsidiaries' participation at Lloyd's are, to the extent required to be, in all material respects in Lloyd's standard form and have not been amended in any way, including the standard managing agent's agreement with members of the syndicates managed by it.

  (n)
  Since January 1, 2013, all funds held on behalf of the Parent Syndicates are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd's Regulations.

        Section 5.13 Investments; Derivatives.

  (a)
  The information provided by Parent to the Company related to Parent's investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, options, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for Parent's own or its Subsidiaries' or their customers' accounts (such investment assets, the "Parent Investment Assets") is true and complete in all material respects as of September 30, 2016.

  (b)
  To the Knowledge of Parent, as of the date of this Agreement, the Parent Investment Assets comply in all material respects with, and, as of the date of the acquisition thereof, such acquisition complied in all material respects with, any and all investment restrictions under applicable Law. Each of Parent and its Subsidiaries, as applicable, has good and marketable title to all of the Parent Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

  (c)
  To the Knowledge of Parent, as of the date of this Agreement, none of the Parent Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, "gates," "side-pockets," stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.14 Parent Material Contracts.

  (a)
  As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy, Reinsurance Agreement or Parent Benefit Plan): (i) that, assuming Parent had been a domestic issuer under applicable U.S. securities laws as of the date hereof instead of a foreign private issuer, is or would be required to be filed by Parent as a material contract under Item 601(b)(10) of Regulation S-K of the SEC; (ii) that limits or purports to limit in any material respect either the type of business in which Parent or any of its Subsidiaries or Affiliates may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business or assets; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness to or of any Person (other than Parent or any of its Subsidiaries) in excess of $50,000,000; or (v) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement (each such contract, a "Parent Material Contract").

  (b)
  (i) Each Parent Material Contract and (ii) as of the date of this Agreement, each of Parent's Policies or Parent's Reinsurance Agreements that involves or could reasonably be expected to involve aggregate payments by or to Parent and/or any of its Subsidiaries in excess of $50,000,000 in any twelve-month period is a valid and binding obligation of Parent and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against Parent and, to the Knowledge of Parent, each other party thereto, in accordance with its terms and is in full force and effect, and Parent and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto has performed in all material respects all obligations required to be performed by it under each Parent Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice, nor does Parent have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Parent Material Contract.

        Section 5.15 Employee Benefits and Executive Compensation.

  (a)
  Each Parent Benefit Plan has at all times been maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and there are no Actions (other than routine claims for benefits in the normal operation of a Parent Benefit Plan) pending or, to Parent's Knowledge, threatened involving any Parent Benefit Plan.

  (b)
  Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a currently effective favorable determination letter from the IRS or may rely upon an opinion or advisory letter issued for a prototype or volume submitter plan, in each case, regarding the qualified status of such Parent Benefit Plan; and nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would reasonably be expected to subject Parent or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

  (c)
  No Parent Benefit Plan is, and none of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has within the last six years had any obligations with respect to, (i) an "employee pension plan," as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan,"

    as defined in Section 3(37) of ERISA, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

  (d)
  Neither Parent nor any of its Subsidiaries provides or has any obligations to provide benefits or coverage in the nature of health, life or other welfare benefits to or in respect of (i) an individual following such individual's termination of employment with Parent or any of its Subsidiaries (other than death benefits when termination occurs upon death), except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or during any post-termination severance period, or (ii) an individual who is neither a current nor former employee of Parent or its Subsidiaries or a dependent thereof.

  (e)
  Except as set forth in Section 5.15(e) of the Parent Disclosure Letter, none of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of Parent's or its Subsidiaries' employees within a specified time of the Effective Time (but only to the extent that such treatment would not have occurred had such termination occurred immediately prior to the Effective Time) or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of Parent or any of its Subsidiaries from Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan or any related trust, (v) cause a trust for any Parent Benefit Plan to be required to be funded or (vi) result in payments under any Parent Benefit Plan that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code or any equivalent non U.S. tax Law. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code.

        Section 5.16 Labor Relations and Other Employment Matters.

  (a)
  Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, works council agreement or other similar Contract with any Labor Organization, and there is no Labor Organization representing or organizing, purporting to represent or organize or, to the Knowledge of Parent, attempting to represent or organize any employees, independent contractors, consultants, or other agents of Parent or any of its Subsidiaries in their capacity as such. There is no obligation, whether legally binding or not, to inform or consult with any Labor Organization in relation to this Agreement.

  (b)
  Since January 1, 2013, there has not occurred or been threatened in writing, and neither Parent nor any of its Subsidiaries has been affected by, any material strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any employees, independent contractors, consultants, or other agents of Parent or any of its Subsidiaries. In relation to any employee, director, officer, independent contractor, consultant or other agent or Labor Organization, there are no material claims, disputes, proceedings, unfair labor practice charges, grievances, arbitrations, administrative charges or complaints (whether individual or collective) pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries. There are no material labor disputes subject to any formal grievance procedure, arbitration, litigation or other proceeding. There is no representation or certification proceeding or petition pending or, to Parent's Knowledge, threatened with respect to any employee, independent contractor, consultant, or other agent of Parent or any of its Subsidiaries.

  (c)
  Parent and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to employment, labor and/or use of independent contractors, consultants and other agents, including all applicable Laws relating to wages and other compensation (including overtime), hours, benefits, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers' compensation, pay equity, classification of employees, independent contractors, consultants and other agents, immigration and work authorization, reductions in force, mass layoffs, and facility closings, and the collection and payment of withholding and/or social security Taxes.

  (d)
  Since January 1, 2013, neither Parent nor any of its Subsidiaries has experienced a "plant closing," "business closing," or "mass layoff" (as defined in the WARN Act, or engaged in or conducted any other reduction in force of any employees, independent contractors, consultants, or other agents.

        Section 5.17 Intellectual Property.

  (a)
  Owned Registered IP.    "Parent Owned Registered IP" means Registered IP in which Parent or its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).

  (b)
  Ownership and Right to Use.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each item of Parent Owned Intellectual Property is exclusively owned by Parent or its Subsidiaries free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), (ii) Parent and its Subsidiaries have sufficient rights to use all of the Intellectual Property used in their respective businesses as presently conducted and (iii) all Parent Owned Intellectual Property is valid and subsisting, and has not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any of Parent or its Subsidiaries.

  (c)
  Employees and Contractors.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all of the rights in the Intellectual Property created by any of Parent's or its Subsidiaries' employees and independent contractors during the course of their employment or engagement have been validly and irrevocably assigned to it.

  (d)
  Trade Secrets.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them, and to the Knowledge of Parent, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been breached.

  (e)
  Underwriting Models.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent: (i) any underwriting model that any of Parent or its Subsidiaries has created or uses in its business that assesses policy risk and premium (each, a "Parent Underwriting Model") is based on information that is licensed and/or proprietary to it; and (ii) Parent or its Subsidiaries own exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), or have valid rights to use, all of the proprietary information (including all Intellectual Property rights therein) upon which each Parent Underwriting Model is based.

  (f)
  Non-Infringement.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the Knowledge of Parent, none of Parent or its Subsidiaries nor the operation of their respective businesses (i) has infringed, misappropriated or otherwise violated during the three year period immediately preceding the date of this Agreement, or is currently infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party.

  (g)
  Litigation.    There is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to Parent's Knowledge, threatened against Parent or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Parent Owned Intellectual Property, and, to Parent's Knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim.

  (h)
  Third-Party IP Rights.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any of Parent's or its Subsidiaries' rights in any Intellectual Property owned or purported to be owned by them, and none of Parent or its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement.

        Section 5.18 Information Systems; Data Security.

  (a)
  The computer, information technology and data processing systems, facilities and services used by Parent and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the "Parent Systems"), are reasonably sufficient for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the Parent Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Parent and its Subsidiaries as currently conducted.

  (b)
  Parent and its Subsidiaries have each: (i) complied in all material respects with all applicable Laws, rules and regulations and each of their published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients); and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of Parent, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any of Parent or its Subsidiaries or any other Person, except as would not, either individually or in the aggregate, reasonably be likely to be material to any of Parent or its Subsidiaries.

  (c)
  Except as would not, either individually or in the aggregate, reasonably be likely to be material to any of Parent or its Subsidiaries, (i) to the Knowledge of the Parent, no third party has gained unauthorized access to any Parent Systems owned or controlled by any of Parent or its Subsidiaries and (ii) each of Parent and its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that, to the Knowledge of the Parent and its Subsidiaries, the Parent Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to Parent, each of Parent and its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of each of Parent and its Subsidiaries.

        Section 5.19 Investment Adviser. Neither Parent nor any of its Subsidiaries is required to be registered as an "investment adviser" as such term is defined in Section 202(a)(11) of the Advisers Act. Neither Parent nor any of its Subsidiaries is required to be registered as an "investment company" as defined under the Investment Company Act. Neither Parent nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

        Section 5.20 Takeover Laws. No "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Merger or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby.

        Section 5.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.22 Disclosure Documents.

  (a)
  The Parent Registration Statement and any amendment or supplement thereto, except with respect to information that relates solely to the Company, (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) at the time it becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b)
  None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Parent Registration Statement or Proxy Statement or any amendment or supplement thereto will (i) at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), or (ii) on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company, and at the time of the Required Company Vote (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c)
  Notwithstanding the foregoing provisions of this Section 5.22, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Registration Statement or the Proxy Statement based on information supplied by or on behalf of the Company in writing specifically noted for inclusion or incorporation by reference therein.

        Section 5.23 Financing. Upon the consummation of the Offer, Parent and Merger Sub will have sufficient funds at the Acceptance Time to consummate the Offer and at the Effective Time to consummate the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and Merger Sub to consummate the Offer or the Merger and the transactions contemplated hereby that Parent and Merger Sub have sufficient funds for payment of the Consideration.

        Section 5.24 No Other Representations and Warranties. Except for the representations and warranties made by each of Parent and Merger Sub in this Article V, none of Parent, Merger Sub, or any other Person makes any implied or express representation or warranty with respect to Parent, Merger Sub or any of Parent's Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent (and Merger Sub) in this Article V, none of Parent, Merger Sub, nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of their Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to preserve intact their present business organizations, goodwill and reputation, maintain their Permits and preserve their relationships with employees, investment advisers and managers, customers, policyholders, reinsureds, retrocedents, regulators, Agents, Administrators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

  (a)
  (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for (A) the Special Dividend as set forth in Section 7.18, (B) dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries and (C) the regular quarterly cash dividend for the fourth quarter of 2016 on Company Common Shares (including on any unvested restricted Company Common Shares) not in excess of $0.26 per Company Common Share (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Shares (all made in accordance with this

    Agreement)), with the record and payment dates consistent with past practice, (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its (or any of its Subsidiaries') share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries') share capital, other than repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned Subsidiaries, except in the case of clause (iv), in the case of (A) any "cashless exercise" provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or in connection with tax withholding upon the exercise of options or the vesting of restricted stock or restricted stock units or (B) redemptions or repurchases of Company Common Shares pursuant to the Company's previously announced share repurchase program for an amount not exceeding $500,000,000 in the aggregate (the "Share Repurchase Program");

  (b)
  issue, deliver, pledge, encumber, dispose of, or sell, any shares of its (or any of its Subsidiaries') share capital of any class, any Company Voting Debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes (by combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or otherwise) in its (or its Subsidiaries') capital structure, other than prior to the expiration of the Offer, (i) the issuance of common shares required to be issued upon the exercise or settlement of share options, restricted stock units or other equity-related awards outstanding on the date hereof under the Company Share Plans or warrants, in each case, as in effect on the date hereof, and (ii) issuances, sales or transfers by a wholly owned Subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly owned Subsidiaries;

  (c)
  (i) except for the Articles Amendment, amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its articles of association or organizational regulations, or the equivalent organizational documents of any of its Subsidiaries or (ii) waive any requirement thereof;

  (d)
  (i) amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties other than (A) acquisitions with a purchase price net of the total of assumed liabilities that does not exceed $20,000,000 in the aggregate or (B) acquisitions of supplies, equipment and investment assets or securities or other assets in bona fide transactions, on arm's-length terms in the ordinary course of business consistent with past practice; or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of (including, for the avoidance of doubt, by way of demerger, transfer of assets and liabilities or any other transfer mechanics under the Swiss Merger Act), any of its assets, product lines, businesses, rights or properties (including share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than (A) any such sale, lease, assignment, transfer, licensure, encumbrance, abandonment or other disposition of, or agreement to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of assets, product lines, business, rights or properties (x) by any of its direct or indirect, wholly owned Subsidiaries to it or another of its Subsidiaries or (y) with a sale price or carrying value net of total of assumed liabilities that does not exceed $20,000,000 in the aggregate, (B) sales of investment assets or securities in bona fide transactions, on arm's-length terms in the ordinary course of business consistent with past practice or (C) an assignment or encumbrance or agreement to assign or encumber that results solely in the creation or incurrence of a Permitted Encumbrance;

  (e)
  other than any Company Benefit Plan (which is subject to subsection (k) below): (i) amend, modify or terminate any Company Material Contract; (ii) cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any Company Material Contract; or (iii) enter into any contract or other agreement of any type, whether written or oral, that would have been a Company Material Contract had it been entered into before the execution of this Agreement, in each case of (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

  (f)
  do or permit any of its investment managers or advisers, or agents or administrators to do any of the following: (i) fail to comply with the Company Investment Policy, or amend, modify or otherwise change the Company Investment Policy in any material respect, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP, any Governmental Entity or applicable Laws; or (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business consistent with past practice and the Company Investment Policy;

  (g)
  except in accordance with Section 7.4 or Article IX, take any action with the knowledge and intent that it would (i) result in any of the conditions to the Offer set forth in Annex A or the Merger set forth in Article VIII not being satisfied or (ii) materially adversely affect or delay the ability of the parties to obtain any of the Transaction Approvals without imposition of a Burdensome Regulatory Action;

  (h)
  (i) change its methods of accounting for financial reporting purposes in effect at September 30, 2016, except as may be required by changes in (or, in its reasonable good faith judgment, is advisable under) applicable Law, GAAP or Applicable SAP or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, Action, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or change its method of tax accounting (except, with respect to any amended Tax Return or any change in tax accounting method, as may be required by changes in applicable Law or any Taxing Authority's official interpretation thereof), in each case, if such action would have the effect of increasing any of its Tax liabilities by an amount that is material;

  (i)
  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

  (j)
  (i) settle or compromise any Actions other than settlements or compromises of Actions (A) where the amount paid (less the amount reserved for the applicable matter by it in its audited balance sheet as of September 30, 2016 and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(j)(i) of the Company Disclosure Letter and such settlement or compromise primarily involves monetary and/or disclosure-based relief; provided that no such settlement or compromise shall involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries, (B) as required by any written agreement or written stipulation in effect before the execution of this Agreement or (C) in the ordinary course consistent with past practice for ordinary course claims under Policies or Reinsurance

    Agreements or (ii) commence any Action, other than in the ordinary course of business consistent with past practice;

  (k)
  (i) enter into, negotiate, adopt, amend or terminate any collective bargaining agreement or other Labor Organization-related agreement, (ii) enter into, negotiate, adopt, amend or terminate any Company Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan, policy or Contract between the Company or one of its Subsidiaries and one or more of its current or former employees, directors, officers, independent contractors, or consultants, except for routine annual plan renewals and routine annual changes to welfare plans, that in either case do not materially increase the Company's cost for such plans, (iii) increase or accelerate the vesting or lapsing of restrictions on payment of the compensation or fringe benefits of any director, officer, employee, independent contractor, or consultant, or enter into any contract, agreement, commitment or arrangement to do so, except for annual, promotion-related or merit based increases in base salaries and any corresponding increase in annual bonus opportunities made in the ordinary course of business consistent with past practice or (iv) increase benefits payable under any existing severance or termination pay policies, including the severance guidelines described in Section 7.9(c) of the Company Disclosure Letter, other than in the ordinary course of business consistent with past practice, (v) hire or offer to hire new employees and promote nonexecutive employees, in each case other than in the ordinary course of business consistent with past practice, (vi) terminate, or agree or commit to terminate, any employment or service agreements, with any executive-level employees, other than "for cause" terminations or (vii) grant any new equity or equity-based awards or short- or long-term incentives under any Company Share Plan or otherwise; provided, that, the Company and its Subsidiaries may pay annual bonuses in respect of the 2016 calendar year in the ordinary course of business;

  (l)
  (i) redeem, repurchase, prepay, defease, incur, create, or assume, or otherwise become responsible for any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities of it or any of its Subsidiaries (including by way of an intercompany loan to it) or guarantee any debt securities of others, other than (A) in replacement of existing or maturing debt on substantially the same terms or more favorable terms to it or its Subsidiaries, (B) in connection with amending existing indebtedness agreements to permit the consummation of the Offer, the Merger and the other transactions contemplated hereby, (C) in the ordinary course of its insurance or reinsurance business, (D) draw-downs under existing credit facilities and letters of credit and (E) guarantees of indebtedness of an Affiliate for indebtedness otherwise permitted by this Section 6.1(l)(i); (ii) make any loans, advances or capital contributions to any other Person, except (A) to or in any of its wholly owned Subsidiaries consistent with past practice, (B) for ordinary course transactions related to the Company Investment Assets in accordance with the Company Investment Policies or (C) routine advances for business expenses issued in the ordinary course of business consistent with past practice to any director, officer, employee, independent contractor, or consultant of the Company or any of its Subsidiaries, or (iii) cancel any material debts of any Person to it or any of its Subsidiaries or waive any claims or rights of material value;

  (m)
  grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or create or incur any encumbrance on any material Intellectual Property rights other than such grant, extension, amendment, waiver or modification of such rights by a wholly owned Subsidiary to the Company or any of its Subsidiaries;

  (n)
  enter, to the extent material to it and its Subsidiaries taken as a whole, any new lines of business, any classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

  (o)
  alter or amend in any material respect the Company Risk Policies or any existing underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP or applicable Law;

  (p)
  permit any Insurance Subsidiary of the Company to (i) enter into, modify or amend (in any material respect) or, terminate any Reinsurance Agreement or waive, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practices or (ii) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material Permits except as may be required by any Governmental Entity or applicable Laws; or

  (q)
  agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.1.

        Section 6.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 6.2 of the Parent Disclosure Letter or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 6.2 of the Parent Disclosure Letter or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably conditioned, delayed or withheld), Parent shall not, and in the case of clauses (d) and (e) and, solely as it relates to clauses (d) and (e), shall not permit any of its Subsidiaries to:

  (a)
  in respect of Parent only, (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for regular dividends paid to holders of Parent's preferred shares or Parent's subordinate voting shares or multiple voting shares in the ordinary course of business consistent with past practices, (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire newly issued shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital, except in the case of clause (iv), in the case of any (A) "cashless exercise" provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or in connection with tax withholding upon the exercise of stock options or the vesting of restricted stock units or (B) redemptions or repurchases of Parent's preferred shares or common shares pursuant to Parent's previously announced normal course issuer bid;

  (b)
  issue or sell any Parent Shares as consideration for, or to finance, the acquisition of, merger with, or purchase of a material interest in, any other Person (other than the Company solely

    (i) as contemplated by the Offer Price or (ii) in connection with any amendment or waiver of this Agreement pursuant to Section 7.4(h)) at a price per Parent Share that is less than the USD Equivalent of CAD$614.45 at the time of the entry into the agreement providing for such acquisition, merger or purchase; provided, however that Parent shall not be prohibited from or otherwise restricted in issuing or selling Parent Shares in such circumstances in an amount not to exceed $500,000,000 in the aggregate (based on the USD Equivalent of the price per Parent Share at the respective time of the entry into each such agreement providing for such acquisition, merger or purchase); provided, further, that, notwithstanding anything herein to contrary, Parent shall, except as expressly prohibited above in this clause (b), be permitted to issue, deliver, pledge, encumber, dispose of, or sell, any shares of its share capital of any class, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any right, warrants or options to acquire, any such shares;

  (c)
  amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its articles of incorporation or by-laws or waive any requirement thereof, except for the filing of articles of amendment to create a new series of preferred shares;

  (d)
  other than in connection with transactions related to Parent Investment Assets, amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, in each case, if such action, individually or together with all other such actions, could reasonably be expected to prevent, inhibit or materially delay the consummation of the Merger;

  (e)
  take any action with the knowledge and intent that it would (i) result in any of the conditions to the Offer set forth in Annex A or the Merger set forth in Article VIII not being satisfied or (ii) materially adversely affect or delay the ability of the parties to obtain any of the Transaction Approvals without imposition of a Burdensome Regulatory Action;

  (f)
  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization; or

  (g)
  agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.2.

        Section 6.3 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Acceptance Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Acceptance Time or Effective Time, as applicable, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement shall be interpreted in such a way as to place the Company or Parent in violation of any applicable Law.

 ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1 Preparation of Proxy Statement and Other Filings; Shareholder Meetings.

  (a)
  As promptly as practicable following the date of this Agreement, and in any event no later than February 17, 2017, (i) the Company and Parent shall jointly prepare and file with the SEC a registration statement on Form F-4 (or Form S-4) to register the offer and sale of Parent Shares pursuant to the Offer and the Merger (unless, with respect to the Merger only, the parties mutually agree to file a separate registration statement in conjunction with the Subsequent Proxy Statement) (the "Parent Registration Statement"), (ii) the Company shall prepare and file with the SEC, a proxy statement (the "Proxy Statement") to be sent to the shareholders of the Company relating to the Company Shareholder Meeting, (iii) the Company shall prepare the Company Shareholder Materials other than the Proxy Statement and (iv) to the extent that a Parent Shareholder Meeting is required to be held in accordance with Section 1.2, Parent shall prepare the Parent Meeting Materials. At such time or times as Parent and the Company agree, Parent and the Company shall, and shall cause their respective Affiliates to, prepare and file with the SEC, to the extent required under applicable Law, all other documents required to be filed by Parent or the Company, as applicable, with the SEC in connection with the Offer and the Merger (in the case of Parent, the "Other Parent Filings" and in the case of the Company, the "Other Company Filings"). The Parent Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) of the Exchange Act (the "Preliminary Prospectus"). The Company and Parent shall, and shall cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Proxy Statement, the Parent Registration Statement, the Other Company Filings, the Other Parent Filings and, if required, the Parent Meeting Materials. Without limiting the generality of the foregoing, (A) each of the Company and Parent shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Parent Registration Statement, the Proxy Statement and any Parent Meeting Materials, (B) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Company Filings and shall address or include, as applicable, in such documents comments reasonably proposed by Parent or its Representatives, (C) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Parent Filings and shall address or include, as applicable, in such documents comments reasonably proposed by the Company or its Representatives and (D) the Company and Parent shall upon reasonable prior written notice provide the other the information relating to it and its Affiliates required by the Securities Act and the Exchange Act to be set forth in the Parent Registration Statement and the Proxy Statement, the Other Parent Filings, the Other Company Filings or any Parent Meeting Materials and to correct any such if and to the extent that such information shall have become false or misleading in any material respect. Parent shall cause the Other Parent Filings to be made by it or its Affiliates, the Company shall cause the Other Company Filings to be made by it or its Affiliates, and the Company and Parent shall use their reasonable best efforts to cause the Parent Registration Statement, the Proxy Statement and any Parent Meeting Materials to comply in all material respects with the requirements of (1) the Securities Act and the Exchange Act, (2) the rules and regulations of the NYSE and the TSX and (3) the rules and regulations of FINRA, as applicable. Parent shall also take any action reasonably required to be taken under any applicable state securities and "blue sky" laws in connection with the issuance of Parent Shares. Following the time the Parent Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

  (b)
  The Company and Parent shall use their reasonable best efforts, after consultation with the other, to resolve all SEC comments with respect to the Parent Registration Statement and the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Other Company Filings as promptly as practicable after receipt thereof. Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all SEC comments with respect to the Other Parent Filings as promptly as practicable after receipt thereof. Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all TSX comments with respect to the Parent Meeting Materials as promptly as practicable after receipt thereof. The Company and Parent shall use their respective reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Parent Registration Statement effective for so long as necessary to complete the Offer and consummate the Merger. To the extent legally permitted, (i) Parent and the Company shall promptly notify the other in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Parent Registration Statement or the Proxy Statement and any request by the SEC or its staff for amendments or supplements to the Parent Registration Statement or the Proxy Statement or for additional information and shall promptly supply each other with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Parent Registration Statement or the Proxy Statement, (ii) the Company shall promptly notify Parent in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Company Filings and any request by the SEC or its staff for amendments or supplements to the Other Company Filings or for additional information and shall promptly supply Parent with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Company Filings and (iii) Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Parent Filings and any request by the SEC or its staff for amendments or supplements to the Other Parent Filings or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Parent Filings. If at any time before receipt of the Required Company Vote, either party determines that any information provided by it in the Parent Registration Statement or the Proxy Statement has become false or misleading in any respect or there shall otherwise occur any event that is required to be set forth in an amendment or supplement to the Parent Registration Statement, Proxy Statement, Other Parent Filings or Other Company Filings: (i) Parent and the Company (in the case of the Parent Registration Statement or the Proxy Statement), the Company (in the case of an Other Company Filings) or Parent (in the case of the Other Parent Filings) shall promptly prepare such an amendment or supplement; and (ii) the Company and Parent, as the case may be, shall promptly mail to its respective shareholders such amendment or supplement. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction.

    Without limiting the generality of the foregoing, to the extent legally permitted, (i) Parent and the Company shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company or Parent to SEC comments, to participate in the response of Parent or the Company, as applicable to any SEC comments with respect to the Parent Registration Statement or the Proxy Statement and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company or Parent, including by participating with Parent or the Company, as applicable, and their respective Representatives in any meetings or discussions with the SEC or its staff, (ii) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company to SEC comments, to participate in the response of the Company to any SEC comments with respect to the Other Company Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by Parent, including by participating with the Company and its Representatives in any meetings or discussions with the SEC or its staff and (iii) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of the filing of any response by Parent to SEC comments, to participate in the response of Parent to any SEC comments with respect to the Other Parent Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company, including by participating with Parent and its Representatives in any meetings or discussions with the SEC or its staff.

  (c)
  The Company shall, in accordance with its articles of association, organizational regulations and applicable Law, as promptly as practicable after the Parent Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Company shareholders (the "Company Shareholder Meeting") for the purpose of seeking the Required Company Vote for the Articles Amendment, the Board Modification and the Special Dividend Proposal (the "Company Shareholder Approval"). The Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the initial distribution and any supplemental distribution, to review and comment on the Company Shareholder Materials (and any amendments or supplements thereto) and shall address or include, as applicable, in such documents comments reasonably proposed by Parent or its Representatives. The Company shall use its reasonable best efforts to cause the Company Shareholder Materials to be mailed to the shareholders of the Company as promptly as practicable after the Parent Registration Statement is declared effective by the SEC. Unless the board of directors of the Company shall have effected a Company Recommendation Withdrawal in accordance with Section 7.4(g) and 7.4(h) (but in all cases subject to Section 7.4(i)), the Company shall include in the Proxy Statement and the Company Shareholder Materials the Company Recommendation and a statement that each director and executive officer of the Company intends to vote in favor of adopting and approving the Articles Amendment, the Board Modification and the Special Dividend Proposal and tender his or her Company Common Shares in the Offer. Unless the board of directors of the Company shall have effected a Company Recommendation Withdrawal in accordance with Section 7.4(g) and 7.4(h) (but in all cases subject to Section 7.4(i)), the Company shall use its reasonable best efforts to solicit from its shareholders proxies for purposes of obtaining the Required Company Vote. The Company shall use its reasonable best efforts to ensure that all proxies solicited by the Company and its Representatives in connection with the Company Shareholder Meeting are solicited in compliance with

    (i) applicable Law, (ii) its articles of association and organizational regulations and (iii) the rules and regulations of the NYSE.

  (d)
  Notwithstanding anything to the contrary set forth in this Agreement, the Company, after consultation with Parent, may (but shall not be required to) adjourn or postpone the Company Shareholder Meeting for up to 20 days per adjournment or postponement if (i) any amendment or supplement to the Proxy Statement required to be provided to the Company's shareholders has not been so provided or (ii) as of the time for which the Company Shareholder Meeting is originally scheduled there are insufficient Company Common Shares represented (either in person or by proxy) at the Company Shareholder Meeting to constitute a quorum necessary to conduct the business of Company Shareholder Meeting; provided, however, that the Company shall not adjourn or postpone the Company Shareholder Meeting pursuant to this Section 7.1(d) more than twice without the prior written consent of Parent. Following the Company Shareholder Meeting and at or before the Closing, the Company shall deliver to the corporate secretary of Parent a certificate setting forth the voting results from the Company Shareholder Meeting.

  (e)
  The Company hereby agrees to use commercially reasonable efforts to have each of its directors and executive officers enter into the Company Shareholder Voting Agreement within three (3) Business Days of the date hereof. The Company hereby acknowledges that under the Company Shareholder Voting Agreements, each of the shareholders of the Company party thereto will irrevocably grant to and appoint (subject to Section 4.2 of the applicable Company Shareholder Voting Agreement) Parent and up to two of Parent's designated representatives as such shareholder's proxy to vote the Company Common Shares held by such shareholder at the Company Shareholder Meeting or in any action by written consent of the shareholders of the Company during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), solely on the matters and in the manner specified in the Company Shareholder Voting Agreements (the "Company Shareholder Proxies"). The Company further agrees that during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

  (f)
  Parent shall vote or cause to be voted all Company Common Shares that are subject to a granted Company Shareholder Proxy in the manner set forth in Section 1(c) of the applicable Company Shareholder Voting Agreement at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

  (g)
  Except to the extent included in the Company Shareholder Materials with regard to the Company Shareholder Meeting, the Company shall, concurrently with the initial delivery thereof, make available to Parent any materials delivered to shareholders of the Company in their capacity as such for the purpose of soliciting any vote or written consent contemplated by Section 1(c) of the Company Shareholder Voting Agreement in the same manner so delivered.

        Section 7.2 Access to Information; Confidentiality.

  (a)
  Upon reasonable notice, each of Parent and the Company shall (and shall cause each of its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives, and any potential debt or equity financing sources of Parent or any other direct or indirect third party co-investor in Canada Sub, Bid Sub, Merger Sub or the Surviving Company, access, during normal business hours during the period before the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party may reasonably request. Notwithstanding anything in this Section 7.2 or Section 7.3 to the contrary, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into before the execution of this Agreement (including any Laws relating to privacy). The parties shall use commercially reasonable efforts to take appropriate actions as are necessary to permit disclosure, including entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege, or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party's financial advisors or outside legal counsel. No information or knowledge obtained in any investigation under this Section 7.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

  (b)
  The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect as provided under Section 10.5(a) up to and until the Closing; provided, however, that notwithstanding the foregoing, Parent shall be permitted to share any such information with any potential debt or equity financing sources of Parent or any other direct or indirect third party co-investor in Canada Sub, Bid Sub, Merger Sub or the Surviving Company, subject to such party agreeing to hold such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. The parties agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

        Section 7.3 Reasonable Best Efforts.

  (a)
  Subject to the other terms and conditions of this Agreement, each of the Company, Parent, Bid Sub and Merger Sub shall (and Parent shall cause Bid Sub and Merger Sub to) use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement, the Merger Agreement and applicable Law to, as promptly as reasonably practicable following the date of this Agreement, obtain the Transaction Approvals, and each of the Company and Parent agrees to promptly and jointly determine what authorizations, Orders or approvals under applicable antitrust or competition laws of any country, are advisable and warranted (the "Additional Antitrust Approvals"). In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as reasonably practicable following the date of this Agreement and in any event not later than (i) January 17, 2017, the appropriate filings and notifications required by the HSR Act and (ii) February 22, 2017, the appropriate filings and notifications required by all other Transaction Approvals and Additional Antitrust Approvals and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested under such requirements. The Company and Parent will each request early termination of the waiting period with respect to the Transactions under the HSR Act. Subject to Section 7.3(d), the Company, Parent, Bid Sub and Merger Sub shall (and Parent shall cause Bid Sub and Merger

    Sub to) use commercially reasonable efforts to obtain all other third party consents required in connection with the Transaction.

  (b)
  To the extent permissible under applicable Law and in each case regarding the Transactions or any of the other transactions contemplated by this Agreement and the Merger Agreement, each of the Company and Parent shall, in connection with the efforts referenced above to obtain the Transaction Approvals from Governmental Entities, to the extent legally permitted, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any substantive communication received by such party from, or given by such party to, any Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party; (iii) give the other party, or the other party's legal counsel, reasonable opportunity, in advance of the transmission thereof, to review and comment on any substantive communication (and shall address or include, as applicable, in such communication comments reasonably proposed by the other party) given by it to, and consult with each other in advance of any meeting, conference or substantive communication with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings, conferences and substantive communications. Each of the Company and Parent shall furnish to the other copies of all substantive filings, submissions, correspondence and communications from or with any Governmental Entity (or any other Person in connection with any proceeding initiated by a private party) in connection with the Transactions and the other transactions contemplated by this Agreement and the Merger Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate material provided to the other party as "Outside Counsel Only Material," and may redact the material as necessary to (A) remove references concerning valuation, (B) comply with contractual arrangements, (C) address legal privilege or other confidentiality concerns, or (D) comply with applicable Law.

  (c)
  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company agree to without the prior written consent of Parent) take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the divestiture, sale, transfer or licensing of any assets, businesses or properties of any of the Company, Parent, Bid Sub or Merger Sub or any of their respective Subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Parent and its Subsidiaries taken as a whole after giving effect to the Transactions) or (ii) limits Parent's freedom of action with respect to, or its ability to retain, any assets or businesses of the Company, Parent, Bid Sub or Merger Sub or any of their respective Subsidiaries (other than assets, businesses or properties that are de minimis in the aggregate to Parent and its Subsidiaries taken as a whole after giving effect to the Transactions) (any such requirement in the foregoing clauses (i) or (ii), individually or together with all other such requirements, a "Burdensome Regulatory Action").

  (d)
  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any necessary approval or consent from any Person (other than a Governmental Entity) with respect to the Transactions, neither Parent or any of its Subsidiaries nor the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose necessary approval or consent is being solicited any amount of cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, in each case, without the prior written consent of the other party.

  (e)
  Nothing in this Section 7.3 shall in any way limit the rights of the Company under Section 7.4 or Article IX.

        Section 7.4 Solicitation by the Company; Change of Company Recommendation.

  (a)
  Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by Section 7.4(c), following the conclusion of the Go-Shop Period, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use reasonable best efforts to cause its and its Subsidiaries' other Representatives to, immediately cease any discussions or negotiations with any Person or group relating to any Company Takeover Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company and shut down the applicable Person's or group's access to any physical or electronic "data room" maintained by the Company or its Representatives or analogous access to information.

  (b)
  Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by Section 7.4(c), following the conclusion of the Go-Shop Period, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries' respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate or induce any Company Takeover Proposal or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 7.4) or negotiations regarding, or furnish to any Person (other than to Parent and its Representatives) any information regarding the Company or any of its Subsidiaries (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, or that would reasonably be expected to lead to any Company Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or "standstill" or similar obligation of any Person (other than Parent) with respect to the Company or any of its Subsidiaries, (iv) make available any non-public information regarding the Company or any of its Subsidiaries to any Person (other than to Parent and its Representatives) in connection with or in response to any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Company Takeover Proposal, (v) authorize any of, or commit or agree to do any of, the foregoing. In addition, except as set forth in Section 7.4(g), the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries' respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Takeover Proposal or submit to the vote of its shareholders any Company Takeover Proposal before the termination of this Agreement or (B) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Company Takeover Proposal before the termination of this Agreement (other than a Company Acceptable Confidentiality Agreement) or (C) authorize any of, or commit or agree to do any of, the foregoing.

  (c)
  From and after the conclusion of the Go-Shop Period and prior to the Acceptance Time, nothing in Section 7.4(a) or Section 7.4(b) shall prohibit the Company or its Subsidiaries and Representatives at any time following the receipt by the Company of any Company Takeover Proposal from participating in any discussions or negotiations with, furnishing information to or waiving, modifying or electing not to enforce any confidentiality or "standstill" or similar obligation of, the Person making such Company Takeover Proposal and its Representatives, if the Company board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that (i) failure to take such action would reasonably be expected to be inconsistent with the Company's board of directors' fiduciary duties under applicable Law and (ii) such Company Takeover Proposal constitutes a Company Superior Proposal or would reasonably be likely to lead to a Company Superior Proposal; provided that (A) before the Company may furnish any information to, or negotiate with, any Person with respect to such a Company Takeover Proposal, the Company shall have entered into a confidentiality agreement with such Person containing confidentiality terms and "standstill" or similar obligations not less restrictive in the aggregate to such Person and its Representatives than the provisions of the Confidentiality Agreement are to Parent and its Representatives (a "Company Acceptable Confidentiality Agreement"), and (B) all such information has previously been made available to Parent and its Representatives or will be so made available substantially concurrent with the time it is provided to such Person (and in any event within 48 hours). For the avoidance of doubt, notwithstanding the conclusion of the Go-Shop Period, the Company and its Subsidiaries and Representatives may continue to engage in the activities described in Section 7.4(d) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions set forth in Section 7.4(a) and Section 7.4(b) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Company Takeover Proposal submitted by any Excluded Party following the conclusion of the Go-Shop Period.

  (d)
  Notwithstanding anything to the contrary in this Agreement, at any time and from time to time until 12:01 a.m. (New York time) on the thirty-first (31st) calendar day after the date of this Agreement (the period prior to such time, the "Go-Shop Period"), the Company, its Subsidiaries and its and their respective Representatives shall have the right to, without any allegation of breach of this Agreement by Parent, (1) solicit, initiate, encourage, facilitate and induce any inquiry or the making of any proposal or offer that constitutes a Company Takeover Proposal, including by making available any non-public information regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company or any of its Subsidiaries to any Person in connection with or in response to any Company Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Company Superior Proposal; provided that the Company shall make available to Parent substantially concurrently with providing to any such other Person (and in any event within 48 hours) any information concerning the Company or its Subsidiaries that was not previously provided to Parent or its Representatives; and (2) enter into or otherwise participate in any discussions or negotiations, or otherwise provide assistance, in connection with, or in furtherance of, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to any Company Takeover Proposal.

  (e)
  Following the date hereof (including during the Go-Shop Period), the Company shall promptly (and in any event within 48 hours after receipt) advise Parent orally and in writing of (i) any Company Takeover Proposal (or any withdrawal thereof), (ii) any request for information that would reasonably be expected to lead to a Company Takeover Proposal, (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Company Takeover Proposal and (iv) any negotiations sought to be initiated or resumed with either the Company or its

    Representatives concerning a Company Takeover Proposal, such notice to include the material terms (including price) and conditions of any such Company Takeover Proposal, request or inquiry (including a copy of any such written Company Takeover Proposal (and any financing commitments), request or inquiry and any amendments or modifications thereto or if oral, a written summary thereof) and the identity of the Person making the Company Takeover Proposal, request or inquiry. The Company shall keep Parent fully informed on a reasonably current basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Company Takeover Proposal, request or inquiry, including any changes to the material terms and conditions thereof. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 7.4(d) to Parent.

  (f)
  Except as set forth in Section 7.4(g), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent, (ii) fail to include the Company Recommendation in the Proxy Statement or the Schedule 14D-9, or (iii) recommend or publicly propose to recommend any Company Takeover Proposal (any action described in clause (i), (ii) or (iii) being referred to as a "Company Recommendation Withdrawal").

  (g)
  Notwithstanding anything to the contrary contained in this Agreement and subject to compliance with the provisions of this Section 7.4 (including Section 7.4(h)), at any time before the Acceptance Time, the Company's board of directors (or an authorized and empowered committee thereof) may make a Company Recommendation Withdrawal in response to a Company Takeover Proposal that the Company's board of directors (or applicable authorized and empowered committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Company Superior Proposal, in each case, if the Company's board of directors (or applicable authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate its fiduciary (or similar) duties under applicable Law.

  (h)
  Notwithstanding anything to the contrary contained in this Agreement, the Company's board of directors (and any authorized and empowered committee thereof) shall not be entitled to make a Company Recommendation Withdrawal under Section 7.4(g), unless (i) the Company shall have provided to Parent at least three Business Days before taking such action written notice that it intends to make a Company Recommendation Withdrawal and specifying the reasons therefor (and, if applicable, the information required by Section 7.4(e)), (ii) during such three Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding any amendment or waiver to this Agreement proposed by Parent which shall be kept confidential by the Company (except to the extent required to be disclosed under applicable Law), (iii) the Company has not materially breached its obligations under this Section 7.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent) and (iv) the Company's board of directors (or an authorized and empowered committee thereof) shall have determined, after taking into account all amendments and waivers to this Agreement made in writing by Parent in response to such Company Takeover Proposal by 5:00 PM New York Time on the third Business Day of such three Business Day period, and after consultation with its outside legal counsel and financial advisor, that (x) failure to take action with respect to the Company Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (y) such Company Takeover

    Proposal continues to constitute a Company Superior Proposal. The parties agree that any amendment to the financial terms (which shall include any change in (x) the form of consideration or (y) the percentage or allocation of form of consideration) or other material terms and conditions of a Company Takeover Proposal giving rise to proposed actions described in clause (i) above shall require a party to provide new written notification and shall commence a new three Business Day period under this Section 7.4(h).

  (i)
  Unless this Agreement has been terminated in accordance with its terms, notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Shareholder Meeting and to hold a vote of its shareholders for purposes of obtaining the Company Shareholder Approval shall not be limited or otherwise affected by (i) a Company Recommendation Withdrawal or (ii) the commencement, disclosure, announcement or submission to the Company of any Company Takeover Proposal (whether or not a Company Superior Proposal). Unless this Agreement has been terminated in accordance with its terms, if the Company makes a Company Recommendation Withdrawal, (i) the Company shall nevertheless submit the matters contemplated by the Required Company Vote to a vote of its shareholders and (ii) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Company Recommendation Withdrawal in accordance with applicable Law after consultation with outside legal counsel.

  (j)
  Nothing contained in this Section 7.4 shall prohibit the Company or the Company board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act (including a "stop, look and listen" communication to Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its shareholders if its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law; provided that (A) any Company Recommendation Withdrawal only may be made in accordance with Section 7.4(g) and Section 7.4(h) and (B) any such disclosure (other than issuance by the Company of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company's board of directors with respect to this Agreement or a Company Takeover Proposal shall be deemed to be a Company Recommendation Withdrawal unless the Company in connection with such communication publicly states that the recommendation of its board of directors with respect to this Agreement has not changed or refers to the prior recommendation of the Company's board of directors, without disclosing any Company Recommendation Withdrawal.

  (k)
  Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 7.4 by any Representatives of the Company (or any of its Subsidiaries), shall be deemed to be a breach of this Section 7.4 by the Company.

        Section 7.5 No Solicitation by Parent; Change of Parent Recommendation.

  (a)
  Parent shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries' respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate or induce any Parent Takeover Proposal or the making, submission, announcement or consummation thereof, or any proposal, inquiry or offer that would reasonably be expected to lead to, any Parent Takeover Proposal, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 7.5) or negotiations regarding, or furnish to any Person (other than to the Company and its Representatives) any information regarding Parent or any of its Subsidiaries (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, or that would reasonably be expected to lead to any Parent Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or "standstill" or similar obligation of any Person (other than the Company) with respect to Parent or any of its Subsidiaries, (iv) make available any non-public information regarding Parent or any of its Subsidiaries to any Person (other than to the Company and its Representatives) in connection with or in response to any Parent Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to any Parent Takeover Proposal, or (v) authorize any of, or commit or agree to do any of, the foregoing. In addition, Parent shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries' respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Parent Takeover Proposal or submit to the vote of its shareholders any Parent Takeover Proposal, (B) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Parent Takeover Proposal or (C) authorize any of, or commit or agree to do any of, the foregoing.

  (b)
  Nothing contained in this Section 7.5 shall prohibit Parent or Parent's board of directors from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Section 2.17 of National Instrument 62-104-Takeover Bids and Issuer Bids ("NI 62-104") or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act (including a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or Section 2.17(2)(c) of NI 62-104).

  (c)
  Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 7.5 by any Representatives of Parent (or any of its Subsidiaries), shall be deemed to be a breach of this Section 7.5 by Parent.

        Section 7.6 Fees and Expenses.

        Except as provided in Article IX, whether or not the Offer and the Merger are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, except as otherwise expressly provided herein, and except that out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with filing, printing and mailing, as the case may be, of the Parent Registration Statement, the Proxy Statement, the Company Shareholder Materials, any Parent Meeting Materials, the pre-merger notification requirements of the HSR Act and any amendments or supplements thereto shall be shared equally by Parent and the Company.

        Section 7.7 Indemnification; Directors' and Officers' Insurance.

  (a)
  From and after the Effective Time, Parent shall and, to the extent applicable, shall cause the Surviving Company to, to the fullest extent permitted by applicable Law (and, in the case of former directors and officers, to the extent permitted by the articles of association and organizational resolutions of the Company in effect immediately before the Closing and applicable Law), indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time before the date hereof or who becomes before the Effective Time, a director or officer of the Company or its Subsidiaries (the "Company Indemnified Parties") from and against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, at or following, the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby.

  (b)
  Subject to Section 7.7(c), the organizational documents of the Surviving Company shall include provisions for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties at least as favorable as those in effect on the date of this Agreement. Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its organizational documents providing for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or before the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Company Indemnified Parties' indemnification rights thereunder.

  (c)
  Subject to the remaining provisions of this Section 7.7(c), the Surviving Company shall, and Parent shall cause the Surviving Company to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors' and officers' liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company's current directors' and officers' liability insurance and fiduciary liability insurance (the "Company Current Insurance") with respect to matters existing or occurring at or before the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Company Current Insurance and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date hereof and before the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by the Company and as are reasonably acceptable to Parent. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to expend for any such policies contemplated by this Section 7.7(c) an annual premium (measured for purposes of any "tail" by reference to 1/6th the aggregate premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (d)
  If Parent or the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume and honor the obligations set forth in this Section 7.7.

  (e)
  From and after the Effective Time, Parent and the Surviving Company agree not to, directly or indirectly, amend, modify, limit or terminate the indemnification, advancement of expenses and exculpation provisions contained in the agreements listed in Section 7.7(e) of the Company Disclosure Letter.

  (f)
  The provisions of Section 7.7(a) through (e) above: (i) are expressly intended to be for the benefit of, and shall (subject to the second sentence of Section 7.7(b)) be enforceable by, each Company Indemnified Party, his or her heirs and legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Parent and the Surviving Company shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Company Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.7 (subject to reimbursement if the Company Indemnified Party is subsequently determined not to be entitled to indemnification under Section 7.7(a)).

        Section 7.8 Public Announcements. The press release to be issued after the execution of this Agreement by all parties regarding the Offer and Merger shall be a joint press release and thereafter each of Parent and the Company shall, except as may be required by applicable Law or by obligations under any listing agreement with or rules of the NYSE or the TSX or by request of any Governmental Entity, give the other party and its Representatives a reasonable opportunity in advance of issuing any press release or otherwise making any public statement with respect to this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby to review and comment on any such press release or public statement (and shall address or include, as applicable, in such press release or public statement comments reasonably proposed by the other party); provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated dispute among the parties to this Agreement.

        Section 7.9 Employee Benefits.

  (a)
  As of the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, continue to employ each Person employed by the Company or any of its Subsidiaries as of the Acceptance Time (such employees, collectively, the "Employees"). Nothing contained in this Agreement shall constitute a guarantee of continued employment of any Employee.

  (b)
  From the Acceptance Time through the first anniversary of the Closing Date, Parent shall (or shall cause its Subsidiaries to) provide each Employee with (i) a base salary or hourly wage that is no less than the base salary or hourly wage that such Employee received from the Company or any of its Subsidiaries immediately prior to the Acceptance Time, (ii) incentive compensation opportunities (including annual and long-term incentive compensation opportunities, but excluding any change in control or retention pay or benefits in connection with the transactions contemplated by this Agreement) that are no less than the incentive compensation opportunities provided to such Employee by the Company or any of its Subsidiaries immediately prior to the Acceptance Time, and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Employee by the Company or any of its Subsidiaries immediately prior to the Acceptance Time.

  (c)
  With respect to any Employee whose employment is terminated by Parent, the Company or any of their respective Subsidiaries from and after the Acceptance Time and on or before the first anniversary of the Acceptance Time, Parent shall provide, or shall cause the Company or any of their respective Subsidiaries to provide such Employee with the payments and benefits determined in accordance with Section 7.9(c) of the Company Disclosure Letter, in each case taking into account all service with the Company, Parent and their respective Subsidiaries;

    provided, however, that any severance payment or benefit provided to such terminated Employee shall be subject to the execution and effectiveness of a general release of claims.

  (d)
  Parent and its Subsidiaries shall ensure that any Compensation and Benefit Plan in which the Employees are eligible to participate after the Acceptance Time shall, to the extent applicable, take into account for all purposes, including eligibility, accrual and vesting thereunder (but not for purposes of defined benefit pension benefit accruals), except to the extent it would result in a duplication of benefits or the funding thereof, service by the Employees with the Company and any of its Subsidiaries (and any applicable predecessor) before the Acceptance Time, to the same extent such service was credited before the Acceptance Time under a comparable Company Benefit Plan.

  (e)
  Parent shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Benefit Plan in which such Employees may be eligible to participate after the Acceptance Time (except to the extent that such conditions, exclusions or requirements applied to the Employee under comparable Company Benefit Plans) and (ii) provide each Employee with credit for any co-payments and deductibles paid during the calendar year in which the Acceptance Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare or benefit plans in which such Employee is eligible to participate during such year.

  (f)
  To the extent that the Company has not paid annual bonuses for the 2016 calendar year generally to its Employees prior to the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, pay, no later than March 15, 2017, such bonuses to Employee in the amounts (less any applicable withholding) determined by the Compensation Committee of the Company prior to the Acceptance Time.

  (g)
  Notwithstanding the foregoing, nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Compensation and Benefit Plan, (ii) alter or limit Parent's or any of its Subsidiaries' (including the Company and its Subsidiaries, following the Acceptance Time) ability to amend, modify or interpret or terminate any Compensation and Benefit Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Employee, any right to rely upon or demand or enforce the provisions of this Section 7.9.

        Section 7.10 Listing; Reservation for Issuance. Parent shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX to be effective no later than the Acceptance Time all Parent Shares to be issued in the Offer and Merger to shareholders of the Company (the "Listed Parent Shares"), subject only to the satisfaction by Parent of customary listing conditions of the TSX. Parent shall take all action necessary to reserve for issuance, on or before the Closing Date, any Listed Parent Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time.

        Section 7.11 Tax Treatment.

  (a)
  If the Consideration Threshold is met, the parties intend the Offer and the Merger to be a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and, in such case, will report it as such for U.S. federal, state and local income tax purposes. Except with respect to Parent's election to increase the Cash Consideration pursuant to a Consideration Mix Change, none of the parties will knowingly take any action or fail to take any action, which action or failure to act is reasonably likely to cause the Offer and the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations.

  (b)
  In the event that the Consideration Threshold is met, each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to provide representations of officers of Parent, Merger Sub and the Company to be relied on by counsel in rendering a written opinion that the Offer and Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

  (c)
  Except with respect to actions undertaken pursuant to this Agreement, none of the parties hereto will knowingly take any action that is reasonably likely to cause the Merger to fail to qualify as a "foreign merger" within the meaning of Subsection 87(8.1) of the Income Tax Act (Canada).

        Section 7.12 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity or the NYSE or the TSX (or any other securities market) in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Offer in Annex A or the Closing in Article VIII or would trigger a right of termination under Section 9.1 and (c) any Action commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the transactions contemplated hereby. Failure to comply with this Section 7.12 shall not result in the failure of any condition under Annex A or Article VIII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 7.12.

        Section 7.13 Formation and Obligations of Bid Sub and Merger Sub. As soon as practicable after the date hereof, Parent shall organize Canada Sub, Bid Sub and Merger Sub in accordance with applicable Law. Parent shall cause each of Bid Sub and Merger Sub to (i) enter into a written joinder agreement promptly following the organization of Bid Sub and Merger Sub, pursuant to which Bid Sub and Merger Sub will agree to become a party to and be bound by the terms of this Agreement and (ii) take any action required by this Agreement and the Merger Agreement to be taken by Bid Sub or Merger Sub, as applicable, from the date of its organization through the Closing. Prior to the Effective Time, Bid Sub and Merger Sub will not undertake any activity except for any activity specifically required by this Agreement or the Merger Agreement or otherwise required to consummate the Transactions. Unless Parent makes a Consideration Mix Change pursuant to the definition of "Cash Consideration" contained in this Agreement that prevents the Offer and the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, as soon as practicable after their respective formations, each of Canada Sub, Bid Sub and Merger Sub will file an election on IRS Form 8832 that its initial classification for United States federal income tax purposes will be disregarded as a separate entity.

        Section 7.14 Rule 16b-3. Prior to the Acceptance Time, each of Parent and the Company shall take all reasonable steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

        Section 7.15 Anti-Takeover Statute. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement (including the Transactions and the other transactions contemplated hereby). If any Takeover Law is or may become applicable to this Agreement (including the Transactions and the other transactions contemplated hereby), each of the Company, Parent, Bid Sub and Merger Sub and their respective boards of directors shall (and Parent shall cause Bid Sub and Merger Sub to) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

        Section 7.16 Securityholder Litigation. The Company shall promptly notify Parent in writing of any Action relating to this Agreement by any securityholder of the Company and permit Parent to participate in the defense thereof. The Company shall not settle or offer to settle any such Action without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall promptly notify the Company in writing of any Action relating to this Agreement by any securityholder of Parent and permit the Company to participate in the defense thereof. Parent shall not settle or offer to settle any such Action without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, "participate" means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Parent and the Company in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

        Section 7.17 Supplemental Indentures. To the extent required, concurrently with the Closing, the Surviving Company shall (a) issue and cause to be executed by the requisite parties supplemental indentures pursuant to Section 9.1 of (i) that certain Senior Indenture, dated as of November 15, 2010, between Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon, as supplemented by the First Supplemental Indenture, dated as of November 15, 2010, between Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon and the Second Supplemental Indenture, dated as of December 30, 2010, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon (as supplemented, the "2010 Allied World Indenture") and (ii) that certain Senior Indenture, dated as of October 29, 2015, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon, as supplemented by the First Supplemental Indenture, dated as of October 29, 2015, among Allied World Assurance Company Holdings, AG, Allied World Assurance Company Holdings, Ltd. and The Bank of New York Mellon (as supplemented, the "2015 Allied World Indenture" and together with the 2010 Allied World Indenture, the "Allied World Indentures"), and (b) comply with the applicable provisions of the Allied World Indentures, including, the delivery of any opinion of counsel required thereunder.

        Section 7.18 Special Dividend. Subject to applicable Laws:

  (a)
  Following the Company Shareholder Approval, and conditioned upon the occurrence of the Acceptance Time and restrictions under Swiss law, the Company shall declare and pay a special dividend of $5.00 per Company Common Share (the "Special Dividend") payable to holders of record of outstanding Company Common Shares as of immediately prior to the Acceptance Time. The Company shall cause the Special Dividend to be paid, without interest, as soon as possible after, but in any event within fifteen (15) Business Days after, the Acceptance Time.

  (b)
  If, between the date hereof and the Acceptance Time, the outstanding Company Common Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Special Dividend shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

        Section 7.19 Financing Assistance.

  (a)
  The Company shall use its reasonable best efforts to provide such cooperation (including with respect to timeliness) to Parent as Parent may reasonably request in connection with any financing, including by way of public offering or private placement in Canada, the United States or elsewhere, carried out by Parent or any of its Subsidiaries prior to the Effective Time, including (i) participating in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and sessions with underwriters, prospective investors and ratings agencies; (ii) furnishing Parent and any underwriters with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including reconciliation of financial information from GAAP to IFRS to the extent required for the preparation of pro forma financial statements; (iii) assisting Parent and any underwriters in the preparation of any investor presentations, rating agency presentations, offering memoranda, prospectuses and similar documents solely with respect to information about the Company and its Subsidiaries; (iv) using commercially reasonable efforts to obtain consent(s) from the Company's accountants to allow Parent to include, or incorporate by reference, in any offering memorandum or prospectus, the Company's financial statements and such accountants' reports thereon and to deliver customary consents and comfort letters in connection with such financial statements and translated versions of such financial statements and reports, together with customary translation opinions; and (v) providing, and using commercially reasonable efforts to cause the Company's accountants to provide, assistance to Parent in the preparation of pro forma financial statements (provided that, for the avoidance of doubt, Parent shall be solely responsible for the preparation of any such pro forma financial statements) and other information about the Company and its Subsidiaries included in any offering memorandum, prospectus or other filing with the SEC or Canadian provincial or territorial securities regulatory authorities; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 7.19), (i) nothing in this Agreement shall require any cooperation to the extent that it would require the board of directors of the Company or board of (managing) directors of any of its Subsidiaries to take any action or the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time or to approve the execution or delivery of any document or certificate in connection with any financing, and (ii) no officer of the Company or any of its Subsidiaries who is not an officer of the Surviving Company shall be obligated to deliver any certificate in connection with any financing, other than customary certificates or representation letters to the Company's accountant in connection with any consent or comfort letter to be provided pursuant to clause (iv) above, and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with any financing; and provided, further, that, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument, other than customary certificates or representation letters to the Company's accountant in connection with any consent or comfort letter to be provided pursuant to clause (iv) above, shall be effective until the Effective Time and none of the Company and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time. Notwithstanding anything in this Section 7.19 to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or commitment in connection with any financing prior to the Effective Time.

  (b)
  Parent shall, promptly upon request by the Company or promptly after termination of this Agreement, reimburse the Company for all reasonable out-of-pocket expenses and costs incurred in connection with the performance by the Company or other Persons with their respective obligations under this Section 7.19 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees, Affiliates and/or agents from an against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such obligations, in each case other than to the extent any of the foregoing (x) arises from the bad faith, gross negligence or intentional misconduct of, or breach of this Agreement by, the Company or any of its Subsidiaries or their respective officers, directors, employees, Affiliates and/or agents or (y) arises from or relates to information provided by or on behalf of the Company or any of its Subsidiaries or their respective officers, directors, employees, Affiliates and/or agents for use in connection with any financing. Notwithstanding anything to the contrary contained herein, Parent, Bid Sub and Merger Sub acknowledge and agree that the Company and its Subsidiaries shall not, prior to the Effective Time, be obligated to incur any liability or commitment to any Person under any financing or any cooperation provided by this Section 7.19. Notwithstanding anything in this Section 7.19 to the contrary, the condition set forth in clause (b) of Annex A as it applies to the Company's obligations under this Section 7.19, shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 7.19.

        Section 7.20 Investment Portfolio. During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) the Company agrees to manage the investment portfolio of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, provided that, notwithstanding the foregoing, in the event of any proposed extraordinary change in its investment management strategy and/or in economic circumstances affecting such investment management strategy, the Company will obtain the prior written consent of Parent before making any change in its investment management strategy and (ii) the Company shall also work with Parent to facilitate and expedite the transition of its investment management strategy effective upon the Acceptance Time.

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction before the Closing of the following conditions, unless waived in writing (if such waiver is permitted and effective under applicable Law) by both the Company and Parent:

  (a)
  No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, prohibiting or making illegal the consummation of the Merger shall be in effect and no Governmental Entity shall have instituted any Action that is pending seeking any such order. There shall not be any Law enacted, entered, enforced or made applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal or otherwise restrains, enjoins or prohibits the Merger.

  (b)
  Squeeze-Out Condition.    The Squeeze-Out Condition shall have been satisfied at the expiration of the Offer (as it may be extended in accordance with the terms of Section 1.1(c)).

  (c)
  Completion of the Offer; Merger Agreement.

  (i)
  Bid Sub shall have accepted for payment the Company Common Shares validly tendered and not withdrawn in the Offer.

  (ii)
  The Merger Agreement shall have been executed and delivered by Bid Sub, Merger Sub and the Company and shall be in full force and effect. The Merger Audit Report shall have been executed and delivered by a specially qualified auditor and shall be in full force and effect. The Merger Right of Inspection shall have been granted to the Company's and Merger Sub's shareholders and quota holder, respectively, in the form and substance as required pursuant to Article 16 Swiss Merger Act. The Merger Employee Consultation shall have been conducted in the form and substance as required pursuant to Article 28 Swiss Merger Act in connection with Article 333a Swiss Code of Obligations.

  (d)
  Subsequent Company Shareholder Approval.    The Subsequent Company Shareholder Approval shall have been obtained with such approval being recorded in the form of a public deed as required pursuant to Article 18 Swiss Merger Act and the information regarding the Employee Consultation pursuant to Article 28 (2) Swiss Merger Act.

  (e)
  Subsequent Merger Sub Quota Holder Approval.    The Merger Agreement shall have been approved by the majority required pursuant to Article 18, paragraph 1(c) of the Swiss Merger Act at the Subsequent Merger Sub Quota holder Meeting with such approval being recorded in the form of a public deed as required pursuant to Article 18 Swiss Merger Act and the information regarding the Employee Consultation pursuant to Article 28 (2) Swiss Merger Act.

ARTICLE IX

TERMINATION

        Section 9.1 Termination. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time before the Effective Time, by written notice of the terminating party or parties (acting through the board of directors of the terminating party or parties), whether before or after the Company Shareholder Approval has been obtained only:

  (a)
  by mutual consent of the Company and Parent in a written instrument;

  (b)
  by either the Company or Parent, upon written notice to the other party, if (i) a Governmental Entity that is required to grant a Transaction Approval has denied such Transaction Approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including the acquisition or payment for Company Common Shares pursuant thereto), and such Order or other action has become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily caused any such denial, Order or other action;

  (c)
  prior to the Acceptance Time, by either the Company or Parent, upon written notice to the other party, if the Offer shall not have been consummated on or before August 18, 2017 (the "End Date"); provided that (i) if all of the conditions in Annex A (other than the conditions set forth in subsections (iii) (to the extent relating to the matters set forth in subsections (vii) or (viii) of the first paragraph of Annex A), (vii) or (viii) of the first paragraph of Annex A) have been satisfied or (if such waiver is permitted hereunder) waived, either Parent or the Company shall have the right by delivering written notice to the other party to extend the End Date for up to two additional 30-day periods and (ii) the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily caused the failure of the Offer to be consummated on or before such date;

  (d)
  prior to the Acceptance Time, by Parent upon written notice to the Company, if (i) the board of directors (or any authorized and empowered committee thereof) of the Company shall have effected a Company Recommendation Withdrawal (including by amending or supplementing the Company Shareholder Materials or the Schedule 14D-9 to effect a Company Recommendation Withdrawal), (ii) the Company shall have materially breached its obligations under Section 7.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent) or (iii) a tender offer or exchange offer for 20% or more of the outstanding Company Common Shares (other than by Parent) is commenced, and the Company board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (it being understood and agreed that any "stop, look and listen" disclosure, including pursuant to subsection 2.17(2)(c) of NI 62-104, prior to the end of such period shall not be a failure to recommend against such tender offer or exchange offer) or (iv) the board of directors of the Company fails to reaffirm publicly the Company Recommendation (A) within ten (10) Business Days of Parent's written request to do so in the event of any Company Takeover Proposal that is a tender offer or exchange offer under a Schedule TO, or (B) within seven (7) calendar days of Parent's written request to do so in the event of any other Company Takeover Proposal that has been made public or in the event of any other public disclosure by the Company that relates to the approval, recommendation or declaration of advisability of the Transactions, provided that, in the case of clauses (A) and (B), Parent shall be entitled to make such a written request for reaffirmation, and the board of directors of the Company shall only be required to make such reaffirmation, on one occasion with respect to any one Company Takeover Proposal.

  (e)
  prior to the Acceptance Time, by the Company upon written notice to Parent, if (i) Parent shall have materially breached its obligations under Section 7.5 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from the Company) or (ii) a tender offer or exchange offer for 30% or more of the outstanding Parent Shares is commenced, and Parent's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (it being understood and agreed that any "stop, look and listen" disclosure prior to the end of such period shall not be a failure to recommend against such tender offer or exchange offer);

  (f)
  prior to the Acceptance Time, by Parent if Parent is not in material breach of its obligations under this Agreement, upon written notice to the Company if there shall have been a breach by the Company of any of the covenants or agreements in this Agreement or any representations or warranties of the Company set forth in this Agreement shall have become inaccurate or been breached by the Company, which breach or inaccuracy, individually or in the aggregate, results in (or would result in if continuing or occurring on the Closing Date), the failure of any of the conditions set forth in clause (a) or (b) of Annex A and which breach has not been cured within thirty days following written notice thereof to the Company or, by its nature, cannot be cured within such time period;

  (g)
  prior to the Acceptance Time, by the Company if the Company's board of directors has effected a Company Recommendation Withdrawal in response to a Company Superior Proposal pursuant to Section 7.4(g) in order to enter into a definitive agreement to effect such Company Superior Proposal, provided that the Company pays the Company Termination Fee to Parent prior to or simultaneously with the termination of this Agreement pursuant to this Section 9.1(g);

  (h)
  prior to the Acceptance Time, by the Company if the Company is not in material breach of its obligations under this Agreement, upon written notice to Parent if (i)(A) the representations and warranties of Parent set forth in Section 5.2(a) (Capital Structure) and Section 5.8(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except, in respect of the representations and warranties set forth in Section 5.2(a), for errors that are de minimis in the aggregate), (B) any of the representations and warranties set forth in Section 5.1 (Organization, Standing and Power), 5.3(a) (Authority; Non-Contravention), 5.5(a) (Board Approval), 5.10 (Vote Required) or 5.22 (Brokers or Finders) shall not be true and correct in all material respects as of the date of this Agreement and the expiration of the Offer as though made on and as of the expiration of the Offer (except for such representations and warranties made only as of a specified date, which shall not be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by "materiality", "Material Adverse Effect" or similar qualifier set forth herein, which shall not be true and correct in all respects) or (C) the representations and warranties of Parent set forth in this Agreement, other than those listed in clause (A) or (B), shall not be true and correct as of the date of this Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall not be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Parent Material Adverse Effect, (ii) Parent shall have failed to perform in all material respects all obligations or shall have failed to comply in all material respects with all agreements and covenants of Parent to be performed and complied with by it under this Agreement and in the case of each clause (i) and (ii) above, such inaccuracy or failure to be true and correct or failure to perform or to comply has not been cured within thirty days following written notice thereof to Parent or, by its nature, cannot be cured within such time period, or (iii) the Company shall not have received a certificate dated the date of the expiration of the Offer and signed on behalf of Parent by a duly authorized officer of Parent certifying that clauses (i) and (ii) above are not applicable;

  (i)
  by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting, or any adjournment or postponement thereof at which the applicable vote was taken;

  (j)
  by either the Company or Parent, in the event that Parent is required to hold a Parent Shareholder Meeting pursuant to Section 1.2 and at such meeting, or any adjournment or postponement thereof at which the applicable vote was taken, the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon;

  (k)
  prior to the Acceptance Time, by Parent, if since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

  (l)
  prior to the Acceptance Time, by the Company, if since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Parent Material Adverse Effect; or

  (m)
  on or after the Acceptance Time, by Parent or the Company in the event the Squeeze-Out Condition has not been satisfied as of immediately prior to the Acceptance Time.

        Section 9.2 Effect of Termination.

  (a)
  In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Company, Bid Sub, Merger Sub or Parent or their respective officers or directors under or arising from this Agreement, except with respect to (i) Section 7.2(b) (Confidentiality), (ii) Section 7.6 (Fees and Expenses), (iii) this Section 9.2 (Effect of Termination), (iv) Section 9.3 (Matters Relating to Termination), (v) Article X (General Provisions) and (vi) solely in connection with a termination pursuant to Section 9.1(m), Article I, Section 3.3, Section 3.4, Section 3.5, Section 7.7, Section 7.9, Section 7.11 (to the extent applicable), Section 7.17 (to the extent applicable) and Section 7.18, which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement. For purposes of this Agreement, "willful and material breach" means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

  (b)
  If Parent terminates this Agreement under Section 9.1(d) or the Company terminates this Agreement under Section 9.1(g), then the Company shall, as promptly as reasonably practicable (and in any event (i) not later than the next Business Day following such termination in the case of a termination by Parent under Section 9.1(d) and (ii) prior to or simultaneously with the termination in the case of a termination by the Company under Section 9.1(g)), pay to Parent, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee.

  (c)
  If the Company terminates this Agreement under Section 9.1(e), then Parent shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination), pay to the Company, by wire transfer of immediately available funds, an amount equal to $196,000,000 (the "Parent Termination Fee").

  (d)
  (i) If Parent terminates this Agreement under Section 9.1(f), then the Company shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination) pay to Parent, by wire transfer of immediately available funds, an amount equal to Parent's Reimbursable Expenses, which amount shall be fully creditable against the Company Termination Fee in the event such Company Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(d), and (ii) if Parent terminates this Agreement under Section 9.1(c) or 9.1(f) and (A) from and after the date of this Agreement and at any time before the Acceptance Time, a Company Takeover Proposal (including from an Excluded Party) has been publicly announced or otherwise communicated to the officers of the Company or its board of directors and (B) the Company enters into a definitive agreement with respect to, or there is consummated by the Company, a transaction in connection with such Company Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Company Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee. For purposes of this Section 9.2(d), each reference to "20% or more" in the definition of "Company Takeover Proposal" shall be deemed to be a reference to "more than 50%."

  (e)
  (i) If the Company terminates this Agreement under Section 9.1(h), then Parent shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination) pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company's Reimbursable Expenses, which amount shall be fully creditable against the Parent Termination Fee in the event such Parent Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(e), and (ii) if the Company terminates this Agreement under Section 9.1(c) or 9.1(h), and (A) from and after the date of this Agreement and at any time before the Acceptance Time, a Parent Takeover Proposal has been publicly announced or otherwise communicated to the officers of Parent or its board of directors and (B) Parent enters into a definitive agreement with respect to, or there is consummated by Parent, a transaction in connection with such Parent Takeover Proposal with the Person (or an Affiliate thereof) originally making such Parent Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee. For purposes of this Section 9.2(e), each reference to "30% or more" in the definition of "Parent Takeover Proposal" shall be deemed to be a reference to "more than 50%."

  (f)
  If either party terminates this Agreement under Section 9.1(i) then (i) the Company shall, as promptly as reasonably practicable (and in any event (A) not later than the next Business Day following such termination in the case of a termination by Parent and (B) prior to or simultaneously with the termination in the case of a termination by the Company) pay to Parent, by wire transfer of immediately available funds, an amount equal to Parent's Reimbursable Expenses, which amount shall be fully creditable against the Company Termination Fee in the event such Company Termination Fee becomes payable pursuant to clause (ii) of this Section 9.2(f), and (ii) if (A) from and after the date of this Agreement and before such vote a Company Takeover Proposal in respect of the Company has been publicly announced or otherwise communicated to the officers of the Company or the Company's board of directors and (B) the Company enters into a definitive agreement with respect to, or there is consummated by the Company, a transaction in connection with such Company Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Company Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee. For purposes of this Section 9.2(f) each reference to "20% or more" in the definition of "Company Takeover Proposal" shall be deemed to be a reference to "more than 50%."

  (g)
  If either party terminates this Agreement under Section 9.1(j) then (i) Parent shall, as promptly as reasonably practicable (and in any event (A) not later than the next Business Day following such termination in the case of a termination by the Company and (B) prior to or simultaneously with the termination in the case of a termination by Parent) pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company's Reimbursable Expenses, which amount shall be fully creditable against the Parent Termination Fee in the event such Parent Termination Fee becomes payable pursuant to clause (ii) of this

    Section 9.2(g), and (ii) if (A) from and after the date of this Agreement and before such vote a Parent Takeover Proposal in respect of the Company has been publicly announced or otherwise communicated to the officers of Parent or Parent's board of directors and (B) Parent enters into a definitive agreement with respect to, or there is consummated by Parent, a transaction in connection with such Parent Takeover Proposal with the Person or group (or an Affiliate thereof) originally making such Parent Takeover Proposal within twelve months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee. For purposes of this Section 9.2(g) each reference to "30% or more" in the definition of "Parent Takeover Proposal" shall be deemed to be a reference to "more than 50%."

        Section 9.3 Matters Relating to Termination.

  (a)
  Except with respect to a termination under Section 9.1(d)(ii) or Section 9.1(f) that arises from the willful and material breach of this Agreement or fraud by the Company, each of the Company and Parent acknowledges and agrees that if Parent is entitled to receive and actually receives the Company Termination Fee under this Agreement, Parent's receipt of the Company Termination Fee shall constitute Parent's and Merger Sub's sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

  (b)
  Except with respect to a termination under Section 9.1(e)(i) or Section 9.1(h) that arises from the willful and material breach of this Agreement or fraud by Parent or Merger Sub, each of the Company and Parent acknowledges and agrees that if the Company is entitled to receive and actually receives the Parent Termination Fee under this Agreement, the Company's receipt of the Parent Termination Fee shall constitute the Company's sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

  (c)
  The parties agree and understand that in no event shall either party be required to pay the Parent Termination Fee or the Company Termination Fee, as applicable, on more than one occasion.

  (d)
  The parties acknowledge and agree that the agreements contained in Section 9.2 and this Section 9.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable under Section 9.2 do not constitute a penalty. If a party fails to pay as directed in writing by the other party the termination fee due to such party under Section 9.2 within the time periods specified in Section 9.2, the party owing the termination fee shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal (or, if not reported therein, by another authoritative source mutually agreed by the parties), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of Parent, Merger Sub or the Company in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email is confirmed by facsimile, or such facsimile is confirmed by email or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 10.2, or (c) when delivered by a courier (with confirmation of delivery).

        All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

  (a)
  If to the Company, to:

      Allied World Assurance Company Holdings, AG
      199 Water Street, 24th Floor
      New York, NY 10038
      Attention: Wesley D. Dupont
      Facsimile: (646) 794-0613
      Email: Wesley.Dupont@awac.com

    with a copy to (which shall not constitute notice):

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, New York 10019
      Attention: Steven A. Seidman, Esq.
                          Sean M. Ewen, Esq.
      Facsimile: (212) 728-9867
      Email:       sseidman@willkie.com
                          sewen@willkie.com

  (b)
  If to Parent, to:

      Fairfax Financial Holdings Limited
      Suite 800
      95 Wellington Street West
      Toronto, Ontario M5J 2N7
      Attention: Paul Rivett
      Facsimile: (416) 367-2201
      Email: PRivett@hwic.ca

    with a copy to (which shall not constitute notice):

      Shearman & Sterling LLP
      599 Lexington Avenue
      New York, NY 10022
      Attention: Scott Petepiece
                          George Karafotias
      Facsimile: (212) 848-7179
      Email:       spetepiece@shearman.com
                          gkarafotias@shearman.com

    and to:

      Torys LLP
      Suite 3000
      79 Wellington Street West
      Box 270, Toronto Dominion Centre
      Toronto, Ontario M5K 1N2
      Attention: David Chaikof
                          Thomas Yeo
      Facsimile: (416) 865-7380
      Email:       dchaikof@torys.com
                          tyeo@torys.com

        Section 10.3 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Disclosure Letters and the Annexes hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement mean the Company and/or Parent, as the case may be. References to "dollars" or "$" in this Agreement are to the lawful currency of the United States of America and references to "CHF" in this Agreement are to the lawful currency of Switzerland. References to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, together with all amendments thereto. References to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Each section or subsection of a Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided that information disclosed in one section or subsection of a Disclosure Letter shall be deemed to be included in each other section or subsection of such Disclosure Letter in which the relevance of such information would be reasonably apparent on the face thereof. Representations and warranties in Article IV and Article V that are made in reference to a party's Disclosure Letter or "in the case of" or "with respect to" a certain party and its Subsidiaries or Affiliates are being made only by that party.

        Section 10.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic ".pdf" shall be effective as delivery of a manually executed counterpart hereof.

        Section 10.5 Entire Agreement; No Third Party Beneficiaries.

  (a)
  This Agreement (including the Annexes, the Parent Disclosure Letter and the Company Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 10.2(b).

  (b)
  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 7.7 and (ii) from and after the Effective Time, the rights of holders of Company Common Shares to receive the Merger Consideration set forth in Article III.

        Section 10.6 Governing Law. This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws (other than those provisions set forth herein that are required to be governed by the Laws of Switzerland). The Merger Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Switzerland, without giving effect to its principles or rules of conflict of laws.

        Section 10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Unless Parent makes a Consideration Mix Change pursuant to the definition of "Cash Consideration" contained in this Agreement that prevents the Offer and the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, no assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment causes the Offer and the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

        Section 10.9 Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party acknowledges and agrees that the agreements contained in this Section 10.9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement.

        Section 10.10 Submission to Jurisdiction. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the U.S. Federal courts of the State of Delaware and the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom, respectively) (the "Chosen Courts"), for the purposes of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein). Each party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 10.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

        Section 10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

        Section 10.12 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Company Shareholder Approval; provided that after receipt of any such vote, no amendment shall be made which by Law (or the rules and regulations of the NYSE or the TSX) requires approval by shareholders of Parent or further approval by shareholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

        Section 10.13 Extension; Waiver. At any time before the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

        Section 10.14 Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

        "2010 Allied World Indenture" shall have the meaning specified in Section 7.17.

        "2015 Allied World Indenture" shall have the meaning specified in Section 7.17.

        "Acceptance Time" shall have the meaning specified in Section 1.1(d).

        "Acceptance Time Parent Share Price" means the volume weighted average price per Parent Share on the TSX (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, in each case converted into U.S. Dollars using the average USD Equivalent as measured over such 20-day period. For all purposes of this Agreement, the Acceptance Time Parent Share Price shall be calculated to the nearest one-hundredth of one cent.

        "Action" has the meaning specified in Section 4.6.

        "Actuarial Analyses" means all actuarial reports prepared by actuaries, independent or otherwise, with respect to a party's Insurance Subsidiaries, and all opinions, certifications, attachments, addenda, supplements and modifications thereto.

        "Additional Antitrust Approvals" has the meaning specified in Section 7.3.

        "Administrator" means each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf of a party or its Subsidiaries.

        "Advisers Act" has the meaning specified in Section 4.21.

        "Affiliate" means any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this Agreement, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Agent" means each insurance agent, marketer, wholesaler, distributor, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of a party or its Subsidiaries, including such party's and its Subsidiaries' salaried employees.

        "Agreement" has the meaning specified in the Introduction.

        "Allied World Indentures" has the meaning specified in Section 7.17.

        "Applicable SAP" means the statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted in writing by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, the Swiss Financial Market Supervisory Authority FINMA and the National Association of Insurance Commissioners.

        "Articles Amendment" means the amendment to Article 14 of the Company's Articles of Association to permit a holder of 10% or more of the Company Common Shares to register its Company Common Shares on the Company's shareholder register with full voting rights for all shares held by such holder (or any of its Affiliates or controlled persons as defined in Article 14 of the Company's Articles of Association).

        "Average Parent Share Price" means $460.65.

        "Bid Sub" has the meaning specified in the Recitals.

        "Board Modification" means the election by the shareholders of the Company of the individuals designated by Parent to the board of directors of the Company pursuant to Section 1.5.

        "BofA Merrill Lynch" has the meaning specified in Section 4.22.

        "Book-Entry Shares" has the meaning specified in Section 1.1(e).

        "Burdensome Regulatory Action" has the meaning specified in Section 7.3(c).

        "Business Day" means any date other than a Saturday, Sunday or other day on which banking institutions in New York, Toronto or the canton of Zug, Switzerland are obligated by Law or executive order to be closed.

        "Canada Sub" has the meaning specified in the Recitals.

        "Cash Consideration" means $5.00 in cash, without interest; provided that at any time on or prior to March 3, 2017, Parent may, in its sole and absolute discretion, irrevocably increase the Cash Consideration to an amount not to exceed $35.00 by delivering written notice of such increase to the Company, signed by an executive officer of Parent (a "Consideration Mix Change"), in which case such increased amount shall be the Cash Consideration for all purposes hereunder, including, for the avoidance of doubt, for purposes of the definition of Stock Consideration. For the avoidance of doubt, Parent shall only be entitled to make one (1) Consideration Mix Change and such Consideration Mix Change shall be irrevocable.

        "Certificate of Merger" has the meaning specified in Section 2.1.

        "Chosen Courts" has the meaning specified in Section 10.10.

        "Closing" has the meaning specified in Section 2.2.

        "Closing Date" has the meaning specified in Section 2.2.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company" has the meaning specified in the Introduction.

        "Company Acceptable Confidentiality Agreement" has the meaning specified in Section 7.4(c).

        "Company Benefit Plan" means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by the Company or its Subsidiaries.

        "Company Certificate" has the meaning specified in Section 1.1(e).

        "Company Common Shares" has the meaning specified in the Recitals.

        "Company Current Insurance" shall have the meaning specified in Section 7.7(c).

        "Company Disclosure Letter" has the meaning specified in Article IV.

        "Company Indemnified Parties" has the meaning specified in Section 7.7(a).

        "Company Investment Assets" has the meaning specified in Section 4.13(a).

        "Company Investment Policy" has the meaning specified in Section 4.13(a).

        "Company Lease" has the meaning specified in Section 4.19(a).

        "Company Leased Real Property" has the meaning specified in Section 4.19(a).

        "Company Material Contract" means any of the contracts described in clauses (i) through (v) of Section 4.14(a).

        "Company Owned Intellectual Property" means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

        "Company Owned Real Property" has the meaning specified in Section 4.19(c).

        "Company Owned Registered IP" has the meaning specified in Section 4.17(a).

        "Company Recommendation" has the meaning specified in Section 4.9.

        "Company Recommendation Withdrawal" has the meaning specified in Section 7.4(f).

        "Company Restricted Award" means each Company Common Share and restricted stock unit of a Company Common Share outstanding immediately before the Effective Time granted by the Company under a Company Share Plan that is subject to forfeiture risk.

        "Company Risk Policies" has the meaning specified in Section 4.4(f).

        "Company SEC Reports" has the meaning specified in Section 4.4(a).

        "Company Share Plans" has the meaning specified in Section 4.2(a).

        "Company Share Register" means the register of shareholders of the Company.

        "Company Shareholder Approval" has the meaning specified in Section 7.1(c).

        "Company Shareholder Materials" means notice to the shareholders of the Company of the Company Shareholder Meeting, the Proxy Statement and any other materials the Company may provide to the shareholders of the Company along with such notice and the Proxy Statement, specifically in connection with the solicitation of the Required Company Vote.

        "Company Shareholder Meeting" has the meaning specified in Section 7.1(c).

        "Company Shareholder Proxies" has the meaning specified in the Section 7.1(e).

        "Company Shareholder Voting Agreement" has the meaning specified in the Recitals.

        "Company Stock Options" has the meaning specified in Section 3.3(a).

        "Company Superior Proposal" means a bona fide Company Takeover Proposal (with all references to "20% or more" in the definition of Company Takeover Proposal being deemed to be references to "more than 50%"), not obtained in material breach of Section 7.4 (excluding in each case inadvertent breaches that are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from Parent), made in writing (a) that is on terms that the board of directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Company Takeover Proposal and the Person making the Company Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the Company) and availability of any necessary financing), is more favorable to the Company's best interests (taking into account the interests of the shareholders of the Company) than the transactions contemplated hereby (taking into account any written proposal to amend this Agreement by and binding upon Parent which is received by the Company in accordance with Section 7.4(h) or otherwise before the determination by the Company's board of directors), (b) which the board of directors of the Company determines is reasonably likely to be consummated and (c) that is not subject to any financing contingency.

        "Company Systems" has the meaning specified in Section 4.18(a).

        "Company Takeover Proposal" means with respect to the Company any proposal or offer from any Person or group (other than Parent or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any Company Voting Debt) of any of the Company's Subsidiaries) or businesses that constitute 20% or more of the assets or account for 20% or more of the net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities (including any Company Voting Debt) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities (including any Company Voting Debt) of the Company or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 20% or more of any class of equity securities (including any Company Voting Debt) of the Company or of any resulting parent company of such party, in each case other than the Transactions.

        "Company Termination Fee" means (i) if payable in connection with a termination of this Agreement prior to 5 days after the expiration of the Go-Shop Period by either Parent under Section 9.1(d)(i) or the Company under Section 9.1(g) (in either case, with respect to the Company entering into a definitive agreement to effect a Company Superior Proposal with a Person or group that is an Excluded Party at the time of such termination), an amount equal to $73,500,000 and (ii) if payable in any other circumstance, an amount equal to $196,000,000.

        "Company Transaction Approvals" has the meaning specified in Section 4.3(c).

        "Company Underwriting Model" has the meaning specified in Section 4.17(e).

        "Company Voting Debt" has the meaning specified in Section 4.2(c).

        "Compensation and Benefit Plan" means (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) any other employee benefit plan, program, policy, practice, or arrangement, including those providing the following benefits: pension, retirement, profit-sharing, thrift, savings, bonus, incentive, stock option or other equity or equity-based compensation, deferred compensation, stock purchase, severance pay, retention, change of control, redundancy, unemployment benefits, sick leave, life assurance, death benefit, vacation pay, salary continuation, welfare benefit, fringe benefit, compensation, flexible spending account or scholarship, and (iii) any employment, consulting, retirement, retention, change in control, severance or similar agreement, in any case (A) that is sponsored or maintained by the Company, Parent or any of their respective Subsidiaries, (B) to which the Company, Parent or any of their respective Subsidiaries is a party, (C) to which the Company, Parent or any of their respective Subsidiaries contributes or is obligated to contribute, or (D) with respect to which the Company, Parent or any of their respective Subsidiaries has any obligation or liability (including contingent obligations or liability).

        "Confidentiality Agreement" means the Confidentiality Agreement, dated as of October 17, 2016, between Parent and the Company.

        "Consideration" means the aggregate Offer Price and Merger Consideration payable by Parent pursuant to the Offer and the Merger, taken as a whole.

        "Consideration Threshold" means that the Stock Consideration constitutes forty percent (40%) or more of the aggregate fair market value of the sum of (i) the Consideration plus (ii) the Special Dividend. For purposes of both the numerator and denominator of this calculation, (i) the fair market value of the Stock Consideration paid pursuant to the Offer shall be the average of the high and low trading prices on the date on which the Acceptance Time occurs and (ii) the fair market value of the Stock Consideration received in exchange for Company Common Shares converted in the Merger shall be the average of the high and low trading prices on the Closing Date, in each case, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties. For the avoidance of doubt, the fractional shares that are cashed out pursuant to Section 3.2(e) shall be considered part of Stock Consideration for purposes of this definition.

        "Continuing Directors" has the meaning specified in Section 1.5(c).

        "Council" means the Council of Lloyd's, including all delegates through whom that body is authorized to act.

        "Effective Time" has the meaning specified in Section 2.1.

        "Employees" has the meaning specified in Section 7.9(a).

        "End Date" has the meaning specified in Section 9.1(c).

        "Environmental Law" means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous or toxic substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous or toxic substances.

        "Equity Award Consideration" means the sum obtained by adding (i) the Cash Consideration, (ii) the Special Dividend and (iii) an amount in cash equal to the product obtained by multiplying (x) the number of Parent Shares issuable as Stock Consideration (determined without regard to any limitations on the issuance of fractional shares pursuant to Section 3.2(e)) and (y) the Acceptance Time Parent Share Price.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        "ESPP" has the meaning specified in Section 3.3(c).

        "ESPP Shares" has the meaning specified in Section 3.3(c).

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning specified in Section 3.2(a).

        "Exchange Fund" has the meaning specified in Section 3.2(a).

        "Excluded Party" means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received during the Go-Shop Period a written Company Takeover Proposal that the Company's board of directors (or an authorized and empowered committee thereof) determines in good faith (such determination to be made no later than two (2) Business Days after the conclusion of the Go-Shop Period), after consultation with its outside counsel and financial advisor, is or would reasonably be likely to lead to a Company Superior Proposal; provided, however, that any Excluded Party shall cease to be an Excluded Party upon the earliest of (a) the withdrawal, termination or expiration of such Company Takeover Proposal, (b) in the event the Company's board of directors seeks to make a Company Recommendation Withdrawal as a result of such Company Takeover Proposal pursuant to Section 7.4(g) and Section 7.4(h), 5:00 p.m. on the day that is three Business Days following the failure of the Company's board of directors to determine that such Company Takeover Proposal continues to constitute a Company Superior Proposal pursuant to Section 7.4(h)(iv), or (c) the time at which those Persons or members of a group of Persons that had proposed to provide equity financing to an Excluded Party as of immediately prior to the conclusion of the Go-Shop Period no longer constitute at least 50% of the equity financing of such Excluded Party.

        "Expenses" means all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of all notifications and reports required by the HSR Act, the other Transaction Approvals, the preparation, printing, filing and mailing, as the case may be, of the Parent Registration Statement, the Proxy Statement, the Company Shareholder Materials and any amendments or supplements thereto, and the solicitation of the Required Company Vote and all other matters related to the transactions contemplated hereby.

        "Extraordinary Transaction" shall mean any transaction or proposed transaction or series of related transactions in which Parent or its Affiliates, directly or indirectly, effect, or seek, offer or publicly propose to effect, or participate with any Person to effect, (A) any acquisition of material assets of the Company, (B) any tender or exchange offer or merger or other business combination involving the Company, (C) any repurchases of Company Common Shares not constituting a tender or exchange offer in an amount greater than 1% of the then outstanding Company Common Shares or (D) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company.

        "FINRA" means the Financial Industry Regulatory Authority.

        "Fixed Exchange Stock Consideration" means a fraction of a validly issued, fully paid and nonassessable Parent Share equal to 0.030392.

        "Fixed Value Stock Consideration" means a number of validly issued, fully paid and nonassessable Parent Shares, equal to the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) the Acceptance Time Parent Share Price; provided, (i) if the Acceptance Time Parent Stock Price is greater than or equal to $485.65, the Fixed Value Stock Consideration shall equal the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) $485.65 and (ii) if the Acceptance Time Parent Stock Price is less than or equal to $435.65, the Fixed Value Stock Consideration shall equal the quotient of (x) $40.00 minus the Cash Consideration minus the Special Dividend divided by (y) $435.65. Such quotient shall be rounded to six decimal places, with the sixth decimal place rounded down in all instances.

        "Funds at Lloyd's" has the meaning given in the Lloyd's Membership Byelaw (No. 5 of 2005).

        "GAAP" means United States generally accepted accounting principles.

        "Go-Shop Period" has the meaning specified in Section 7.4(d).

        "Governmental Entity" means any nation or government (foreign or domestic); any state, agency, commission, official, instrumentality, or other political subdivision thereof, any insurance or other regulatory authority, self-regulatory authority, or other quasi-governmental regulatory body (including Lloyd's), or any entity (including a court, administrative agency, commission, arbitration panel, arbiter or other tribunal) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board.

        "Insurance Laws" means all applicable requirements relating to the underwriting, pricing, sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments) and all Laws, rules and regulations applicable to the business and products of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Governmental Entities.

        "Insurance Subsidiary" with respect to Parent or the Company, as the case may be, means any Subsidiary of Parent or the Company, as the case may be, that issues insurance policies or that is required to be licensed as an insurance company, reinsurance company, insurance intermediary, Lloyd's corporate member or Lloyd's managing agent and, where the context allows, includes the members of syndicate 2232, in the case of the Company, or the Parent Syndicates, in the case of Parent.

        "Intellectual Property" means all United States copyrights and foreign copyrights, copyrightable works, moral rights and general intangibles of the same nature, and mask works, whether registered or unregistered, and pending applications to register the same, all trade secrets, confidential business and technical information, proprietary information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists) ("Trade Secrets"), patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like and United States, state and foreign trademarks, service marks, logos, trade dress, trade names, Internet domain names and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.

        "Investment Company Act" has the meaning specified in Section 4.21.

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" means the actual knowledge of the officers of Parent set forth in Section 10.14(a) of the Parent Disclosure Letter or the officers of the Company set forth in Section 10.14(a) of the Company Disclosure Letter, as the case may be.

        "Labor Organization" has the meaning specified in Section 4.16(a).

        "Law" means any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, consent order, agency requirement or published interpretation of any Governmental Entity, including all relevant by-laws and regulations of Lloyd's in each of the jurisdictions in which it or its Subsidiaries are domiciled or conduct business or operate.

        "Listed Parent Shares" has the meaning specified in Section 7.10.

        "Lloyd's" means the Society and Corporation of Lloyd's incorporated under the Lloyd's Act of 1871 to 1982 of England and Wales.

        "Lloyd's Regulations" means the by-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd's from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd's requirements from time to time.

        "Material Adverse Effect" means, with respect to any party, any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (a) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

  (i)
  the execution, delivery and announcement of this Agreement and the transactions contemplated hereby; provided, however, that the exceptions in this clause (i) shall not apply to any representations and warranties contained in Sections 4.3 or 5.3 (or the Offer Conditions related to such representations and warranties);

  (ii)
  changes in economic, market, business, regulatory or political conditions generally in the United States, Bermuda, Switzerland or any other jurisdiction in which such party or its Subsidiaries operates or in Bermudian, Switzerland, U.S. or global financial markets;

  (iii)
  the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster;

  (iv)
  changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in similar geographic areas and product markets in which such party operates;

  (v)
  changes, circumstances or events resulting in liabilities under property catastrophe insurance or reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster;

  (vi)
  changes in GAAP, IFRS or Applicable SAP or any applicable Law or interpretation or application of any of the foregoing following the date of this Agreement;

  (vii)
  any change or announcement of a potential change in its or any of its Subsidiaries' credit or claims paying rating or A.M. Best Company, Inc. rating or the ratings of any of its or its Subsidiaries' businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect);

  (viii)
  the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or

  (ix)
  any action or failure to act required to be taken by a party in compliance with the express terms of this Agreement; except in the case of the foregoing clauses (ii), (iii), (iv), (v) and (vi) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its Subsidiaries taken as a whole relative to other similarly situated Persons in the property and casualty insurance and reinsurance industry or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis.

        "Merger" has the meaning specified in the Recitals.

        "Merger Agreement" has the meaning specified in the Recitals.

        "Merger Audit Report" has the meaning specified in Section 1.6(a).

        "Merger Consideration" has the meaning specified in Section 3.1(a).

        "Merger Employee Consultation" has the meaning specified in Section 1.6(a).

        "Merger Report" has the meaning specified in Section 1.6(a).

        "Merger Right of Inspection" has the meaning specified in Section 1.6(b).

        "Merger Sub" has the meaning specified in the Recitals.

        "Merger Sub Vote" has the meaning specified in Section 5.3(a).

        "Minimum Condition" has the meaning specified in Section 1.1(b).

        "NI-62-104" has the meaning specified in Section 7.5(b).

        "Normal Closing Date" has the meaning given to that expression in the standard managing agent's agreement.

        "NYSE" has the meaning specified in Section 1.1(c).

        "Offer" has the meaning specified in the Recitals.

        "Offer Conditions" has the meaning specified in Section 1.1(b).

        "Offer Documents" has the meaning specified in Section 1.1(g).

        "Offer Price" means (a) the Cash Consideration and (b) the Stock Consideration, in each case subject to adjustment pursuant to Section 1.1(i) or 1.1(j); provided that Bid Sub may, in Parent's sole and absolute discretion, offer a higher Offer Price pursuant to the Offer in accordance with the terms of this Agreement, in which case such higher amount shall be the Offer Price for all purposes hereunder and such higher Cash Consideration and/or Stock Consideration shall be the Cash Consideration and/or Stock Consideration, as applicable.

        "Order" means an order, writ, injunction, decree, ruling, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

        "Other Company Award" means each award of any kind granted, held, outstanding, or payable under the Company Share Plans, other than Company Stock Options and Company Restricted Awards.

        "Other Company Filings" has the meaning specified in Section 7.1(a).

        "Other Parent Filings" has the meaning specified in Section 7.1(a).

        "OSC" has the meaning specified in Section 1.3(c).

        "Parent" has the meaning specified in the Introduction.

        "Parent Benefit Plan" means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by Parent or its Subsidiaries.

        "Parent Disclosure Letter" has the meaning specified in Article V.

        "Parent Investment Assets" has the meaning specified in Section 5.13(a).

        "Parent Material Contract" has the meaning specified in Section 5.14(a).

        "Parent Meeting Materials" means, if required in accordance with the terms of this Agreement and the requirements of the TSX, the notice of the Parent Shareholder Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto and enclosures therewith), to be sent to the shareholders of Parent in connection with the Parent Shareholder Meeting, including any amendments or supplements thereto.

        "Parent OSC Reports" has the meaning specified in Section 5.4(b).

        "Parent Owned Intellectual Property" means all Intellectual Property owned by, or under obligation of assignment to, Parent or any of its Subsidiaries.

        "Parent Owned Real Property" has the meaning specified in Section 5.19(c).

        "Parent Owned Registered IP" has the meaning specified in Section 5.17(a).

        "Parent Recommendation" has the meaning specified in Section 5.5(a)(iii).

        "Parent Registration Statement" has the meaning specified in Section 1.1(g).

        "Parent SEC Reports" has the meaning specified in Section 5.4(a).

        "Parent Share" has the meaning specified in the Recitals.

        "Parent Share Issuance" has the meaning specified in the Recitals.

        "Parent Share Plans" has the meaning specified in Section 5.2(a).

        "Parent Shareholder Approval" means the approval of Parent shareholders by ordinary resolution of the Parent Share Issuance pursuant to this Agreement and the Merger Agreement, as required by section 611 of the TSX Company Manual, which approval shall be obtained either at a special meeting of Parent shareholders or through a Parent Shareholder Written Consent satisfactory to the TSX.

        "Parent Shareholder Meeting" means the special meeting of Parent shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of considering and, if thought fit, approving the Parent Share Issuance.

        "Parent Shareholder Voting Agreement" has the meaning specified in the Recitals.

        "Parent Shareholder Written Consent" has the meaning specified in Section 1.2(a).

        "Parent Syndicates" has the meaning specified in Section 5.12(l).

        "Parent Systems" has the meaning specified in Section 5.18(a).

        "Parent Takeover Proposal" means with respect to Parent any proposal or offer from any Person (other than the Company or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any Parent Voting Debt) of any of Parent's Subsidiaries) or businesses that constitute 30% or more of the assets or account for 30% or more of the net income of Parent and its Subsidiaries, taken as a whole, or 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Parent or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 30% or more of any class of equity securities (including any Parent Voting Debt) of Parent or of any resulting parent company of such party, in each case other than the Transactions.

        "Parent Termination Fee" has the meaning specified in Section 9.2(c).

        "Parent Transaction Approvals" has the meaning specified in Section 5.3(c).

        "Parent Underwriting Model" has the meaning specified in Section 5.17(e).

        "Parent Voting Debt" has the meaning specified in Section 5.2(e).

        "Performance Award" has the meaning specified in Section 3.3(b).

        "Permits" means permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, waivers, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its Subsidiaries currently conduct or operate its business.

        "Permitted Encumbrance" means (a) statutory liens securing payments not yet due or the amount of which is being contested in good faith by appropriate proceedings, (b) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (c) restrictions on transfer imposed by Law, (d) assets pledged or transferred to secure reinsurance or retrocession obligations, (e) ordinary-course securities lending and short-sale transactions with a recognized creditworthy counterpart, (f) investment securities held in the name of a nominee, custodian or other record owner, (g) with respect to a party, the liens, encumbrances and restrictions set forth in Section 10.14(b) of such party's Disclosure Letter, (h) statutory deposits, (i) pledges or deposits in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance or other social security legislation, (j) any liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings, or (k) deposits, or the posting, of funds, investment securities or other assets in trusts or as collateral under the terms of any Policy.

        "Person" means an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        "Policies" means all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by any Insurance Subsidiary.

        "Preliminary Prospectus" has the meaning specified in Section 7.1(a).

        "Proxy Statement" has the meaning specified in Section 7.1(a).

        "Registered IP" means all Intellectual Property that is registered, issued or the subject of a pending application.

        "Registrar" has the meaning specified in Section 1.5(a).

        "Reimbursable Expenses" shall mean, with respect to Parent or the Company, as applicable, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates) incurred by Parent or the Company, as applicable, or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of this Agreement and all other matters related to the Transactions, up to a maximum aggregate amount of $20,000,000.

        "Reinsurance Agreement" with respect to Parent or the Company, as the case may be, means any ceded reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which any of Parent's or the Company's, as the case may be, Insurance Subsidiaries is a party or under which any of Parent's or the Company's, as the case may be, Insurance Subsidiaries has any existing material rights, obligations or liabilities.

        "Representatives" means the directors, officers, employees or controlled Affiliates or any advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

        "Required Company Vote" has the meaning specified in Section 4.10.

        "SAP Statements" means the statutory statements of a party's Insurance Subsidiaries as filed with the insurance regulators in their respective jurisdiction of domicile.

        "Schedule 14D-9" has the meaning specified in Section 1.4(b).

        "Schedule TO" has the meaning specified in Section 1.1(g).

        "SEC" has the meaning specified in Section 1.1(c).

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "SERP" means the Second Amended and Restated Supplemental Executive Retirement Plan, effective as of November 5, 2009 (as amended).

        "SERP Proposal" means the approval of the 75% of the special employer contribution to the SERP that currently remains subject to shareholder approval, at the Subsequent Company Shareholder Meeting.

        "Share Repurchase Program" has the meaning specified in Section 6.1(a).

        "Special Dividend" has the meaning specified in Section 7.18(a).

        "Special Dividend Proposal" means the approval of the Special Dividend and the cancellation of the $0.26 quarterly dividend for the first quarter of 2017 at the Company Shareholder Meeting, in each case conditioned upon the occurrence of the Acceptance Time.

        "Spot Rate" means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the Bank of Canada's daily noon exchange rate of U.S. dollars for such currency published on the Business Day immediately prior to such date of determination.

        "Squeeze-Out Condition" means the condition that there shall be validly tendered in accordance with the terms of the Offer (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Common Shares that, together with any Company Common Shares then directly or indirectly owned by Parent or Bid Sub, represents at least 90% of all outstanding Company Common Shares (excluding shares held by the Company).

        "Squeeze-Out Merger" means a statutory merger pursuant to which the Company shall be merged with and into Merger Sub in accordance with Article 8 (2) Swiss Merger Act.

        "Stock Consideration" means the Fixed Value Stock Consideration (if any) and the Fixed Exchange Stock Consideration, collectively.

        "Subsequent Company Shareholder Approval" has the meaning specified in Section 4.10.

        "Subsequent Company Shareholder Meeting" has the meaning specified in Section 1.6(d).

        "Subsequent Merger Sub Quota Holder Meeting" has the meaning specified in Section 1.6(d).

        "Subsequent Offering Period" has the meaning specified in Section 1.1(c).

        "Subsequent Proxy Statement" has the meaning specified in Section 1.6(d).

        "Subsidiary" means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of (managing) directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "Surviving Company" has the meaning specified in Section 2.3.

        "Swiss Code of Obligations" means the Swiss Code of Obligations as of March 30, 1911, as amended (SR 220).

        "Swiss Merger Act" means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003 (SR 221.301).

        "Takeover Law" means any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar anti-takeover Laws and regulations under any jurisdiction.

        "Tax" means (a) all federal, state, county, or local taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) above, and (c) any transferee or successor liability in respect of any items described in clause (a) or (b) payable by reason of contract (other than a contract the principal subject matter of which is not Taxes), assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

        "Tax Asset" means any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

        "Taxing Authority" means any Governmental Entity responsible for the administration of any Tax.

        "Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Parent or any Subsidiaries thereof.

        "Trade Secrets" has the meaning specified in the definition of Intellectual Property.

        "Transaction Approvals" has the meaning specified in Section 5.3(c).

        "Transactions" means the Offer, the Merger and the Special Dividend.

        "Treasury Regulations" means the income tax regulations, including the temporary regulations, promulgated under the Code.

        "TSX" means the Toronto Stock Exchange.

        "USD Equivalent" means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

        "WARN Act" has the meaning specified in Section 4.16(d).

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        IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
By:	/s/ Wesley D. Dupont Name: Wesley D. Dupont Title: Executive Vice President & General Counsel
FAIRFAX FINANCIAL HOLDINGS LIMITED
By:	/s/ Paul Rivett Name: Paul Rivett Title: President

 ANNEX A

Conditions of Offer

        Capitalized terms used but not defined in this Annex A have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached (the "Agreement"). Notwithstanding any other provision of the Offer, Bid Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Bid Sub's obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer), pay (or cause to be paid) for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Common Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer (as it may be extended in accordance with the terms of Section 1.1.(c)), (ii) there shall be any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect, or any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, in any case preventing, prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement, (iii) there shall be any pending Action instituted or initiated by any federal Governmental Entity that would prevent, prohibit or make illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement, (iv) the Listed Parent Shares have not been conditionally approved for listing on the TSX, subject to the satisfaction by Parent of customary listing conditions of the TSX, (v) the Parent Registration Statement shall not have become effective in accordance with the provisions of the Securities Act or any applicable blue sky securities filings, permits or approvals shall not have been made or received in accordance with applicable Law, (vi) any stop order suspending the effectiveness of the Parent Registration Statement shall have been issued by the SEC or any state securities administrator or any proceedings for that purpose shall be pending by the SEC or any state securities administrator, (vii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, (viii) (A) any Transaction Approval set forth in Section A of the Parent Disclosure Letter or any Additional Antitrust Approval shall not have been obtained, (B) any Transaction Approval or Additional Antitrust Approval shall, individually or in the aggregate with all other Transaction Approvals and Additional Antitrust Approvals, contain any terms that individually or in the aggregate result in or would reasonably be expected to result in a Burdensome Regulatory Action, (C) any Transaction Approval or any Additional Antitrust Approval shall subject the Company or its Affiliates, or any of their respective directors, officers, other employees or Representatives, to any criminal liability, or (D) any other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Acceptance Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of the Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Agreement shall not have been made or obtained, as the case may be, except for any failure which would not, individually or in the aggregate, render the Offer or the Merger or any of the transactions contemplated hereby illegal or result in a Material Adverse Effect with respect to Parent or the Company or subject the Company or its Affiliates, or any of their respective directors, officers, other employees or Representatives, to any criminal liability, (ix) the Special Dividend Proposal shall not have been approved at the Company Shareholder Meeting and/or the Special Dividend shall not have been declared, (x) the Articles Amendment or the Board Modification shall not have become effective or shall not be in full force and effect, (xi) the Parent Shareholder Approval shall not have been obtained, if such approval was required by Applicable Law, (xii) the Company's board of directors shall not have resolved to register Bid Sub and/or any other company controlled and designated by Parent in the share register of the Company as shareholder(s) with voting rights with respect to all Company Common Shares Parent or any of its Subsidiaries has acquired or may acquire (with respect to Company Common Shares to be acquired in the Offer subject to all other conditions to Offer having been satisfied or waived), and/or Bid Sub and/or any other company controlled and designated by Parent shall not have been registered in the share register of the Company as shareholder(s) with voting rights with respect to all Company Common Shares acquired, or (xiii) any of the following conditions exists:

  (a)
  The representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) and 4.8(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the date of the Agreement and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except, in respect of the representations and warranties set forth in Section 4.2(a), for errors de minimis in the aggregate) or any of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), 4.3(a) (Authority; Non-Contravention), 4.9 (Board Approval) (other than clause (c) thereof in the case of a Company Recommendation Withdrawal by the Company under Section 7.4(g)), 4.10 (Vote Required) or 4.24 (Brokers or Finders) shall not be true and correct in all material respects as of the date of this Agreement and the expiration of the Offer as though made on and as of the expiration of the Offer (except for such representations and warranties made only as of a specified date, which shall not be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by "materiality", "Material Adverse Effect" or similar qualifier set forth herein, which shall not be true and correct in all respects). The representations and warranties of the Company set forth in the Agreement, other than those listed in the preceding sentence, shall not be true and correct as of the date of the Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall not be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Company Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Company Material Adverse Effect. Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company that the condition set forth in this Clause (a) is satisfied.

  (b)
  The Company shall have failed to perform in all material respects all obligations or shall have failed to comply in all material respects with all agreements and covenants of the Company to be performed and complied with by it under the Agreement. Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect that the condition set forth in this Clause (b) is satisfied.

  (c)
  Since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  (d)
  The Offer shall have been otherwise terminated with the prior written consent of the Company.

        The foregoing conditions (except for the conditions set forth below that cannot be waived without the consent of the Company) are for the sole benefit of Parent and Bid Sub, may be asserted by Parent or Bid Sub under any circumstances (except in circumstances caused by Parent's or Bid Sub's failure to comply with its obligations under this Agreement), and may, except for (x) the Minimum Condition (which condition may be waived only as provided by Section 1.1(b)) and (y) the conditions set forth above in clauses (ii) through (xi) (excluding (viii)(B)) (which conditions may not be waived without the prior written consent of the Company in its sole and absolute discretion), be waived (if legally permitted) by Parent or Bid Sub, in whole or in part at any time and from time to time, in the sole and absolute discretion of Parent and Bid Sub, in each case subject to the terms of the Agreement. The failure of Parent or Bid Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case, prior to the acceptance for payment of tendered Company Common Shares.

ANNEX B

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

December 18, 2016

The Board of Directors
Allied World Assurance Company Holdings, AG
Gubelstrasse 24
Park Tower, 15th Floor
6300 Zug, Switzerland

Members of the Board of Directors:

We understand that Allied World Assurance Company Holdings, AG, a Swiss corporation ("Allied World"), proposes to enter into an Agreement and Plan of Merger (the "Agreement"), between Allied World and Fairfax Financial Holdings Limited, a corporation existing under the laws of Canada ("Fairfax"), pursuant to which, among other things, Fairfax will (i) cause a newly formed, wholly-owned British Columbia unlimited liability company subsidiary of Fairfax to form a new wholly-owned Swiss or Luxembourg limited liability company ("Bid Sub"), and (ii) cause Bid Sub to commence an exchange offer (the "Exchange Offer") to purchase all outstanding registered ordinary shares, par value CHF 4.10 per share, of Allied World (each, an "Allied World Common Share") for consideration consisting of (a) $5.00 per share in cash, subject to adjustment as described below (the "Cash Consideration"), and (b) a number of subordinate voting shares (such number of shares, the "Stock Consideration" and, together with the Cash Consideration, the "Consideration"), without par value, of Fairfax (the "Fairfax Shares") equal to the sum of (x) 0.030392 and (y) the quotient obtained by dividing (A) $40.00 less the sum of the Cash Consideration and the Special Dividend (as defined below), by (B) the Acceptance Time Parent Share Price (as defined in the Agreement) (the "Fixed Value Stock Consideration"); provided, that, for purposes of this clause (y), (I) if the Acceptance Time Parent Share Price is greater than or equal to $485.65, the Fixed Value Stock Consideration will equal the quotient obtained by dividing (A) $40.00 less the sum of the Cash Consideration and the Special Dividend by (B) $485.65, and (II) if the Acceptance Time Parent Share Price is less than or equal to $435.65, the Fixed Value Stock Consideration will equal the quotient obtained by dividing (A) $40.00 less the sum of the Cash Consideration and the Special Dividend, by (B) $435.65. Fairfax may elect, in its sole discretion (which election may be made only once and shall be irrevocable), at any time on or prior to March 3, 2017, to increase the amount of the Cash Consideration to an amount not exceeding $35.00. Following consummation of the Exchange Offer, subject to the terms and conditions of the Agreement, in accordance with the laws of Switzerland, Allied World will merge with and into a newly formed, wholly-owned Swiss limited liability company subsidiary of Bid Sub, and each outstanding Allied World Common Share not tendered in the Exchange Offer will be converted into the right to receive the Consideration (the "Merger" and, together with the Exchange Offer, the "Transaction"). We further understand that the Agreement provides for, among other things, the pro rata payment of a special cash dividend in the amount of $5.00 per share to all holders of Allied World Common Shares outstanding immediately prior to the acceptance of such shares pursuant to the Exchange Offer (the "Special Dividend"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Allied World Common Shares of the Consideration to be received by such holders in the Transaction (after giving effect to the Special Dividend).

In connection with this opinion, we have, among other things:

  (1)
  reviewed certain publicly available business and financial information relating to Allied World and Fairfax;

  (2)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Allied World furnished to or discussed with us by the management of Allied World, including certain financial forecasts relating to Allied World prepared by the management of Allied World (such forecasts, "Allied World Forecasts");

  (3)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Fairfax furnished to or discussed with us by the management of Fairfax, including certain financial forecasts relating to Fairfax prepared by the management of Allied World in collaboration with the management of Fairfax and adopted and approved for our use by the management of Allied World (such forecasts, "Fairfax Forecasts");

  (4)
  reviewed certain estimates as to the amount and timing of cost savings (collectively, the "Cost Savings") anticipated by the managements of Allied World and Fairfax to result from the Transaction;

  (5)
  discussed the past and current business, operations, financial condition and prospects of Allied World with members of senior managements of Allied World and Fairfax, and discussed the past and current business, operations, financial condition and prospects of Fairfax with members of senior managements of Allied World and Fairfax;

  (6)
  reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Fairfax, including the potential effect on Fairfax's estimated earnings per share;

  (7)
  reviewed the trading histories for Allied World Common Shares and Fairfax Shares and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

  (8)
  compared certain financial and stock market information of Allied World and Fairfax with similar information of other companies we deemed relevant;

  (9)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (10)
  reviewed the relative financial contributions of Allied World and Fairfax to the future financial performance of the combined company on a pro forma basis;

  (11)
  reviewed a draft, dated December 18, 2016, of the Agreement (the "Draft Agreement"); and

  (12)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Allied World and Fairfax that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Allied World Forecasts, we have been advised by Allied World, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Allied World as to the future financial performance of Allied World. With respect to the Fairfax Forecasts and the Cost Savings, we have been advised by Fairfax, and have assumed, at the direction and with the consent of Allied World, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Fairfax as to the future financial performance of Fairfax and other matters covered thereby. We have relied, at the direction of Allied World, on the assessments of the managements of Allied World and Fairfax as to Fairfax's ability to achieve the Cost Savings and have been advised by

Allied World and Fairfax, and have assumed, with the consent of Allied World, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Allied World or Fairfax, nor have we made any physical inspection of the properties or assets of Allied World or Fairfax. We have not evaluated the solvency or fair value of Allied World or Fairfax under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of reserves for insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of Allied World or Fairfax. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves for Allied World or Fairfax. We have assumed, at the direction of Allied World, that the Transaction (including the Special Dividend) will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Allied World, Fairfax or the contemplated benefits of the Transaction. In addition, we also have assumed, at the direction of Allied World, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Consideration or the Transaction, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of Allied World or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration (after giving effect to the Special Dividend) to be received by holders of Allied World Common Shares and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction or the Special Dividend in comparison to other strategies or transactions that might be available to Allied World or in which Allied World might engage or as to the underlying business decision of Allied World to proceed with or effect the Transaction or the Special Dividend. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of Allied World, upon the assessments of representatives of Allied World regarding, legal, regulatory, accounting, tax and similar matters relating to Allied World or the Transaction, as to which matters we understand that Allied World obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of Fairfax Shares actually will be when issued or the prices at which Allied World Common Shares or Fairfax Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to whether any shareholder should tender their Allied World Common Shares in the Exchange Offer, or as to how any shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Allied World in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, Allied World has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Allied World, Fairfax and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Allied World and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit and leasing facilities of Allied World and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to Allied World and/or certain of its affiliates, (iii) having provided or providing certain managed investments services and products to Allied World and/or certain of its affiliates and (iv) having provided or providing certain treasury management products and services to Allied World and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fairfax and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Fairfax in connection with certain M&A transactions, (ii) having acted or acting as a co-manager and/or bookrunner for certain debt and equity offerings of Fairfax, (iii) having acted or acting as a syndication agent for, and/or as a lender under, certain credit and leasing facilities and other credit arrangements of Fairfax and/or certain of its affiliates (including acquisition financing), (iv) having provided or providing certain derivatives, foreign exchange and other trading services to Fairfax and/or certain of its affiliates, (v) having provided or providing certain managed investments services and products to Fairfax and/or certain of its affiliates and (vi) having provided or providing certain treasury management products and services to Fairfax and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Fairfax and/or certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Allied World (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of Allied World Common Shares (after giving effect to the Special Dividend) is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
        INCORPORATED

ANNEX C

CONFIDENTIAL	EXECUTION VERSION

FORM OF COMPANY SHAREHOLDER VOTING AGREEMENT

        This Company Shareholder Voting Agreement (this "Agreement") is entered into as of December 18, 2016, among Fairfax Financial Holdings Limited, a corporation existing under the laws of Canada ("Parent"), and the shareholders of Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland (the "Company"), on the signature pages hereto (each a "Shareholder" and collectively, the "Shareholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

        WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger, dated December 18, 2016 (as the same may be amended or supplemented, the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of an exchange offer by Bid Sub for all of the outstanding Company Common Shares followed by a merger of the Company with and into Merger Sub (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, each Shareholder beneficially owns (as such term is defined in Rule 13d-3 of under the Exchange Act) as of the date hereof certain Company Common Shares (such securities, as they may be adjusted by stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction of or by the Company, together with securities of the Company that may be acquired after the date hereof by such Shareholder are collectively referred to herein as the "Securities"); and

        WHEREAS, as an inducement and a condition to the willingness of Parent to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, each Shareholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.     Covenants of the Shareholders.    Each Shareholder agrees as follows:

        (a)   Each Shareholder shall not, directly or indirectly, except with respect to a Permitted Transfer (as defined below), (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of any of the Securities to, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities with, any Person other than Parent or Parent's designee, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby. "Permitted Transfer" means any transfer to (i) any immediate family member of the Shareholder, (ii) such Shareholder's heirs, executors, administrators or personal representatives upon, if applicable, the death, incompetency or disability of such Shareholder,

(iii) any charitable trust, foundation or corporation under Section 501(c)(3) of the Internal Revenue Code, or (iv) any trust established for the benefit of such Shareholder or such Shareholder's spouse or direct lineal descendents, provided that, in each case, such transferee executes a joinder agreement to this Agreement in form and substance reasonably satisfactory to Parent whereby such transferee agrees to be bound by Shareholder's obligations under this agreement with respect to the applicable transferred Securities.

        (b)   Each Shareholder hereby agrees that such Shareholder (a) shall tender, or cause to be tendered, in the Offer, as promptly as practicable following the commencement of the Offer, but in any event within ten Business Days after the commencement of the Offer, all of his, her or its Securities pursuant to the terms of the Offer and (b) shall not withdraw, or cause to be withdrawn, such Securities, in each case, unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 7 hereof.

        (c)   At any meeting of shareholders of the Company called to vote upon the Articles Amendment, the Board Modification, the Special Dividend and the Merger Agreement, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Articles Amendment, the Board Modification, the Special Dividend or the Merger Agreement, each Shareholder shall vote (or cause to be voted) its Securities in favor of the adoption and approval of the Articles Amendment, the Board Modification, the Special Dividend and the adoption of the Merger Agreement.

        (d)   Each Shareholder shall take, or cause to be taken, all reasonable actions to do or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) causing the Company to call the Company Shareholder Meeting for the purpose of seeking the Company Shareholder Approval, (ii) attending, if applicable, the Company Shareholder Meeting or any adjournment thereof (or executing valid and effective proxies to any other attending participant of the Company Shareholder Meeting in lieu of attending such meeting or any adjournment thereof), (iii) causing the Company to postpone or adjourn, at Parent's request, the Company Shareholder Meeting (x) in order to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the Company Shareholder Approval which have not been withdrawn, such that the Company Shareholder Approval will be obtained at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated to, and reviewed by, the shareholders of the Company prior to the Company Shareholder Meeting.

        (e)   Each Shareholder shall vote (or cause to be voted) its Securities against (i) any Company Takeover Proposal that would materially impede, interfere with, delay or postpone the Transactions and (ii) any action, proposal, transaction or agreement which would materially impede, interfere with, delay or postpone the Transactions or the fulfillment of Parent's, the Company's, Bid Sub's or Merger Sub's conditions under the Merger Agreement(including Annex A thereto) or materially change the voting rights of any security of the Company (including by any amendments to the articles of association or organizational regulations of the Company).

        (f)    Each Shareholder hereby (i) irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal with respect to the Securities or rights to dissent from the Merger or any similar right that such Shareholder may have and (ii) agrees not to commence, institute, maintain or prosecute any claim, derivative or otherwise, (A) against the Company, any of its Representatives or any of its successors relating to the negotiation, execution, or delivery of the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Company's board of directors in connection with the Merger and the other transactions contemplated by the Merger Agreement, or (B) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement.

        2.     Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

        (a)   Each Shareholder hereby irrevocably (i) grants to Parent and any designee of Parent, alone or together, such Shareholder's proxy, and (ii) appoints Parent and any designee of Parent as such Shareholder's proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, for and in the name, place and stead of such Shareholder, to vote the Securities owned by such Shareholder, or grant a consent or approval in respect of the Securities owned by such Shareholder, in accordance with Section 1(c) above at any meeting of such shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the adoption and approval of the Articles Amendment, the Board Modification, the Special Dividend and the adoption of the Merger Agreement. Each Shareholder agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request. Each Shareholder acknowledges that it received and reviewed a copy of the Merger Agreement prior to executing this Agreement.

        (b)   Each Shareholder represents that any proxies heretofore given in respect of the Securities are not irrevocable and hereby revokes any such proxies.

        (c)   EACH SHAREHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. Each Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by each Shareholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder.

        3.     Representations and Warranties of the Shareholders.    Each Shareholder jointly and severally hereby represents and warrants to Parent as follows:

        (a)   Such Shareholder has all necessary power and authority to enter into this Agreement and to perform such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder have been duly and validly authorized by such Shareholder. This Agreement has been duly executed and delivered by each Shareholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity).

        (b)   The Securities and the certificates (or any book-entry notations used to represent any uncertificated Company Common Shares) representing the Securities are now held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and such Shareholder has title to the Securities, free and clear of all encumbrances (including voting trusts and voting commitments), except (i) as provided by this Agreement or (ii) for any such encumbrances arising hereunder or as would not prevent, delay or otherwise materially impair Shareholder's ability to perform its obligations hereunder. Such Shareholder has full power to vote the Securities as provided herein. Other than the provisions of the Company's articles of association and organizational regulations, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Securities which would prevent, delay or otherwise materially impair Shareholder's ability to perform its obligations hereunder.

        (c)   Neither the execution, delivery and performance of this Agreement by such Shareholder nor compliance by such Shareholder with any of the terms or provisions hereof will (i) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights, (ii) violate or conflict with any Law applicable to such Shareholder or any of its Securities, (iii) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the Securities or (iv) require the consent, approval, Order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity, except, with respect to clauses (i) through (iii), for any such triggers, violations, conflicts or other occurrences that would not prevent or materially impair or delay the ability of such Shareholder to perform its obligations hereunder.

        (d)   Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

        (e)   The information relating to such Shareholder and its Affiliates provided by or on behalf of such Shareholder or its Affiliates for inclusion in the Proxy Statement or the Parent Registration Statement will not (i) on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company, (ii) at the time of the Company Shareholder Meeting, and (iii) at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective, contain, with respect to information supplied by such Shareholder, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Shareholder authorizes and agrees to permit Parent and Bid Sub to publish and disclose in the Parent Registration Statement and any Other Parent Filings such Shareholder's identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

        (f)    There is no Action pending against or threatened in writing against such Shareholder or any of its Affiliates or Representatives which, if determined or resolved adversely in accordance with the plaintiff's or claimant's demands, would prevent or materially delay the ability of such Shareholder to perform its obligations hereunder.

        4.     Representations and Warranties of Parent.    Parent hereby represents and warrants to each Shareholder as follows: (a) Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary corporate action on Parent's part and no other corporate proceedings on its part are necessary to authorize this Agreement; and (c) this Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by each of the Shareholders) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or in equity).

        5.     Further Assurances.    If, at any time before or after the Acceptance Time and the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to effectively carrying out such Shareholder's obligations under this Agreement and to vest the power to vote the Securities as contemplated by Section 2 at or after the Acceptance Time and the Effective Time, then each Shareholder shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to effectively carrying out such Shareholder's obligations under this Agreement and to vest the power to vote the Securities as contemplated by Section 2.

        6.     Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment causes the Offer and the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

        7.     Termination.    This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur (such date, the "Termination Date") of (a) the Acceptance Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, (c) the mutual written agreement of the parties to terminate this Agreement and (d) the date a Company Recommendation Withdrawal is made. In the event of termination of this Agreement pursuant to this Section 7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that (i) Section 6, this Section 7 and Section 9 shall survive any such termination, and (ii) no such termination will relieve any party hereto from any liability for any fraud or willful and material breach of this Agreement occurring prior to such termination. For purposes of this Agreement, "willful and material breach" means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

        8.     Shareholder Capacity.    Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) each Shareholder is entering into this Agreement solely in such Shareholder's capacity as a record and/or beneficial owner of the Company Common Shares and not in such Shareholder's capacity as a director, officer or employee of the Company (if applicable) or in such Shareholder's capacity as a trustee or fiduciary of any Company Benefit Plans and no such person who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person's capacity as a director or officer and (b) nothing in this Agreement shall limit or affect any action or inaction of such Shareholder or any representative or affiliate of such Shareholder, as applicable, serving on the Company's board of directors or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person's capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

        9.     General Provisions.

        (a)   Expenses.    Except as otherwise set forth in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, whether or not the transactions contemplated hereby are consummated.

        (b)   Waiver.    At any time before the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

        (c)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email is confirmed by facsimile, or such facsimile is confirmed by email or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 9(c), or (c) when delivered by a courier (with confirmation of delivery).

        All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

    If to Parent, to:

Fairfax Financial Holdings Limited Suite 800 95 Wellington Street West Toronto, Ontario M5J 2N7
Attention:	Paul Rivett
Facsimile:	(416) 367-2201
Email:	PRivett@hwic.ca

    with a copy to (which shall not constitute notice):

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022
Attention:	Scott Petepiece George Karafotias
Facsimile:	(212) 848-7179
Email:	spetepiece@shearman.com gkarafotias@shearman.com

    and to:

Torys LLP Suite 3000 79 Wellington Street West Box 270, Toronto Dominion Centre Toronto, Ontario M5K 1N2
Attention:	David Chaikof Thomas Yeo
Facsimile:	(416) 865-7380
Email:	dchaikof@torys.com tyeo@torys.com

    If to a Shareholder:

c/o Allied World Assurance Company Holdings, AG 199 Water Street, 24th Floor New York, NY 10038
Attention:	Wesley D. Dupont
Facsimile:	646-794-0613
Email:	Wesley.Dupont@awac.com

        (d)   Interpretation and Rules of Construction.    The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement mean Parent and each Shareholder, as the case may be. Time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

        (e)   Entire Agreement; Amendment.    This Agreement taken together with the Merger Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        (f)    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Company Shareholder Approval; provided that after receipt of any such vote, no amendment shall be made which by Law (or the rules and regulations of the TSX) requires approval by shareholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

        (g)   Governing Law.    This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, (other than those provisions set forth herein that are required to be governed by the Laws of Switzerland).

        (h)   Submission to Jurisdiction.    Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the U.S. Federal courts of the State of Delaware and the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom, respectively) (the "Chosen Courts"), for the purposes of any Action with respect to the subject matter hereof. Each party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 9(c) hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

        (i)    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(I).

        (j)    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (k)   Specific Performance.    The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

        (l)    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic ".pdf" shall be effective as delivery of a manually executed counterpart hereof.

        [Signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED
By:
Name:
Title:

[SHAREHOLDERS]
By:
Name:
Title:

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Fairfax's by-laws provide that Fairfax will indemnify a director or officer, a former director or officer or a person who acts or acted at Fairfax's request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by law.

        Fairfax purchases and maintains directors' and officers' liability insurance for its directors and officers and the directors and officers of certain of its subsidiaries. This insurance forms a part of a blended insurance program which provides a combined aggregate limit of liability of $215 million, with a deductible to Fairfax of $10 million per loss under the directors' and officers' liability insurance. The approximate annual premium for this directors' and officers' liability insurance is $1,700,000.

        Section 124 of the CBCA and Fairfax's by-laws provide for the indemnification of directors and officers of Fairfax. Under these provisions, Fairfax shall indemnify a director or officer of Fairfax, a former director or officer, and may indemnify an individual who acts or acted at Fairfax's request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of Fairfax to procure a judgment in its favor) in which the individual is involved because of that association with Fairfax or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of Fairfax or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of Fairfax or such other entity to procure a judgment in its favor, Fairfax, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Fairfax in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with Fairfax or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

        The foregoing is a description of the provisions of Section 124 of the CBCA and Fairfax's by-laws regarding indemnification of directors and officers of Fairfax and Fairfax's directors' and officers' liability insurance in effect as of the date of this registration statement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated December 18, 2016, by and between Fairfax Financial Holdings Limited and Allied World Assurance Company Holdings, AG (attached as Annex A to the prospectus included in this Registration Statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request)
3.1		Fairfax's Articles of Incorporation
3.2		Fairfax's By-Laws
5.1		Opinion of Torys LLP regarding the legality of the securities being registered
8.1		Opinion of Shearman & Sterling LLP regarding certain U.S. tax matters
8.2		Opinion of Torys LLP, regarding certain Canadian tax matters (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
8.3	*	Opinion of Homburger AG, regarding certain Swiss tax matters
21.1		Subsidiaries of Fairfax
23.1		Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm
23.2		Consent of Deloitte & Touche LLP, an independent registered public accounting firm
23.3		Consent of Torys LLP for opinion regarding the legality of securities being registered (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.4		Consent of Shearman & Sterling LLP for opinion regarding certain U.S. tax matters (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.5		Consent of Torys LLP for opinion regarding certain Canadian tax matters (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23.6	*	Consent of Homburger AG for opinion regarding certain Swiss tax matters (included in the opinion filed as Exhibit 8.3 to this Registration Statement)
24.1		Powers of Attorney of Directors of Fairfax signing by an attorney-in-fact (included on the signature page of this Registration Statement)
99.1	*	Letter of Transmittal
99.2	*	Notice of Guaranteed Delivery
99.3	*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	*	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.5		Fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated December 18, 2016 (attached as Annex B to the prospectus included in this Registration Statement)
99.6		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.7
Form of Company Shareholder Voting Agreement, dated December 18, 2016, among Fairfax Financial Holdings Limited and certain shareholders of Allied World Assurance Company Holdings, AG (attached as Annex C to the prospectus included in this Registration Statement)

*
To be filed by amendment.

Item 22.    Undertakings

        (a)   In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set out in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total US dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set out in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7)   That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

  Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (8)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set out in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus to provide such interim financial information.

        (b)   The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on February 15, 2017.

Fairfax Financial Holdings Limited
By:	/s/ PAUL RIVETT
	Name:	Paul Rivett
	Title:	President

 POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Rivett his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting to said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature/Name	Title	Date

/s/ V. PREM WATSA V. Prem Watsa	Chairman and Chief Executive Officer (Principal Executive Officer)	February 15, 2017
/s/ DAVID BONHAM David Bonham	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 15, 2017
/s/ ANTHONY F. GRIFFITHS Anthony F. Griffiths	Director	February 15, 2017
/s/ ROBERT J. GUNN Robert J. Gunn	Director	February 15, 2017
/s/ ALAN D. HORN Alan D. Horn	Director	February 15, 2017
/s/ JOHN R. V. PALMER John R. V. Palmer	Director	February 15, 2017
/s/ TIMOTHY R. PRICE Timothy R. Price	Director	February 15, 2017

Signature/Name	Title	Date

/s/ BRANDON W. SWEITZER Brandon W. Sweitzer	Director	February 15, 2017
/s/ BENJAMIN P. WATSA Benjamin P. Watsa	Director	February 15, 2017

 SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned solely in his capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in the City of Toronto, Province of Ontario, on February 15, 2017.

FAIRFAX (US) INC.
By:	/s/ DOROTHY D. WHITAKER
	Name:	Dorothy D. Whitaker
	Title:	Director, VP, Treasurer and Secretary